Exhibit 1
THIS CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION
If you are in any doubt as to any aspect of this Circular or as to the action to be taken, you should consult a licensed securities dealer or other registered institution in securities, a bank manager, solicitor, professional accountant or other professional adviser.
If you have sold or otherwise transferred all your shares in China Unicom (Hong Kong) Limited, you should at once hand this Circular together with the accompanying form of proxy to the purchaser or the transferee or to the licensed securities dealer or registered institution in securities or other agent through whom the sale or transfer was effected for transmission to the purchaser or the transferee.
Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this Circular, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Circular.
This Circular appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of China Unicom (Hong Kong) Limited.

CHINA UNICOM (HONG KONG) LIMITED
(incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
PROPOSED OFF-MARKET SHARE REPURCHASE
Financial Adviser to China Unicom (Hong Kong) Limited
Independent Financial Adviser to the Independent Board Committee and
the Independent Shareholders of China Unicom (Hong Kong) Limited

All capitalised terms used in this Circular have the meanings set out in the section headed “Definitions” on pages 1 to 4 of this Circular.
A letter from the Board is set out on pages 5 to 16 of this Circular. A letter from the Independent Board Committee containing its recommendation to the Independent Shareholders on the Share Repurchase and the Share Repurchase Agreement is set out on page 17 of this Circular. A letter from Rothschild, the independent financial adviser to the Independent Board Committee and the Independent Shareholders, containing its advice on the Share Repurchase and the Share Repurchase Agreement is set out on pages 18 to 36 of this Circular.
A notice convening the EGM to be held at Concord Room, 8/F, Renaissance Harbour View Hotel, 1 Harbour Road, Wanchai, Hong Kong on Tuesday, 3 November 2009 at 3:00 p.m. is set out on pages N-1 and N-2 of this Circular. Whether or not you are able to attend the EGM, you are requested to complete and return the enclosed form of proxy in accordance with the instructions printed on it as soon as practicable and in any event by not later than 48 hours before the time appointed for holding the EGM. The completion and return of the form of proxy will not preclude you from attending and voting in person at the EGM should you so wish.
9 October 2009

— i —

FORWARD-LOOKING STATEMENTS
     This Circular contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may include, without limitation, statements relating to the Company’s plans and strategies, including the mutual investment by the Company and Telefónica in each other and the Company’s strategic alliance with Telefónica, the off-market share repurchase by the Company from SKT, the Company’s plans and expectations for network development, including those in connection with the build-out and expansion of third generation mobile telecommunications, or 3G, digital cellular business and network infrastructure, and the Company’s future business conditions.
     The words “anticipate”, “believe”, “could”, “estimate”, “intend”, “may”, “seek”, “will” and similar expressions, as they relate to the Company, are intended to identify certain of these forward-looking statements. The Company does not intend to update any of these forward-looking statements. The forward-looking statements contained in this Circular are, by their nature, subject to significant risks and uncertainties. In addition, these forward-looking statements reflect the Company’s current views with respect to future events and are not a guarantee of the Company’s future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including, without limitation:
•	changes in the regulatory regime and policies for the PRC telecommunications industry, including changes in the structure or functions of the primary industry regulator, MIIT (which has assumed the regulatory functions of the former Ministry of Information Industry), or changes in the regulatory policies of MIIT, the State-owned Assets Supervision and Administration Commission, and other relevant government authorities of the PRC;

•	results of the ongoing restructuring of the PRC telecommunications industry;

•	changes in the PRC telecommunications industry resulting from the issuance of 3G licenses by the central government of the PRC;

•	effects of tariff reduction and other policy initiatives from the relevant PRC government authorities;

•	changes in telecommunications and related technologies and applications based on such technologies;

•	the level of demand for telecommunications services;

•	competitive forces from more liberalised markets and the Company’s ability to retain market share in the face of competition from existing telecommunications companies and potential new market entrants;

•	effects of competition on the demand and price of the Company’s telecommunications services;

•	the availability, terms and deployment of capital and the impact of regulatory and competitive developments on capital outlays;

— ii —

FORWARD-LOOKING STATEMENTS
•	effects of the Company’s restructuring and integration following the completion of the Company’s merger with China Netcom;

•	effects of the Company’s proposed adjustments in the Company’s business strategies relating to the personal handyphone system, or PHS, business;

•	effects of the Company’s acquisition from the Company’s parent companies of certain telecommunications business and assets, including the fixed-line business in 21 provinces in southern China, in January 2009;

•	changes in the assumptions upon which the Company has prepared its projected financial information and capital expenditure plans;

•	changes in the political, economic, legal and social conditions in the PRC, including the PRC Government’s policies and initiatives with respect to economic development in light of the current global economic downturn, foreign exchange policies, foreign investment activities and policies, entry by foreign companies into the PRC telecommunications market and structural changes in the PRC telecommunications industry; and

•	the potential continued slowdown of economic activities inside and outside the PRC.
     Please also see the “Risk Factors” section of the Company’s latest Annual Report on Form 20-F, as filed with the Securities and Exchange Commission.

— iii —

DEFINITIONS
     In this Circular, unless the context otherwise requires, the following expressions have the meanings set out below:

“acting in concert”	has the meaning given to it in the Takeovers Code

“ADSs”	American Depositary Shares which are issued by The Bank of New York Mellon and traded on the New York Stock Exchange, each representing ownership of 10 Shares

“Announcement”	the announcement made by the Company on 28 September 2009 in relation to the Share Repurchase

“Board”	the board of Directors

“China Netcom”	China Netcom Group Corporation (Hong Kong) Limited , a company incorporated in Hong Kong with limited liability and which became a wholly-owned subsidiary of the Company on 15 October 2008 pursuant to the merger of the Company and China Netcom

“CICC”	China International Capital Corporation Hong Kong Securities Limited, the financial adviser to the Company in relation to the Share Repurchase

“Circular”	this circular dated 9 October 2009

“Companies Ordinance”	the Companies Ordinance (Chapter 32 of the Laws of Hong Kong)

“Company”	China Unicom (Hong Kong) Limited , a company incorporated in Hong Kong with limited liability and whose Shares and ADSs are listed on the Hong Kong Stock Exchange and the New York Stock Exchange, respectively

“Company Securities”	Shares, ADSs, Options and any other options, derivatives, warrants or other securities convertible or exchangeable into Shares which are issued by the Company

“Completion”	completion of the Share Repurchase in accordance with the terms and conditions of the Share Repurchase Agreement

“Directors”	directors of the Company

“EGM”	the extraordinary general meeting of the Company, the notice of which is set out on pages N-1 and N-2 of this Circular, and any adjournment thereof

DEFINITIONS

“Executive”	the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director

“Group”	the Company and its subsidiaries

“HIBOR”	Hong Kong Inter-bank Offered Rate

“HKFRS”	Hong Kong Financial Reporting Standards

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“IFRS”	International Financial Reporting Standards

“Independent Board Committee”	the independent committee of the Board, comprising Mr. Wu Jinglian, Mr. Cheung Wing Lam Linus, Mr. Wong Wai Ming, Mr. John Lawson Thornton and Mr. Timpson Chung Shui Ming, being all of the independent non-executive Directors, and Mr. Cesareo Alierta Izuel, a non-executive Director, which has been established to advise the Independent Shareholders on the Share Repurchase and the Share Repurchase Agreement

“Independent Shareholders”	Shareholders other than SKT, persons acting in concert with SKT and persons who are not entitled to vote at the EGM under the Repurchase Code, the Listing Rules and/or applicable laws

“Last Trading Day”	25 September 2009, being the last trading day immediately before the date of the Announcement

“Latest Practicable Date”	6 October 2009, being the latest practicable date prior to the printing of this Circular for the purpose of ascertaining certain information contained in this Circular

“Listing Rules”	the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange

“MIIT”	the Ministry of Industry and Information Technology of the PRC

“Netcom BVI”	China Netcom Group Corporation (BVI) Limited, a company incorporated in the British Virgin Islands in which Unicom Parent holds a 100% equity interest

DEFINITIONS

“Netcom Voting Undertaking”	the irrevocable voting undertaking dated 25 September 2009 from Netcom BVI in favour of SKT pursuant to which Netcom BVI has undertaken to SKT to vote in favour of all resolutions to approve the Share Repurchase and the Share Repurchase Agreement and any related matters necessary for the Company to execute, deliver and perform its obligations under the Share Repurchase Agreement to be proposed at the EGM

“Options”	outstanding options to subscribe for Shares granted by the Company pursuant to the Share Option Schemes

“PRC” or “China”	the People’s Republic of China

“Repurchase Code”	the Hong Kong Code on Share Repurchases

“Repurchase Shares”	the 899,745,075 Shares legally and beneficially owned by SKT, representing approximately 3.79% of the issued share capital of the Company as at the Latest Practicable Date

“RMB”	Renminbi, the lawful currency of the PRC

“Rothschild”	N M Rothschild & Sons (Hong Kong) Limited, the independent financial adviser to the Independent Board Committee and the Independent Shareholders in relation to the Share Repurchase and the Share Repurchase Agreement

“SFC”	the Securities and Futures Commission in Hong Kong

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Share Option Schemes”	(1) the Pre-Global Offering Share Option Scheme which was adopted by the Company on 1 June 2000, (2) the Share Option Scheme which was adopted by the Company on 1 June 2000 and (3) the Special Purpose Unicom Share Option Scheme which was adopted by the Company on 16 September 2008 and which became effective on 15 October 2008, in each case as amended from time to time

“Share Repurchase”	the purchase by the Company of the Repurchase Shares from SKT by means of an off-market share repurchase on the terms and conditions of the Share Repurchase Agreement

“Share Repurchase Agreement”	the agreement to be entered into between the Company and SKT in relation to the sale and purchase of the Repurchase Shares, the form of which is set out in Appendix III to this Circular

DEFINITIONS

“Shareholders”	the shareholders of the Company

“Shares”	ordinary shares of HK$0.10 each in the capital of the Company

“SKT”	SK Telecom Co., Ltd., a company incorporated in the Republic of Korea with limited liability, whose shares are listed on the Stock Market Division of the Korea Exchange and whose American depositary shares are listed on the New York Stock Exchange

“SKT Offer”	the conditional irrevocable offer made by SKT to the Company dated 25 September 2009 in relation to the sale by SKT to the Company of the Repurchase Shares on the terms and conditions of the Share Repurchase Agreement

“Takeovers Code”	the Hong Kong Code on Takeovers and Mergers

“Telefónica”	Telefónica, S.A., a company incorporated in Spain

“Telefónica Subscription”	the proposed subscription by Telefónica of 693,912,264 new Shares at a price of HK$11.17 each (subject to adjustment) pursuant to the subscription agreement dated 6 September 2009 entered into between the Company and Telefónica, details of which are set out in the announcement made by the Company on 6 September 2009

“Unicom A Share Company”	(China United Network Communications Limited), a company incorporated in the PRC with limited liability in which Unicom Parent holds a 61.05% equity interest, whose shares are listed on the Shanghai Stock Exchange

“Unicom BVI”	China Unicom (BVI) Limited, a company incorporated in the British Virgin Islands in which Unicom Parent holds a 17.9% equity interest and Unicom A Share Company holds a 82.1% equity interest, and the immediate controlling shareholder of the Company

“Unicom Concert Party Group”	Unicom BVI, Netcom BVI and the persons acting in concert with them

“Unicom Parent”	(China United Network Communications Group Company Limited), a state-owned enterprise established under the laws of the PRC and the ultimate parent company of the Company
     The English language text of this Circular and the accompanying form of proxy shall prevail over the Chinese language text in the event of any inconsistency.

LETTER FROM THE BOARD
CHINA UNICOM (HONG KONG) LIMITED
(incorporated in Hong Kong with limited liability)
(Stock Code: 0762)

Executive Directors:	Registered Office:
Chang Xiaobing (Chairman)	75th Floor, The Center
Lu Yimin	99 Queen’s Road Central
Zuo Xunsheng	Hong Kong
Tong Jilu

Non-executive Directors:
Cesareo Alierta Izuel
Jung Man Won

Independent Non-executive Directors:
Wu Jinglian
Cheung Wing Lam Linus
Wong Wai Ming
John Lawson Thornton
Timpson Chung Shui Ming
9 October 2009
To the Shareholders
Dear Sir or Madam,
PROPOSED OFF-MARKET SHARE REPURCHASE
1.	INTRODUCTION
     On 28 September 2009, the Board announced that the Company had, on 25 September 2009, received a conditional irrevocable offer from SKT for the sale by SKT to the Company of all the Shares owned by SKT, representing approximately 3.79% of the issued share capital of the Company as at the Latest Practicable Date, by way of an off-market share repurchase by the Company.
     Following Completion, the Repurchase Shares will be cancelled and SKT will cease to hold any Shares. The percentage shareholding interest of all other Shareholders in the issued share capital of the Company will be proportionately increased following the cancellation of the Repurchase Shares and the resulting reduction in the number of issued Shares.

LETTER FROM THE BOARD
     The Share Repurchase will constitute an off-market share repurchase and must be approved by the Executive pursuant to Rule 2 of the Repurchase Code. Such approval, if given, will be conditional upon, amongst others, the approval of the Share Repurchase by at least three-fourths of the votes cast on a poll by the Independent Shareholders in attendance in person or by proxy at the EGM. An application has been made to the Executive for approval of the Share Repurchase pursuant to Rule 2 of the Repurchase Code.
     As required by the Repurchase Code, SKT and the persons acting in concert with SKT will abstain from voting on the resolution to approve the Share Repurchase and the Share Repurchase Agreement at the EGM.
     The Independent Board Committee, comprising Mr. Wu Jinglian, Mr. Cheung Wing Lam Linus, Mr. Wong Wai Ming, Mr. John Lawson Thornton and Mr. Timpson Chung Shui Ming, being all of the independent non-executive Directors, and Mr. Cesareo Alierta Izuel, a non-executive Director, has been established to advise the Independent Shareholders on the Share Repurchase and the Share Repurchase Agreement. Mr. Jung Man Won, a non-executive Director, is not a member of the Independent Board Committee as he is the President and Chief Executive Officer of SKT.
     Rothschild has been appointed as the independent financial adviser to advise the Independent Board Committee and the Independent Shareholders on the Share Repurchase and the Share Repurchase Agreement.
     CICC is the financial adviser to the Company in relation to the Share Repurchase.
     The purpose of this Circular is to (a) provide you with further information in relation to the SKT Offer, the Share Repurchase and the Share Repurchase Agreement, (b) set out the recommendation of the Independent Board Committee and the advice of Rothschild to the Independent Board Committee and the Independent Shareholders in relation to the Share Repurchase and the Share Repurchase Agreement and (c) give you notice of the EGM.
2.	THE SHARE REPURCHASE

(A)	The SKT Offer
Date
25 September 2009
Party
SKT
Conditions of the SKT Offer
The SKT Offer is conditional upon the satisfaction of the following conditions (the “SKT Offer Conditions”):
(a)	the Executive having granted, and not having withdrawn, its approval of the Share Repurchase under Rule 2 of the Repurchase Code and all the conditions (if any) of such approval having been satisfied;

LETTER FROM THE BOARD
(b)	the approval of the Share Repurchase and the Share Repurchase Agreement by at least three-fourths of the votes cast on a poll by the Independent Shareholders in attendance in person or by proxy at the EGM in accordance with the requirements of the Repurchase Code, the Listing Rules and the Companies Ordinance;

(c)	the approval of the Share Repurchase by the shareholders of Unicom A Share Company in accordance with applicable laws, regulations and listing rules;

(d)	the execution of the Share Repurchase Agreement by the Company and SKT on the date of the EGM as soon as practicable following the approval of the Share Repurchase and the Share Repurchase Agreement by the Independent Shareholders at the EGM; and

(e)	the delivery by Netcom BVI to SKT of the Netcom Voting Undertaking by no later than one day following the date of the SKT Offer and such voting undertaking remaining valid and enforceable and not lapse otherwise than in accordance with its terms.
None of the SKT Offer Conditions can be waived. As at the Latest Practicable Date, other than the delivery by Netcom BVI to SKT of the Netcom Voting Undertaking referred to in paragraph (e) above on 25 September 2009, the SKT Offer Conditions have not been satisfied.
Netcom Voting Undertaking
Pursuant to the Netcom Voting Undertaking, Netcom BVI has given an irrevocable undertaking in favour of SKT to vote in favour of all resolutions to approve the Share Repurchase and the Share Repurchase Agreement and any related matters necessary for the Company to execute, deliver and perform its obligations under the Share Repurchase Agreement to be proposed at the EGM in respect of the 7,008,353,114 Shares legally and beneficially owned by it, representing approximately 29.49% of the issued share capital of the Company as at the Latest Practicable Date.
Under the terms of the Netcom Voting Undertaking, the irrevocable undertaking from Netcom BVI will lapse if (a) the Share Repurchase and the Share Repurchase Agreement are not approved by the Independent Shareholders at the EGM or (b) the SKT Offer lapses in accordance with its terms.
Lapse of the SKT Offer
The SKT Offer will lapse upon the earliest to occur of the following events:
(a)	the non-satisfaction of the SKT Offer Conditions;

(b)	the delivery of a written confirmation by the Company to SKT that the SKT Offer Conditions have been satisfied and the execution of the Share Repurchase Agreement by the Company and SKT; and

(c)	5:00 p.m. (Hong Kong time) on 6 November 2009.

LETTER FROM THE BOARD
(B)	The Share Repurchase Agreement
The Share Repurchase will be made on and subject to the terms of the Share Repurchase Agreement, the form of which is attached to the SKT Offer, and which is also set out in Appendix III to this Circular. The terms of the Share Repurchase Agreement were determined following arm’s length commercial negotiations between the Company and SKT.
Parties
The Company and SKT
Date of Execution
As the Company is a company incorporated under the laws of Hong Kong, it is required under the Companies Ordinance to include together with the notice of the EGM a copy of the proposed Share Repurchase Agreement to enable the Shareholders to consider the terms of the Share Repurchase.
Accordingly, the Share Repurchase Agreement cannot be entered into by the Company before it has been approved by at least three-fourths of the votes cast on a poll by the Independent Shareholders in attendance in person or by proxy at the EGM.
Subject to the satisfaction of the SKT Offer Conditions, the Company will enter into the Share Repurchase Agreement with SKT.
Number of Repurchase Shares
899,745,075 Shares, being all the Shares owned by SKT and representing approximately 3.79% of the issued share capital of the Company as at the Latest Practicable Date.
The Repurchase Shares are ordinary shares of HK$0.10 each in the capital of the Company. The Repurchase Shares will be purchased by the Company free and clear of any encumbrances and together with all rights attaching to them on or after Completion (including the right to receive any dividends or other distributions which are declared, made or paid on or after Completion).
Consideration
The consideration for the Share Repurchase is HK$9,991,669,057.87, being HK$11.105 for each Repurchase Share (the “Repurchase Price”), and is payable in cash.
The Repurchase Price was determined following arm’s length commercial negotiations between the Company and SKT, taking into account the movements in the price of the Shares over a period of time and prevailing market conditions.
The Repurchase Price represents:
(a)	a premium of approximately 1.1% over the closing price of HK$10.98 per Share as quoted on the Hong Kong Stock Exchange on the Latest Practicable Date;

(b)	a discount of approximately 1.4% to the closing price of HK$11.26 per Share as quoted on the Hong Kong Stock Exchange on the Last Trading Day;

LETTER FROM THE BOARD
(c)	a discount of approximately 0.2% to the average closing price of HK$11.13 per Share based on the daily closing prices of the Shares as quoted on the Hong Kong Stock Exchange for the five consecutive trading days immediately prior to and including the Last Trading Day;

(d)	a discount of approximately 2.1% to the average closing price of HK$11.34 per Share based on the daily closing prices of the Shares as quoted on the Hong Kong Stock Exchange for the ten consecutive trading days immediately prior to and including the Last Trading Day;

(e)	a discount of approximately 0.04% to the average closing price of HK$11.11 per Share based on the daily closing prices of the Shares as quoted on the Hong Kong Stock Exchange for the 20 consecutive trading days immediately prior to and including the Last Trading Day; and

(f)	a premium of approximately 1.0% over the average closing price of HK$10.99 per Share based on the daily closing prices of the Shares as quoted on the Hong Kong Stock Exchange for the 30 consecutive trading days immediately prior to and including the Last Trading Day.
Conditions to Completion
Completion will be conditional upon the satisfaction of the SKT Offer Conditions referred to in paragraphs (a) to (c) in section 2(A) above headed “The SKT Offer — Conditions of the SKT Offer” (the “Share Repurchase Conditions”). None of the Share Repurchase Conditions can be waived and each of them will have been satisfied at the time the Share Repurchase Agreement is entered into by the Company and SKT.
If the SKT Offer Conditions and the Share Repurchase Conditions are not satisfied by 5:00 p.m. (Hong Kong time) on 6 November 2009, the Share Repurchase Agreement will not be entered into by the Company and SKT and the Share Repurchase will not proceed.
Completion
Subject to the satisfaction of the SKT Offer Conditions and the Share Repurchase Conditions, Completion will take place on the third business day following the date on which the Share Repurchase Agreement is entered into by the Company and SKT (or such other date as the Company and SKT may agree in writing). If Completion does not take place on or before 5:00 p.m. (Hong Kong time) on 10 November 2009 (or such other time and date as the Company and SKT may agree in writing), the Share Repurchase Agreement will terminate.
Resignation of Mr. Jung Man Won as a Director
Mr. Jung Man Won, a non-executive Director and the President and Chief Executive Officer of SKT, will resign as a Director on Completion.
(C)	Financing the Share Repurchase

The Company has not made a final decision on the method of financing the consideration for the Share Repurchase but expects that such financing will be from the Company’s available cash flow, working capital facilities, short-term bank borrowings and/or other external debt financing.

LETTER FROM THE BOARD
Under the Companies Ordinance, any repurchase of Shares by the Company may only be made out of the Company’s distributable profits, being the Company’s accumulated, realised profits, so far as not previously utilised by distribution or capitalisation, less its accumulated, realised losses, so far as not previously written off in a reduction or reorganisation of capital duly made.
The Company has sufficient distributable profits as required under the Companies Ordinance to effect the Share Repurchase.
3.	EFFECTS OF THE SHARE REPURCHASE ON THE SHAREHOLDING STRUCTURE OF THE COMPANY
     Following Completion, the Repurchase Shares will be cancelled and SKT will cease to hold any Shares. The percentage shareholding interest of all other Shareholders in the issued share capital of the Company will be proportionately increased following the cancellation of the Repurchase Shares and the resulting reduction in the number of issued Shares.
     As at the Latest Practicable Date, there were 23,767,925,322 Shares in issue. Assuming the completion of the issue of 693,912,264 Shares (without adjustment) to Telefónica pursuant to the Telefónica Subscription and assuming no other changes in the number of Shares in issue, there will be 24,461,837,586 Shares in issue prior to Completion, which will be reduced to 23,562,092,511 Shares immediately following Completion. If completion of the Telefónica Subscription does not take place, assuming no other changes in the number of Shares in issue, immediately following Completion, the number of Shares in issue will be reduced to 22,868,180,247 Shares.
     Following Completion, not less than 10% of the Shares in issue will remain in the hands of the public as required under Listing Rule 8.08. The Company intends to maintain its listing on the Hong Kong Stock Exchange and to continue to meet the public float requirements under Listing Rule 8.08.

LETTER FROM THE BOARD
     The following table illustrates the shareholding structure of the Company (a) as at the Latest Practicable Date, (b) immediately following Completion and assuming completion of the Telefónica Subscription and (c) immediately following Completion and assuming completion of the Telefónica Subscription does not take place, and in each case assuming all of the outstanding Options which are exercisable into 413,074,166 Shares are not exercised:

					Following Completion and
			Following Completion and		assuming completion of the
	As at the Latest		assuming completion of the		Telefónica Subscription does
	Practicable Date		Telefónica Subscription(4)		not take place(4)
	Number	Approximate	Number	Approximate	Number	Approximate
Shareholder	of Shares	%	of Shares	%	of Shares	%
Unicom Concert Party Group(1)
Unicom BVI	9,725,000,020	40.92	9,725,000,020	41.27	9,725,000,020	42.53
Netcom BVI(2)	7,008,353,115	29.49	7,008,353,115	29.74	7,008,353,115	30.65

Sub-total	16,733,353,135	70.41	16,733,353,135	71.01	16,733,353,135	73.18

Public Shareholders
Telefónica	1,278,403,444	5.38	1,972,315,708	8.37	1,278,403,444	5.59
SKT	899,745,075	3.79	—	—	—	—
Other public Shareholders(3)	4,856,423,668	20.42	4,856,423,668	20.62	4,856,423,668	21.23

Sub-total	7,034,572,187	29.59	6,828,739,376	28.99	6,134,827,112	26.82

Total	23,767,925,322	100.00	23,562,092,511	100.00	22,868,180,247	100.00

Notes:

(1)	Unicom BVI and Netcom BVI are persons acting in concert under the Takeovers Code in respect of their aggregate approximately 70.41% shareholding interest in the Company by virtue of a concert party agreement entered into by them on 22 September 2008 pursuant to which they have agreed to cooperate actively to obtain or consolidate control of the Company and are also presumed to be acting in concert with each other in respect of the Company pursuant to class (1) of the definition of “acting in concert” in the Takeovers Code as they are both ultimately controlled by Unicom Parent.

(2)	The number of Shares shown in the table (a) excludes the 225,722,791 Shares held by Netcom BVI as trustee on behalf of a PRC state-owned entity and in respect of which Netcom BVI does not control any of the voting rights relating to such Shares and (b) includes the one Share held by CNC Cayman, Limited, a wholly-owned subsidiary of Netcom BVI.

(3)	The number of Shares shown in the table includes the 225,722,791 Shares held by Netcom BVI as trustee referred to in footnote (2) above.

(4)	Completion of the Telefónica Subscription is subject to the satisfaction (or, if applicable, waiver) of certain conditions on or before 7 November 2009 (or such other date as the Company and Telefónica may agree in writing). Details of the Telefónica Subscription are set out in the announcement made by the Company on 6 September 2009.

LETTER FROM THE BOARD
4.	FINANCIAL EFFECTS OF THE SHARE REPURCHASE
     The Company may finance the payment of the consideration for the Share Repurchase from its available cash flow, working capital facilities, short-term bank borrowings, other external debt financing or a combination of the foregoing.
     The financial effects of the Share Repurchase set out below have been prepared on the assumption that the Company will finance the payment of the consideration for the Share Repurchase entirely with short-term bank borrowings at an appropriate interest rate based on the credit history of the Company and the on-going market conditions, and this would show the largest effect of the Share Repurchase on the earnings per Share, the net asset value per Share, the gearing and the net current liabilities of the Group.
A.	Earnings per Share
     As disclosed in the 2009 Interim Report, the Group’s profit attributable to the Shareholders for the six months ended 30 June 2009 was approximately RMB6,616 million, and the basic earnings per Share for that period was approximately RMB0.28.
     Assuming that the Share Repurchase had taken place on 1 January 2009, the Group’s profit attributable to the Shareholders for the six months ended 30 June 2009 would have decreased by approximately RMB95 million due to the increase in interest expense of approximately RMB127 million arising from the short-term bank borrowings for the payment of the consideration for the Share Repurchase and the related tax impact of approximately RMB32 million. As a result of the cancellation of the Repurchase Shares upon completion of the Share Repurchase, the Group’s basic earnings per Share for that period would have increased from RMB0.28 to RMB0.29.
B.	Net Asset Value per Share
     As disclosed in the 2009 Interim Report, the net asset value of the Group as at 30 June 2009 was approximately RMB205,735 million, and the net asset value per Share was approximately RMB8.66.
     Assuming that the Share Repurchase had taken place on 30 June 2009, the Group’s net asset value as at 30 June 2009 would have decreased by approximately RMB8,808 million due to the reduction of share capital and reserves following the cancellation of the Repurchase Shares upon completion of the Share Repurchase, and the Group’s net asset value per Share as at 30 June 2009 would have decreased from RMB8.66 to RMB8.61.
C.	Gearing
     Assuming that the Share Repurchase had taken place on 30 June 2009, the Group’s gearing (defined as total liability to total net asset value) as at 30 June 2009 would have increased from 72.5% to 80.2%, due to the increase of short-term bank borrowings and the reduction of share capital and reserves following the cancellation of the Repurchase Shares upon completion of the Share Repurchase.
D.	Net Current Liabilities
     Assuming that the Share Repurchase had taken place on 30 June 2009, the Group’s net current liabilities as at 30 June 2009 would have increased by RMB8,808 million from RMB108,424 million to RMB117,232 million, due to the increase in short-term bank borrowings for the payment of the consideration for the Share Repurchase.

LETTER FROM THE BOARD
     The Company does not regard the financial effects of the Share Repurchase on the earnings per Share, the net asset value per Share, the gearing and the net current liabilities of the Group to be materially adverse.
     For further details of the above financial effects, please refer to section 6 headed “Unaudited Pro Forma Financial Information on the Group” in Appendix I to this Circular.
5.	REASONS FOR AND BENEFITS OF THE SHARE REPURCHASE
     In 2006, the Company entered into a strategic alliance framework agreement with SKT pursuant to which the parties agreed to cooperate in six areas relating to the Company’s CDMA cellular communications business. In 2008, the Company completed a series of significant strategic reorganisation of its assets and businesses, including the disposal of its CDMA business and the merger of the Company with China Netcom. Following the completion of such significant strategic reorganisation, the Company is focusing on clarifying its strategic position and further facilitating the development of its WCDMA business. The Share Repurchase is in line with the Company’s development strategy and is beneficial for maximising the Shareholders’ interests.
     The Share Repurchase is expected to have a positive effect on the Company’s earnings per Share as the number of Shares in the Company’s issued share capital is expected to decrease following the cancellation of the Repurchase Shares upon completion of the Share Repurchase. The Share Repurchase is therefore beneficial in maximising the interests of the Shareholders.
     The management is confident of the Company’s development. The Company’s businesses enjoy good status of development, especially for its WCDMA business, which has commenced commercial application in 285 cities in China since 1 October 2009 and is expected to bring new telecommunication and information experiences to customers, which in turn would promote the business development of the Company. The management believes the Share Repurchase is beneficial for the long-term interests of the Shareholders as a whole.
6.	INFORMATION ON THE COMPANY

A.	General Information
     The Company was incorporated in Hong Kong with limited liability on 8 February 2000. The Company, through its subsidiaries, is principally engaged in GSM and 3G cellular business and value-added services, fixed-line voice and value-added services, fixed-line broadband, data communications services and other telecommunications business in all of the 31 provinces, municipalities and autonomous regions in China.
     On 7 January 2009, Unicom Parent was granted the licence to operate 3G digital cell business with WCDMA technology by MIIT. MIIT has granted approval for Unicom Parent to license China United Network Communications Corporation Limited, a wholly-owned subsidiary of the Company, to operate 3G digital cell business with WCDMA technology nationwide in China.

LETTER FROM THE BOARD
     The Shares were listed on the Hong Kong Stock Exchange on 22 June 2000 (Hong Kong time) and the ADSs were listed on the New York Stock Exchange on 21 June 2000 (New York time).
     Your attention is drawn to (a) the financial information on the Group set out in Appendix I to this Circular and (b) the general information on the Company set out in Appendix II to this Circular.
B.	Financial and Trading Prospects of the Company
     With the evolution of network technology and the diversification of customer needs, the Chinese telecommunications industry is undergoing a historical change. This has injected new energy into the development of the telecommunications industry, creating new opportunities and challenges for conventional telecommunications operators.
     The Company will implement various effective measures to maintain the steady growth of its mobile business and mitigate the decline of its traditional fixed-line business. The Company will endeavour to promote the rapid growth of its mobile value-added service, fixed-line broadband internet service and integrated services, increase revenue contribution from non-voice and new services. The Company will also focus on its 3G business and will increase its efforts on network construction and optimisation, continuous product innovation and improvement on sales and marketing and handsets strategies, and push forward the 3G commercial use nationwide. Meanwhile, the Company will further advance internal integration, strengthen operational management, effectively enhance execution in order to continuously increase the overall strength and quality of development of the Company.
7.	INFORMATION ON SKT
     SKT is a company incorporated in the Republic of Korea with limited liability, whose shares are listed on the Stock Market Division of the Korea Exchange and whose American depositary shares are listed on the New York Stock Exchange. SKT is Korea’s leading wireless telecommunications services provider and is engaged in the commercial development and provision of high speed wireless data and Internet services.
8.	IMPLICATIONS OF THE SHARE REPURCHASE UNDER THE TAKEOVERS CODE
     If, as a result of a repurchase of Shares by the Company, a Shareholder’s proportionate interest in the voting rights of the Company increases, such increase will be treated as an acquisition for the purposes of the Takeovers Code. As a result, a Shareholder, or group of Shareholders acting in concert, depending on the level of increase of its or their shareholding, could obtain or consolidate control of the Company and become obliged to make a mandatory offer in accordance with Rule 26 of the Takeovers Code.
     As at the Latest Practicable Date, the Unicom Concert Party Group had a shareholding interest in the Company of approximately 70.41%. Following Completion, the shareholding interest of the Unicom Concert Party Group in the Company will increase to approximately 71.01% (assuming completion of the Telefónica Subscription) and 73.18% (assuming completion of the Telefónica Subscription does not take place). Accordingly, the Share Repurchase will not result in a mandatory offer obligation on the Unicom Concert Party Group under Rule 26 of the Takeovers Code as the shareholding interest of the Unicom Concert Party Group in the Company was more than 50% in the last 12 months.

LETTER FROM THE BOARD
9.	IMPLICATIONS OF THE SHARE REPURCHASE UNDER THE REPURCHASE CODE
     The Share Repurchase will constitute an off-market share repurchase and must be approved by the Executive pursuant to Rule 2 of the Repurchase Code. Such approval, if given, will be conditional upon, amongst others, the approval of the Share Repurchase by at least three-fourths of the votes cast on a poll by the Independent Shareholders in attendance in person or by proxy at the EGM. An application has been made to the Executive for approval of the Share Repurchase pursuant to Rule 2 of the Repurchase Code.
     As required by the Repurchase Code, SKT and the persons acting in concert with SKT will abstain from voting on the resolution to approve the Share Repurchase and the Share Repurchase Agreement at the EGM.
10.	EGM
     A notice of the EGM to be held at Concord Room, 8/F, Renaissance Harbour View Hotel, 1 Harbour Road, Wanchai, Hong Kong on Tuesday, 3 November 2009 at 3:00 p.m. is set out on pages N-1 and N-2 of this Circular, at which a special resolution will be proposed to approve the Share Repurchase and the Share Repurchase Agreement.
     Pursuant to Listing Rule 13.39(4), any vote taken at the EGM must be taken by poll. The chairman of the EGM will exercise his power under Article 69 of the Articles of Association of the Company to demand that voting on the special resolution be conducted by way of poll at the EGM.
     A form of proxy for use at the EGM is enclosed. Whether or not you are able to attend the EGM, you are requested to complete and return the enclosed form of proxy in accordance with the instructions printed on it to the Company’s registered office at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong, as soon as practicable and in any event by not later than 48 hours before the time appointed for holding the EGM. The completion and return of the form of proxy will not preclude you from attending and voting in person at the EGM should you so wish.
11.	RECOMMENDATION
     The Directors (excluding the members of the Independent Board Committee whose views are expressed in the letter from the Independent Board Committee to the Independent Shareholders set out on page 17 of this Circular, after taking into account the advice of Rothschild, the independent financial adviser appointed to advise the Independent Board Committee and the Independent Shareholders, set out on pages 18 to 36 of this Circular) are of the view that the terms of the Share Repurchase and the Share Repurchase Agreement are fair and reasonable and in the interests of the Shareholders as a whole and therefore recommend the Independent Shareholders to vote in favour of the special resolution to be proposed at the EGM to approve the Share Repurchase and the Share Repurchase Agreement.

LETTER FROM THE BOARD
12.	ADDITIONAL INFORMATION
     The form of the Share Repurchase Agreement, which is attached to the SKT Offer, is set out in Appendix III to this Circular and will also be available for inspection by the Shareholders at the EGM and at the registered office of the Company at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong from 9:30 a.m. to 5:30 p.m. during the period commencing on the date of this Circular up to and including the date of the EGM (except Saturdays, Sundays and public holidays).
     Your attention is drawn to (a) the letter from the Independent Board Committee to the Independent Shareholders set out on page 17 of this Circular and (b) the letter from Rothschild containing its advice to the Independent Board Committee and the Independent Shareholders set out on pages 18 to 36 of this Circular.
     The SKT Offer and the Share Repurchase are subject to the satisfaction of the SKT Offer Conditions and the Share Repurchase Conditions. Shareholders, holders of ADSs and potential investors are advised to exercise caution when dealing in the Shares, ADSs and other securities of the Company.

Yours faithfully By Order of the Board China Unicom (Hong Kong) Limited

Chang Xiaobing Chairman

LETTER FROM THE INDEPENDENT BOARD COMMITTEE
CHINA UNICOM (HONG KONG) LIMITED
(incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
9 October 2009
To the Independent Shareholders
Dear Sir or Madam,
PROPOSED OFF-MARKET SHARE REPURCHASE
     We refer to the circular (the “Circular”) dated 9 October 2009 issued by the Company to the Shareholders, of which this letter forms a part. Terms defined in the Circular shall have the same meanings when used in this letter, unless the context otherwise requires.
     We have been appointed as the Independent Board Committee to make a recommendation to the Independent Shareholders as to whether, in our view, the terms of the Share Repurchase and the Share Repurchase Agreement are fair and reasonable so far as the Independent Shareholders are concerned.
     Rothschild has been appointed as the independent financial adviser to the Independent Board Committee and the Independent Shareholders to advise on the fairness and reasonableness of the terms of the Share Repurchase and the Share Repurchase Agreement. The text of the letter of advice from Rothschild containing a recommendation and the principal factors that they have taken into account in arriving at their recommendation are set out on pages 18 to 36 of the Circular.
     Having considered the information set out in the Letter from the Board and the principal factors, reasons and recommendation set out in the letter from Rothschild, we are of the opinion that the terms of the Share Repurchase and the Share Repurchase Agreement are fair and reasonable so far as the Independent Shareholders are concerned.
     Accordingly, we recommend that the Independent Shareholders vote in favour of the special resolution set out in the notice of the EGM on pages N-1 and N-2 of the Circular to approve the Share Repurchase and the Share Repurchase Agreement at the EGM.

Yours faithfully Wong Wai Ming (Chairman) Wu Jinglian Cheung Wing Lam Linus John Lawson Thornton Timpson Chung Shui Ming Cesareo Alierta Izuel Independent Board Committee

LETTER FROM ROTHSCHILD
     The following is the text of a letter from Rothschild, the independent financial adviser appointed to advise the Independent Board Committee and the Independent Shareholders on the Share Repurchase and the Share Repurchase Agreement, which has been prepared for the purpose of inclusion in this Circular.
9 October 2009
To the Independent Board Committee and
  the Independent Shareholders of
  China Unicom (Hong Kong) Limited
Dear Sirs,
PROPOSED OFF-MARKET SHARE REPURCHASE
     We refer to our engagement to advise the Independent Board Committee and the Independent Shareholders with respect to the Share Repurchase and the Share Repurchase Agreement, details of which are contained in the Circular of which this letter forms a part. Rothschild has been appointed as the independent financial adviser to advise the Independent Board Committee and the Independent Shareholders as to whether or not the terms of the Share Repurchase and the Share Repurchase Agreement are fair and reasonable so far as the Independent Shareholders are concerned and to advise the Independent Shareholders as to how they should vote on the resolution to approve the Share Repurchase and the Share Repurchase Agreement at the EGM.
     The terms used in this letter shall have the same meanings as defined in the Circular unless the context otherwise requires.
     The Share Repurchase will constitute an off-market share repurchase and must be approved by the Executive pursuant to Rule 2 of the Repurchase Code. Such approval, if given, will be conditional upon, amongst others, the approval of the Share Repurchase by at least three-fourths of the votes cast on a poll by the Independent Shareholders in attendance in person or by proxy at the EGM. An application has been made by the Company to the Executive for approval of the Share Repurchase pursuant to Rule 2 of the Repurchase Code.
     As required by the Repurchase Code, SKT and the persons acting in concert with SKT will abstain from voting on the resolution to approve the Share Repurchase and the Share Repurchase Agreement at the EGM. Netcom BVI delivered to SKT the Netcom Voting Undertaking on 25 September 2009, pursuant to which, Netcom BVI has given an irrevocable undertaking in favour of SKT to vote in favour of all resolutions to approve the Share Repurchase and the Share Repurchase Agreement and any related matters necessary for the Company to execute, deliver and perform its obligations under the Share Repurchase Agreement to be proposed at the EGM in respect of its entire

N M Rothschild & Sons (Hong Kong) Limited	Tel:	+852 2525 5333
16th Floor, Alexandra House, 18 Chater Road, Central	Fax:	+852 2868 1728
Hong Kong SAR

LETTER FROM ROTHSCHILD
legal and beneficial shareholding in the Company, representing approximately 29.49% of the issued share capital of the Company as at Latest Practicable Date. Under the terms of the Netcom Voting Undertaking, the irrevocable undertaking from Netcom BVI will lapse if (a) the Share Repurchase and the Share Repurchase Agreement are not approved by the Independent Shareholders at the EGM or (b) the SKT Offer lapses in accordance with its terms.
     In accordance with Rules 2.1 and 2.8 of the Takeovers Code, the Board has established the Independent Board Committee comprising all of the independent non-executive Directors, namely Mr. Wu Jinglian, Mr. Cheung Wing Lam Linus, Mr. Wong Wai Ming, Mr. John Lawson Thornton and Mr. Timpson Chung Shui Ming, and Mr. Cesareo Alierta Izuel, a non-executive Director for the purpose of advising the Independent Shareholders on the Share Repurchase and the Share Repurchase Agreement. Mr. Jung Man Won, a non-executive Director, is not a member of the Independent Board Committee as he is the President and Chief Executive Officer of SKT.
     In formulating our recommendation, we have relied on the information and facts supplied to us by the Company and have assumed that any information and representations made to us are true, accurate and complete in all respects as at the date hereof and that they may be relied upon. We have also assumed that all information, representations and opinions contained or referred to in the Circular are complete in all respects, fair and reasonable and have relied on them.
     We have been advised by the Directors that no material facts have been omitted and we are not aware of any facts or circumstances which would render the information provided and the representations made to us untrue, inaccurate or misleading. We have no reason to doubt the truth, accuracy and completeness of the information and representations provided to us by the Directors. The Directors have jointly and severally accepted full responsibility for the accuracy of the information contained in the Circular and have confirmed, having made all reasonable inquiries, that, to the best of their knowledge, opinions expressed in the Circular have been arrived at after due and careful consideration and there are no other facts not contained in the Circular, the omission of which would make any statement in the Circular misleading. We believe that we have reviewed sufficient information to reach an informed view in order to provide a reasonable basis for our advice. We have not, however, conducted any independent in-depth investigation into the business and affairs of the Company or the Group.
PRINCIPAL FACTORS AND REASONS
     In arriving at our opinion, we have taken into consideration the following principal factors and reasons:
1.	Background and rationale
(a)	Background to the relationship between the Company and SKT
     The Company (then known as “China Unicom Limited” before the disposal of its CDMA business and its merger with China Netcom in 2008) entered into a strategic alliance framework

LETTER FROM ROTHSCHILD
agreement with SKT on 20 June 2006, pursuant to which the Company and SKT agreed to cooperate in good faith on the further development of CDMA cellular communications services. Further, SKT agreed to subscribe for US$1 billion of zero-coupon convertible bonds due in 2009 to be issued by the Company. Such convertible bonds were fully converted by SKT into Shares at HK$8.63 per Share on 31 August 2007. SKT currently holds 899,745,075 Shares, being the Repurchase Shares and represent approximately 3.79% of the issued share capital of the Company as at the Latest Practicable Date.
     On 25 September 2009, the Company received a conditional irrevocable offer from SKT for the sale by SKT to the Company of 899,745,075 Shares, being all the Shares owned by SKT and representing approximately 3.79% of the issued share capital of the Company as at the Latest Practicable Date, by way of an off-market share repurchase by the Company.
     The terms of the Share Repurchase are set out in the “Letter from the Board” in the Circular. The Share Repurchase will be made on and subject to the terms of the Share Repurchase Agreement, the form of which is attached to the SKT Offer and reproduced in Appendix III to the Circular. The Company will enter into the Share Repurchase Agreement with SKT upon the satisfaction of the SKT Offer Conditions.
     We understand that the Company is not aware of any other options considered by SKT to dispose of its entire holding of the Repurchase Shares. The Directors state that the terms of the Share Repurchase Agreement were determined following arm’s length commercial negotiations between the Company and SKT.
(b)	Reasons for and benefits of the Share Repurchase
     As noted from the section headed “5. Reasons for and benefits of the Share Repurchase” in the “Letter from the Board” in the Circular, the management of the Company believes that the Share Repurchase will have benefits for Independent Shareholders in terms of a clearer strategic partnership for the Company, which alongside the reduction of the total number of Shares in the Company, may lead to improved financial performance, as measured on a per Share basis.
     In 2006, the Company entered into a strategic alliance framework agreement with SKT pursuant to which the parties agreed to cooperate in six relevant areas in CDMA cellular communications business.
     In 2008, the Company completed a series of significant strategic reorganisations of its assets and businesses, including the disposal of its CDMA business and the merger of the Company with China Netcom. Following the completion of the significant strategic reorganisation, the Company has been devoted to clarifying its strategic position and facilitating the development of its WCDMA business.

LETTER FROM ROTHSCHILD
     On 6 September 2009, the Company announced that in order to strengthen its cooperation with Telefónica, the parties entered into a subscription agreement pursuant to which each party conditionally agreed to invest the equivalent of US$1 billion in the other party through the acquisition of shares in the other party. The Company and Telefónica also entered into the strategic alliance agreement pursuant to which the parties agreed to establish a strategic alliance in order to strengthen the business of both parties through cooperation based on shared network capabilities, business model know-how and overall experience.
     Following these recent strategic developments, and in view of the disposal of the CDMA business and the healthy development of the WCDMA business, the Share Repurchase is considered by the management of the Company to be in line with the Company’s development strategy. Following Completion, SKT will cease to hold any Shares and the strategic alliance with SKT will end. The Company believes that this is conducive to the Company’s WCDMA business development, the convergence of fixed and mobile as well as the Company’s global development.
     The Company states that its business is growing and under continuous development, in particular its WCDMA business, which started commercial operations in 285 cities in China on 1 October 2009, after successful trials. As a result of this confidence in the outlook of the Company, the Company’s management believes the Share Repurchase is timely and in the long-term interests of the Shareholders as a whole.
     The Repurchase Shares will be cancelled following Completion. The Company expects the Share Repurchase to have an accretive effect on its earnings per Share as the number of Shares in the Company’s issued share capital is expected to decrease. Please refer to the section headed “3. Effects of the Share Repurchase” below and the section headed “4. Financial effects of the Share Repurchase” in the “Letter from the Board” and the section headed “6. Unaudited pro forma financial information on the Group” in Appendix I to the Circular for further details.
     In summary, the Share Repurchase is considered by the Company’s management to be a timely opportunity, in line with management’s confidence in the Company’s development, which also has separate strategic benefits as well as positive financial effects.
     After discussion with the management of the Company, we concur that it is feasible that a simplification of global alliances may lead to a clearer strategic partnership for the Company, which may have benefits for the Company across its operations, and which in turn, may, lead to an enhancement of Shareholders’ value.
     Separately, the Share Repurchase presents the Company with an opportunity to repurchase its Shares at a pre-agreed price within a defined timeframe and for SKT to sell the Repurchase Shares at a pre-agreed price within a defined timeframe. This approach to a transaction may be beneficial to the Independent Shareholders in comparison with an on-market transaction of a

LETTER FROM ROTHSCHILD
similar size. We have undertaken a liquidity analysis to assess the possibility of both an on-market share buy-back by the Company and the alternative option for SKT of selling its Shares through a secondary placement on the market.
     During the period from 26 September 2008 up to and including the Latest Practicable Date, the average daily trading volume of the Shares represented approximately 0.18% of the Company’s total number of Shares in issue. It also follows that were SKT to sell its entire holding of 899,745,075 Shares in an on-market transaction, or were the Company to acquire a similar number of Shares from the market under its repurchase mandate, it would represent a volume equivalent to approximately 22 trading days. A transaction of this size, with consideration of the free float of the Company, may well result in a significant and sustained disturbance to the Share price, which may not be in the interests of Independent Shareholders. It is further noted that a seller may have to accept a significant discount to the prevailing market price and a buyer may have to pay a significant premium to the market price. As such, an off-market transaction, whereby the Repurchase Price is agreed through an arm’s length negotiation may be the most suitable approach, and therefore in the interests of Independent Shareholders.
     In conclusion, we are of the view that the Share Repurchase enables the Company to simplify its strategic shareholding structure and simultaneously reduce the number of Shares in issue, which may have a positive financial effect and may enhance per Share value. We acknowledge the Company’s confidence in the development of the Company and as such the timing of the Share Repurchase. We further observe that the off-market Share Repurchase is an appropriate approach to achieving these objectives simultaneously.
2. The share repurchase
     The Company has agreed to purchase, and SKT has agreed to sell, subject to certain conditions, the Repurchase Shares, representing 899,745,075 Shares which were issued to SKT upon full conversion of the US$1 billion of zero-coupon convertible bonds issued by the Company in 2007. Following Completion, the Repurchase Shares will be cancelled and the number of Shares in issue will be reduced accordingly.
     (a) Repurchase Price analysis
     The Directors stated that the Repurchase Price of HK$11.105 per Share was determined following arm’s length commercial negotiations between the Company and SKT, taking into account the movements in the price of the Shares over a period of time and prevailing market conditions. Based on an aggregate of 899,745,075 Shares, to be repurchased by the Company pursuant to the Share Repurchase Agreement, the total consideration for the Repurchase Shares is HK$9,991,669,057.87.

LETTER FROM ROTHSCHILD
(i)	Public market share trading analysis

The Repurchase Price of HK$11.105 per Share represents:
(1)	a premium of approximately 1.1% over the closing price of the Shares of HK$10.98 as quoted on the Hong Kong Stock Exchange on the Latest Practicable Date;

(2)	a discount of approximately 1.4% to the closing price of the Shares of HK$11.26 as quoted on the Hong Kong Stock Exchange on the Last Trading Day;

(3)	a discount of approximately 0.2% to the average closing price of the Shares of HK$11.13 based on the daily closing prices of the Shares as quoted on the Hong Kong Stock Exchange for the five consecutive trading days immediately prior to and including the Last Trading Day;

(4)	a discount of approximately 2.1% to the average closing price of the Shares of HK$11.34 based on the daily closing prices of the Shares as quoted on the Hong Kong Stock Exchange for the 10 consecutive trading days immediately prior to and including the Last Trading Day; and

(5)	a discount of approximately 0.04% to the average closing price of the Shares of HK$11.11 based on the daily closing prices of the Shares as quoted on the Hong Kong Stock Exchange for the 20 consecutive trading days immediately prior to and including the Last Trading Day; and

(6)	a premium of approximately 1.0% over the average closing price of the Shares of approximately HK$10.99 based on the daily closing prices of the Shares as quoted on the Hong Kong Stock Exchange for the 30 consecutive trading days immediately prior to and including the Last Trading Day.
     We note that the consideration of historical trading price analysis further back than 12 months is subject to caution, generally, in the light of the volatility of stock markets over the past two years and also specifically, in view of the significant changes to the Company as a result of its merger with China Netcom.
     From the above analysis, we note that the Repurchase Price represents a small discount to the average historical Share price over the one, five, 10 and 20 consecutive trading days up to and including the Last Trading Day and a small premium over the average historical Share price over the 30 consecutive trading days up to and including the Last Trading Day. Further, we note that the size of the discount/premium is within a range which broadly reflects the volatility of the Share price over the period.

LETTER FROM ROTHSCHILD
     Chart 1 below compares the Repurchase Price to the daily closing price of the Shares as quoted on the Hong Kong Stock Exchange for the period from 26 September 2008 up to the Latest Practicable Date, and as a reference, also includes the performance of the Hang Seng Index during the period to illustrate the price performance of the Shares as compared to the general performance of the market:

Chart 1	Daily closing price of the Shares on the Hong Kong Stock Exchange during the period from 26 September 2008 up to the Latest Practicable Date
Source:  Bloomberg
     The Hang Seng Index increased by approximately 12.5% during the period from 26 September 2008 to the Last Trading Day. During the period from 9 March 2009 (being the date on which the Hang Seng Index closed at the lowest since 1 January 2009) to the Last Trading Day, the Hang Seng Index has risen by approximately 85.3%. We consider this is mainly attributable to a change in global investor sentiment toward equities and a change in investor sentiment towards China, partly based on its recent economic performance and future growth prospects, enhanced through the PRC government stimulus plans.
     The closing price of the Shares on the Hong Kong Stock Exchange ranged between HK$6.84 and HK$12.34 per Share during the period from 26 September 2008 to the Last Trading Day. During the period from 2 January 2009 to the Last Trading Day, the Share price increased by approximately 11.3%. We consider that the Company’s Share price increase broadly corresponds with that of the Hang Seng Index and PRC-focused companies during the same period.
     During the period from 26 September 2008 to the Last Trading Day, the Share price ranged from the minimum closing price of HK$6.84 (on 23 January 2009) to the maximum of HK$12.34 (on 6 August 2009), representing a difference of 80.4% and the Hang Seng Index ranged from the minimum closing of 11,015.84 (on 27 October 2008) to 21,768.51 (on 17 September 2009), representing a difference of 97.6%. Due to the volatility of the Company’s Share price and the broader index, we consider a longer period than the past three months potentially unsuitable for the purpose of analysing the Repurchase Price.

LETTER FROM ROTHSCHILD
(ii) Public market comparable companies share trading analysis
     We have reviewed the trading multiples of companies comparable to the Company (the “Comparable Companies”). Since the Company is a Hong Kong-listed company mainly engaged in telecommunication operations in the PRC, the Comparable Companies we have chosen are Hong Kong-listed telecommunications operators deriving revenue mainly from telecommunication operations in the PRC. In selecting the Comparable Companies, we have taken into account their business activities in the telecommunications sector, respective size by market capitalisation of more than HK$250 billion and near national coverage of the China market. The companies we have selected based on the above criteria are China Telecom Corporation Limited (“China Telecom”) and China Mobile Limited (“China Mobile”). To the best of our knowledge, this list is a fair representation of companies comparable to the Company.
     We have undertaken standard multiples analysis to assess the Repurchase Price. We have compared the enterprise value (“EV”) to earning before interest, tax, depreciation and amortisation (“EBITDA”) (“EV/EBITDA”), price earnings ratio (“PER”) and price to book value per share (“P/B”) multiples of the Comparable Companies as at the Latest Practicable Date with the Company’s multiples as implied by the Repurchase Price. Our analysis is summarised in the following table:
Table 2 Trading multiples of Comparable Companies

						P/B
					FY2008	(as at		Gross
	Exchange	Share	Market		EV/	30 June	FY2008	gearing
	where listed	price	capitalisation	EV	EBITDA	2009)	PER	ratio[2]
		(HK$)	(HK$m)	(HK$m)
China Telecom	Hong Kong	3.62	292,975	391,548	4.1x	1.2x	13.6x	94.1%
China Mobile	Hong Kong	76.70	1,536,447	1,472,496	6.0x	2.9x	12.0x	53.6%
The Company’s Share Repurchase		11.105	263,944	289,580	3.7x	1.1x	15.3x	72.5%

Sources:	Bloomberg and the latest published financial statements of the respective companies

LETTER FROM ROTHSCHILD
     Notes:
1.	Converted from RMB into HK$ by using the exchange rate of RMB0.8815 for every HK$1.

2.	Gross gearing ratio are defined as total liabilities over net asset value and are based on unaudited condensed consolidated interim report and before any effects of the repurchase.

3.	Based on the closing price of the respective shares in the Comparables as at the Latest Practicable Date and earnings and book value from the latest published audited accounts of the respective companies.

4.	The Company completed the acquisition of (1) the telecommunications business across the 21 provinces in Southern China and the local access telephone business and related assets in Tianjin Municipality operated by Unicom Parent and Netcom Parent and/or their respective subsidiaries and branches, (2) the backbone transmission assets in Northern China owned by Netcom Parent and/or its subsidiaries, (3) a 100% equity interest in Unicom Xingye owned by Unicom Parent, (4) a 100% equity interest in CITC owned by Unicom Parent and (5) a 100% equity interest in New Guoxin owned by Unicom Parent on 31 January 2009. The profits and losses generated from the operation of the target assets and business were assumed by the Group with effect from 1 January 2009. As such, the financials extracted from the annual report of the Company dated 31 December 2008 above may not fully reflect the Company’s current operations and structure.
     Our analysis shows that the EV/EBITDA and P/B multiples of the Company implied by the Repurchase Price are lower than the two Comparable Companies, but the Company’s PER is slightly higher than that of Comparable Companies. It follows, that the multiples implied by the Repurchase Price of the Company are in line with that of its peers, subject to company-specific fundamentals.

LETTER FROM ROTHSCHILD
(iii) Comparable transactions analysis
     We have reviewed off-market share repurchase transactions in Hong Kong and selected several comparable repurchase transactions (“Comparable Repurchase Transactions”) based on the following criteria: (a) successful off-market share repurchase transactions in a Hong Kong listed company; (b) target market capitalisation based on repurchase price and number of shares in issue before the completion of the relevant share repurchase of more than HK$1,000 million; (c) repurchase of listed ordinary shares; (d) consideration is paid in cash; and (e) announced and completed between 1 January 2003 and the Last Trading Day. To the best of our knowledge, this list is a fair representation of share repurchase transactions undertaken by companies listed on the Hong Kong Stock Exchange comparable to the Share Repurchase. Our analysis is summarised in the following table.
Table 3 Off-market share repurchase transactions of companies in Hong Kong

		Market
		capitalisation[1]
		based on
	Date	repurchase	Repurchase	Premium/discount to average share price
Company	announced	price	price	1-day	5-day	10-day	20-day	30-day
		(HK$ million)	(HK$)	(%)	(%)	(%)	(%)	(%)
Lenovo Group Limited	4 May 2005	25,132	2.73	12.4%	12.1%	13.0%	9.3%	9.0%
Orient Overseas (International) Limited	7 August 2003	5,068	9.80	(4.4%)	(7.5%)	(6.8%)	(5.4%)	(6.1%)
Simple average (Mean)				4.0%	2.3%	3.1%	2.0%	1.5%
The Company	28 September 2009	263,943	11.105	(1.4%)	(0.2%)	(2.1%)	(0.0%)	1.0%
Sources:  Circulars of respective companies and Bloomberg
Notes:
1.	Market capitalisation based on repurchase price is the product of number of shares in issue before the completion of the relevant share repurchase and the repurchase price.

2.	Day refers to trading day. The repurchase price is compared with average closing prices over the 10, 30 and 90 days up do and including the last trading day (as disclosed in the circulars of respective companies). Year refers to calendar year.

LETTER FROM ROTHSCHILD
3.	Unadjusted share prices sourced from Bloomberg are used in the above analysis.

4.	The Share Repurchase by Shun Tak Holdings Limited announced on 21 January 2009 was not included as the completion of the share repurchase contract was subject inter alia to the completion of the conditional sale and purchase agreement concerning a disposal taking place simultaneously, which set the transaction in a different context from the Share Repurchase of the Company.
     We consider the benchmarks provided by the Comparable Repurchase Transactions need to be assessed on their own commercial and financial merits and depend on specific factors such as prevailing market conditions, financial and business performance of the target company and general economic and business risks. As such, they can only be considered alongside other analyses of the Repurchase Price and should be viewed as a benchmark only. The Repurchase Price appears to be in line with or more favourable than the average of precedent transaction benchmarks.
     We consider the Repurchase Price of HK$11.105 per Share to be fair and reasonable on the following basis:
(a)	the Repurchase Price being at a discount of approximately 1.4% to the closing price of the Shares on the Last Trading Day;

(b)	the Repurchase Price being within the range of the Company’s 30 day trading prices;

(c)	the multiples implied by the Repurchase Price being at a discount to the EV/EBITDA multiple and P/B multiple of Comparable Companies;

(d)	The Repurchase Price is at a discount to 1, 5, 10 and 20 day trading prices compared to the average premium over the respective trading prices of selected comparable off-market share repurchase transactions of companies in Hong Kong.
3. Effects of the share repurchase
     We have reviewed the financial effects of the Share Repurchase by comparing the (a) earnings per Share, (b) net asset value (“NAV”) per Share, (c) gearing and (d) net current liabilities before the Share Repurchase with the respective pro forma figures after Completion for the six months ended 30 June 2009. We have conducted the analysis with the Group information for the six months ended 30 June 2009, which reflect the most recent financial performance and position of the Group. The financial effects of the Share Repurchase set out below have been prepared on the assumption that the Company will finance the payment of the consideration for the Share Repurchase entirely with short-term bank borrowings at an appropriate interest rate. We consider such assumptions to be appropriate and on a prudent basis as the financial effects would be more positive or enhanced under alternative assumptions such as if the Company were to fund the Share Repurchase entirely by its available cash flow, working capital facilities or a mixture of any of the aforementioned means

LETTER FROM ROTHSCHILD
coupled with debt financing. As noted in the section headed “4. Financial effects of the Share Repurchase” in the “Letter from the Board” in the Circular, the Company confirms that there will not be any material change to the financial effects of the Share Repurchase, in the event that the Company were to finance the payment of the consideration for the Share Repurchase primarily from its available cash.
     (a) Earnings per Share
Table 4 Earnings per Share before and after Completion:

	For the six months ended 30 June 2009
	Before
	the Share	Upon	Increase/
	Repurchase	Completion	(decrease)
(a) Earnings per Share
Basic earnings per Share	RMB0.28	RMB0.29	3.6%

Sources:	Interim report of the Company for the six months ended 30 June 2009, the section headed “4. Financial effects of the Share Repurchase” in the “Letter from the Board” and the section headed “6. Unaudited pro forma financial information on the Group” in Appendix I to the Circular
     As illustrated in Table 4 above, on a pro forma basis, the Share Repurchase would have resulted in an enhancement in consolidated basic earnings per Share from continuing operations of approximately 3.6% for the six months ended 30 June 2009.
     As stated in the section headed “4. Financial effects of the Share Repurchase” in the “Letter from the Board” in the Circular, the Group’s profit attributable to the Shareholders for the six months ended 30 June 2009 would have decreased by approximately RMB95 million due to an increase in interest expenses of approximately RMB127 million, as a result of the incremental short-term bank borrowings for the payment of the consideration of the Share Repurchase, and the related tax impact of approximately RMB32 million. Six months’ interest expenses were assumed with an interest rate of approximately 1.2% over HIBOR per annum adjusted quarterly.
     As at the Latest Practicable Date, there were 23,767,925,322 Shares in issue. Assuming no other changes in the number of Shares in issue, immediately following Completion, the number of Shares in issue will be reduced to 22,868,180,247 Shares. With the reduction of number of shares of the Group after the Completion, the Group’s basic earnings per Share would have increased by approximately 3.6% from RMB0.28 to RMB0.29.

LETTER FROM ROTHSCHILD
(b) NAV per Share
Table 5 NAV per share before and after Completion:

	As at 30 June 2009
	Before
	the Share	Upon	Increase/
	Repurchase	Completion	(decrease)
(b) NAV per Share
NAV per Share	RMB8.66	RMB8.61	(0.6%)

Sources:	Interim report of the Company for the six months ended 30 June 2009, the section headed “4. Financial effects of the Share Repurchase” in the “Letter from the Board” and the section headed “6. Unaudited pro forma financial information on the Group” in Appendix I to the Circular
     As illustrated in Table 5 above, on a pro forma basis, the Share Repurchase would have decreased the NAV per Share of the Company by approximately 0.6% as at 30 June 2009.
     As stated in the section headed “4. Financial effects of the Share Repurchase” in the “Letter from the Board” in the Circular, the Company’s NAV would have decreased slightly by approximately 0.6% due to the reduction of share capital and reserves of approximately RMB8,808 million following the cancellation of the Repurchase Shares upon completion of the Share Repurchase. As such, the number of Shares in issue will decrease from 23,767,925,322 Shares to 22,868,180,247 Shares.
(c) Gearing
Table 6 Gearing before and after Completion:

	As at 30 June 2009
	Before
	the Share	Upon	Increase/
	Repurchase	Completion	(decrease)
(c) Gearing
Total liability / total net asset value	72.5%	80.2%	10.6%

Sources:	Interim report of the Company for the six months ended 30 June 2009, the section headed “4. Financial effects of the Share Repurchase” in the “Letter from the Board” and the section headed “6. Unaudited pro forma financial information on the Group” in Appendix I to the Circular

LETTER FROM ROTHSCHILD
     Assuming that the Share Repurchase had taken place on 30 June 2009, the Group’s gearing (defined as total liability over total net asset value) as at 30 June 2009 would have increased from 72.5% to 80.2%, due to the increase of short-term bank borrowings and the reduction of Share capital following the cancellation of the Repurchase Shares upon completion of the Share Repurchase.
     As illustrated in Table 6 above, on a pro forma basis, assuming that the Share Repurchase had taken place on 30 June 2009, the Share Repurchase would have resulted in an increase in gearing of approximately 10.6% primarily due to the increase of external bank facilities.
     When comparing with the relevant gearing multiples of Comparable Companies as stated in “Table 2 — Trading multiples of Comparable Companies (China Telecom and China Mobile had a gross gearing of 94.1% and 53.6% respectively), we are of the opinion that the Company’s gearing after Completion is unlikely to be considered excessive in current market conditions and with the Company’s current operational performance. There may be a negative impact of this increase in gearing, if further borrowing is required to maintain financial performance, for example to fund required capital expenditure. This impact may manifest itself by way of an increased cost of capital. There may also be some opportunity cost of the Share Repurchase if future investments with a higher return on capital are not able to be funded and are therefore foregone. However, it is not possible to determine the likelihood or extent of any negative impact of increased gearing at this juncture.
(d) Net current liabilities
Table 7 Net current liabilities before and after Completion:

	As at 30 June 2009
	Before
	the Share	Upon	Increase/
	Repurchase	Completion	(decrease)
(d) Net current liabilities
Current liabilities less current assets	RMB108,424m	RMB117,232m	8.1%

Sources:	Interim report of the Company for the six months ended 30 June 2009, the section headed “4. Financial effects of the Share Repurchase” in the “Letter from the Board” and the section headed “6. Unaudited pro forma financial information on the Group” in Appendix I to the Circular
     As illustrated in Table 7 above, on a pro forma basis, the Share Repurchase would have resulted in an increase in net current liabilities (defined as current liabilities minus current assets) of approximately 8.1%.

LETTER FROM ROTHSCHILD
     Assuming the Share Repurchase had taken place on 30 June 2009 , the Company’s net current liabilities as at 30 June 2009 would have increased by RMB8,808 million from RMB108,424 million to RMB117,232 million, due to increased short-term bank borrowings for the payment of consideration for the Share Repurchase. In view of the Group’s unutilised banking facilities of approximately RMB88.8 billion as at 30 June 2009; continuous net cash inflow from operating activities; and other available sources of financing from domestic banks and other financial institutions given the Group’s credit history, we consider such an increase in net current liabilities as a result of the increase in short-term bank borrowings for the funding of the Share Repurchase to be acceptable.
     Please refer to the section headed “6. Unaudited pro forma financial information on the Group” in Appendix I to the Circular.
(e) Shareholding structure
     Following Completion, the Repurchase Shares will be cancelled and SKT will cease to hold any Shares. The percentage shareholding interest of all other Shareholders in the issued share capital of the Company will be proportionately increased following the cancellation of the Repurchase Shares and the resulting reduction in the number of issued Shares.
     Following Completion, the interest of the Unicom Concert Party Group in the issued share capital of the Company will increase from approximately 70.41% as at the Latest Practicable Date to approximately 73.18% (assuming completion of the Telefónica Subscription does not take place). Accordingly, the Share Repurchase will not result in a mandatory offer obligation on the Unicom Concert Party Group pursuant to Rule 26 of the Takeovers Code.
     As a result of the Share Repurchase, the interest of the other public Shareholders in the Company’s total issued ordinary share capital will increase from approximately 20.42% to approximately 21.23% (assuming completion of the Telefónica Subscription does not take place). As such, the Independent Shareholders who wish to retain their shareholdings in the Company will benefit from the increase in their proportionate shareholding in the Company after Completion.
4. Other considerations
     (a) Funding
     As stated in the paragraph headed “2. The Share Repurchase — (C) Financing the Share Repurchase” in the “Letter from the Board” in the Circular, the Company will fund the Share Repurchase from the Company’s available cash flow, working capital facilities and/or external debt financing.
     We have considered the strength of the Company’s balance sheet, its available financing facilities (the unutilised banking facilities of approximately RMB88.8 billion as at 30 June 2009), and the financial effects of the Share Repurchase prepared on the assumption that the

LETTER FROM ROTHSCHILD
Company will finance the payment of the consideration for the Share Repurchase entirely with short-term bank borrowings at an appropriate interest rate. As the Share Repurchase would have resulted in an enhancement in consolidated basic earnings per Share on a pro forma basis as represented by the Company, we consider it acceptable for the Company to borrow funds to finance the Share Repurchase.
(b) Dividends
     The Company paid a final dividend of RMB0.20, equivalent of HK$0.23, per Share for the year ended 31 December 2008. We note from the section headed “3. Dividends” in Appendix II to the Circular the Company has no plan or intention to alter its present dividend policy.
(c) Stamp duty
     All costs and expenses incurred in connection with the Share Repurchase Agreement and the transaction documents to which it is a party shall be paid by the party incurring such costs and expenses.
     Any Hong Kong stamp duty (including interest and penalties) payable in respect of the sale and purchase of the Repurchase Shares shall be borne as to one-half by the Company and as to one-half by SKT. SKT shall be responsible for the payment of any Korean taxes which may be payable in respect of the sale and purchase of the Repurchase Shares.
     SKT has in the Share Repurchase Agreement authorised the Company to deduct from the consideration payable to SKT on Completion an amount equal to HK$9,991,669.06 (the “Initial Stamp Duty Amount”), being SKT’s half share of the estimated amount of the Hong Kong stamp duty payable in respect of the sale and purchase of the Repurchase Shares. In the event SKT’s half share of the Hong Kong stamp duty payable in respect of the sale and purchase of the Repurchase Shares as finally adjudicated by the Stamp Office is (a) more than the Initial Stamp Duty Amount, SKT shall pay the amount of the excess stamp duty to the Company by no later than five business days after being notified by the Company of the amount of stamp duty payable that is finally adjudicated by the Stamp Office or (b) less than the Initial Stamp Duty Amount, the Company shall pay the amount of the excess stamp duty to SKT by no later than five business days after the amount of the stamp duty payable is finally adjudicated by the Stamp Office.
     As far as we are aware, there are usually two common practices in the marketplace for the settlement of the stamp duty for off-market share dealings, the stamp duty is either paid entirely by the purchaser of the shares or split as to half and half by the purchaser and the seller and the final arrangement is subject to commercial negotiations. We are of the view that the current arrangement (a) is a result of commercial negotiation between the parties concerned and (b) is in line with market practice. As such, we consider it to be on the whole, in the context of the Share Repurchase, fair and reasonable from the perspective of the Independent Shareholders.

LETTER FROM ROTHSCHILD
(d) Risks pertaining to Share price movement
     Independent Shareholders should note that the Share price may move in either direction before Completion. Independent Shareholders (with the exception of Netcom BVI which has given the Netcom Voting Undertaking in favour of SKT) should also note that they have the liberty to vote against the resolution to approve the Share Repurchase and the Share Repurchase Agreement at the EGM, providing protection against substantial decrease in the Share price for the period up to the EGM. SKT does not have this option as SKT and persons acting in concert with it will abstain from voting on the resolution to approve the Share Repurchase and the Share Repurchase Agreement at the EGM.
(e) Conditions
     Completion is conditional upon fulfilment of various conditions. These conditions include, among other things, the approval of the Share Repurchase by the Executive and by at least three-fourths of the votes cast at the EGM on a poll by the Independent Shareholders. None of the conditions can be waived and each of them will have been satisfied at the time the Share Repurchase Agreement is entered into by the Company and SKT. As at the Latest Practicable Date, other than the delivery by Netcom BVI to SKT of the Netcom Voting Undertaking on
25 September 2009, the SKT Offer Conditions have not been satisfied. Please refer to the paragraph headed “2. The Share Repurchase — (B) The Share Repurchase Agreement — Conditions to Completion” in the “Letter from the Board” in the Circular for details.
SUMMARY
     Having considered the above principal factors and reasons, we would draw your attention to the following key factors in arriving at our conclusion:
(a)	the Repurchase Shares were issued to SKT upon its conversion in full of the US$1 billion zero-coupon convertible bonds due 2009 subscribed by SKT at the time when it entered into a strategic alliance framework agreement with China Unicom Limited on 20 June 2006 which was mainly in relation to the CDMA technology. Following the completion of the significant strategic reorganisation in 2008, the Company has been devoted to clarifying its strategic position and facilitating the development of its WCDMA business;

(b)	the Share Repurchase may potentially enhance the Company’s strategic cooperation with Telefónica, as Telefónica will become the only strategic partner/investor of the Company, creating a clearer framework for a global strategic partnership and improving the quality of partnership with Telefónica. The Company believes that this is conducive to the Company’s WCDMA business development, the convergence of fixed and mobile as well as the Company’s global development;

LETTER FROM ROTHSCHILD
(c)	the Repurchase Shares will be cancelled. Following Completion, the interest of the other public Shareholders in the Company’s total issued ordinary share capital will increase from approximately 20.42% to approximately 21.23% (assuming completion of the Telefónica Subscription does not take place). As such, the Independent Shareholders who wish to retain their shareholdings in the Company will benefit from the increase in their proportionate shareholding in the Company after Completion;

(d)	the Share Repurchase Price of HK$11.105 per Share was determined following arm’s length commercial negotiations between the Company and SKT and represents a slight 1.4% discount to the closing price of the Shares on the Last Trading Day;

(e)	the total cash consideration for the Share Repurchase amounts to HK$9,991,669,057.87 and will be satisfied from the Company’s available cash flow, working capital facilities and/or external financing.;

(f)	The pro forma financial effects of the Share Repurchase on the Group for the six months ended 30 June 2009, prepared on the assumption that the Company will finance the payment of the consideration for the Share Repurchase entirely with short-term bank borrowings at an appropriate interest rate, implies:
(a)	an enhancement in consolidated basic earnings per Share from continuing operations of approximately RMB0.01 or approximately 3.6%;

(b)	a decrease in the NAV per Share of the Company by approximately 0.6%; and

(c)	Whilst the Share Repurchase may lead to an increase in the Company’s gearing and net current liabilities as well as a change in the Company’s shareholding structure, these are unlikely to have materially negative implications for Independent Shareholders. The change in shareholding structure should be viewed as marginally positive to the Independent Shareholders, particularly to the “other public Shareholders”, given the cancellation of the Repurchase Shares would lead to an enhancement in the shareholding of the other public Shareholders from 20.42% to 21.23%, assuming completion of the Telefónica Subscription does not take place. Further, the Company notes that it has no plan or intention to alter its present dividend policy, we are of the view that the pro forma financial effects of the Share Repurchase are broadly neutral and acceptable for the Independent Shareholders.

LETTER FROM ROTHSCHILD
RECOMMENDATIONS
     Having considered the above principal factors and reasons, we consider the terms of the Share Repurchase and the Share Repurchase Agreement to be fair and reasonable so far as the Independent Shareholders are concerned. Accordingly, we advise the Independent Board Committee to recommend the Independent Shareholders to vote in favour of the special resolution to approve the Share Repurchase and the Share Repurchase Agreement, as detailed in the notice of the EGM set out at the end of the Circular.
Yours very truly,
For and on behalf of
N M Rothschild & Sons (Hong Kong) Limited

Kelvin Chau	Catherine Yien
Managing Director	Director

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
1. THREE YEAR FINANCIAL SUMMARY
     Subject to the adoption of the definitions in this Circular, the following financial information for the year ended 31 December 2008 is extracted from the audited consolidated financial statements of the Company for the year ended 31 December 2008 prepared in accordance with IFRS and HKFRS, as set out in the Company’s 2008 Annual Report. The financial information for the year ended 31 December 2008 reflects the effects of the merger of the Company and China Netcom (which became effective 15 October 2008) under common control, which is accounted for using merger accounting in accordance with the Accounting Guideline 5 “Merger Accounting for Common Control Combinations” (“AG 5”) issued by the HKICPA in November 2005. With regard to IFRS, the Company adopted the accounting policy to account for business combinations of entities and businesses under common control using the predecessor values method which is consistent with HKFRS. The assets and liabilities of China Netcom are stated at predecessor values, and are included in the consolidated financial statements as if China Netcom had always been part of the Group. In addition, upon the disposal of the CDMA business (which became effective on 1 October 2008), the operating results of the CDMA business have been presented as discontinued operations in the consolidated income statements for the year ended 31 December 2008 in accordance with IFRS and HKFRS.
     Subject to the adoption of the definitions in this Circular, the following financial information for the years ended 31 December 2006 and 2007 is extracted from the audited consolidated financial statements of the Company for the years ended 31 December 2006 and 2007 prepared in accordance with HKFRS, as set out in the Company’s 2006 and 2007 Annual Reports. The consolidated financial statements for the years ended 31 December 2006 and 2007 had not reflected the effects of the merger of the Company and China Netcom, and had not included the assets, liabilities and operating results of China Netcom. In addition, the consolidated financial statements for the years ended 31 December 2006 and 2007 had not taken into consideration the disposal of CDMA business on 1 October 2008, and thus the operating results of the CDMA business had not been presented as discontinued operations.
     In January 2009, the Company completed the acquisition of certain assets and businesses from Unicom Parent and China Network Communications Group Corporation (“Netcom Group”), including the fixed-line business (but not the underlying telecommunications networks) across the 21 provinces in Southern China and the local access telephone business and related assets in Tianjin Municipality. For further details of the acquisition of such assets and businesses (the “2009 Business Combination”), please refer to the circular to Shareholders dated 22 December 2008. The 2009 Business Combination is also considered to be a business combination of entities under common control, and accordingly, merger accounting will also be adopted under IFRS and HKFRS starting from 2009. Accordingly, starting from 2009, the acquired assets and liabilities will be stated at predecessor values, and will be included in the Company’s consolidated financial statements from the beginning of the earliest period presented as if these entities and businesses acquired had always been part of the Company. However, the financial information for the years ended 31 December 2006, 2007 and 2008 presented in this Circular is extracted from prior years’ audited financial statements, and thus had not yet reflected the effects of the 2009 Business Combination and had not included the assets, liabilities and operating results of the acquired entity and businesses.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Summary Consolidated Income Statement for the year ended 31 December 2008
(All amounts in RMB millions, except per Share data)

For the year ended
31 December 2008
Revenue from continuing operations	148,906
Revenue from discontinued operations	22,330

Total revenue	171,236

Profit from continuing operations before income tax	8,141
Income tax expenses	(1,801)

Profit from continuing operations	6,340

Profit from discontinued operations	27,573

Profit for the year	33,913

Attributable to:
Equity holders of the Company	33,912
Minority interest	1

33,913

Proposed final dividend	4,754

Dividend paid during the year	6,231

Dividend per Share (RMB)	0.20

Earnings per Share attributable to the equity holders of the Company during the year

Basic earnings per Share (RMB)	1.43

Diluted earnings per Share (RMB)	1.42

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Summary Consolidated Income Statements for the years ended 31 December 2007 and 2006
(All amounts in RMB millions, except per Share data)

	For the year ended
	31 December
	2007	2006
Total revenue	99,539	94,294

Profit before income tax	12,955	6,496
Income tax expenses	(3,654)	(2,764)

Profit for the year	9,301	3,732

Attributable to:
Equity holders of the Company	9,300	3,732
Minority interest	1	—

	9,301	3,732

Proposed final dividend	2,727	2,283

Dividend paid during the year	2,285	1,384

Dividend per Share (RMB)	0.18	0.11

Earnings per Share attributable to the equity holders of the Company during the year
Basic earnings per Share (RMB)	0.71	0.30

Diluted earnings per Share (RMB)	0.71	0.30
     There were no extraordinary or exceptional items for each of the years ended 31 December 2006, 2007 and 2008.
     The independent auditor’s report issued by PricewaterhouseCoopers in respect of the Company’s audited consolidated financial statements for each of the years ended 31 December 2006, 2007 and 2008 set out in the annual report of the Company for each of the years ended
31 December 2006, 2007 and 2008 did not contain any qualifications.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
2. AUDITED CONSOLIDATED FINANCIAL INFORMATION FOR THE YEARS ENDED 31 DECEMBER 2008 AND 2007
     Subject to the adoption of the definitions in this Circular, the following financial information is extracted from the audited consolidated financial statements of the Company for the year ended 31 December 2008.
Consolidated Balance Sheet
As at 31 December 2008
(All amounts in RMB millions)

		As at 31 December
	Note	2008	2007
			As restated
			(Note 2.2)
ASSETS
Non-current assets
Property, plant and equipment	6	283,912	276,110
Lease prepayments	7	7,799	8,063
Goodwill	8	2,771	3,144
Deferred income tax assets	9	5,326	2,514
Other assets	10	8,996	12,081

		308,804	301,912

Current assets
Inventories and consumables	12	1,171	2,815
Accounts receivable, net	13	8,587	11,014
Prepayments and other current assets	14	2,427	4,314
Amounts due from ultimate holding company	37.1	15	—
Amounts due from related parties	37.1	439	502
Amounts due from domestic carriers	37.2	865	816
Proceeds receivable for the disposal of the CDMA Business	33	13,140	—
Short-term bank deposits	15	238	735
Cash and cash equivalents	16	9,238	11,979

		36,120	32,175

Total assets		344,924	334,087

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

		As at 31 December
	Note	2008	2007
			As restated
			(Note 2.2)
EQUITY
Capital and reserves attributable to equity holders of the Company
Share capital	17	2,329	1,437
Share premium	17	166,784	64,320
Reserves	18	(23,183)	76,275
Retained profits
— Proposed final dividend	34	4,754	6,427
— Others		56,026	30,053

		206,710	178,512

Minority interest in equity		—	4

Total equity		206,710	178,516

LIABILITIES
Non-current liabilities
Long-term bank loans	19	997	16,086
Corporate bonds	20	7,000	2,000
Deferred income tax liabilities	9	16	17
Deferred revenue		3,383	5,246
Amounts due to related parties	37.1	—	6,169
Other obligations	22	1,599	2,007

		12,995	31,525

Current liabilities
Payables and accrued liabilities	23	65,687	49,312
Taxes payable		11,304	4,990
Amounts due to ultimate holding company	37.1	—	821
Amounts due to related parties	37.1	2,727	5,656
Amounts due to domestic carriers	37.2	538	510
Payables in relation to the disposal of the CDMA Business	37.2	4,232	—
Dividend payable		149	—
Short-term commercial paper	24	10,000	20,000

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

		As at 31 December
	Note	2008	2007
			As restated
			(Note 2.2)
Short-term bank loans	25	10,780	11,850
Current portion of long-term bank loans	19	1,216	7,411
Current portion of obligations under finance leases		—	103
Current portion of deferred revenue		2,200	3,103
Current portion of other obligations	22	3,012	3,381
Advances from customers		13,374	16,909

		125,219	124,046

Total liabilities		138,214	155,571

Total equity and liabilities		344,924	334,087

Net current liabilities		(89,099)	(91,871)

Total assets less current liabilities		219,705	210,041

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Balance Sheet
As at 31 December 2008
(All amounts in RMB millions)

		As at 31 December
	Note	2008	2007
			As restated
			(Note 2.2)
ASSETS
Non-current assets
Investments in subsidiaries	11 (a)	159,761	55,938
Property, plant and equipment	6	40	37
Long-term loans to subsidiaries		—	8,729

		159,801	64,704

Current assets
Prepayments and other current assets	14	7	12
Amounts due from a subsidiary	11 (c)	3,293	2,847
Dividend receivable		5,254	2,249
Current portion of long-term loans to subsidiaries	11 (b)	6,800	2,247
Short-term bank deposits	15	122	636
Cash and cash equivalents	16	330	494

		15,806	8,485

Total assets		175,607	73,189

EQUITY
Capital and reserve attributable to the equity holders of the Company
Share capital	17	2,329	1,437
Share premium	17	166,784	64,320
Reserves	18	1,158	363
Retained profits
— Proposed final dividend	34	4,754	2,727
— Others		329	614

Total equity		175,354	69,461

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

		As at 31 December
	Note	2008	2007
			As restated
			(Note 2.2)
LIABILITIES
Non-current liabilities
Long-term bank loans	19	—	1,461

		—	1,461

Current liabilities
Payables and accrued liabilities	23	104	58
Amounts due to subsidiaries	11 (c)	—	18
Dividend payable	34	149	—
Current portion of long-term bank loans	19	—	2,191

		253	2,267

Total liabilities		253	3,728

Total equity and liabilities		175,607	73,189

Net current assets		15,553	6,218

Total assets less current liabilities		175,354	70,922

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Consolidated Income Statement
For the year ended 31 December 2008
(All amounts in RMB millions, except per Share data)

		Year ended 31
		December
	Note	2008	2007
			As restated
			(Note 2.2)
Continuing operations
Revenue	5, 26	148,906	150,687
Interconnection charges		(12,011)	(11,214)
Depreciation and amortisation		(47,678)	(47,369)
Network, operations and support expenses	28	(16,577)	(16,022)
Employee benefit expenses	31	(18,902)	(17,540)
Other operating expenses	29	(33,582)	(32,776)
Finance costs	30	(2,411)	(3,231)
Interest income		239	285
Impairment loss on property, plant and equipment	6	(11,837)	—
Realised loss on changes in fair value of derivative component of the convertible bonds	21	—	(569)
Other income — net	27	1,994	4,990

Profit from continuing operations before income tax		8,141	27,241
Income tax expenses	9	(1,801)	(7,083)

Profit from continuing operations		6,340	20,158

Discontinued operations
Profit from discontinued operations	33	1,438	654
Gain on the disposal of discontinued operations	33	26,135	626

Profit for the year		33,913	21,438

Attributable to:
Equity holders of the Company		33,912	21,437
Minority interest		1	1

		33,913	21,438

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

		Year ended 31
		December
	Note	2008	2007
			As restated
			(Note 2.2)
Proposed final dividend	34	4,754	6,427

Dividend paid during the year	34	6,231	5,885

Earnings per share for profit attributable to the equity holders of the Company during the year
Basic earnings per share (RMB)	35	1.43	0.93

Diluted earnings per share (RMB)	35	1.42	0.92

Earnings per share for profit from continuing operations attributable to the equity holders of the Company during the year
Basic earnings per share (RMB)	35	0.27	0.87

Diluted earnings per share (RMB)	35	0.27	0.86

Earnings per share for profit from discontinued operations attributable to the equity holders of the Company during the year
Basic earnings per share (RMB)	35	1.16	0.06

Diluted earnings per share (RMB)	35	1.15	0.06

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Consolidated Statement of Changes in Equity
For the year ended 31 December 2008
(All amounts in RMB millions)

					The Group
			Employee
			share-based
	Share	Share	compensation	Revaluation	Statutory	Other	Retained		Minority	Total
	capital	premium	reserve	reserve	reserve	reserve	profits	Total	interest	equity
Balance at 1 January 2007 (As previously reported)	1,344	53,223	264	272	3,019	453	21,286	79,861	3	79,864
Change of accounting policy on measurement of property, plant and equipment (Note 2.2)	—	—	—	(8)	—	—	(782)	(790)	—	(790)
Adjusted for 2008 Business Combination under common control (Note 1)	—	—	125	2,886	11,811	40,663	18,709	74,194	—	74,194

Balance at 1 January 2007 (As restated)	1,344	53,223	389	3,150	14,830	41,116	39,213	153,265	3	153,268
Effect of change of statutory income tax rate on deferred tax (Note 9(a))	—	—	—	135	—	(664)	—	(529)	—	(529)
Currency translation differences	—	—	—	—	—	(15)	—	(15)	—	(15)

Net income and expense recognised directly in equity	—	—	—	135	—	(679)	—	(544)	—	(544)

Profit for the year from continuing operations	—	—	—	—	—	—	20,158	20,158	—	20,158
Profit for the year from discontinued operations	—	—	—	—	—	—	1,279	1,279	1	1,280

Total recognised income and expense for 2007	—	—	—	135	—	(679)	21,437	20,893	1	20,894

Transfer to retained earnings in respect of depreciation differences on revalued assets	—	—	—	(2,103)	—	(104)	2,207	—	—	—
Transfer to retained earnings in respect of revaluation reserve relating to disposal of Guangdong and Shanghai Branches (Note 33)	—	—	—	(69)	—	20	49	—	—	—

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

					The Group
			Employee
			share-based
	Share	Share	compensation	Revaluation	Statutory	Other	Retained		Minority	Total
	capital	premium	reserve	reserve	reserve	reserve	profits	Total	interest	equity
Consideration for purchase of business and entity under common control (Note 1)	—	—	—	—	—	(1,179)	—	(1,179)	—	(1,179)
Distributions due to business combinations of entity and business under common control (Note 1)	—	—	—	—	—	(101)	(48)	(149)	—	(149)
Transfer of profits to other reserve due to purchase of Guizhou Business under common control (Note 1)	—	—	—	—	—	95	(95)	—	—	—
Capitalisation of retained profits	—	—	—	—	—	17,295	(17,295)	—	—	—
Transfer to statutory reserve	—	—	—	—	1,517	—	(1,517)	—	—	—
Appropriation to statutory reserve (Note 18)	—	—	—	—	1,586	—	(1,586)	—	—	—

Employee share option scheme:
— Value of employee services	—	—	216	—	—	—	—	216	—	216
— Issuance of shares upon exercise of options (Note 32)	5	366	(89)	—	—	250	—	532	—	532
Conversion of convertible bonds	88	10,731	—	—	—	—	—	10,819	—	10,819
Dividends relating to 2006 (Note 34)	—	—	—	—	—	—	(5,885)	(5,885)	—	(5,885)

Balance at 31 December 2007 (As restated)	1,437	64,320	516	1,113	17,933	56,713	36,480	178,512	4	178,516

Balance at 1 January 2008 (As previously reported)	1,437	64,320	363	302	3,737	(433)	27,488	97,214	4	97,218
Change of accounting policy on measurement of property, plant and equipment (Note 2.2)	—	—	—	(86)	—	—	(668)	(754)	—	(754)
Adjusted for 2008 Business Combination under common control (Note 1)	—	—	153	897	14,196	57,146	9,660	82,052	—	82,052

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

					The Group
			Employee
			share-based
	Share	Share	compensation	Revaluation	Statutory	Other	Retained		Minority	Total
	capital	premium	reserve	reserve	reserve	reserve	profits	Total	interest	equity
Balance at 1 January 2008 (As restated)	1,437	64,320	516	1,113	17,933	56,713	36,480	178,512	4	178,516
Currency translation differences	—	—	—	—	—	(29)	—	(29)	—	(29)

Net income and expense recognised directly in equity	—	—	—	—	—	(29)	—	(29)	—	(29)

Profit for the year from continuing operations	—	—	—	—	—	—	6,340	6,340	—	6,340
Profit for the year from discontinued operations	—	—	—	—	—	—	27,572	27,572	1	27,573

Total recognised income and expense for 2008	—	—	—	—	—	(29)	33,912	33,883	1	33,884

Transfer to retained earnings in respect of depreciation differences on revalued assets	—	—	—	(977)	—	(70)	1,047	—	—	—
Transfer to statutory reserve	—	—	—	—	886	—	(886)	—	—	—
Appropriation to statutory reserves (Note 18)	—	—	—	—	3,542	—	(3,542)	—	—	—

Employee share option scheme:
— Value of employee services	—	—	96	—	—	—	—	96	—	96
— Issuance of shares upon exercise of options (Note 32)	3	252	(72)	—	—	267	—	450	—	450
Issuance of shares for 2008 Business Combination under common control (Note 1)	889	102,212	—	—	—	(103,101)	—	—	—	—
Transfer out upon the disposal of the CDMA business	—	—	—	—	—	—	—	—	(5)	(5)
Dividends relating to 2007 (Note 34)	—	—	—	—	—	—	(6,231)	(6,231)	—	(6,231)

Balance at 31 December 2008	2,329	166,784	540	136	22,361	(46,220)	60,780	206,710	—	206,710

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Consolidated Cash Flow Statement
For the year ended 31 December 2008
(All amounts in RMB millions)

			Year ended 31
			December
	Note		2008	2007
				As restated
				(Note 2.2)
Cash flows from operating activities
Cash generated from operations of continuing operations	(a	)	67,204	76,608
Interest received			246	287
Interest paid			(3,011)	(3,511)
Income tax paid			(7,765)	(8,128)

Net cash inflow from operating activities of continuing operations			56,674	65,256
Net cash inflow from operating activities of discontinued operations			656	1,225

Net cash inflow from operating activities			57,330	66,481

Cash flows from investing activities
Purchase of property, plant and equipment			(47,747)	(41,798)
Proceeds from disposal of property, plant and equipment and other assets			252	145
Consideration for purchase of business and entities under common control			(5,880)	(3,139)
Decrease/(increase) in short-term bank deposits			497	(434)
Purchase of other assets			(1,612)	(2,415)

Net cash outflow from investing activities of continuing operations			(54,490)	(47,641)
Net cash inflow from investing activities of discontinued operations			29,489	3,078

Net cash outflow from investing activities			(25,001)	(44,563)

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

		Year ended 31
		December
	Note	2008	2007
			As restated
			(Note 2.2)
Cash flows from financing activities
Proceeds from exercise of share options		450	532
Proceeds from short-term commercial paper		10,000	20,000
Proceeds from short-term bank loans		50,714	63,837
Proceeds from long-term bank loans		2,888	2,559
Proceeds from issuance of corporate bonds		5,000	2,000
Proceeds from related party loans		—	2,249
Repayment of short-term commercial paper		(20,000)	(16,646)
Repayment of short-term bank loans		(51,784)	(82,965)
Repayment of long-term bank loans		(23,832)	(13,416)
Repayment of capital element of finance lease payments		(101)	(890)
Repayment of related party loans		(2,222)	—
Payment of prior years distribution		(101)	(1,180)
Dividends paid to equity holders	34	(6,082)	(5,885)

Net cash outflow from financing activities of continuing operations		(35,070)	(29,805)
Net cash outflow from financing activities of discontinued operations		—	—

Net cash outflow from financing activities		(35,070)	(29,805)

Net cash outflow from continuing operations		(32,886)	(12,190)
Net cash inflow from discontinued operations	33	30,145	4,303

Net decrease in cash and cash equivalents		(2,741)	(7,887)
Cash and cash equivalents, beginning of year		11,979	19,866

Cash and cash equivalents, end of year	16	9,238	11,979

Analysis of the balances of cash and cash equivalents:
Cash balances		6	8
Bank balances		9,232	11,971

		9,238	11,979

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

(a)	The reconciliation of profit from continuing operations before income tax to cash generated from operations of continuing operations is as follows:

	Year ended 31
	December
	2008	2007
		As restated
		(Note 2.2)
Profit from continuing operations before income tax	8,141	27,241
Adjustments for:
Depreciation and amortisation	47,678	47,369
Interest income	(239)	(285)
Finance costs	2,135	2,922
Loss on disposal of property, plant and equipment and other assets	2	140
Gain on non-monetary assets exchange	(1,305)	(386)
Share-based compensation costs	84	170
Provision for doubtful debts	2,900	2,200
Impairment loss on property, plant and equipment	11,837	—
Realised loss on changes in fair value of derivative component of the convertible bonds	—	569

Changes in working capital:
Increase in accounts receivable	(1,683)	(2,400)
(Increase)/decrease in inventories	(109)	16
Decrease in other assets	833	1,619
Decrease/(increase) in prepayments and other current assets	669	(1,028)
Decrease/(increase) in amounts due from related parties	63	(24)
(Increase)/decrease in amounts due from domestic carriers	(49)	28
(Decrease)/increase in payables and accrued liabilities	(991)	2,376
Increase in advances from customers	1,159	407
Decrease in deferred revenue	(2,987)	(2,899)
Decrease in amounts due to ultimate holding company	(735)	(369)
Decrease in amounts due to related parties	(995)	(797)
Increase/(decrease) in amounts due to domestic carriers	796	(261)

Cash generated from operations of continuing operations	67,204	76,608

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
(b) Major non-cash transactions:
(i)	Payables to equipment suppliers for construction-in-progress during 2008 increased by approximately RMB19.7 billion (2007: approximately RMB1.3 billion).

(ii)	On 20 August 2007, convertible bonds of US$1 billion outstanding as 31 December 2006 were fully converted into 899,745,075 Shares.

(iii)	On 15 October 2008, the Company issued 10,102,389,377 Shares at a price of HK$11.60 per Share with fair value or total price of approximately RMB103.1 billion (equivalent to approximately HK$117.2 billion) in exchange for the entire issued share capital of China Netcom Group Corporation (Hong Kong) Limited. Please refer to Note 1 and Note 17 for details.

(iv)	For the years ended 31 December 2008 and 2007, the Group replaced copper cables in some fixed-line network infrastructure with optical fibers and related equipment. Some of this replacement was done through non-monetary assets exchanges with suppliers, through which optical fibers and related equipment were received in exchange for the Group’s own copper cables. The cost of the assets received was recorded at the fair value of the assets surrendered. In 2008, the net book value and fair value of copper cables surrendered were RMB805 million (2007: RMB182 million) and RMB2,110 million (2007: RMB568 million), respectively. A gain on the non-monetary assets exchange of RMB1,305 million (2007: RMB386 million) was recognised in the income statement for the year ended 31 December 2008.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Notes to the Consolidated Financial Statements
(All amounts in RMB millions unless otherwise stated)
1. ORGANISATION AND PRINCIPAL ACTIVITIES
     Th Company was incorporated as a limited liability company in Hong Kong on 8 February 2000. On 15 October 2008, the name of the Company was changed from “China Unicom Limited to “China Unicom (Hong Kong) Limited . Prior to the disposal of the CDMA cellular business to China Telecom Corporation Limited (“China Telecom”) and the merger with China Netcom Group Corporation (Hong Kong) Limited (“China Netcom”) on 1 October 2008 and 15 October 2008, respectively, as described below, the principal activities of the Company are investment holding and the Company’s subsidiaries were principally engaged in the provision of GSM and CDMA cellular, long distance, data and Internet services in the PRC. Upon the merger with China Netcom, the Company’s subsidiaries also provide fixed-line voice and value-added services, broadband and other Internet-related services, information communications technology services, business and data communications services and advertising and media services (hereinafter collectively referred to as the “Fixed-line business”) in the PRC. The GSM and CDMA businesses are hereinafter collectively referred to as the “Cellular Business”. The Company and its subsidiaries are hereinafter referred to as the “Group”. The address of its registered office is 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong.
     The Shares of the Company were listed on the Hong Kong Stock Exchange on 22 June 2000 and the ADS of the Company were listed on the New York Stock Exchange on 21 June 2000.
     The immediate holding company of the Company is Unicom BVI. The majority of the equity interest in Unicom BVI is owned by Unicom A Share Company, a joint stock company incorporated in the PRC on 31 December 2001, with its A shares listed on the Shanghai Stock Exchange on 9 October 2002. The majority of the equity interest in A Share Company is owned by Unicom Parent. In connection with the merger between the Company and China Netcom, Unicom BVI and Netcom BVI, the immediate holding company of China Netcom, entered into a concert party agreement on 22 September 2008, pursuant to which each of Unicom BVI and Netcom BVI will become persons acting in concert under the Hong Kong Takeovers Code in respect of their aggregate shareholding in the Company and agree, amongst others, to cooperate actively to obtain or consolidate control of the Company following completion of the merger. The Directors consider Unicom Parent to be the ultimate holding company of the Company.
     On 15 November 2008, the Company was notified by its substantial shareholders, Unicom BVI and Netcom BVI, that their respective parent companies, namely, Unicom Parent and China Network Communications Group Corporation (a state-owned enterprise established in the PRC, the parent company of Netcom BVI, hereinafter referred to as “Netcom Group”), have agreed to undertake a merger (the “Parent Merger”). On 6 January 2009, the Company was notified by its substantial shareholders that the Parent Merger, through the absorption of Netcom Group by Unicom Parent has been approved by the State-owned Assets Supervision and Administration Commission of the State Council (“SASAC”) and has become effective. As a result of the Parent Merger, Unicom Parent has assumed all the rights and obligations of Netcom Group, all the assets, liabilities and business of Netcom Group including the connected transaction agreements with the Group vested in Unicom Parent. Netcom Group will be deregistered and Unicom Parent remains the ultimate holding company of the Company.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Disposal of the Group’s CDMA business to China Telecom
     On 2 June 2008, the Company, China United Network Communications Corporation Limited (“CUCL”, formerly known as “China Unicom Corporation Limited”, a wholly-owned subsidiary of the Company) and China Telecom entered into a CDMA business framework agreement (“the Framework Agreement”), which set out the terms and conditions on which the Company, CUCL and China Telecom would proceed with the CDMA business disposal whereby CUCL will sell, and China Telecom would purchase, the CDMA business operated by the Group. The CDMA business was defined in the Framework Agreement to include the CDMA mobile telecommunication operations, and its related assets (including certain jointly used CDMA base stations to be agreed between CUCL and China Telecom) and liabilities owned and operated by CUCL. Pursuant to the Framework Agreement, the consideration for the proposed CDMA business disposal was RMB43.8 billion and was payable by China Telecom to the Group in cash in three installments. The consideration was subject to a price adjustment mechanism based on the CDMA service revenue generated by the Group for the six months ended 30 June 2007 and 30 June 2008. Based on the CDMA service revenue generated by the Group for the six months ended 30 June 2007 and 30 June 2008, and as agreed by the Company and China Telecom, there was no subsequent adjustment to the consideration as a result of the price adjustment mechanism. The completion of the proposed CDMA business disposal was subject to various conditions as set forth in the Framework Agreement.
     On 27 July 2008, the Company, CUCL and China Telecom further entered into a CDMA business disposal agreement (“the Disposal Agreement”). Pursuant to the Disposal Agreement , the Company and CUCL agreed to sell and China Telecom agreed to purchase: (i) the entire CDMA business, which is owned and operated by CUCL, together with the assets of CUCL which are relevant to the CDMA operations and the rights and liabilities of CUCL relating to its CDMA subscribers, immediately prior to the completion date; (ii) the entire equity interest in China Unicom (Macau) Company Limited (“Unicom Macau”, a subsidiary of the Company); and (iii) 99.5% of the equity interest in Unicom Huasheng Telecommunications Technology Company Limited (“Unicom Huasheng”, a subsidiary of CUCL) representing the entire equity interest in Unicom Huasheng held by CUCL (collectively referred to as the “CDMA Business”). The scope of the CDMA Business was set out in the Disposal Agreement and the detailed items were confirmed by the Company, CUCL and China Telecom in a final list of the detailed items of the CDMA Business.
     An extraordinary general meeting of the shareholders of the Company at which the above Disposal Agreement was approved was held on 16 September 2008. As all of the conditions of the CDMA Business disposal as specified in the Disposal Agreement were satisfied or were deemed to have been satisfied, the CDMA Business disposal was completed on 1 October 2008 and the Group recorded a gain on disposal of approximately RMB26.1 billion for the year ended 31 December 2008. For details, please refer to Note 33.
Merger between the Company and China Netcom by way of a scheme of arrangement of China Netcom (hereinafter referred to as the “2008 Business Combination”)
     On 2 June 2008, the Company and China Netcom jointly announced that the Company had formally presented a share proposal, an ADS proposal, and an option proposal to the board of directors of China Netcom, and requested China Netcom’s board of directors to put forward the proposals to the shareholders of China Netcom to consider a merger of the Company and China Netcom (“Proposed Merger”) by way of a scheme of arrangement of China Netcom (the “Scheme”) under Section 166 of the Companies Ordinance.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     Pursuant to the aforementioned share proposal and ADS proposal, each holder of a China Netcom share or China Netcom ADS was entitled to receive 1.508 new ordinary shares or 3.016 new ADSs of the Company, respectively, for every China Netcom share and China Netcom ADS held. Under the option proposal, the Company would establish a new option plan, and each holder of China Netcom option would be entitled to receive new options of the Company to acquire the Company’s shares in exchange for their outstanding China Netcom options (whether vested or not). The grant of these options would be based on a formula that valued the new options of the Company received by a holder of China Netcom options equivalent to the “see-through” price of that holder’s outstanding China Netcom options.
     An extraordinary general meeting of the shareholders of the Company at which the resolutions described above was approved was held on 16 September 2008 and the Scheme was sanctioned by the Hong Kong High Court on 14 October 2008. The consideration for the 2008 Business Combination was approximately HK$117.2 billion which was satisfied by the issuance of 10,102,389,377 Shares. As all of the conditions of the above proposals and the Scheme as specified in the Scheme document had been satisfied, the Scheme became effective on 15 October 2008.
Incorporation of Unicom Huakai Telecommunications Company Limited (“Unicom Huakai”)
     On 19 August 2008, CUCL established a wholly-owned subsidiary, Unicom Huakai, which is principally engaged in sales of handsets and telecommunications equipment and provision of technical services. The paid-in capital of Unicom Huakai is RMB500 million.
     On 26 December 2008, the name of Unicom Huakai was changed to Unicom Vsens Telecommunications Company Limited.
Incorporation of China Unicom Mobile Network Company Limited (“Unicom Mobile Network”)
     On 31 December 2008, CUCL established a wholly-owned subsidiary, Unicom Mobile Network, which is principally engaged in construction and maintenance of the Group’s network. The paid-in capital of Unicom Mobile Network is RMB500 million.
Proposed merger between CUCL and China Netcom (Group) Company Limited (a wholly-owned foreign enterprise established in the PRC, hereinafter referred to as “CNC China”, a wholly-owned subsidiary of China Netcom)
     On 15 October 2008, as part of the Company’s integration with China Netcom, the Company entered into an agreement with three of its wholly-owned subsidiaries, namely (i) China Netcom; (ii) CUCL and (iii) CNC China, pursuant to which CUCL would merge with, and absorb, CNC China. The merged company would retain the name of China United Network Communications Corporation Limited and would remain a wholly-owned subsidiary of the Company. The merger between CUCL and CNC China became effective on 1 January 2009.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
2007 disposal and business combination activities
•	Disposal of the fixed-line telecommunications operations in Guangdong province and Shanghai municipality branches (“Guangdong and Shanghai Branches”)
     On 15 January 2007, the Company’s wholly-owned subsidiary, CNC China entered into an assets transfer agreement with Netcom Group. Pursuant to the agreement, CNC China agreed to sell its assets and liabilities in relation to its fixed-line telecommunications operations in Guangdong and Shanghai Branches in the PRC to Netcom Group for cash consideration of RMB3.5 billion. The disposal was completed on 28 February 2007 upon the approval granted from the MIIT.
•	Purchase of assets and business of Guizhou branch of Unicom Parent
     Pursuant to an asset transfer agreement entered between CUCL and Unicom Parent on 16 November 2007, CUCL agreed to purchase the GSM cellular telecommunication assets and business, and the CDMA cellular telecommunication business (operated through a leasing of CDMA network capacity from Unicom New Horizon Mobile Telecommunications Company Limited (“Unicom New Horizon”, a wholly-owned subsidiary of Unicom Parent)) of Guizhou branch of Unicom Parent (“Guizhou Business”) at a cash consideration of RMB880 million. In addition, pursuant to the asset transfer agreement, the profit or loss of the Guizhou Business for the period from 31 December 2006 to 31 December 2007 (i.e, the effective date of the acquisition) was transferred to Unicom Parent.
•	Acquisition of Beijing Telecommunications Planning and Designing Institute Corporation Limited (“Beijing Telecom P&D Institute”)
     On 5 December 2007, China Netcom Group System Integration Limited Corporation (“System Integration Corporation”), a wholly-owned subsidiary of CNC China, entered into an equity interest transfer agreement with China Netcom Group Beijing Communications Corporation (“Beijing Communications Corporation”, a subsidiary of Netcom Group), pursuant to which System Integration Corporation agreed to acquire the entire equity interest of Beijing Telecom P&D Institute from Beijing Communications Corporation for a total consideration of RMB299 million. The acquisition was completed on 31 December 2007.
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.
2.1	First-time Adoption of International Financial Reporting Standards (“IFRSs”) and Statement of Compliance
     These financial statements have been prepared in accordance with all applicable International Financial Reporting Standards issued by the International Accounting Standards Board (“IASB”), which collective term includes all applicable individual International Financial Reporting Standards, International Accounting Standards (“IASs”) and Interpretations issued by the IASB. Hong Kong Financial Reporting Standards (“HKFRSs”), which collective term includes all applicable individual Hong Kong Financial Reporting Standards, Hong Kong Accounting Standards (“HKASs”) and

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Interpretations issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”). These financial statements also comply with HKFRSs, which are consistent with IFRSs, as well as the applicable disclosure provisions of the Listing Rules and the requirements of the Companies Ordinance.
     Although HKFRSs have been fully converged with IFRSs in all material respects since 1 January 2005, these financial statements are the first published financial statements in which the Group makes an explicit and unreserved statement of compliance with IFRSs. Therefore, in preparing these financial statements, management has given due consideration to the requirements of IFRS 1, “First-time Adoption of International Financial Reporting Standards”. As the Group’s financial statements for the year ended 31 December 2008 are the first annual financial statements that comply with IFRSs and HKFRSs, the Group is required to establish its IFRS accounting policies for the year ended 31
December 2008 and except for the standard described below, apply these retrospectively to determine the IFRS opening balance sheet at its date of transition, 1 January 2007, being the beginning of the earliest period for which the Group presents full comparative information in these financial statements.
     With due regard to the Group’s accounting policies in previous periods and the requirements of IFRS 1, management has elected to apply the optional exemption to not apply IFRS 3 “Business Combinations” retrospectively to past business combinations that occurred prior to 1 January 2005. In addition, the Group has elected to apply IFRS 2 “Share-based Payment” to equity instruments that were granted after 7 November 2002 that vested on or after 1 January 2005. As a result, the conversion from HKFRSs to IFRSs did not result in any impact on the Group’s accounts. As such, the Group makes an explicit and unreserved statement of compliance with IFRSs in the first IFRS financial statements which included amounts arising from business combinations in prior years in the comparatives. Accordingly, these financial statements continue to include a statement of compliance with HKFRSs as well as including for the first time a statement of compliance with IFRSs, without adjustment to the Group’s and the Company’s financial position, the Group’s financial performance or cash flows either at the date of transition to IFRSs or at the end of latest period presented in accordance with HKFRSs.
     The comparative amounts of the consolidated financial statements were restated in accordance with HKFRSs. For details, please refer to Note 2.2. Under IFRSs, there is no restatement as the same accounting policies are applied to the opening balance sheet and throughout all periods presented.
2.2	Basis of Preparation
     The consolidated financial statements have been prepared under the historical cost convention, modified by the revaluation of property, plant and equipment (other than buildings and telecommunications equipment of the GSM business), and financial assets and financial liabilities (including derivative financial instruments) at fair value through profit or loss. The consolidated financial statements prepared by the PRC subsidiaries for PRC statutory reporting purposes are based on the Chinese Accounting Standards for Business Enterprises (“CAS”) issued by the Ministry of Finance, which became effective from 1 January 2007 with certain transitional provisions. There are certain differences between the Group’s IFRS/HKFRS financial statements and PRC statutory financial statements. The principal adjustments made to the PRC statutory financial statements to conform to IFRS/HKFRS include the following:

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
•	reversal of the revaluation surplus or deficit and related depreciation and amortisation charges arising from the revaluation of assets (mainly property, plant and equipment) performed by independent valuers for the purpose of reporting to the relevant PRC government authorities prior to 1 January 2007;

•	recognition of the revaluation surplus or deficit and related depreciation charges for the purpose of reporting the property, plant and equipment (other than buildings and telecommunications equipment of the GSM business) at revalued amounts under IFRS/HKFRS;

•	recognition of goodwill associated with the acquisition of certain subsidiaries prior to 2005;

•	capitalisation of the direct costs associated with the acquisition of subsidiaries prior to 2005;

•	additional capitalisation of borrowing costs prior to the adoption of CAS on 1 January 2007;

•	capitalisation and amortisation of upfront non-refundable revenue and the related direct incremental costs for activating cellular subscribers prior to the adoption of CAS on 1 January 2007; and

•	adjustments for deferred taxation in relation to IFRS/HKFRS adjustments.
Discontinued Operations
     On 2 June 2008, the Company, CUCL and China Telecom entered into the Framework Agreement to dispose of the assets and liabilities in relation to the CDMA business and the disposal was completed on 1 October 2008. In accordance with IFRS/HKFRS 5 “Non-current Assets Held for Sale and Discontinued Operations” issued by the IASB/HKICPA (“IFRS/HKFRS 5”), the results and cash flows of the operations of the CDMA business segment of the Group have been presented as discontinued operations in the consolidated income statement and cash flow statement of the Group for the year ended 31 December 2008, and the 2007 comparative figures for the consolidated income statement and cash flow statement were also reclassified as discontinued operations accordingly. The difference between the consideration received and receivable and the book value of net assets disposed of is recorded as “Gain on the disposal of discontinued operations” in the consolidated income statement for the year ended 31 December 2008.
     On 15 January 2007, CNC China entered into an assets transfer agreement with Netcom Group to dispose of the assets and liabilities in relation to the telecommunications operations of its Guangdong and Shanghai Branches in the PRC and the disposal was completed on 28 February 2007. In accordance with IFRS/HKFRS 5, the results and cash flows of the operations of the Guangdong and Shanghai Branches have been presented as discontinued operations in the consolidated income statement and cash flow statement of the Group for the year ended 31 December 2007.
     For details, please refer to Note 33.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Business Combination of Entities and Business under Common Control
     The merger between the Company and China Netcom is considered to be a business combination of entities under common control as their respective ultimate holding companies, namely Unicom Parent and Netcom Group, are both under the common control of SASAC. Further, the 2008 Business Combination was carried out by reference to the Announcement on Deepening the Reform of the Structure of the Telecommunications Sector dated 24 May 2008 jointly issued by MIIT, the National Development and Reform Commission(“NDRC”) and the Ministry of Finance of the PRC. As set out in Note 1, Unicom Parent and Netcom Group had merged on 6 January 2009 following the merger between the Company and China Netcom.
     The acquisition of Beijing Telecom P&D Institute in 2007 was considered to be a business combination of entities under common control of Netcom Group as Beijing Telecom P&D Institute was a wholly-owned subsidiary of Beijing Communications Corporation, which is a wholly-owned subsidiary of Netcom Group.
     The acquisition of Guizhou Business in 2007 was also considered to be a business combination of entity and business under common control as the Group and Guizhou Business were both under the common control of Unicom Parent.
     Upon the adoption of HKFRSs in 2005 by the Group, the above transactions have been accounted for using merger accounting in accordance with the Accounting Guideline 5 “Merger Accounting for Common Control Combinations” (“AG 5”) issued by the HKICPA. With regard to IFRSs, the Group adopted the accounting policy to account for business combinations of entities and businesses under common control using the predecessor values method which is consistent with HKFRSs. The acquired assets and liabilities are stated at predecessor values, and are included in the consolidated financial statements from the beginning of the earliest period presented as if the entities and business acquired had always been part of the Group.
Changes of Accounting Policies and Estimates
     Since the 2008 Business Combination is accounted for as a business combination of entities under common control, the Group has restated all its HKFRS 2007 comparative amounts as if the merger had been completed on the earliest date of the periods being presented, i.e., 1 January 2007. In addition, to align the accounting policies of the Group and China Netcom, the Group has adopted the following changes solely to its HKFRS accounting policies:
(a) Measurement of property, plant and equipment
     Pursuant to a resolution passed by the Board of Directors on 13 August 2008, the Group changed the following accounting policies for the property, plant and equipment held by the Group prior to the merger with China Netcom:
1)	Buildings are stated at historical costs less accumulated depreciation and accumulated impairment losses instead of at revalued amounts;

2)	Other property, plant and equipment (other than the telecommunications equipment of GSM business) are stated at revalued amounts instead of historical costs less accumulated depreciation and accumulated impairment losses.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The change in accounting policy in relation to buildings has been applied on a retrospective basis. The change in accounting policy for other property, plant and equipment (other than the telecommunications equipment of GSM business) to the revaluation basis has been treated as a revaluation occurring at the beginning of the earliest period presented in these financial statements. Accordingly, a revaluation of property, plant and equipment (other than the telecommunications equipment of GSM business) as at 1 January 2007 was performed by an independent property valuation firm, using the replacement cost or open market value approach, as appropriate.
     The impact of the changes of accounting policies for property, plant and equipment is summarised as follows:

	As at	As at		Year ended
	1 January	31 December		31 December
	2007	2008	2007	2008	2007
Continuing operations:
Change in measurement of buildings
Decrease in property, plant and equipment, net	(349)	(324)	(335)	—	—
Decrease in deferred tax liabilities	104	73	76	—	—
Decrease in revaluation reserve	273	304	301	—	—
Increase in retained profits	(28)	(53)	(42)	—	—
Decrease in depreciation and amortisation charge	—	—	—	(11)	(14)
Increase in deferred tax expense	—	—	—	3	—

Change in measurement of other property, plant and equipment (other than the telecommunications equipment of GSM business)
Decrease in property, plant and equipment, net	(814)	(504)	(659)	—	—
Increase in deferred tax assets	269	125	164	—	—
Increase in revaluation reserve, net	(265)	(135)	(215)	—	—
Decrease in retained profits	810	514	710	—	—
Decrease in depreciation and amortisation charge	—	—	—	(155)	(155)
Increase in deferred tax expense	—	—	—	39	128
     The above changes in accounting policies did not have significant impact on the earnings per share for the years ended 31 December 2008 and 2007.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
(b) Subscriber points reward program
     The Group has implemented a subscriber points reward program, which is a bonus points based scheme that rewards subscribers according to their service consumption, loyalty and payment history. In prior years, the Group recognised the estimated costs under the subscriber points reward program as “other operating expenses”. In 2008, the Group early adopted IFRIC/HK(IFRIC)-Int 13. Upon the early adoption of IFRIC/HK(IFRIC)-Int 13, a portion of the consideration received or receivable from customers is allocated to the bonus points by reference to their fair value. The fair value of the subscriber points award is recorded as deferred revenue when the rewards are granted and recognised as revenue when the points are redeemed or expired. The deferred revenue is recognised based on (i) the value of each bonus point awarded to subscribers, (ii) the number of bonus points related to subscribers who are qualified or expected to be qualified to exercise their redemption right at each balance sheet date and (iii) the expected bonus points redemption rate. The adoption of IFRIC/HK(IFRIC)-Int 13 represents a change solely in HKFRS accounting policy which has been applied retrospectively so the comparatives presented have been restated to conform with the changed policy.
     The impact of change of accounting policy is summarised as follows:

	As at	As at
	31 December	31 December
	2008	2007
Decrease in payables and accrued liabilities	(118)	(634)
Increase in deferred revenue	118	634

	Year ended	Year ended
	31 December	31 December
	2008	2007
Continuing operations:
Increase/(decrease) in revenue	264	(55)
(Increase)/ decrease in expense	(264)	55
Discontinued operations:
Increase/(decrease) in revenue	118	(23)
(Increase)/ decrease in expense	(118)	23

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The following tables summarise the changes to the 2007 comparative financial information in connection with the disposal of the CDMA Business, 2008 Business Combination and changes of accounting policies:

	The Group
		CDMA
		Business		Changes of
	As previously	(discontinued	2008 Business	accounting
	reported	operations)	Combination	policies	Eliminations	As restated
For the year ended/ as at 31 December 2007
Results of continuing operations:
Revenue	99,539	(31,197)	84,005	(78)	(1,582)	150,687
Profit for the year	9,301	(656)	11,472	41	—	20,158
Financial position:
Non-current assets	132,588	—	170,078	(754)	—	301,912
Current assets	16,834	—	15,508	—	(167)	32,175
Total assets	149,422	—	185,586	(754)	(167)	334,087
Non-current liabilities	2,974	—	28,128	423	—	31,525
Current liabilities	49,231	—	75,405	(423)	(167)	124,046
Total liabilities	52,205	—	103,533	—	(167)	155,571
Net assets	97,217	—	82,053	(754)	—	178,516

	The Company
		Change of
	As previously	accounting
	reported	policy	As restated
For the year ended/ as at 31 December 2007
Results of continuing operations:
Profit for the year	2,757	151	2,908
Financial position:
Non-current assets	64,203	501	64,704
Current assets	8,485	—	8,485
Total assets	72,688	501	73,189
Non-current liabilities	1,461	—	1,461
Current liabilities	2,267	—	2,267
Total liabilities	3,728	—	3,728
Net assets	68,960	501	69,461

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Going Concern Assumption
     As at 31 December 2008, the current liabilities of the Group exceeded the current assets by approximately RMB89.1 billion (31 December 2007: approximately RMB91.9 billion). Given the current global economic conditions and the Group’s expected capital expenditure in the foreseeable future, management has comprehensively considered the Group’s available sources of funds as follows:
•	The Group’s continuous net cash inflow from operating activities;

•	Unutilised banking facilities of approximately RMB92.0 billion; and

•	Other available sources of financing from domestic banks and other financial institutions given the Group’s credit history.
     In addition, the Group will continue to optimise its fund raising strategy from short, medium and long-term perspectives and to seize the opportunity in the current capital market to take advantage of the low interest rates by issuing medium to long-term debts with low financing cost.
     Based on the above considerations, the Board of Directors is of the opinion that the Group has sufficient funds to meet its working capital requirements and debt obligations. As a result, the consolidated financial statements of the Group for the year ended 31 December 2008 have been prepared under the going concern basis.
Critical Accounting Estimates and Judgment
     The preparation of the consolidated financial statements in conformity with IFRSs/HKFRSs requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 4.
New Accounting Standards, Amendments and Interpretations Pronouncements
     The IASB has issued a number of new and revised IFRSs and interpretations that are first effective for the current accounting period commencing 1 January 2008 or are available for early adoption. The equivalent new and revised HKFRSs and interpretations consequently issued by the HKICPA have the same effective date as those issued by the IASB and are in all material respects identical to the pronouncements issued by the IASB. There have been no other material changes to HKFRSs.
(a)	The following interpretation is early adopted by the Group
•	IFRIC/HK(IFRIC) — Int 13, “Customer loyalty programmes” (effective from 1 July 2008). IFRIC/HK(IFRIC) — Int 13 clarifies that where goods or services are sold together with a customer loyalty incentive (for example, loyalty points or free products), the arrangement is a multiple-element arrangement and the consideration receivable from the customer is allocated between the components of the arrangement using fair values. Comparatives for

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
2007 have been restated upon adoption of this new interpretation. For the financial impact of the early adoption of IFRIC/HK(IFRIC) — Int 13 on the Group’s financial statements, please refer to point (b) “Subscriber points reward program” under the section headed “Change of Accounting Policies and Estimate” of this Note.
(b)	The following new amendment and interpretation are effective in 2008 and are relevant and are applicable to the Group’s operations
•	IFRIC/HK(IFRIC)-Int 11, “Group and treasury share transactions” provides guidance on whether share-based transactions involving treasury shares or involving group entities (for example, options over parent’s shares) should be accounted for as equity-settled or cash-settled share-based payment transactions in the stand-alone accounts of the parent and group companies. In previous years, the Company granted certain share options to its subsidiaries’ employees and recognised the share-based compensation cost in accordance with the transitional provision of IFRS/HKFRS 2. Upon the adoption of IFRIC/HK(IFRIC)-Int 11, equity-settled share-based compensation plan in which the Company grants share options to subsidiaries’ employees are accounted for as an increase in the value of investments in the subsidiaries in the Company’s balance sheet which is eliminated on consolidation. Accordingly, the share-based compensation cost previously recognised by the Company in its unconsolidated financial statements of approximately RMB151 million for the year ended 31 December 2007 was allocated to the subsidiaries and the related business segments. The segment information for the year ended 31 December 2007 has been restated to reflect the effect of the adoption of IFRIC/HK(IFRIC)-Int 11.

•	IAS/HKAS 39, “Financial instruments: Recognition and measurement”, amendment on reclassification of financial assets permits reclassification of certain financial assets out of the held-for-trading and available-for-sale categories if specified conditions are met. The related amendment to IFRS/HKFRS 7, “Financial instruments: Disclosures”, introduces disclosure requirements with respect to financial assets reclassified out of the held-for-trading and available-for-sale categories. This amendment does not have any impact on the Group’s financial statements, as the Group has not reclassified any financial assets.
(c)	The following interpretations to published standards are mandatory for accounting periods beginning on or after 1 January 2008 but are not relevant to the Group’s operation
•	IFRIC/HK(IFRIC)-Int 12, “Service concession arrangements”.

•	IFRIC/HK(IFRIC)-Int 14, “The limit on a defined benefit asset, minimum funding requirements and their interaction”.
(d)	Standards, amendments to standards and interpretations to existing standards have been issued but not yet effective in 2008 and have not been early adopted by the Group
•	IFRS/HKFRS 2 (Amendment), “Share-based payment” (effective from 1 January 2009). The amended standard deals with vesting conditions and cancellations. It clarifies that vesting conditions are service conditions and performance conditions only. Other features of a share-based payment are not vesting conditions. As such these features would need to

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
be included in the grant date fair value for transactions with employees and others providing similar services, that is, these features would not impact the number of awards expected to vest or valuation thereof subsequent to grant date. All cancellations, whether by the entity or by other parties, should receive the same accounting treatment.

•	IFRS/HKFRS 8, “Operating segments” (effective from 1 January 2009). The amended standard replaces IAS/HKAS 14, “Segment reporting”, and aligns segment reporting with the requirements of the US standard SFAS 131, “Disclosures about segments of an enterprise and related information”. The new standard requires a “management approach”, under which segment information is presented on the same basis as that used for internal reporting purposes.

•	IFRS/HKFRS 3 (Revised) “Business combination” (effective from 1 July 2009). The revised standard continues to apply the acquisition method to business combinations, with some significant changes. For example, all payments to purchase a business are to be recorded at fair value at the acquisition date, with contingent payments classified as debt subsequently re-measured through the consolidated income statement. There is a choice on an acquisition by acquisition basis to measure the non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets. All acquisition-related costs should be expensed.

•	IAS/HKAS 1 (Revised), “Presentation of financial statements” (effective from 1 January 2009). The revised standard will prohibit the presentation of items of income and expenses (that is, “non-owner changes in equity”) in the statement of changes in equity, requiring “non-owner changes in equity” to be presented separately from owner changes in equity. All non-owner changes in equity will be required to be shown in a performance statement, but entities can choose whether to present one performance statement (the statement of comprehensive income) or two statements (the consolidated income statement and statement of comprehensive income). Where entities restate or reclassify comparative information, they will be required to present a restated balance sheet as at the beginning comparative period in addition to the current requirement to present balance sheets at the end of the current period and comparative period. It is likely that both the consolidated income statement and statement of comprehensive income will be presented as performance statements.

•	IAS/HKAS 23 (Revised), “Borrowing costs” (effective from 1 January 2009). The amendment requires an entity to capitalise borrowing costs directly attributable to the acquisition, construction or production of a qualifying asset (one that takes a substantial period of time to get ready for use or sale) as part of the cost of that asset. The option of immediately expensing those borrowing costs will be removed.

•	IAS/HKAS 27 (Revised) “Consolidated and separate financial statements” (effective from 1 July 2009).The revised standard requires the effects of all transactions with non-controlling interests to be recorded in equity if there is no change in control and these transactions will no longer result in goodwill or gains and losses. The standard also specifies the accounting when control is lost. Any remaining interest in the entity is re-measured to fair value and a gain or loss is recognised in profit or loss.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
•	IASB’s annual improvement project published in May 2008/HKICPA’s improvements to HKFRS published in October 2008
➢	IAS/HKAS 1 (Amendment), “Presentation of financial statements” (effective from 1 January 2009). The amendment clarifies that some rather than all financial assets and liabilities classified as held for trading in accordance with IAS/HKAS 39, “Financial instruments: Recognition and measurement” are examples of current assets and liabilities respectively.

➢	IAS/HKAS 19 (Amendment), “Employee benefits” (effective from 1 January 2009).
—	The amendment clarifies that a plan amendment that results in a change in the extent to which benefit promises are affected by future salary increases is a curtailment, while an amendment that changes benefits attributable to past service gives rise to a negative past service cost if it results in a reduction in the present value of the defined benefit obligation.

—	The definition of return on plan assets has been amended to state that plan administration costs are deducted in the calculation of return on plan assets only to the extent that such costs have been excluded from measurement of the defined benefit obligation.

—	The distinction between short term and long term employee benefits will be based on whether benefits are due to be settled within or after 12 months of employee service being rendered.

—	IAS/HKAS 37, “Provisions, contingent liabilities and contingent assets” requires contingent liabilities to be disclosed, not recognised. IAS/HKAS 19 has been amended to be consistent.
➢	IAS/HKAS 23 (Amendment), “Borrowing costs” (effective from 1 January 2009). The definition of borrowing costs has been amended so that interest expense is calculated using the effective interest method defined in IAS/HKAS 39 “Financial instruments: Recognition and measurement”. This eliminates the inconsistency of terms between IAS/HKAS 39 and IAS/HKAS 23.

➢	IAS/HKAS 27 (Amendment), “Consolidated and separate financial statements” (effective from 1 January 2009). Where an investment in a subsidiary that is accounted for under IAS/HKAS 39, “Financial instruments: recognition and measurement”, is classified as held for sale under IFRS/HKFRS 5, “Non-current assets held for sale and discontinued operations”, IAS/HKAS 39 would continue to be applied.

➢	IAS/HKAS 36 (Amendment), “Impairment of assets” (effective from 1 January 2009). Where fair value less costs to sell is calculated on the basis of discounted cash flows, disclosures equivalent to those for value-in-use calculation should be made.

➢	IAS/HKAS 40 (Amendment), “Investment property” (and consequential amendments to IAS/HKAS 16) (effective from 1 January 2009). Property that is under construction or development for future use as investment property is within the scope of IAS/HKAS 40. Where the fair value model is applied, such property is, therefore,

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
measured at fair value. However, where fair value of investment property under construction is not reliably measurable, the property is measured at cost until the earlier of the date construction is completed and the date at which fair value becomes reliably measurable.

➢	IFRS/HKFRS 5 (Amendment), “Non-current assets held for sale and discontinued operations” (and consequential amendment to IFRS/HKFRS 1, “First-time adoption”) (effective from 1 July 2009). The amendment clarifies that all of a subsidiary’s assets and liabilities are classified as held for sale if a partial disposal sale plan results in loss of control, and relevant disclosure should be made for this subsidiary if the definition of a discontinued operation is met. A consequential amendment to IFRS/ HKFRS 1 states that these amendments are applied prospectively from the date of transition to IFRS/HKFRSs.

➢	There are a number of minor amendments to IFRS/HKFRS 7, “Financial instruments: Disclosures”, IAS/HKAS 8, “Accounting policies, changes in accounting estimates and errors”, IAS/HKAS 10, “Events after the balance sheet date”, IAS/HKAS 18, “Revenue” and IAS/HKAS 34, “Interim financial reporting” which are not addressed above.
The Group is currently evaluating the impact of adopting the above standards/interpretations on the Group’s consolidated financial statements.
2.3 Consolidation
     The consolidated financial statements include the financial statements of the Company and all of its subsidiaries made up to 31 December.
(a) Subsidiaries
     Subsidiaries are all entities (including special purpose entities) over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity.
     Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases. Upon the disposal of subsidiaries, the difference between the consideration received and receivable and the book value of net assets disposed of is recorded as gain/loss on disposal in the consolidated income statement in the year of disposal.
     The Group has acquired the equity interests of certain subsidiaries prior to 2005 (refer to Note 8 for details). Prior to the adoption of HKFRSs in 2005, the Group accounted for the acquisition of subsidiaries under common control in accordance with the original HK SSAP 27 “Accounting for Group Reconstructions” (“HK SSAP 27”) under the previous accounting principles generally accepted in Hong Kong and the requirement of the Hong Kong Companies Ordinance. Since the criteria for applying merger accounting under HK SSAP 27 was not satisfied, the purchase method of accounting was used to account for the acquisitions of those subsidiaries (including common control transactions) by the Group prior to 2005.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     Under the purchase method of accounting, the cost of an acquisition is measured at the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities and contingent liabilities assumed are measured initially at their fair values at the acquisition date, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the fair value of the Group’s share of the identifiable net assets of the subsidiary acquired, the difference is recognised directly in the income statement.
     Upon the adoption of HKFRSs in 2005, merger accounting is used by the Group to account for the business combination of entities and businesses under common control in accordance with AG 5 issued by the HKICPA. The results of operations and financial position of such entities or businesses are included in the consolidated financial statements as if the businesses were always part of the Group from the beginning of the earliest period presented or since the date when the combining entities or businesses first came under common control, where this is a shorter period, regardless of the date of the common control combination.
     Upon the adoption of IFRSs, the Group has elected not to apply IFRS 3 “Business Combination” retrospectively to past business combination that occurred prior to 1 January 2005. In addition, the Group adopted the accounting policy to account for business combination of entities and businesses under common control using the predecessor values method which is consistent with HKFRS.
     Inter-company transactions, balances and unrealised gains on transactions between group companies are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of subsidiaries would be changed where necessary in the consolidated financial statements to ensure consistency with the policies adopted by the Group.
     In the Company’s balance sheet, the investments in subsidiaries are stated at cost less provision for impairment losses. The results of subsidiaries are accounted for by the Company on the basis of dividends received and receivable.
(b) Minority interests
     Minority interests at the balance sheet date, being the portion of the net assets of subsidiaries attributable to interests that are not owned by the Company, whether directly or indirectly through subsidiaries, are presented in the consolidated balance sheets and statements of changes in equity within equity, separately from equity attributable to the equity holders of the Company. Minority interests in the results of the Group are presented on the face of the consolidated income statements as an allocation of the total profit or loss for the year between minority shareholders and the equity holders of the Company.
     Where losses applicable to the minority exceed the minority’s interest in the equity of a subsidiary, the excess, and any further losses applicable to the minority, are charged against the Group’s interest except to the extent that the minority has a binding obligation to, and is able to, make additional investment to cover the losses. If the subsidiary subsequently reports profits, the Group’s interest is allocated all such profits until the minority’s share of losses previously absorbed by the Group has been recovered.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The Group applies a policy of treating transactions with minority interests as transactions with parties external to the Group. Disposals to minority interests result in gains or losses for the Group are recorded in the consolidated financial statements. Purchases from minority interests result in goodwill, being the difference of any consideration paid and the relevant share of the carrying value of the net assets of the subsidiary acquired.
2.4 Segment Reporting
     A business segment is a group of assets and operations engaged in providing products or services that are subject to risks and returns that are different from those of other business segments. For details of the Group’s business segments, please refer to Note 5. The Group has not presented geographical segments as the Group operates primarily in one geographical segment. This is also consistent with the Group’s internal financial reporting.
     Unallocated costs primarily represent corporate expenses, realised losses on changes in fair value of the derivative component of the convertible bonds and income tax expenses, whilst unallocated income represents interest income and other gains (including the tax refund on reinvestment in subsidiaries) that cannot be allocated to different operating segments. Segment assets consist primarily of property, plant and equipment, other assets, prepayments, inventories and consumables, receivables and operating cash. Segment liabilities primarily comprise operating liabilities. Capital expenditure mainly comprises additions to property, plant and equipment.
2.5 Foreign Currency Translation
(a) Functional and presentation currency
     Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entities operate (“the functional currency”). The consolidated financial statements are presented in RMB, which is the Company’s functional and presentation currency.
(b) Transactions and balances
     Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement.
(c) Group companies
     The results and financial position of all the Group entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:
•	Assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
•	Income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and

•	All resulting exchange differences are recognised as a separate component of equity into other reserve.
     On consolidation, exchange differences arising from the translation of the net investment in foreign operations, and of borrowings and other currency instruments designated as hedges of such investments, are taken to shareholders’ equity. When a foreign operation is sold, such exchange differences are recognised in the income statement as part of the gain or loss on disposal.
2.6 Property, Plant and Equipment
(i) Construction-in-progress
     Construction-in-progress (“CIP”) represents buildings, plant and equipment under construction and pending installation, and is stated at cost less accumulated impairment losses. Costs include construction and acquisition costs, and interest charges arising from borrowings used to finance the assets during the construction period. No provision for depreciation is made on construction-in-progress until such time as the assets are completed and ready for use. When the asset being constructed becomes available for use, the CIP is transferred to the appropriate category of property, plant and equipment.
(ii) Buildings
     As discussed in Note 2.2, on 1 January 2007, the Group changed its accounting policy such that buildings held by the Group are stated at cost, instead of revalued amounts, less accumulated depreciation and accumulated impairment losses, and are depreciated over their expected useful lives, which is consistent with the accounting policy of China Netcom prior to the merger as discussed in Note 1.
(iii) Other property, plant and equipment
     Other property, plant and equipment comprise telecommunications equipment, leasehold improvements, office furniture, fixtures, motor vehicles and others. The cost of an asset, except for those acquired in exchange for a non-monetary asset or assets, comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.
     If an item of property, plant and equipment is acquired in exchange for another item of property, plant and equipment, the cost of such an item of property, plant and equipment is measured at fair value unless (a) the exchange transactions lacks commercial substance or (b) the fair value of neither the asset received nor the asset given up is reliably measurable. If the acquired item is not measured at fair value, its cost is measured at the carrying amount of the asset given up.
     Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable at the time the costs are incurred that future economic benefits associated with the item will flow to the Group, and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognised. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     As discussed in Note 2.2, on 1 January 2007, the Group changed its accounting policy such that all other property, plant and equipment (other than the telecommunications equipment of the GSM business) held by the Group are stated at revalued amounts, instead of historical costs, less accumulated depreciation and accumulated impairment losses, which is consistent with the accounting policy of China Netcom prior to the merger as discussed in Note 1.
     When an item of fixed asset is revalued, any accumulated depreciation at the date of the revaluation is restated proportionately together with the change in the gross carrying amount of the asset so that the carrying amount of the asset after revaluation equals its revalued amount. Increases in valuation are credited to the revaluation reserve. Decreases in valuation are first set off against any revaluation surplus on earlier valuations in respect of the same item and thereafter are debited to income statement. Any subsequent increases are credited to the income statement up to the amount previously debited. Each year the difference between depreciation based on the revalued carrying amount of the asset expensed in the income statement and depreciation based on the asset’s original cost is transferred from the revaluation reserve to retained profits.
     Revaluations on fixed assets will be performed with sufficient regularity by independent valuers and in each of the intervening years, valuations are reviewed by management of the Group. The revalued amount is the fair value at the date of revaluation.
(iv) Depreciation
     Depreciation on property, plant and equipment is calculated using the straight-line method to allocate their costs or revalued amounts less their residual values over their estimated useful lives, as follows:

	Depreciable life	Residual rate
Buildings	3 - 50 years	3-5%
Telecommunications equipment of GSM business	5 - 15 years	3-5%
Telecommunications equipment of Fixed-line business	5 - 15 years	3-5%
Office furniture, fixtures, motor vehicles and others	5 - 18 years	3-5%
     Leasehold improvements are depreciated over the shorter of their estimated useful lives and the lease periods.
     The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date.
     An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount (Note 2.10).
(v) Gain or loss on disposal of property, plant or equipment
     Gains or losses on disposal of a property, plant or equipment are determined by comparing the net sales proceeds with the carrying amounts, and are recognised in the income statement. When revalued assets are sold, the residual amounts included in the revaluation reserve are transferred to retained profits.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
2.7 Goodwill
     Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill is tested annually for impairment and carried at cost less accumulated impairment losses. Impairment losses on goodwill are not reversed. Gain or loss on the disposal of an entity includes the carrying amount of goodwill relating to the entity sold.
     Goodwill is allocated to cash-generating units for the purpose of impairment testing. The allocation is made to those cash-generating units or groups of cash-generating units that are expected to benefit from the business combination in which the goodwill arose.
2.8 Lease prepayments
     Lease prepayments represent payments for land use rights. Lease prepayments for land use rights are stated at cost initially and expensed on a straight line basis over the lease period.
2.9 Other Assets
     Other assets mainly represent (i) capitalised direct incremental costs for activating GSM and CDMA subscribers; (ii) installation costs of fixed-line services; (iii) customer acquisition costs; (iv) computer software; and (v) prepaid rental for premises and leased lines.
(i)	Capitalised direct incremental costs for activating GSM and CDMA subscribers, including costs of SIM/UIM cards and commissions which are directly associated with upfront non-refundable revenue received upon activation of cellular services, are amortised over the expected customer service periods. The expected customer service periods are estimated based on the expected stabilised churn rates of subscribers.

(ii)	The direct incremental costs associated with the installation in relation to Fixed-line business are deferred and expensed to the income statement over the expected customer relationship period of 10 years except when the direct incremental costs exceed the corresponding upfront installation fees. In such cases, the excess of the direct incremental costs over the installation fees are recorded immediately as expenses in the income statement.

(iii)	Customer acquisition costs
(a)	Customer acquisition costs under contractual CDMA subscriber packages represent the cost of CDMA handsets given to contractual subscribers under special promotional packages. Such customer acquisition costs, to the extent recoverable, are amortised over the contractual period (not exceeding 2 years) during which the minimum contract revenue is expected to flow to the Group. Customer acquisition costs of contractual CDMA subscribers are included in “prepayment and other current assets” when the customer contract is within 1 year of expiry, whereas they are recorded as “other assets” when the unexpired contract period is over 1 year.

(b)	When certain bifurcation conditions as mentioned in Note 2.21 (a) of Personal Handy-phone System (“PHS”) bundled service contracts are met, revenue attributable to handsets given to customers under bundled service contracts is recognised

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
separately in the income statement of the period the contracts are entered into. The cost of these handsets is expensed immediately to the income statement in the same period. When any one of the bifurcation conditions is not met, the costs of handsets given to customers under bundled service contracts are deferred as subscriber acquisition costs, to the extent recoverable, as they meet the definition and criteria for an asset and expensed to the income statement on a systematic basis over the customer service contract period.
(iv)	Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortised over their estimated useful lives on a straight-line basis.

(v)	Long-term prepaid rental for premises and leased lines are amortised using a straight-line method over the lease period.
2.10 Impairment of Non-Financial Assets
     Assets that have an indefinite useful life or are not yet available for use are not subject to amortisation and are tested for impairment at each balance sheet date. Assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of (i) an asset’s fair value less costs to sell and (ii) value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Assets other than goodwill that suffered from impairment are reviewed for possible reversal of the impairment at each reporting date.
2.11 Inventories and Consumables
     Inventories, which primarily comprise handsets, SIM cards, UIM cards and accessories, are stated at the lower of cost and net realisable value. Cost is based on the first-in-first-out method and comprises all costs of purchase and other costs incurred in bringing the inventories to their present location and condition. Net realisable value for all the inventories is determined on the basis of anticipated sales proceeds less estimated selling expenses.
     Consumables consist of materials and supplies used in maintaining the Group’s telecommunication network and are charged to the income statement when brought into use. Consumables are stated at cost less any provision for obsolescence.
2.12 Accounts Receivable and Other Receivables
     Accounts receivable and other receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment. A provision for impairment of accounts receivable and other receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables. The amount of the provision is the difference between the assets’ carrying amount and the present value of estimated future cash flows which is discounted at the original effective interest rate. The carrying amount of the assets is reduced through the use of a provision

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
account, and the amount of the loss is recognised in the income statement. When a receivable is proven to be uncollectible with sufficient evidence, it is written off against the provision account for receivables. Subsequent recoveries of amounts previously written off are credited in the income statement.
2.13 Short-term Bank Deposits
     Short-term bank deposits are cash invested in fixed-term deposits with original maturities ranging from more than 3 months to 1 year.
2.14 Cash and Cash Equivalents
     Cash and cash equivalents include cash in hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of 3 months or less.
2.15 Convertible Bonds
     As the functional currency of the Group is RMB, the conversion of the convertible bonds denominated in Hong Kong Dollars would not result in settlement by the exchange of a fixed amount of cash in RMB, the functional currency of the Group, for a fixed number of the Company’s shares. In accordance with the requirements of IAS/HKAS 39, “Financial Instruments — Recognition and Measurement”, the convertible bond contract must be separated into two component elements: a derivative component consisting of the conversion option and a liability component consisting of the straight debt element of the bonds.
     On the issue of the convertible bonds, the fair value of the embedded conversion option was calculated using the Binomial model. The derivative component, the embedded conversion option, was carried at fair value on the balance sheet with any changes in fair value being charged or credited to the income statement in the period when the change occurred. The remainder of the proceeds was allocated to the debt element of the bonds, net of transaction costs, and was recorded as the liability component. The liability component was subsequently carried at amortised cost until extinguished on conversion or redemption. Interest expense was calculated using the effective interest method by applying the effective interest rate to the liability component through the maturity date.
     If the convertible bonds were converted, the carrying amounts of the derivative and liability components were transferred to share capital and share premium as consideration for the shares issued. If the convertible bonds were redeemed, any difference between the amount paid and the carrying amounts of both components was recognised in the income statement.
2.16 Deferred Revenue, Advances from Customers and Subscriber Points Reward Program
(a) Deferred revenue
     Deferred revenue mainly represents upfront non-refundable revenue, including connection fees, installation fees and receipts from the activation of SIM/UIM cards relating to the GSM and CDMA businesses, which are deferred and recognised over the expected customer service period.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
(b) Advances from customers
     Advances from customers are amounts paid by customers for prepaid cards, other calling cards and prepaid service fees, which cover future telecommunications services (over a period of one to twelve months). Advances from customers are stated at the amount of proceeds received less the amount already recognised as revenues upon the rendering of services.
(c) Subscriber points reward program
     The fair value of providing telecommunications services and the subscriber points reward are allocated based on their relative fair values. A portion of revenue equal to the fair value of the subscriber points reward is recorded as deferred revenue when the rewards are granted and recognised as revenue when the points are redeemed or expired. The deferred revenue is recognised based on (i) the value of each bonus point awarded to subscribers, (ii) the number of bonus points related to subscribers who are qualified or expected to be qualified to exercise their redemption right at each balance sheet date, and (iii) the expected bonus points redemption rate. The fair value of the outstanding subscriber points reward is subject to review by management on a periodic basis.
2.17 Borrowings
     Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost, any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the borrowings using the effective interest method.
     Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.
2.18 Employee Benefits
(a) Retirement benefits
     The Group participates in defined contribution pension schemes. For defined contribution plans, the Group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The Group has no further payment obligations once the contributions have been paid. The contributions are recognised as employee benefit expenses when they are due. Prepaid contributions are recognised as an asset to the extent that a reduction in the future payments is available.
(b) Early retirement benefits
     Early retirement benefits are recognised as expenses when the Group reaches agreement with the relevant employees for early retirement.
(c) Housing benefits
     One-off cash housing subsidies paid to the PRC employees are charged to the income statement in the year in which it is determined that the payment of such subsidies is probable and the amounts can be reasonably estimated.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The Group’s contributions to the housing fund, special monetary housing benefits and other housing benefits are expensed as incurred. The Group has no further payment obligations once the contributions have been paid.
(d) Share-based compensation costs
     The Group operates an equity-settled, share-based compensation plan. The fair value of the employee services received in exchange for the grant of the share options is recognised as an expense. The total amount to be expensed over the vesting period is determined by reference to the fair value of the share options granted excluding the impact of any non-market vesting conditions (for example, revenue and profit targets). However, non-market vesting conditions are considered in determining the number of options that are expected to vest. At each balance sheet date, the Group revises its estimates of the number of share options that are expected to vest. The Group recognises the impact of the revision of original estimates, if any, in the income statement of the period in which the revision occurs, with a corresponding adjustment to equity.
     The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium when the share options are exercised. The corresponding employee share-based compensation reserve is transferred to share premium.
     In connection with the 2008 Business Combination (Note 1), the exchange of China Netcom’s options to the Company’s options was accounted for as a modification in accordance with IFRS/HKFRS 2 “Share-based Payment” issued by the IASB/HKICPA (“IFRS/HKFRS 2”). The incremental fair value of the exchanged options measured before and after the modification is to be recognised as follows:
•	For vested options, the incremental share-based compensation costs are recognised in the income statement immediately;

•	For non-vested options, the incremental share-based compensation costs are recognised in the income statement over the remaining vesting period.
2.19 Provisions
     Provisions are recognised when the Group has present legal or constructive obligations as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount has been reliably estimated. Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognised even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.
     Provisions are measured at the present value of the pre-tax amount of expenditures expected to be required to settle the obligation that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognised as interest expense.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
2.20 Discontinued Operations
     A discontinued operation is a component of the Group that may be a major line of business or geographical area of operations that has been disposed of or is held for sale. The results and cash flows of that component are separately reported as “discontinued operations” in the income statement and cash flow statement, respectively. The difference between the consideration received and receivable and the book value of net assets disposed of is recorded as gain/ loss on disposal in the consolidated income statement in the year of disposal. The comparative income statement and cash flow statement are also reclassified as “discontinued operations”. The assets and liabilities of such component classified as “discontinued operations” or “held for sale” is presented separately in assets and liabilities, respectively, of the consolidated balance sheet, from the date it is first determined to be discontinued operations or assets/ liabilities held for sale, and are de-recognised upon the completion of the disposal.
2.21 Revenue Recognition
     Revenue comprises the fair value of the consideration received or receivable for the services and sales of goods or telecommunications products in the ordinary course of the Group’s activities. Revenue is shown net of business tax, government surcharges, returns and discounts and after eliminating sales within the Group.
     The Group recognises revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity and specific criteria have been met for each of the Group’s activities as described below. The amount of revenue is not considered to be reliably measurable until all contingencies relating to the sale have been resolved. The Group bases its estimates on historical results, taking into consideration of the type of customer, the type of transaction and the specifics of each arrangement.
(a) Sales of services and goods
•	Usage fees and monthly fees are recognised when the service are rendered;

•	Revenues from the provision of broadband and other Internet-related services and managed data services are recognised when the services are provided to customers;

•	Revenue from telephone cards, which represents service fees received from customers for telephone services, is recognised when the related service is rendered upon actual usage of the telephone cards by customers;

•	Lease income from leasing of lines and customer-end equipment are treated as operating leases with rental income recognised on a straight-line basis over the lease term;

•	Value-added services revenue, which mainly represents revenue from the provision of services such as short message, cool ringtone, personalized ring, CDMA 1X wireless data services, caller number display and secretarial services to subscribers, is recognised when service is rendered;

•	Standalone sales of telecommunications products, which mainly represent handsets and accessories, are recognised when title has been passed to the buyers;

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
•	For CDMA promotional packages where CDMA handsets are provided to subscribers for their use during a specified contract period (Note 4.2(a)), since the commercial substance of the transaction is to develop new contractual subscribers by offering handsets, the two elements of CDMA cellular services and handsets are considered as a linked transaction. Service revenues from such promotional packages are recognised based upon the actual usage of cellular services at the tariff set out in the contracts.

•	Certain PHS bundled service contracts comprise the provision of PHS services and handsets to customers, under which customers either prepay a certain amount of service fee or commit to spend a minimum monthly service fee for a designated period in order to receive a free handset. When all of the following criteria are met, PHS handsets and related services are separately recognised as revenues according to their relative fair values. When any one of the following criteria is not met, total revenues from PHS bundled service contracts are recognised on a systematic basis to match the shorter of the pattern of usage of the PHS services by customers and the minimum non-cancellable contractual period.
(i)	PHS handsets and related services have value on a stand-alone basis;

(ii)	Reliable estimate for fair value of PHS handsets and related services exists; and

(iii)	In arrangements that include a general right of refund for the delivered item, performance of the undelivered item is considered probable and substantially in the Group’s control.
•	Revenue from information communications technology services are recognised when goods are delivered to the customers (which generally coincides with the time when the customers have accepted the goods and the related risks and rewards of ownership have been transferred to the customers) or when services are rendered to the customers using the percentage of completion method when the outcome of the services provided can be estimated reliably. If the outcome of the services provided cannot be estimated reliably, the treatment should be as follows: (i) if it is probable that the costs incurred for the services provided is recoverable, services revenue should be recognised only to the extent of recoverable costs incurred, and costs should be recognised as current expenses in the period in which they are incurred; (ii) if it is probable that costs incurred will not be recoverable, costs should be recognised as current expenses immediately and services revenue should not be recognised.
(b) Interest income
     Interest income from deposits in banks or other financial institutions is recognised on a time proportion basis, using the effective interest method.
(c) Dividend income
     Dividend income is recognised when the right to receive payment is established.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
2.22 Leases (as the lessee)
(a) Operating lease
     Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor), including long-term prepayment for land use rights, are expensed in the income statement on a straight- line basis over the period of the lease.
(b) Finance lease
     Leases of assets where the Group has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalised at the commencement of the lease at the lower of the fair value of the leased property and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate of interest on the liability balance outstanding. The corresponding liabilities, net of finance charges, are recorded as obligations under finance leases. The interest element implicit in the lease payment is recognised in the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.
2.23 Borrowing Costs
     Borrowing costs are expensed as incurred, except for interest directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use, in which case they are capitalised as part of the cost of that asset. Capitalisation of borrowing costs commences when expenditures for the asset and borrowing costs are being incurred and the activities to prepare the asset for its intended use are in progress. Borrowing costs are capitalised up to the date when the project is completed and ready for its intended use.
     To the extent that funds are borrowed specifically for the purpose of obtaining a qualifying asset, the amount of borrowing costs eligible for capitalisation is determined at the actual borrowing costs incurred on that borrowing during the period less any investment income on the temporary investment of those borrowings.
     To the extent that funds are borrowed generally and used for the purpose of obtaining a qualifying asset, the amount of borrowing costs eligible for capitalisation is determined by applying a capitalisation rate to the expenditures on that asset. The capitalisation rate is the weighted average of the borrowing costs applicable to the borrowings of the Group that are outstanding during the period, other than borrowings made specifically for the purpose of obtaining a qualifying asset. The amount of borrowing costs capitalised during a period should not exceed the amount of borrowing cost incurred during that period. Other borrowing costs are recognised as expenses when incurred.
2.24 Taxation
(a) Current income tax
     The current income tax charge is calculated on the basis of the tax laws enacted or substantially enacted at the balance sheet date in the countries where the Company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and establishes provisions where appropriate on the basis of the amount expected to be paid to the tax authorities.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
(b) Deferred income tax
     Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, if the deferred income tax arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss, it is not accounted for. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.
     Deferred income tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.
2.25 Government Grants
     Government grants are recognised at their fair values where there is a reasonable assurance that the grant will be received and the Group will comply with all attached conditions. Grants relating to assets are included in non-current liabilities, which are credited to the income statement on a straight-line basis over the expected lives of the related assets. Grants relating to costs are deferred and recognised in the income statement over the period necessary to match them with the costs that they are intended to compensate.
2.26 Dividend Distribution
     Dividend distribution to the Company’s shareholders is recognised as a liability in the Company’s financial statements in the period in which the dividends are approved by the Company’s shareholders.
2.27 Contingent Liabilities and Contingent Assets
     A contingent liability is a possible obligation that arises from past events and whose existence will only be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Group. It can also be a present obligation arising from past events that is not recognised because it is not probable that outflow of economic resources will be required or the amount of obligation cannot be measured reliably.
     A contingent liability is not recognised but is disclosed in the notes to the financial statements. When a change in the probability of an outflow occurs so that outflow is probable, the liability will then be recognised as a provision.
     A contingent asset is a possible asset that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Group.
     Contingent assets are not recognised but are disclosed in the notes to the financial statements when an inflow of economic benefits is probable. When an inflow is virtually certain, an asset is recognised.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
2.28 Earnings per Share and per American Depositary Share (“ADS”)
     Basic earnings per share is computed by dividing the profit attributable to equity holders by the weighted average number of ordinary shares outstanding during the year.
     Diluted earnings per share is computed by dividing the profit attributable to equity holders by the weighted average number of ordinary shares, after adjusting for the effects of the dilutive potential ordinary shares.
     Basic and diluted earnings per ADS are computed by multiplying earnings per share by 10, which is the number of shares represented by each ADS.
3. FINANCIAL RISK MANAGEMENT
3.1 Financial risk factors
     The Group’s activities expose it to a variety of financial risks: market risk (including currency risk, cash flow interest rate risk and fair value interest rate risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance.
     Financial risk management is carried out by the Group’s finance department at its headquarters, following the overall direction determined by the Board of Directors. The Group’s finance department identifies and evaluates financial risks in close co-operation with the Group’s operating units.
(a) Market risk
(i) Foreign exchange risk
     The Group’s major operational activities are carried out in Mainland China and a majority of the transactions are denominated in RMB. The Group is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to US dollars and HK dollars. Exchange risk exists with respect to the repayment of indebtedness to foreign lenders and payables to equipment suppliers and contractors.
     The Group’s finance department at its headquarters is responsible for monitoring the amount of monetary assets and liabilities denominated in foreign currencies to minimise the exposure to the Group. From time to time, the Group may enter into forward exchange contracts or currency swap contracts to mitigate the foreign exchange risk. During the year, the Group and the Company had not entered into any forward exchange contracts or currency swap contracts.
     As at 31 December 2008 and 2007, the Group had cash and cash equivalents and short-term bank deposits denominated in foreign currencies amounting to RMB1,315 million and RMB1,673 million, respectively (Note 36). As at 31 December 2008 and 2007, the Group had bank borrowings denominated in foreign currencies amounting to RMB1,099 million and RMB4,898 million, respectively (Note 19).

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     As at 31 December 2008, if the RMB had strengthened/weakened by 10% against the foreign currencies, primarily with respect to US dollars and HK dollars, while all other variables are held constant, the Group would have recognised additional exchange loss/gain of approximately RMB22 million (2007: exchange gain/loss approximately RMB323 million) for foreign currencies denominated cash and cash equivalents, short-term bank deposits and bank loans.
(ii) Cash flow and fair value interest rate risk
     The Group’s interest-bearing assets are mainly represented by bank deposits, management does not expect the changes in market deposit interest rates will have significant impact on the financial statements as the deposits are all short-term in nature and the interest involved will not be significant.
     The Group’s interest rate risk arises from interest bearing borrowings including bank loans, corporate bonds and short-term commercial paper. Borrowings issued at floating rates expose the Group to cash flow interest rate risk. Borrowings issued at fixed rates expose the Group to fair value interest rate risk. The Group determines the amount of its fixed rate or floating rate borrowings depending on the prevailing market conditions. During 2008 and 2007, the Group’s borrowings were mainly at fixed rates and were mainly denominated in RMB.
     Increases in interest rates will increase the cost of new borrowing and the interest expense with respect to the Group’s outstanding floating rate borrowings, and therefore could have a material adverse effect on the Group’s financial position. Management continuously monitors the interest rate position of the Group and makes decisions with reference to the latest market conditions. From time to time, the Group may enter into interest rate swap agreements designed to mitigate its exposure to interest rate risks in connection with the floating rate borrowings, although the Group did not consider it was necessary to do so in 2008 and 2007.
     As at 31 December 2008, the Group had approximately RMB28,879 million (2007: approximately RMB35,296 million) of bank loans, corporate bonds and short-term commercial paper at fixed rates and approximately RMB1,114 million (2007: approximately RMB22,051 million) of bank loans at floating rates.
     For the year ended 31 December 2008, if interest rates on the floating rate borrowings had been 10% higher/lower while all other variables are held constant, the interest expenses would have increased/ decreased by approximately RMB125 million (2007: approximately RMB131 million).
(b) Credit risk
     Credit risk is managed on a group basis. Credit risk arises from cash and cash equivalents and short-term bank deposits with banks, as well as credit exposures to corporate customers, individual subscribers, related parties and other operators.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The table below shows the bank deposits and cash and cash equivalents balances held at the major banks by the Group as at 31 December 2008 and 2007:

	2008	2007
	(As restated)
Short-term bank deposits
State-owned banks	238	619
Other banks	—	116

	238	735

Cash and cash equivalents
State-owned banks	8,672	11,484
Other banks	566	495

	9,238	11,979

     The Group expects that there is no significant credit risk associated with the bank deposits and cash and cash equivalents since the state-owned banks have support from the government and other banks are medium or large size listed banks. Management does not expect that there will be any significant losses from non-performance by these counterparties.
     In addition, the Group has no significant concentrations of credit risk with respect to corporate customers and individual subscribers. The extent of the Group’s credit exposure is mainly represented by the fair value of accounts receivable for services. The Group has policies to limit the credit exposure on accounts receivable for services. The Group assesses the credit quality of and sets credit limits on all its customers by taking into account their financial position, the availability of guarantee from third parties, their credit history and other factors such as current market conditions. The normal credit period granted by the Group is on average between 30 days to 90 days from the date of billing. The utilisation of credit limits and the settlement pattern of the customers are regularly monitored by the Group.
     Credit risk relating to amounts due from related parties and other operators is not considered to be significant as these companies are reputable and their receivables are settled on a regular basis.
(c) Liquidity risk
     Prudent liquidity risk management includes maintaining sufficient cash and availability of funds through short-term bank loans, short-term commercial paper and the issuance of bonds. Due to the dynamic nature of the underlying businesses, the Group’s finance department at its headquarters maintains flexibility in funding through having adequate amount of cash and cash equivalents and utilising different sources of financing when necessary.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The following tables show the undiscounted balances of the financial liabilities (including interest expense) categorised by time period from the balance sheet date to the contractual maturity date.

		Between	Between
	Less than	1 and	2 and	Over
The Group	1 year	2 years	5 years	5 years
At 31 December 2008
Long-term bank loans	1,299	108	315	635
Corporate bonds	355	355	6,064	2,360
Other obligations	510	394	1,034	866
Payables and accrued liabilities	63,605	—	—	—
Amounts due to related parties	2,727	—	—	—
Amounts due to domestic carriers	538	—	—	—
Payables in relation to the disposal of the CDMA Business	4,232	—	—	—
Short-term commercial paper	10,447	—	—	—
Short-term bank loans	11,013	—	—	—

	94,726	857	7,413	3,861

At 31 December 2007 (As restated)
Long-term bank loans	8,665	10,353	3,823	2,840
Corporate bonds	90	90	270	2,450
Other obligations	525	458	1,243	1,051
Payables and accrued liabilities	46,486	—	—	—
Amounts due to related parties	6,015	2,214	4,337	—
Amounts due to domestic carriers	510	—	—	—
Short-term commercial paper	20,629	—	—	—
Short-term bank loans	12,134	—	—	—

	95,054	13,115	9,673	6,341

		Between	Between
	Less than	1 and	2 and	Over
The Company	1 year	2 years	5 years	5 years
At 31 December 2008 Long-term bank loans	—	—	—	—

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

		Between	Between
	Less than	1 and	2 and	Over
The Company	1 year	2 years	5 years	5 years
At 31 December 2007 Long-term bank loans	2,353	74	1,521	—
     Regarding the Group’s going concern basis of assumption for the preparation of its financial statements, please refer the details to Note 2.2.
3.2 Capital risk management
     The Group’s objectives when managing capital are:
•	To safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders.

•	To support the Group’s stability and growth.

•	To provide capital for the purpose of strengthening the Group’s risk management capability.
     In order to maintain or adjust the capital structure, the Group reviews and manages its capital structure actively and regularly to ensure optimal capital structure and shareholder returns, taking into account the future capital requirements of the Group and capital efficiency, prevailing and projected profitability, projected operating cash flows, projected capital expenditures and projected strategic investment opportunities.
     The Group monitors capital on the basis of the debt-to-capitalisation ratio. This ratio is calculated as interest bearing debts plus minority interest over interest bearing debts plus total equity. Interest bearing debts represent short-term commercial paper, short-term bank loans, long-term bank loans, amounts due to related parties and corporate bonds, as shown in the consolidated balance sheet. Total equity represents capital and reserves attributable to the Company’s equity holders plus minority interest as shown in the consolidated balance sheet.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The Group’s debt-to-capitalisation ratios at 31 December 2008 and 2007 are as follows:

	2008	2007
	(As restated)
Interest bearing debts:
— Short-term commercial paper	10,000	20,000
— Short-term bank loans	10,780	11,850
— Current portion of long-term bank loans	1,216	7,411
— Long-term bank loans	997	16,086
— Corporate bonds	7,000	2,000
— Amounts due to related parties	—	8,129

	29,993	65,476
Minority interest	—	4

Interest bearing debts plus minority interest	29,993	65,480

Total equity:
— Capital and reserves attributable to equity holders of the Company	206,710	178,512
— Minority interest	—	4

	206,710	178,516
Interest bearing debts plus total equity	236,703	243,996

Debt-to-capitalisation ratio	12.7%	26.8%

     The decrease in debt-to-capitalisation ratio during 2008 resulted primarily from the repayment of short-term commercial paper and long-term bank loans by utilising the proceeds from the sale of the CDMA Business by the Group and the issuance of new shares in connection with the merger with China Netcom.
3.3 Fair value estimation
     The estimate of fair value of the Company’s options is determined by using valuation techniques. The Group selects an appropriate valuation method and makes assumptions with reference to market conditions existing at each valuation date.
     The fair value of financial instruments that are actively traded is based on the market price as at balance sheet date. The carrying value of trade receivables (net of impairment provision) and payables are a reasonable approximation of their fair values. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Group for similar financial instruments.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
4. CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS
     Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.
4.1 Critical accounting estimates and assumptions
     The Group makes estimates and assumptions concerning the future. The resulting accounting estimates may not be equal to the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.
(a) Depreciation on property, plant and equipment
     Depreciation on the Group’s property, plant and equipment is calculated using the straight-line method to allocate cost or revalued amounts up to residual values over the estimated useful lives of the assets. The Group reviews the useful lives and residual values periodically to ensure that the method and rates of depreciation are consistent with the expected pattern of realisation of economic benefits from property, plant and equipment. The Group estimates the useful lives of property, plant and equipment based on historical experience, taking into account anticipated technological changes. If there are significant changes from previously estimated useful lives, the amount of depreciation expenses may change.
(b) Revaluation of property, plant and equipment
     Property, plant and equipment other than buildings and telecommunications equipment of the GSM business (Note 2.6 (iii)) is carried at revalued amounts, being the fair value at the date of revaluation, less subsequent accumulated depreciation and impairment. Such equipment was revalued on a replacement cost or open market value approach, as appropriate, by an independent valuer. If the revalued amounts differ significantly from the carrying amounts of the equipment in the future, the carrying amounts will be adjusted to the revalued amounts. The key assumptions made to determine the revalued amounts include the estimated replacement costs and the estimated useful lives of the equipment. This will have an impact on the Group’s future results, since any subsequent decreases in valuation are first set off against increases on earlier valuations in respect of the same item and thereafter are charged as an expense to the income statement and any subsequent increases are credited as income to the income statement up to the amount previously charged to the income statement and thereafter are charged to equity. In addition, the depreciation expenses in future periods will change as the carrying amounts of such equipment change as a result of the revaluation.
(c) Impairment of non-current assets
     The Group tests whether non-current assets have suffered from any impairment, in accordance with the accounting policy stated in Note 2.10. The recoverable amount of an asset is the higher of its fair value less costs to sell and its value in use. Management estimates value in use based on estimated discounted pre-tax future cash flows of the cash generating unit at the lowest level to which the asset belongs. If there is any significant change in management’s assumptions, including discount rates or growth rates in the future cash flow projection, the estimated recoverable amounts of the non-current assets and the Group’s results would be significantly affected. Such impairment losses are

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
recognised in the income statement, except where the asset is carried at valuation and the impairment loss does not exceed the revaluation surplus for that same asset, in which case the impairment loss is treated as a revaluation decrease and charged to the revaluation reserve. Accordingly, there will be an impact to the future results if there is a significant change in the recoverable amounts of the non-current assets.
     For the year ended 31 December 2008, the Group recognised RMB11,837 million (2007: Nil) of impairment loss on property, plant and equipment in relation to the PHS services. 1% increase in the discount rate used would result in an increase in impairment loss of approximately RMB11 million. For details, please refer to Note 6.
(d) Provision for doubtful debts
     Accounts receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment. The Group evaluates specific accounts receivable where there are indications that the receivable may be doubtful or is not collectible. The Group records a provision based on its best estimates to reduce the receivable balance to the amount that is expected to be collected. For the remaining receivable balances as at each reporting date, the Group makes a provision based on observable data indicating that there is a measurable decrease in the estimated future cash flows from the remaining balances. The Group makes such estimates based on its past experience, historical collection patterns, subscribers’ creditworthiness and collection trends. For general subscribers, the Group makes a full provision for receivables aged over 3 months, which is consistent with its credit policy with respect to the relevant subscribers.
     The Group’s estimates described above are based on past experience, subscribers’ creditworthiness and collection trends. If circumstances change (e.g. due to factors including developments in the Group’s business and the external market environment), the Group may need to re-evaluate its policies on doubtful debts, and make additional provisions in the future.
(e) Income tax and deferred taxation
     The Group estimates its income tax provision and deferred taxation in accordance with the prevailing tax rules and regulations, taking into account any special approvals obtained from relevant tax authorities and any preferential tax treatment to which it is entitled in each location or jurisdiction in which the Group operates. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.
     For temporary differences which give rise to deferred tax assets, the Group has assessed the likelihood that the deferred tax assets could be recovered. Major deferred tax assets relate to impairment loss and revaluation deficit on property, plant and equipment, provision for doubtful debts, deferred revenue and accruals of expenses not yet deductible for tax purpose. Due to the effects of

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
these temporary differences on income tax, the Group has recorded deferred tax assets amounting to approximately RMB5,326 million as at 31 December 2008 (2007: approximately RMB2,514 million). Deferred tax assets are recognised based on the Group’s estimates and assumptions that they will be recovered from taxable income arising from continuing operations in the foreseeable future.
     The Group believes it has recorded adequate current tax provision and deferred taxes based on the prevailing tax rules and regulations and its current best estimates and assumptions. In the event that future tax rules and regulations or related circumstances change, adjustments to current and deferred taxation may be necessary which would impact the Group’s results or financial position.
(f) Equity-settled share options
     On 15 October 2008, the Company granted share options under the Special Purpose Share Option Scheme. The fair value of this option which is not traded in an active market is determined by using valuation techniques. The Group uses its judgment to select an appropriate valuation method and makes assumptions that are mainly based on market conditions existing at the grant date. The valuation model requires the input of subjective assumptions, including the volatility of share price, dividend yield and expected option life. Changes in subjective input assumptions can materially affect the fair value estimate. For details, please refer to Note 32.
4.2 Critical judgments in applying the Group’s accounting policies
     Recognition of upfront non-refundable revenue and direct incremental costs
(a) Mobile telecommunications services
     The Group defers and amortises upfront non-refundable revenue, including connection fees and activation fees of SIM cards or UIM cards from cellular subscribers over the expected customer service period. Accordingly, the related direct incremental costs of acquiring and activating GSM and CDMA subscribers, including costs of SIM or UIM cards and commissions which are directly associated with upfront non-refundable revenue received upon activation of cellular services, are also capitalised and amortised over the same expected customer service period. The Group only capitalised costs to the extent that they will generate future economic benefits. The excess of the direct incremental costs over the corresponding upfront non-refundable revenue, if any, are expensed to the income statement immediately. The weighted average customer service period of Cellular Business based on current estimation after considering the prevailing market environment is approximately 3 years (2007: approximately 3 years).
     The expected customer service period for the Cellular Business is estimated based on the expected stabilised churn rates of subscribers after taking into consideration factors such as customer retention experience, the expected level of competition, the risk of technological or functional obsolescence of our services and the current regulatory environment. If the estimate of the expected stabilised churn rate changes for future periods as a result of unexpected changes in competition environment, telecommunications technology or regulatory environment, the amount and timing of recognition of these deferred direct incremental costs and deferred revenue would also be changed.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
(b) Fixed-line telecommunications services
     The Group defers the recognition of upfront customer connection and installation fees and amortises them over the expected customer relationship period of 10 years. The related direct incremental installation costs are deferred and amortised over the same expected customer relationship period of 10 years, except when the direct incremental costs exceed the corresponding installation fees, the excess amounts are immediately written off as an expense to the income statement.
     The Group estimates the expected customer relationship period based on the historical customer retention experience and after factoring in the expected level of future competition, the risk of technological or functional obsolescence to the Group’s services, technological innovation, and the expected changes in the regulatory and social environment. If the Group’s estimate of the expected customer relationship period changes as a result of increased competition, changes in telecommunications technology or other factors, the amount and timing of recognition of the deferred revenues may change for future periods.
5. SEGMENT INFORMATION
     Upon the completion of the merger between the Company and China Netcom on 15 October 2008, the Group’s business has become more diversified and management has reassessed the segment information presentation for the year ended 31 December 2008. The Group revised its basis of reporting to the chief operating decision maker by combining the data and Internet business and long distance business previously separately reported together with the Fixed-line business to better reflect its business segment results based on the underlying risk and rewards of the businesses. Accordingly, the comparative figures have been restated to conform with the current year’s presentation.
     The Group’s continuing operations comprise two business segments based on the various types of telecommunications services mainly provided to customers in Mainland China. The major business segments operated by the Group are classified as follows:
     Continuing operations:
•	GSM business — the provision of GSM telephone and related services in all 31 provinces, municipalities and autonomous regions in Mainland China;

•	Fixed-line business — the provision of fixed-line telecommunications and related services in Liaoning, Jilin, Heilongjiang, Shandong, Shanxi, Henan and Hebei provinces, Neimenggu autonomous region, Tianjin and Beijing municipalities; and the provision of domestic and international data and Internet related services and domestic and international long distance and related services in all 31 provinces, municipalities and autonomous regions in Mainland China previously separately reported by the Group.
     Discontinued operations:
•	CDMA business — the provision of CDMA telephone and related services, through a leasing arrangement for CDMA network capacity from Unicom New Horizon;

•	Fixed-line business — the provision of fixed-line telecommunications and related services in Guangdong and Shanghai Branches.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The Group’s primary measure of segment results is based on segment profit or loss before income tax. Unallocated costs primarily represent corporate expenses, realised loss on changes in fair value of derivative component of the convertible bonds and income tax expense whilst unallocated income represents interest income and other income (including the tax refund on reinvestment in subsidiaries), which cannot be identified to different operating segments.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
5.1 Business Segments

	2008
	Continuing operations					Discontinued
						operations
						(Up to
						effective date of disposal)
					Total
	GSM	Fixed-line	Unallocated		continuing	CDMA
	business	business	amounts	Elimination	operations	business	Total
Service revenue	64,704	82,548	—		147,252	19,077	166,329
Sales of telecommunications products	550	1,104	—		1,654	3,253	4,907

Total revenue from external customers	65,254	83,652	—		148,906	22,330	171,236
Intersegment revenue	157	3,314	—	(3,471)	—	—	—

Total revenue	65,411	86,966	—	(3,471)	148,906	22,330	171,236
Interconnection charges	(10,753)	(4,603)	—	3,345	(12,011)	(1,692)	(13,703)
Depreciation and amortisation	(18,786)	(28,892)	—		(47,678)	(411)	(48,089)
Network, operations and support expenses	(6,658)	(10,038)	—	119	(16,577)	(7,780)	(24,357)
Employee benefit expenses	(5,137)	(13,718)	(47)		(18,902)	(1,600)	(20,502)
Other operating expenses	(15,976)	(17,272)	(341)	7	(33,582)	(8,966)	(42,548)
Financial income/(costs)	175	(2,632)	(668)	714	(2,411)	(6)	(2,417)
Interest income	309	105	539	(714)	239	10	249
Impairment loss on property, plant and equipment	—	(11,837)	—		(11,837)	—	(11,837)
Other income — net	110	1,884	—		1,994	22	2,016

Segment profit/(loss) before income tax	8,695	(37)	(517)		8,141	1,907	10,048

Income tax expenses					(1,801)	(469)	(2,270)
Gain on the disposal of the CDMA business					—	26,135	26,135

Profit for the year					6,340	27,573	33,913

Attributable to:
Equity holders of the Company					6,340	27,572	33,912
Minority interest					—	1	1

					6,340	27,573	33,913

Other information:
Provision for doubtful debts	(1,371)	(1,529)	—	—	(2,900)	(383)	(3,283)

Capital expenditures for segment assets (a)	33,852	26,957	9,676	—	70,485	—	70,485

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

	2007 (As restated)
	Continuing operations					Discontinued operations
						(Up to effective date of disposal)
							Fixed-line
							business -
							Guangdong
					Total		and	Total
	GSM	Fixed-line	Unallocated		continuing	CDMA	Shanghai	discontinued
	business	business	amounts	Elimination	operations	business	Branches	operations	Total
Service revenue	62,547	87,200	—		149,747	26,309	615	26,924	176,671
Sales of telecommunications products	12	928	—		940	4,888	—	4,888	5,828

Total revenue from external customers	62,559	88,128	—		150,687	31,197	615	31,812	182,499
Intersegment revenue	173	3,724	—	(3,897)	—	—	—	—	—

Total revenue	62,732	91,852	—	(3,897)	150,687	31,197	615	31,812	182,499
Interconnection charges	(10,022)	(5,032)	—	3,840	(11,214)	(2,164)	(151)	(2,315)	(13,529)
Depreciation and amortisation	(19,044)	(28,325)	—		(47,369)	(632)	(141)	(773)	(48,142)
Network, operations and support expenses	(6,256)	(9,820)	—	54	(16,022)	(10,203)	(91)	(10,294)	(26,316)
Employee benefit expenses	(4,499)	(12,996)	(45)		(17,540)	(1,823)	(57)	(1,880)	(19,420)
Other operating expenses	(14,132)	(18,619)	(28)	3	(32,776)	(15,227)	(154)	(15,381)	(48,157)
Financial income/(costs)	134	(3,297)	(724)	656	(3,231)	(15)	(26)	(41)	(3,272)
Interest income	107	136	698	(656)	285	15	—	15	300
Realised loss on changes in fair value of derivative component of the convertible bonds	—	—	(569)		(569)	—	—	—	(569)
Other income — net	132	2,077	2,781		4,990	7	2	9	4,999

Segment profit/(loss) before income tax	9,152	15,976	2,113		27,241	1,155	(3)	1,152	28,393

Income tax expenses					(7,083)			(498)	(7,581)
Gain on the disposal of Guangdong and Shanghai Branches					—			626	626

Profit for the year					20,158			1,280	21,438

Attributable to:
Equity holders of the Company					20,158			1,279	21,437
Minority interest					—			1	1

					20,158			1,280	21,438

Other information:
(Provision)/reversal for doubtful debts	(1,258)	(942)	—	—	(2,200)	(395)	17	(378)	(2,578)

Capital expenditures for segment assets (a)	16,332	20,040	9,587	—	45,959	—	443	443	46,402

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

	31 December 2008
	GSM	CDMA	Fixed-line	Unallocated
	business	business	business	amounts	Elimination	Total
Total segment assets	168,782	—	202,645	16,329	(42,832)	344,924

Total segment liabilities	82,027	—	98,699	320	(42,832)	138,214

	31 December 2007 (As restated)
	GSM	CDMA	Fixed-line	Unallocated
	business	business	business	Amounts	Elimination	Total
Total segment assets	112,657	9,885	210,649	17,234	(16,338)	334,087

Total segment liabilities	49,118	9,101	109,891	3,799	(16,338)	155,571

(a)	Capital expenditures classified under “Unallocated amounts” represent capital expenditures on common facilities, which benefit all business segments.
5.2 Geographical Segments
     The customers of the Group’s services are mainly in Mainland China. There is no other geographical segment with segment revenue from external customers equal to or greater than 10% of total revenue of the Group.
     In addition, although the Group has its corporate headquarters in Hong Kong, a substantial portion of the Group’s non-current assets (including property, plant and equipment and other assets) are situated in Mainland China, as the Group’s principal activities are conducted in Mainland China. For 2008 and 2007, substantially all capital expenditures incurred by the Group were to acquire assets located in Mainland China and less than 10% of the Group’s assets and operations are located outside Mainland China. Accordingly, no geographical segment information is presented.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
6. PROPERTY, PLANT AND EQUIPMENT
     The movement of property, plant and equipment for the years ended 31 December 2007 and 2008 are as follows:

	The Group
	2007 (As restated)
			Tele-
		Tele-	communications	Office furniture,
		communications	equipment of	fixtures, motor
		equipment of	Fixed-line	vehicles and	Leasehold	Construction
	Buildings	GSM business	business	others	improvements	-in-progress	Total
Cost or valuation:
Beginning of year (As previously reported)	14,804	134,810	34,002	9,675	1,388	13,670	208,349
2008 Business combination under common control (Note 1)	27,545	—	289,263	18,899	166	6,335	342,208
Change of accounting policy on measurement of property, plant and equipment (Note 2.2)	(377)	—	(3,985)	—	—	—	(4,362)

Beginning of year (As restated)	41,972	134,810	319,280	28,574	1,554	20,005	546,195
Additions	221	154	849	1,089	8	42,880	45,201
Transfer from CIP	2,422	18,793	17,356	3,777	437	(42,785)	—
Disposal of discontinued operations	(413)	—	(7,635)	(344)	(137)	(1,134)	(9,663)
Disposals	(108)	(2,097)	(2,139)	(678)	(205)	—	(5,227)

End of year (As restated)	44,094	151,660	327,711	32,418	1,657	18,966	576,506

Representing:
At cost	44,094	151,660	—	—	—	18,966	214,720
At valuation	—	—	327,711	32,418	1,657	—	361,786

	44,094	151,660	327,711	32,418	1,657	18,966	576,506

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

	The Group
	2007 (As restated)
			Tele-
		Tele-	communications	Office furniture,
		communications	equipment of	fixtures, motor
		equipment of	Fixed-line	vehicles and	Leasehold	Construction
	Buildings	GSM business	business	others	improvements	-in-progress	Total
Accumulated depreciation and impairment:
Beginning of year (As previously reported)	(3,568)	(71,725)	(14,413)	(5,032)	(802)	(14)	(95,554)
2008 Business combination under common control (Note 1)	(7,081)	—	(151,127)	(9,446)	(78)	—	(167,732)
Change of accounting policy on measurement of property, plant and equipment (Note 2.2)	28	—	3,171	—	—	—	3,199

Beginning of year (As restated)	(10,621)	(71,725)	(162,369)	(14,478)	(880)	(14)	(260,087)
Charge for the year	(1,326)	(15,684)	(26,001)	(3,695)	(292)	(10)	(47,008)
Impairment loss for the year	—	—	—	—	—	—	—
Disposal of discontinued operations	60	—	1,867	137	74	—	2,138
Disposals	78	1,963	1,702	613	205	—	4,561

End of year (As restated)	(11,809)	(85,446)	(184,801)	(17,423)	(893)	(24)	(300,396)

Net book value:
End of year (As restated)	32,285	66,214	142,910	14,995	764	18,942	276,110

Beginning of year (As restated)	31,351	63,085	156,911	14,096	674	19,991	286,108

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

	The Group
	2008
			Tele-
		Tele-	communications	Office furniture,
		communications	equipment of	fixtures, motor
		equipment of	Fixed-line	vehicles and	Leasehold	Construction
	Buildings	GSM business	business	others	improvements	-in-progress	Total
Cost or valuation:
Beginning of year (As previously reported)	16,361	151,660	35,481	10,984	1,612	14,966	231,064
2008 Business combination under common control (Note 1)	28,110	—	296,215	21,434	45	4,000	349,804
Change of accounting policy on measurement of property, plant and equipment (Note 2.2)	(377)	—	(3,985)	—	—	—	(4,362)

Beginning of year (As restated)	44,094	151,660	327,711	32,418	1,657	18,966	576,506
Additions	200	194	1,272	1,067	7	67,745	70,485
Transfer from CIP	2,039	17,931	21,797	3,788	350	(45,905)	—
Disposal of discontinued operations	(1,077)	(3,469)	—	(284)	(6)	(23)	(4,859)
Disposals	(306)	(3,037)	(5,637)	(903)	(381)	—	(10,264)

End of year	44,950	163,279	345,143	36,086	1,627	40,783	631,868

Representing:
At cost	44,950	163,279	—	—	—	40,783	249,012
At valuation	—	—	345,143	36,086	1,627	—	382,856

	44,950	163,279	345,143	36,086	1,627	40,783	631,868

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

	The Group
	2008
			Tele-
		Tele-	communications	Office furniture,
		communications	equipment of	fixtures, motor
		equipment of	Fixed-line	vehicles and	Leasehold	Construction
	Buildings	GSM business	business	others	improvements	-in-progress	Total
Accumulated depreciation and impairment:
Beginning of year (As previously reported)	(3,827)	(85,446)	(18,230)	(6,505)	(878)	(14)	(114,900)
2008 Business combination under common control (Note 1)	(8,024)	—	(169,897)	(10,918)	(15)	(10)	(188,864)
Change of accounting policy on measurement of property, plant and equipment (Note 2.2)	42	—	3,326	—	—	—	3,368

Beginning of year (As restated)	(11,809)	(85,446)	(184,801)	(17,423)	(893)	(24)	(300,396)
Charge for the year	(1,612)	(15,110)	(25,589)	(4,202)	(269)	(9)	(46,791)
Impairment loss for the year	—	—	(11,825)	—	—	(12)	(11,837)
Disposal of discontinued operations	190	1,546	—	126	—	—	1,862
Disposals	212	3,068	4,733	831	349	13	9,206

End of year	(13,019)	(95,942)	(217,482)	(20,668)	(813)	(32)	(347,956)

Net book value:
End of year	31,931	67,337	127,661	15,418	814	40,751	283,912

Beginning of year (As restated)	32,285	66,214	142,910	14,995	764	18,942	276,110

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     As at 31 December 2008, the carrying value of all the revalued property, plant and equipment aforementioned would have been approximately RMB152,989 million (2007: approximately RMB 172,262 million) had they been stated at cost less accumulated depreciation and impairment. The directors of the Company consider the fair values of these revalued property, plant and equipment were not materially different from their carrying values as at 31 December 2008.
     As at 31 December 2008, the net book value of assets held under finance leases was approximately RMB52 million (2007: 408 million).
     For the year ended 31 December 2008, interest expense of approximately RMB260 million (2007: approximately RMB439 million) was capitalised to construction-in-progress. The capitalised borrowing rate represents the cost of capital for raising the related borrowings externally and varied from 3.51% to 6.80 % for the year ended 31 December 2008 (2007: 3.60% to 5.82%).
     For the year ended 31 December 2008, the Group recognised a loss on disposal of property, plant and equipment of approximately RMB33 million (2007: approximately RMB142 million).
     Upon the completion of the merger with China Netcom (Note 1), management reconsidered the Group’s strategy regarding the PHS services business and expected to gradually phase out this operation. Accordingly, it was expected that the economic performance of PHS services business would deteriorate significantly. Updated analyses and forecasts were prepared by the Group to determine if there had been an impairment of assets. The test for impairment was conducted for the PHS services related equipment, after considering the expected significant decline in revenue and profitability in 2009 and onwards. The impaired PHS services related equipment was written down to their recoverable values, which was determined based on their estimated value in use. Estimated value in use is determined based on the present value of estimated future net cash flows expected to arise from the continuing use of the PHS services related equipment. In estimating the future net cash flows, the Group has made key assumptions and estimates on the appropriate discount rate of 15%, the period covered by the cash flow forecast of 3 years, the future loss of customers at an annual rate of decline ranging from 60% to 80%, and the decrease in average revenue per subscriber at an annual rate of decline at 15%.
     These assumptions and estimates are made after considering the historical trends, the prevailing market trends, expected remaining life of the PHS services business and the physical conditions of the PHS services related equipment. Based on the above, the Group recognised an impairment loss on PHS services related equipment of approximately RMB11,837 million for the year ended 31 December 2008 (2007: Nil).

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

	The Company
	2008				2007
		Office
		furniture,
	Tele-	fixtures, motor
	communications	vehicles and	Construction
	equipment	others	in-progress	Total	Total
Cost:
Beginning of year	48	7	4	59	59
Additions	—	—	7	7	5
Transfer from CIP	11	—	(11)	—	—
Disposals	(3)	(1)	—	(4)	(5)

End of year	56	6	—	62	59

Accumulated depreciation:
Beginning of year	(15)	(7)	—	(22)	(20)
Charge for the year	(3)	—	—	(3)	(4)
Disposals	2	1	—	3	2

End of year	(16)	(6)	—	(22)	(22)

Net book value:
End of year	40	—	—	40	37

Beginning of year	33	—	4	37	39

7. LEASE PREPAYMENTS — GROUP
     The Group’s long-term prepayment for land use rights represents prepaid operating lease payments for land use rights in Mainland China and their net book value is analysed as follows:

	The Group
	2008	2007
	(As restated)
Held on:
Leases of between 10 to 50 years	7,734	7,998
Leases of less than 10 years	65	65

	7,799	8,063

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     For the year ended 31 December 2008, the long-term prepayment for land use rights expensed in the income statement amounted to approximately RMB224 million (2007: approximately RMB261 million).
8. GOODWILL — GROUP

	The Group
	2008	2007
Cost:
Beginning of year	3,144	3,144
Disposal of the CDMA Business	(373)	—

End of year	2,771	3,144

     Goodwill arising from the acquisitions of Unicom New Century Telecommunications Co., Ltd. and Unicom New World Telecommunications Co., Ltd. by the Company in 2002 and 2003, respectively, represented the excess of the purchase consideration over the Group’s shares of the fair values of the separately identifiable net assets acquired prior to the adoption of HKFRS and AG 5 in 2005 (refer to Note 2.3(a)).
     Goodwill is allocated to the Group’s cash-generating units (“CGU”) identified according to business segments. As at 31 December 2008, all the carrying value of goodwill was attributable to the GSM business. The recoverable amount of goodwill is determined based on value in use calculations. These calculations use pre-tax cash flow projections for 5 years based on financial budgets approved by management, including revenue annual growth rate of 6% and the applicable discount rate of 12%. Management determined expected operation results based on past performance and its expectations in relation to market developments. The expected growth rates used are consistent with the forecasts of the business segments. The discount rate used is pre-tax and reflects specific risks relating to the CGU. Based on management’s assessment results, there was no impairment of goodwill as at 31 December 2008 and 2007 and no reasonable change to the assumptions would lead to an impairment.
     Upon disposal of the CDMA business effective on 1 October 2008, goodwill of approximately RMB373 million attributable to the CDMA business arising from the above acquisitions was derecognised.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
9. TAXATION — GROUP
     Hong Kong profits tax has been provided at the rate of 16.5% (2007: 17.5%) on the estimated assessable profit for the year. Taxation on profits from outside Hong Kong has been calculated on the estimated assessable profit for the year at the rates of taxation prevailing in the countries in which the Group operates the Company’s subsidiaries are mainly operated in PRC, the applicable standard enterprise income tax rate is 25% (2007: 33%).

	The Group
		2007
	2008	(As restated)
Provision for enterprise income tax on the estimated taxable profits for the year
— Hong Kong	24	18
— Outside Hong Kong	4,631	7,169

	4,655	7,187
Deferred taxation	(2,854)	(104)

Income tax expense	1,801	7,083

(a)	Pursuant to the new PRC enterprise income tax law passed by the Tenth National People’s Congress on 16 March 2007, the new enterprise income tax rates for domestic and foreign enterprises are unified at 25% and are effective from 1 January 2008 (2007: 33%). However, for entities operating in special economic zones that previously enjoyed preferential tax rates, the applicable tax rate will be increased progressively to 25% over a five-year period.

(b)	On 6 December 2007, the State Council issued the detailed implementation regulations of the new PRC enterprise income tax law. Pursuant to the regulations, a 5% withholding income tax will be levied on dividends declared on or after 1 January 2008 by foreign investment enterprises to their foreign shareholders in Hong Kong. Pursuant to a notice jointly issued by the Ministry of Finance and the State Administration of Taxation on 22 February 2008, where foreign investment enterprises declare dividends in 2008 and beyond out of their cumulative retained profits as at 31 December 2007, such dividends are exempt from withholding income tax. For dividends paid out of profits earned by foreign investment enterprises after 1 January 2008, the 5% withholding income tax will be applicable, unless the investor is deemed as a PRC Tax Resident Enterprise (“TRE”). Currently, the PRC tax authority has not yet announced the formal guideline on the certification procedure of PRC TRE. The Company has made an assessment based on existing laws and regulations and other factors such as sources of income, composition of the Board of Directors and the location of major assets and accounting records, and concluded that it met the definition of PRC TRE after assessment. Therefore, as at 31 December 2008, the Company’s subsidiaries in the PRC did not accrue withholding tax on

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
dividends distributed to the Company and there is no deferred tax liability accrued in the Group’s consolidated financial statements for the undistributed profit of the Company’s subsidiaries in the PRC for the year ended 31 December 2008. The Group will continue to assess the impact on the financial statements in accordance with the detailed guideline to be issued by the PRC tax authority in future. If the Company is determined not to be qualified for the TRE status, deferred tax liabilities would be recorded by the Group for the undistributed profits of the Company’s subsidiaries in the PRC.
Reconciliation between applicable statutory tax rate and the effective tax rate:

			The Group
	Note		2008	2007
			(As restated)
Applicable PRC statutory tax rate			25.0%	33.0%
Non-deductible expenses			3.0%	0.7%
Realised loss on changes in fair value of derivative component of the convertible bonds			—	0.7%
Non-taxable income
— Tax refund on reinvestment in subsidiaries	27		—	(4.9%)
— Upfront connection fees arising from Fixed-line business			(4.8%)	(2.8%)
Impact of PRC preferential tax rates and tax holiday			(0.8%)	(0.8%)
Effect of change of tax rate under the new PRC enterprise income tax law	(a	)	—	0.3%
Others			(0.3%)	(0.2%)

Effective tax rate			22.1%	26.0%

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset tax assets against tax liabilities and when the deferred income taxes relate to the same tax authority. The offset amounts are as follows:

	The Group
	2008	2007
	(As restated)
Deferred tax assets:
— Deferred tax asset to be recovered after 12 months	4,891	2,617
— Deferred tax asset to be recovered within 12 months	1,605	1,409

	6,496	4,026

Deferred tax liabilities:
— Deferred tax liabilities to be settled after 12 months	(931)	(533)
— Deferred tax liabilities to be settled within 12 months	(239)	(979)

	(1,170)	(1,512)

Net deferred tax assets after offsetting	5,326	2,514

Deferred tax liabilities that cannot be offset	(16)	(17)

There were no material unrecognised deferred tax assets as at 31 December 2008 and 2007.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
The movement of the net deferred tax assets/liabilities is as follows:

	The Group
	2008	2007
	(As restated)
Net deferred tax assets after offsetting:
— Beginning of year	2,514	2,994
— Deferred tax credited/(charged) to the income statement
— Continuing operations	2,853	106
— Discontinued operations	(35)	(32)
— Deferred tax charged to equity	—	(529)
— Disposal of discontinued operations	(6)	(25)

— End of year	5,326	2,514

The deferred tax liabilities that cannot be offset:
— Beginning of year	(17)	(15)
— Deferred tax credited/(charged) to the income statement	1	(2)

— End of year	(16)	(17)

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Deferred taxation as at year-end represents the taxation effect of the following temporary differences, taking into consideration the offsetting of balances related to the same tax authority:

		The Group
	Note	2008	2007
			(As
			restated)
Mainland China
Deferred tax assets:
Provision for doubtful debts		788	742
Impairment loss on property, plant and equipment	6	2,924	20
Unrecognised revaluation surplus on property, plant and equipment	i	1,991	2,061
Revaluation deficit on property, plant and equipment	ii	170	236
Write-down of inventories to net realisable value		11	41
Accruals of expenses not yet deductible for tax purpose		145	144
Deferral and amortisation of upfront non-refundable revenue		177	396
Deferred revenue on subscriber points reward programe		43	177
Deferred revenue in relation to the provision of supporting services upon the disposal of the CDMA Business	37.2(b)	102	—
Accruals of retirement benefits		33	40
Others		112	169

		6,496	4,026

Deferred tax liabilities:
Capitalisation and amortisation of direct incremental costs		(124)	(322)
Capitalised interest already deducted for tax purpose		(703)	(830)
Revaluation surplus on property, plant and equipment	ii	(343)	(360)

		(1,170)	(1,512)

		5,326	2,514

Outside Mainland China
Deferred tax liabilities:
Accelerated depreciation for tax purpose		(16)	(17)

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
(i)	Prior to the merger, the prepayments for the leasehold land and buildings held by China Netcom were revalued for PRC tax purposes as at 31 December 2003 and 2004. However, the resulting revaluations of the prepayments for the leasehold land and buildings were not recognised under IFRS/HKFRS. Accordingly, deferred tax assets were recorded by the Group under IFRS/HKFRS.

(ii)	The property, plant and equipment other than buildings and telecommunications equipment of GSM business are carried at revalued amount under IFRS/HKFRS, which are not used for PRC tax reporting purposes. As a result, the Group recorded the deferred tax assets or liabilities arising from the revaluation deficit or surplus under IFRS/HKFRS.
10. OTHER ASSETS — GROUP

			The Group
	Note		2008	2007
			(As restated)
Direct incremental costs for activating mobile subscribers			499	1,301
Customer acquisition costs of contractual CDMA subscribers	4.2	(a)	—	2,349
Installation costs of Fixed-line services			2,251	2,848
Prepaid rental for premises and leased lines			2,121	1,887
Purchased software			2,837	2,432
Others			1,288	1,264

			8,996	12,081

11.	INVESTMENTS IN AND LOANS/AMOUNT DUE TO/FROM SUBSIDIARIES — COMPANY

(a)	Investments in subsidiaries

	The Company
	2008	2007
		(As restated)
Unlisted equity investments, at cost	159,761	55,938

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     As at 31 December 2008, the details of the Company’s subsidiaries are as follows:

	Place and date of	Percentage of equity		Particular of	Principal activities
	incorporation and	interests held		issued share	and place of
Name	nature of legal entity	Direct	Indirect	capital	operation
China United Network Communications Corporation Limited (formerly known as China Unicom Corporation Limited)	The PRC, 21 April 2000, limited liability company	100%	—	RMB 64,721,120,000	Telecommunications operation in the PRC

Unicom New World (BVI) Limited	British Virgin Islands, 5 November 2003, limited company	100%	—	1,000 shares, HK$ 1 each	Investment holding in BVI

China Unicom International Limited	Hong Kong, 24 May 2000, limited company	100%	—	60,100,000 shares, HK$ 1 each	Telecommunications service in Hong Kong

China Unicom USA Corporation	The United States of America (the “USA”), 24 May 2002, corporation	—	100%	US$500,000	Telecommunications service in the USA

Billion Express Investments Limited	British Virgin Islands, 15 August 2007, limited company	100%	—	1 share, US$1 each	Investment holding in BVI

China Unicom Limited (formerly known as Central Link Investment Limited)	Hong Kong, 31 August 2007, limited company	—	100%	2 shares, HK $1 each	Dormant

Unicom Vsens Telecommunications Company Limited	The PRC, 19 August 2008, limited liability company	—	100%	RMB 500,000,000	Sales of handsets, telecommunication equipment and provision of technical services in the PRC

China Unicom Mobile Network Company Limited	The PRC, 31 December 2008, limited liability company	—	100%	RMB 500,000,000	Construction and maintenance of the network in the PRC

China Netcom Group Corporation (Hong Kong) Limited	Hong Kong, 22 October 1999, limited company	100%	—	6,699,197,200 shares, US$0.04 each	Investment holding in Hong Kong

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

	Place and date of	Percentage of equity		Particular of	Principal activities
	incorporation and	interests held		issued share	and place of
Name	nature of legal entity	Direct	Indirect	capital	operation
China Netcom (Group) Company Limited	The PRC, 6 August 1999, limited liability company	—	100%	RMB 73,370,557,827.69	Provision of network communications services in the PRC

China Netcom Corporation International Limited	Bermuda, 15 October 2002, limited company	—	100%	US$12,000	Investment holding in Bermuda

China Netcom Group System Integration Limited Corporation	The PRC, 30 April 2006, limited liability company	—	100%	RMB 550,000,000	Provision of system integration services in the PRC

China Netcom Group Broadband Online Limited Corporation	The PRC, 29 March 2006, limited liability company	—	100%	RMB 30,000,000	Provision of internet information services and value-added telecommunications services in the PRC

Beijing Telecommunications Planning and Designing Institute Corporation Limited	The PRC, 1 June 2007 limited liability company	—	100%	RMB 264,227,115.02	Provision of telecommunications network construction, planning and technical consulting services in the PRC
(b)	Loans to subsidiaries
(i)	In October 2003, the Company and CUCL signed an agreement for a long-term unsecured loan of US$700 million with terms similar to the long-term syndicated bank loan of the Company to finance the network construction of CUCL (Note 19(a)). The loan was split into 3 tranches (i) US$200 million 3-year loan; (ii) US$300 million 5-year loan and (iii) US$200 million 7-year loan and carried an interest rate of 0.4%, 0.47% and 0.55% over US dollar LIBOR per annum, respectively. During 2006, CUCL fully repaid the US$200 million 3-year loan. In September and November 2008, CUCL has repaid the US$300 million 5-year loan and US$200 million 7-year loan, respectively.

(ii)	In September 2006, the Company and CUCL signed an agreement for a long-term unsecured loan of US$995 million. The loan is interest bearing at 5.67% per annum and wholly repayable in 2009.

(iii)	In July 2006, the Company and Unicom Macau signed an agreement for a long-term loan facility of HK$60 million. During 2008, Unicom Macau has fully utilised the facility. The loans are unsecured, interest-free and repayable in September 2008. In November 2008, Unicom Macau has fully repaid the loan. The facility was discontinued subsequent to the repayment of the loan.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
In September 2007, the Company and Unicom Macau signed another agreement for a long-term loan facility of MOP40 million. Unicom Macau did not utilise this facility and it was discontinued upon the disposal of the CDMA Business.

(iv)	The carrying amounts of loans to subsidiaries approximated their fair values as at the balance sheet date.
(c)	Amounts due to/from subsidiaries
     The amounts due to/from subsidiaries, other than loans to subsidiaries as disclosed above, are unsecured, interest-free and repayable on demand.
12. INVENTORIES AND CONSUMABLES — GROUP

	The Group
	2008	2007
	(As restated)
Handsets and other customer end products	302	1,753
Telephone cards	403	585
Consumables	422	449
Others	44	28

	1,171	2,815

13. ACCOUNTS RECEIVABLE, NET — GROUP

	The Group
	2008	2007
	(As restated)
Accounts receivable for GSM business	3,098	2,559
Accounts receivable for CDMA business	—	1,637
Accounts receivable for Fixed-line business	8,689	9,788

Sub-total	11,787	13,984
Less: Provision for doubtful debts for GSM business	(1,347)	(1,028)
Provision for doubtful debts for CDMA business	—	(442)
Provision for doubtful debts for Fixed-line business	(1,853)	(1,500)

	8,587	11,014

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The aging analysis of accounts receivable is as follows:

	The Group
	2008	2007
	(As restated)
Within one month	6,078	7,295
More than one month to three months	1,479	2,595
More than three months to one year	2,792	2,882
More than one year	1,438	1,212

	11,787	13,984

     The normal credit period granted by the Group is on average between 30 days to 90 days from the date of billing.
     There is no significant concentration of credit risk with respect to individual customers’ receivables, as the Group has a large number of customers.
     As at 31 December 2008, accounts receivable of approximately RMB2,039 million (2007: approximately 2,726 million) were past due but not impaired. These relate to customers for which there is no recent history of default. The aged analysis of these receivables was as follows:

	The Group
	2008	2007
	(As restated)
More than one month to three months	1,546	2,095
More than three months to one year	323	499
More than one year	170	132

	2,039	2,726

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     As at 31 December 2008, accounts receivable of approximately RMB3,200 million (2007:
approximately RMB2,970 million) were impaired. The individually impaired receivables mainly relate to subscriber usage fees. The aging of these receivables is as follows:

	The Group
	2008	2007
	(As restated)
More than three months to one year	2,023	2,054
More than one year	1,177	916

	3,200	2,970

     Provision for doubtful debts is analysed as follows:

	The Group
	2008	2007
	(As restated)
Balance, beginning of year	2,970	4,386
Provision for the year:
— Continuing operations	2,900	2,200
— Discontinued operations	383	378
Written-off during the year	(2,393)	(3,954)
Disposal of discontinued operations	(660)	(40)

Balance, end of year	3,200	2,970

     The creation and release of provisions for impaired receivables have been recognised in the income statement. Amounts charged to the allowance account are generally written-off when there is reliable evidence to indicate no expectation of recovering additional cash.
     The maximum exposure to credit risk at the reporting date is the fair value of accounts receivable mentioned above. The Group does not hold any collateral as security.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
14. PREPAYMENTS AND OTHER CURRENT ASSETS

		The Group		The Company
	Note	2008	2007	2008	2007
		(As restated)
Prepaid rental		670	526	1	—
Deposits and prepayments		800	915	5	5
Advances to employees		226	225	—	—
Customer acquisition costs of contractual CDMA subscribers	4.2 (a)	—	508	—	—
Tax refund on reinvestment in subsidiaries	27	—	1,459	—	—
Others		731	681	1	7

		2,427	4,314	7	12

     The aging analysis of prepayments and other current assets is as follows:

	The Group		The Company
	2008	2007	2008	2007
	(As restated)
Within one year	2,106	3,989	5	10
More than one year	321	325	2	2

	2,427	4,314	7	12

     As at 31 December 2008, there was no impairment for the prepayments and other current assets.
15. SHORT-TERM BANK DEPOSITS

	The Group		The Company
	2008	2007	2008	2007
	(As restated)
Bank deposits with maturity exceeding three months	221	721	122	636
Restricted bank deposits	17	14	—	—

	238	735	122	636

     As at 31 December 2008, restricted bank deposits primarily represented deposits that were subject to externally imposed restriction relating to construction payable as requested by a contractor.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
16. CASH AND CASH EQUIVALENTS

	The Group		The Company
	2008	2007	2008	2007
	(As restated)
Cash at bank and in hand	8,721	11,388	5	31
Bank deposits with original maturities of three months or less	517	591	325	463

	9,238	11,979	330	494

17. SHARE CAPITAL — COMPANY

	The Company
	2008	2007
	HK$ millions	HK$ millions
Authorised:
30,000,000,000 ordinary shares of HK$0.10 each	3,000	3,000

	Number
	of Shares	Shares	Share	Share
Issued and fully paid:	millions	HK$ millions	capital	premium	Total
At 1 January 2007	12,681	1,268	1,344	53,223	54,567
Employee share option scheme
— Issuance of shares upon exercise of options (Note 32)	54	5	5	366	371
Conversion of convertible bonds	900	90	88	10,731	10,819

At 31 December 2007	13,635	1,363	1,437	64,320	65,757
Employee share option scheme
— Issuance of shares upon exercise of options (Note 32)	31	3	3	252	255
Issuance of shares in connection with 2008 Business Combination (Note a)	10,102	1,010	889	102,212	103,101

At 31 December 2008	23,768	2,376	2,329	166,784	169,113

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

Note a:	Pursuant to an ordinary resolution passed at the extraordinary general meeting held on 16 September 2008, the Company issued 10,102,389,377 Shares at a price of HK$11.60 per Share with fair value or total price of approximately RMB103.1 billion on 15 October 2008 in exchange for the entire issued share capital of China Netcom. Please refer to Note 1 for details.
18. RESERVES
(a) Nature and purpose of statutory reserves
     CUCL and CNC China are registered as foreign investment enterprises in the PRC. In accordance with the respective Articles of Association, they are required to provide for certain statutory reserves, namely, general reserve fund and staff bonus and welfare fund, which are appropriated from profit after tax and minority interests but before dividend distribution.
     CUCL and CNC China are required to allocate at least 10% of their profit after tax and minority interests determined under the PRC Company Law to the general reserve fund until the cumulative amounts reach 50% of the registered capital. The statutory reserve can only be used, upon approval obtained from the relevant authority, to offset accumulated losses or increase capital.
     Accordingly, CUCL and CNC China appropriated approximately RMB3,523 million and RMB19 million, respectively, (2007: approximately RMB718 million and RMB 868 million, respectively) to the general reserve fund for the year ended 31 December 2008.
     Appropriation to the staff bonus and welfare fund is at the discretion of the directors. The staff bonus and welfare fund can only be used for special bonuses or the collective welfare of the employees and cannot be distributed as cash dividends. Under IFRS/HKFRS, the appropriations to the staff bonus and welfare fund will be charged to the income statement as expenses incurred since any assets acquired through this fund belong to the employees. For the years ended 31 December 2008 and 2007, no appropriation to staff bonus and welfare fund has been made by CUCL or CNC China.
     According to a PRC tax approval document issued by the Ministry of Finance and State Administration of Taxation to the Group, the Group’s upfront connection fees in respect of Fixed-line business are not subject to PRC enterprise income tax and an amount equal to the upfront connection fees recognised in the retained profits should be transferred from retained profits to a statutory reserve. Up to 31 December 2008, the Group has made an accumulated appropriation of approximately RMB11,592 million to the statutory reserve (Up to 31 December 2007 : approximately RMB10,706 million).
(b) Profit attributable to equity holders
     For the year ended 31 December 2008, profit attributable to equity holders included a profit of approximately RMB4,474 million (2007: approximately RMB2,908 million), which has been dealt with in the financial statements of the Company. As at 31 December 2008, the amount of profit distributable to equity holders of the Company amounted to approximately RMB5,083 million (2007: approximately RMB3,341 million).

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
19. LONG-TERM BANK LOANS

				The
	Interest rates and final	The Group		Company
	maturity	2008	2007	2008	2007
		(As restated)
RMB denominated bank loans	Fixed interest rates of 3.60% per annum with maturity through 2010
— unsecured		—	200	—	—

		—	200	—	—

RMB denominated bank loans	Floating interest rates ranging from 4.86% to 6.80% (2007: 2.40% to 10.08%) per annum with maturity through 2009 (2007: maturity through 2009)
— unsecured		1,114	18,399	—	—

		1,114	18,399	—	—

US$ denominated bank loans	Fixed interest rates ranging from Nil to 5.65% (2007: Nil to 6.15%) per annum with maturity through 2039 (2007: maturity through 2039)
— secured		146	211	—	—
— unsecured		377	377	—	—

		523	588	—	—

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

				The
	Interest rates and final	The Group		Company
	maturity	2008	2007	2008	2007
		(As restated)
US$ denominated bank loans	Floating interest rates of US$ LIBOR plus interest margin 0.35% to 0.44% for 2007 per annum with maturity through 2010 (a)
— unsecured		—	3,652	—	3,652

		—	3,652	—	3,652

Japanese Yen denominated bank loans	Fixed interest rates of 2.12% (2007: 2.12%) per annum with maturity through 2014 (2007: maturity through 2014)
— unsecured		234	234	—	—

		234	234	—	—

Euro denominated bank loans	Fixed interest rates ranging from 0.50% to 2.50% (2007: 1.10% to 7.85%) per annum with maturity through 2034 (2007: maturity through 2034)
— unsecured		342	415	—	—

		342	415	—	—

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

				The
	Interest rates and final	The Group		Company
	maturity	2008	2007	2008	2007
		(As restated)
HK$ denominated bank loans	Fixed interest rates of 3.75% for 2007 per annum with maturity through 2010
— unsecured		—	9	—	—

		—	9	—	—

Sub-total		2,213	23,497	—	3,652
Less: Current portion		(1,216)	(7,411)	—	(2,191)

		997	16,086	—	1,461

     The repayment schedule of the long-term bank loans is as follows:

	The Group		The Company
	2008	2007	2008	2007
	(As restated)
Balances due:
— no later than one year	1,216	7,411	—	2,191
— later than one year and no later than two years	96	9,671	—	—
— later than two years and no later than five years	287	3,613	—	1,461
— later than five years	614	2,802	—	—

	2,213	23,497	—	3,652
Less: Portion classified as current liabilities	(1,216)	(7,411)	—	(2,191)

	997	16,086	—	1,461

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
(a)	On 26 September 2003, the Company signed an agreement with 13 financial institutions for a long-term syndicated loan of US$700 million. This facility was split into 3 tranches (i) US$200 million 3-year loan; (ii) US$300 million 5-year loan; and (iii) US$200 million 7-year loan and carried an interest rate of 0.28%, 0.35% and 0.44% over US dollar LIBOR per annum for each tranche, respectively. In October 2003, the Company and CUCL entered into an agreement to re-lend such funds to CUCL with similar terms to finance the network construction of CUCL. The Company fully repaid the US$200 million 3-year loan in 2006, the US$300 million 5-year loan in September 2008 and the US$200 million 7-year loan in November 2008 after obtaining consent for repayment from the relevant lenders.

(b)	The fair values of the Group’s non-current portion of long-term bank loans at 31 December 2008 and 2007 were as follows:

	The Group
	2008	2007
	(As restated)
Long-term bank loans	690	14,547

The fair value is based on cash flows discounted using rates based on the market rates ranging from 4.59% to 6.56% (31 December 2007: 3.25% to 7.05%).

(c)	As at 31 December 2008, bank loans of approximately RMB146 million (2007: approximately RMB163 million) were secured by corporate guarantees granted by third parties.

(d)	As at 31 December 2008, there were no corporate guarantees granted by Netcom Group (2007: approximately RMB49 million).
20. CORPORATE BONDS
     On 8 June 2007, the Group issued RMB2 billion 10-year corporate bonds, bearing interest at 4.5% per annum. The corporate bonds are secured by a corporate guarantee granted by Bank of China Limited.
     On 3 September 2008, the Group issued another RMB 5 billion 5-year corporate bonds, bearing interest at 5.29% per annum. The corporate bonds are secured by a corporate guarantee granted by State Grid Corporation of China.
21. CONVERTIBLE BONDS
     On 20 August 2007, the Company received a notice delivered by SKT the sole holder of outstanding zero coupon convertible bonds of US$1 billion, pursuant to the terms and conditions of the convertible bonds for the conversion in full of the convertible bonds into the Company’s shares. Accordingly, on 31 August 2007, the Company allotted and issued 899,745,075 Shares to SKT.
     Prior to the conversion, the change in the fair value of the conversion option from 31 December 2006 to 20 August 2007 resulted in a fair value loss of approximately RMB569 million, which has been recorded in the ‘Realised loss on changes in fair value of derivative component of convertible bonds’ in the income statement for the year ended 31 December 2007.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The convertible bonds with carrying value of approximately RMB10,818 million as at 20 August 2007 were fully converted into 899,745,075 Shares. The share conversion resulted in an increase in share capital and share premium by approximately RMB88 million and RMB10,731 million, respectively (Note 17).
22. OTHER OBLIGATIONS — GROUP

	Contractual	Provision
	obligations in	made in
	relation to	relation to
	early	one-off cash
	retirement	housing
	benefits	subsidies
	Note (b)	Note (a) & (b)	Total
As at 1 January 2007	3,137	3,185	6,322
Additions during the year	—	—	—
Payments during the year	(605)	(329)	(934)

As at 31 December 2007	2,532	2,856	5,388

Analysis of total other obligations:
— current portion	525	2,856	3,381
— non-current portion	2,007	—	2,007

	2,532	2,856	5,388

As at 1 January 2008	2,532	2,856	5,388
Additions during the year	—	—	—
Payments during the year	(423)	(354)	(777)

As at 31 December 2008	2,109	2,502	4,611

Analysis of total other obligations:
— current portion	510	2,502	3,012
— non-current portion	1,599	—	1,599

	2,109	2,502	4,611

(a)	Certain staff quarters, prior to 1998, have been sold to certain of the Group’s employees at preferential prices, subject to a number of eligibility requirements. In 1998, the State Council issued a circular which stipulated that the sale of quarters to employees at preferential prices should be terminated. In 2000, the State Council issued a further circular stating that cash subsidies should be made to certain eligible employees following the

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

withdrawal of the allocation of staff quarters. However, the specific timetable and procedures for the implementation of these policies were to be determined by individual provincial or municipal government based on the particular situation of the provinces or municipality.

Based on the relevant detailed local government regulations promulgated, certain entities within the Group have adopted cash housing subsidy plans. In accordance with these plans, for those eligible employees who had not been allocated with quarters or who had not been allocated with quarters up to the prescribed standards before the discounted sales or quarters were terminated, the Group is required to pay them one-off cash housing subsidies based on their years of service, positions and other criteria. Based on the available information, the Group estimated the required provision for these cash housing subsidies amounting to RMB4,142 million, which was charged to the income statement in the year ended 31 December 2000 (the year in which the Council circular in respect of cash subsidies was issued).

(b)	Pursuant to the reorganisation undertaken on 30 June 2004 between China Netcom, China Netcom (Holding) Company Limited and Netcom Group and the acquisition of the principal telecommunications operations, assets and liabilities in the four Northern provinces/autonomous region, namely Shanxi province, Neimenggu autonomous region, Jilin province and Heilongjiang province from Netcom Group (the “Acquisition of New Horizon”), if the actual payments required for these subsidies and early retirement benefits differ from the amount provided as at 30 June 2004 and 30 June 2005, Netcom Group will bear any additional payments required or will be paid the difference if the actual payments are lower than the amount provided. Upon the completion of Parent Merger, Unicom Parent has assumed all the rights and obligations of Netcom Group.
23. PAYABLES AND ACCRUED LIABILITIES

	The Group		The Company
	2008	2007	2008	2007
	(As restated)
Payables to contractors and equipment suppliers	52,389	32,700	—	—
Payables to telecommunications product suppliers	1,491	2,949	—	—
Customer/contractor deposits	2,082	2,826	—	—
Repair and maintenance expense payables	1,511	1,774	—	—
Salary and welfare payables	949	1,311	—	—
Interest payable	263	468	—	27
Amounts due to services providers/content providers	961	1,256	—	—
Accrued expenses	3,064	3,534	—	—
Others	2,977	2,494	104	31

	65,687	49,312	104	58

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The aging analysis of payables and accrued liabilities is as follows:

	The Group		The Company
	2008	2007	2008	2007
	(As restated)
Less than six months	51,975	36,502	104	58
Six months to one year	7,052	6,754	—	—
More than one year	6,660	6,056	—	—

	65,687	49,312	104	58

24. SHORT-TERM COMMERCIAL PAPER — GROUP
     CNC China issued two lots of RMB10 billion each unsecured commercial paper with repayment periods of 365 days and 270 days on 30 April 2007 and 18 September 2007 in the PRC capital market respectively. The effective interest rates are 3.34% and 3.93% per annum respectively. The aggregated net cash proceeds raised in these exercises was RMB20 billion. These commercial papers were fully repaid on 9 May 2008 and 16 June 2008, respectively.
     CNC China issued RMB10 billion unsecured commercial paper with repayment periods of 365 days on 6 October 2008 in the PRC capital market. The effective interest rate is 4.47% per annum. The net cash proceeds raised in the PRC capital market were RMB10 billion.
25. SHORT-TERM BANK LOANS — GROUP

		The Group
	Interest rates and final maturity	2008	2007
		(As restated)
RMB denominated bank loans	Fixed interest rates ranging from 4.54% to 6.80% (2007: 4.86% to 6.72%) per annum with maturity through 2009 (2007: maturity through 2008)
— unsecured		10,780	11,850

		10,780	11,850

     The carrying values of short-term bank loans approximate their fair values as at the balance sheet date.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
26. REVENUE — GROUP
     The tariffs for the services provided by the Group are subject to regulations by various government authorities, including the NDRC, the MIIT and the provincial price regulatory authorities.
     Revenue from continuing operations is presented net of business tax and government surcharges. Relevant business tax and government surcharges amounted to approximately RMB4,164 million for the year ended 31 December 2008 (2007: approximately RMB4,191 million).
     The major components of revenue for continuing operations are as follows:

	2008	2007
	(As restated)
GSM business
— Usage and monthly fees	40,464	42,077
— Value-added services revenue	16,263	13,528
— Interconnection fee	6,858	5,851
— Other service revenue	1,119	1,091

Total GSM service revenue	64,704	62,547

Fixed-line business
— Usage and monthly fees	37,324	44,227
— Broadband services revenue	18,114	14,273
— Interconnection fees	7,500	7,911
— Value-added services revenue	6,591	6,758
— Leased line income	4,597	3,741
— Information communications technology services revenue	3,124	3,986
— Other Internet-related services and managed data services revenue	1,673	1,835
— Upfront installation fees	1,181	1,283
— Upfront connection fees	886	1,517
— Advertising and media services revenue	697	380
— Other service revenue	861	1,289

Total Fixed-line service revenue	82,548	87,200

Sales of telecommunications products	1,654	940

Total revenue from external customers	148,906	150,687

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
27. OTHER INCOME — NET — GROUP

	Note	2008	2007
		(As restated)
Continuing operations:
Tax refund on reinvestment in subsidiaries	(a)	—	4,001
Gain on the non-monetary assets exchange	(b)	1,305	386
Others		689	603

		1,994	4,990

Note (a):	During 2007, the Company and China Netcom reinvested the undistributed profits into the subsidiaries and were granted a refund of a portion of the taxes previously paid by these subsidiaries as permitted under the tax law effective until 31 December 2007. This tax refund on reinvestment in subsidiaries was recorded as “other income”.

Note (b):	Please refer to Note (b)(iii) to the consolidated cash flow statement for details.
28. NETWORK, OPERATIONS AND SUPPORT EXPENSES — GROUP

	2008	2007
	(As restated)
Continuing operations:
Repair and maintenance	5,431	5,466
Power and water charges	5,451	4,952
Operating leases	3,613	3,453
Consumables	1,384	1,524
Others	698	627

Total network, operations and support expenses	16,577	16,022

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
29. OTHER OPERATING EXPENSES — GROUP

	2008	2007
		(As restated)
Continuing operations:
Provision for doubtful debts	2,900	2,200
Cost of telecommunications products sold	2,067	1,233
Cost of hardware sold in relation to information communications technology services	2,461	3,491
Commission expenses	10,104	9,784
Advertising and promotion expenses	2,669	2,601
Customer installation cost	1,961	2,036
Customer acquisition and retention cost	2,650	3,068
Auditors’ remuneration	107	123
Property management charge	1,090	923
Office and administrative expenses	2,440	2,728
Transportation expense	1,714	1,492
Miscellaneous taxes and fees	566	504
Others	2,853	2,593

Total other operating expenses	33,582	32,776

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
30. FINANCE COSTS — GROUP

	Note	2008	2007
		(As restated)
Continuing operations:
Finance costs:
— Interest on bank loans, corporate bonds and commercial paper repayable within 5 years		2,367	2,992
— Interest on bank loans, repayable over 5 years		144	198
— Interest expense on convertible bonds		—	242
— Deferred consideration related to Acquisition of New Horizon		224	375
— Less: Amounts capitalised in construction-in-progress	6	(260)	(439)

Total interest expense		2,475	3,368
— Exchange gain, net		(270)	(457)
— Others		206	320

Total finance costs		2,411	3,231

31. EMPLOYEE BENEFIT EXPENSES — GROUP

	Note	2008	2007
		(As restated)
Continuing operations:
Employee benefit expenses:
— Salaries and wages		15,442	14,087
— Contributions to defined contribution pension schemes		2,110	1,854
— Contributions to supplementary defined contribution pension schemes		51	56
— Contributions to housing fund		1,049	913
— Monetary housing benefits		—	27
— Other housing benefits		166	433
— Share-based compensation	32	84	170

Total		18,902	17,540

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
31.1 Directors’ and senior management’s emoluments
     The remuneration of every Director for the year ended 31 December 2008 is set out below:

			Salaries	Bonuses	Other	Contributions
			and	paid and	benefits	to pension
Name of Director	Notes	Fees	allowance	payable	Note(a)	schemes	Total
		(RMB’000)	(RMB’000)	(RMB’000)	(RMB’000)	(RMB’000)	(RMB’000)
Chang Xiaobing		—	2,135	939	198	23	3,295
Lu Yimin	(b)	—	321	171	—	6	498
Zuo Xunsheng	(b)	—	321	171	9	6	507
Tong Jilu		—	1,512	803	127	23	2,465
Cesareo Alierta Izuel	(c)	57	—	—	—	—	57
Kim Shin Bae	(d)	57	—	—	—	—	57
Wu Jinglian		365	—	—	—	—	365
Cheung Wing Lam, Linus		347	—	—	—	—	347
Wong Wai Ming		360	—	—	—	—	360
John Lawson Thornton	(e)	74	—	—	—	—	74
Timpson Chung Shui Ming	(e)	74	—	—	—	—	74
Shang Bing	(f)	—	733	—	101	9	843
Yang Xiaowei	(f)	—	471	—	72	9	552
Li Zhengmao	(f)	—	471	—	72	9	552
Li Gang	(g)	—	946	492	146	12	1,596
Zhang Junan	(g)	—	946	492	146	19	1,603
Miao Jianhua	(h)	—	471	—	—	9	480
Lu Jianguo	(i)	225	—	—	146	—	371
Lee Suk Hwan	(j)	211	—	—	—	—	211
Shan Weijian	(k)	260	—	—	—	—	260

Total		2,030	8,327	3,068	1,017	125	14,567

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The remuneration of every Director for the year ended 31 December 2007 is set out below:

			Salaries	Bonuses	Other	Contributions
			and	paid and	benefits	to pension
Name of Director	Notes	Fees	allowance	payable	Note(a)	schemes	Total
		(RMB’000)	(RMB’000)	(RMB’000)	(RMB’000)	(RMB’000)	(RMB’000)
Chang Xiaobing		—	2,247	1,730	715	21	4,713
Shang Bing	(f)	—	1,966	1,405	612	21	4,004
Tong Jilu		—	1,592	1,112	469	21	3,194
Yang Xiaowei	(f)	—	1,264	848	434	21	2,567
Li Zhengmao	(f)	—	1,264	848	434	21	2,567
Li Gang	(g)	—	1,264	848	410	21	2,543
Zhang Junan	(g)	—	1,264	848	410	21	2,543
Miao Jianhua	(h)	—	595	402	—	9	1,006
Lu Jianguo	(i)	300	—	—	434	—	734
Lee Suk Hwan	(j)	54	—	—	—	—	54
Wu Jinglian		384	—	—	24	—	408
Shan Weijian	(k)	346	—	—	24	—	370
Cheung Wing Lam, Linus		365	—	—	24	—	389
Wong Wai Ming		375	—	—	—	—	375
Li Jianguo	(l)	—	659	—	229	12	900

Total		1,824	12,115	8,041	4,219	168	26,367

Notes:

(a)	Other benefits represent the value of share options granted to the directors of the Company under the Company’s share option schemes.

(b)	Mr. Lu Yimin and Mr. Zuo Xunsheng were appointed as executive directors on 15 October 2008.

(c)	Mr. Cesareo Alierta Izuel was appointed as a non-executive director on 15 October 2008.

(d)	Mr. Kim Shin Bae was appointed as a non-executive director on 15 October 2008 and resigned as a non-executive director on 22 January 2009.

(e)	Mr.John Lawson Thornton and Mr. Timpson Chung Shui Ming were appointed as independent non-executive directors on 15 October 2008.

(f)	Mr. Shang Bing, Mr. Yang Xiaowei and Mr. Li Zhengmao resigned as executive directors on 23 May 2008.

(g)	Mr. Li Gang and Mr. Zhang Junan resigned as executive directors on 15 October 2008.

(h)	Mr. Miao Jianhua was appointed as executive director on 12 July 2007 and resigned as executive director on 23 May 2008.

(i)	Mr. Lu Jianguo resigned as non-executive director on 15 October 2008.

(j)	Mr. Lee Suk Hwan was appointed as non-executive director on 23 October 2007 and resigned on 15 October 2008.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

(k)	Mr. Shan Weijian resigned as independent non-executive director on 15 October 2008.

(l)	Ms. Li Jianguo resigned as executive director on 9 July 2007.
     Pursuant to the option proposal made pursuant to the merger between the Company and China Netcom, 686,894 share options were granted to the then director of China Netcom who was later appointed as Director of the Company on 15 October 2008. Save as disclosed above, no share options were granted to the Directors (2007: Nil).
     No directors waived the right to receive emoluments during the year (2007: Nil).
     During 2008 and 2007, the Company did not incur any payment to any director for loss of office or as an inducement to any director to join the Company.
31.2 Five highest paid individuals
     Of the five highest paid individuals for the year ended 31 December 2008, two of them are existing directors of the Company and their remuneration has been disclosed in Note 31.1. For the remaining three highest paid individuals, two of them were past directors and one was an employee of the Company whose remuneration falls within the band from RMB2.0 million to RMB2.5 million. For the year ended 31 December 2007, all of the five highest paid individuals were the then directors of the Company whose remuneration was disclosed in Note 31.1.

	2008	2007
	(RMB’000)	(RMB’000)
Salaries and allowances	3,603	—
Bonuses paid and payable	1,875	—
Other benefits (Note 31.1(a))	557	—
Contributions to pension schemes	66	—

	6,101	—

32. EQUITY-SETTLED SHARE OPTION SCHEMES
32.1 Fixed award pre-global offering share option scheme (the “Pre-Global Offering Share Option Scheme”)
     Pursuant to the resolution passed by the Board of Directors in June 2000, the Company adopted the Pre-Global Offering Share Option Scheme on 1 June 2000 for the granting of share options to qualified employees on the following terms:
(i)	the exercise price is equivalent to the share issue price of the Global Offering of HK$15.42 per share (excluding the brokerage fee and Hong Kong Stock Exchange transaction levy); and

(ii)	the share options are vested and exercisable after 2 years from the grant date and expire 10 years from the date of grant.
     No further options can be granted under the Pre-Global Offering Option Scheme.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
The Pre-Global Offering Option Scheme had been amended in conjunction with the amended terms of the share option scheme (Note 32.2) on 13 May 2002 and 11 May 2007, respectively. Apart from the above two terms, the principal terms are substantially the same as the amended Share Option Scheme in all material aspects.
32.2 Share option scheme (the “Share Option Scheme”)
     On 1 June 2000, the Company adopted the Share Option Scheme pursuant to which the directors of the Company may, at their discretion, invite employees, including executive directors, of the Company or any of its subsidiaries, to take up share options to subscribe for shares up to a maximum aggregate number of shares (including those that could be subscribed for under the Pre-Global Offering Share Option Scheme as described above) not exceeding 10% of the total issued share capital of the Company. Pursuant to the Share Option Scheme, the nominal consideration payable by a participant for the grant of share options will be HK$1.00. The exercise price payable by a participant upon the exercise of an option will be determined by the directors at their discretion at the date of grant, except that such price may not be set below a minimum price which is the higher of:
(i)	the nominal value of the shares; and

(ii)	80% of the average of the closing prices of shares on the SEHK on the five trading days immediately preceding the date of grant of the option on which there were dealings in the shares on the SEHK.
     The period during which an option may be exercised will be determined by the directors at their discretion, except that no option may be exercised later than 10 years from 22 June 2000.
     The terms of the Share Option Scheme were amended on 13 May 2002 to comply with the requirements set out in the Chapter 17 of the Listing Rules which came into effect on 1 September 2001 with the following major amendments:
(i)	share option may be granted to employees including executive directors of the Group or any of the non-executive directors;

(ii)	the option period commences on a day after the date on which an option is offered but not later than 10 years from the offer date; and

(iii)	minimum subscription price shall not be less than the higher of:
•	the nominal value of the shares;

•	the closing price of the shares of the stock exchange as stated in the stock exchange’s quotation sheets on the offer date in respect of the share options; and

•	the average closing price of the shares on the stock exchange’s quotation sheets for the five trading days immediately preceding the offer date.
     On 11 May 2007, the Company further amended the Share Option Scheme with major amendments related to the exercise of options upon cessation of employment. These amendments are made in order to reduce the administrative burden on the Company to monitor outstanding options for grantees whose employment has been terminated.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     All of the share options granted under Note 32.1 and 32.2 are governed by the amended terms of the Pre-Global Share Option Scheme and the Share Option Scheme as mentioned above.
32.3 Special Purpose Unicom Share Option Scheme (the “Special Purpose Share Option Scheme”)
     Prior to the 2008 Business Combination, China Netcom granted share options to its directors and employees (including employees of its subsidiaries) in years 2004 and 2005 pursuant to a shareholders’ resolution passed on 30 September 2004.
     Pursuant to China Netcom’s share option plan, China Netcom granted 158,640,000 options with an exercise price of HK$8.40 each to certain of its directors and employees, immediately prior to the closing of its global offering on 22 October 2004, to subscribe for its ordinary shares at the initial public offering price under the Hong Kong public offering (“First Grant”), excluding brokerage and trading fees, and transaction and investor compensation levies. The First Grant has an exercise period of six years from the date of grant. The grantees can exercise 40 percent of the options granted from 17 May 2006, a further 20 percent of the options granted from 17 May 2007, a further 20 percent of the options granted from 17 May 2008 and a further 20 percent of the options granted from 17 May 2009. All unexercised share options will expire on 16 November 2010.
     On 6 December 2005, the board of directors of China Netcom approved the grant of 79,320,000 shares of share options with an exercise price of HK$12.45 to certain management personnel and other professional personnel designated by the Compensation Committee of the newly acquired four Northern provinces/autonomous region (“Second Grant”). The grantees can exercise 40 percent of the option granted from 6 December 2007, a further 20 percent of the options granted from 6 December 2008, a further 20 percent of the options granted from 6 December 2009 and a further 20 percent of the options granted from 6 December 2010. All unexercised share options will be expired on 5 December 2011.
     The grant date fair value of the share options granted in the First Grant and the Second Grant is determined by the Black-Scholes model. The weighted average fair value of the First Grant and the Second Grant on grant date was determined as HK$1.22 per share (RMB1.28 per share) and HK$1.28 per share (RMB1.34 per share), respectively.
     Modifications to certain clauses of the share options schemes of China Netcom were approved on 16 May 2006, pursuant to a resolution of the extraordinary general meeting of China Netcom. The modifications were mainly related to eligibility of the participants, number of options and exercise vesting schedules, rights upon cessation of employment, death and loss of capacity, performance targets, and cancellation of options. The modifications did not have any significant impact on the financial statements.
     Pursuant to the ordinary resolution passed by the shareholders on 16 September 2008, the Company adopted the Special Purpose Share Option Scheme in connection with the merger of the Company and China Netcom by way of a scheme of arrangement of China Netcom under Section 166 of the Companies Ordinance for the granting of options to holders of China Netcom options outstanding at 14 October 2008 (“Eligible Participants”). Pursuant to this scheme, no fractional

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
options can be granted and the maximum number of shares which may be issued upon the exercise of all options granted under this scheme and any other share options schemes of the Company must not in aggregate exceed 10% of the issued share capital of the Company as at the date of approval of this scheme.
     The number of options and exercise price of options granted under the Special Purpose Share Option Scheme are as follows:
(i)	The exercise price of options under this scheme is equal to (a) the exercise price of an outstanding China Netcom option held by the Eligible Participants divided by (b) the share exchange ratio 1.508.

(ii)	The total number of options granted by the Company to all Eligible Participants under this scheme shall be equal to the product of (a) the share exchange ratio and (b) the number of China Netcom options outstanding as at 14 October 2008.
     The above formula ensures that the value of options which granted under this scheme received by a holder of China Netcom options is equivalent to the “see-through” price of that holder ‘s outstanding China Netcom options.
     The period during which an option may be exercised will be determined by the directors at their discretion, except that no option may be exercised later than 30 September 2014.
     No further options can be granted under the Special Purpose Share Option Scheme.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     Details of share options granted by China Netcom, immediately prior to the merger between the Company and China Netcom (i.e. 14 October 2008) and the share options outstanding, immediately prior to the merger between the Company and China Netcom (i.e. 14 October 2008) are as follows:

	For the period from
	1 January 2008 to
	14 October 2008		2007
	Average		Average
	exercise price	Number of	exercise	Number of
	in HK$	share options	price in HK$	share options
	per Share	involved	per Share	involved
Balance, beginning of period/year	10.32	150,844,560	10.21	176,646,900
Granted	—	—	—	—
Forfeited/cancelled	9.55	(139,620)	8.40	(2,117,440)
Cancelled in exchange for the Company’s options	10.30	(125,836,140)	—	—
Exercised	10.45	(24,868,800)	9.67	(23,684,900)

Balance, end of period/year	—	—	10.32	150,844,560

Representing:
First Grant		—		79,263,860
Second Grant		—		71,580,700

Balance, end of period/year		—		150,844,560

Exercisable at end of period/year	—	—	10.59	45,218,610

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     Details of share options of China Netcom exercised during the period from 1 January 2008 to 14 October 2008 and 2007 are as follows:
     For the period from 1 January 2008 to 14 October 2008:

		Weighted average
		closing price per
		share at respective
		days immediately
		before date of
	Exercise	exercise	Proceeds	Number
	price	of options	received	of shares
Grant	HK$	HK$	HK$	involved
First Grant	8.40	26.17	103,316,640	12,299,600
Second Grant	12.45	25.46	156,486,540	12,569,200

			259,803,180	24,868,800

     For the year ended 31 December 2007:

		Weighted average
		closing price per
		share at respective
		days immediately
		before date of
	Exercise	exercise	Proceeds	Number
	price	of options	received	of shares
Grant	HK$	HK$	HK$	involved
First Grant	8.40	22.23	136,343,760	16,231,400
Second Grant	12.45	23.92	92,796,075	7,453,500

			229,139,835	23,684,900

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The Group accounted for the exchange of options based on the estimated fair value of share options at the modification date by using the Black-Scholes valuation model. Because the Black-Scholes valuation model requires the input of subjective assumptions, including the volatility of share price, change in subjective input assumptions can materially affect the fair value estimate. Accordingly, the weighted average fair values of 2004 and 2005 Special Purpose Share Options granted under the Special Purpose Share Option Scheme was HK$6.01 and HK$4.00, respectively. The significant assumptions used and the numbers of options granted are as follows:

	2004	2005
	Special	Special
	Purpose Share	Purpose Share
	Option	Option
Stock price	HK$11.60	HK$11.60
Exercise price	HK$5.57	HK$8.26
Volatility	55%	49%
Dividend yield	2%	2%
Risk-free rate	0.24-1.06%	0.28-1.54%
Expected life	0.30-1.09 years	0.32-2.32 years
Weighted average option value	HK $6.01	HK $4.00
Number of options granted	100,831,432	88,929,468
     The volatility measured at the standard deviation of expected share price returns was based on statistical analysis of daily share prices over the last 2 to 3 years. Expected dividends were based on historical dividends. Risk-free rate was by reference to the yield of Hong Kong Exchange Fund Notes with a term similar to the expected option life.
     The total incremental fair value of the exchanged options was determined to be RMB21 million which was measured by reference to the incremental fair value of the options granted under the Special Purpose Share Option Scheme as at 15 October 2008 (the modification date) over the fair value of China Netcom options as at 15 October 2008. For the year ended 31 December 2008, share-based compensation expense of approximately RMB9 million was recorded by the Group as a result of this modification.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     Movements in the number of share options outstanding and their related weighted average exercise prices are as follows:

	The Company
	2008		2007
	Average		Average
	exercise price	Number of	exercise price	Number of
	in HK$	share options	in HK$	share options
	per Share	involved	per Share	involved
Balance, beginning of year	7.12	257,279,600	6.95	314,256,000
Granted	6.83	189,760,900	—	—
Forfeited	6.37	(2,720,334)	8.43	(3,420,800)
Exercised	7.62	(31,246,000)	6.03	(53,555,600)

Balance, end of year	6.95	413,074,166	7.12	257,279,600

Exercisable at end of year	7.14	245,359,027	8.48	92,713,600

     Employee share options exercised for the year ended 31 December 2008 resulted in 31,246,000 Shares being issued (2007: 53,555,600 Shares), with exercise proceeds of approximately RMB216 million (2007: approximately RMB313 million).

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     As at balance sheet date, information of outstanding share options is summarised as follows:

					Number of	Number of
					share	share
					options	options
			The price		outstanding	outstanding
			per Share		as at	as at
			to be paid		31	31
Date of		Exercisable	on exercise		December	December
options grant	Vesting period	period	of options		2008	2007
Share options granted under the Pre-Global Offering Share Option Scheme:

22 June 2000	22 June 2000 to 21 June 2002	22 June 2002 to 21 June 2010	HK$	15.42	16,977,600	21,126,800

Share options granted under the Share Option Scheme:

30 June 2001	30 June 2001	30 June 2001 to 22 June 2010	HK$	15.42	4,350,000	5,608,000
10 July 2002 (Note i)	10 July 2002 to 10 July 2005	10 July 2003 to 9 July 2008	HK$	6.18	—	3,308,000
21 May 2003	21 May 2003 to 21 May 2006	21 May 2004 to 20 May 2009	HK$	4.30	8,956,000	11,092,800
20 July 2004	20 July 2004 to 20 July 2007	20 July 2005 to 19 July 2010	HK$	5.92	41,024,000	50,924,000
21 December 2004	21 December 2004 to 21 December 2007	21 December 2005 to 20 December 2010	HK$	6.20	654,000	654,000
15 February 2006	15 February 2006 to 15 February 2009	15 February 2008 to 14 February 2012	HK$	6.35	151,556,000	164,566,000

Share options granted under the Special Purpose Share Option Scheme:

15 October 2008 (“2004 Special Purpose Share Options”)	15 October 2008 to 17 May 2009	15 October 2008 to 16 November 2010	HK$	5.57	100,627,098	—
15 October 2008 (“2005 Special Purpose Share Options”)	15 October 2008 to 6 December 2010	15 October 2008 to 5 December 2011	HK$	8.26	88,929,468	—

					413,074,166	257,279,600

     The options outstanding as at 31 December 2008 had a weighted average remaining contractual life of 2.47 years (2007: 3.47 years).

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

Note i:	As all outstanding options granted on 10 July 2002 have been exercised, therefore no options are expired under this grant.
     Details of share options exercised during 2008 and 2007 are as follows:
     For the year ended 31 December 2008:

		Weighted average
		closing price per
		Share at respective
		days immediately
		before date of
	Exercise	exercise	Proceeds	Number
	price	of options	received	of Shares
Grant	HK$	HK$	HK$	involved
22 June 2000	15.42	18.73	63,980,664	4,149,200
30 June 2001	15.42	18.38	18,781,560	1,218,000
10 July 2002	6.18	15.88	20,443,440	3,308,000
21 May 2003	4.30	16.90	8,947,440	2,080,800
20 July 2004	5.92	17.81	58,240,960	9,838,000
15 February 2006	6.35	17.62	67,640,200	10,652,000

			238,034,264	31,246,000

     For the year ended 31 December 2007:

		Weighted average
		closing price per
		Share at respective
		days immediately
		before date of
	Exercise	exercise	Proceeds	Number
	price	of options	received	of Shares
Grant	HK$	HK$	HK$	involved
22 June 2000	15.42	17.56	34,657,992	2,247,600
30 June 2001	15.42	17.62	8,450,160	548,000
10 July 2002	6.18	12.96	49,793,496	8,057,200
21 May 2003	4.30	12.95	60,057,240	13,966,800
20 July 2004	5.92	13.77	170,117,120	28,736,000

			323,076,008	53,555,600

     For the year ended 31 December 2008, employee share-based compensation expense recorded for continuing operations amounted to approximately RMB84 million (2007: approximately RMB170 million).

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
33.	DISPOSAL GROUP AND DISCONTINUED OPERATIONS

Discontinued operations

On 2 June 2008 and on 27 July 2008, the Company, CUCL and China Telecom entered into the Framework Agreement and the Disposal Agreement, respectively, to sell the CDMA business to China Telecom. The disposal was completed on 1 October 2008 (Note 1). The gain on disposal, net of corresponding income tax of approximately RMB9.0 billion, amounted to approximately RMB26.1 billion.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The net assets of CDMA business as at the effective date of the disposal of the CDMA Business were as listed below:

			As at
			1 October
	Note		2008
Net assets disposed of:
Cash and cash equivalents	(a	)	4,612
Property, plant and equipment			2,997
Goodwill			373
Deferred tax assets			6
Other assets			3,958
Inventories			525
Accounts receivable, net			690
Prepayments and other current assets			808
Deferred revenue			(444)
Payable and accrued liabilities			(1,144)
Advances from customers			(4,428)
Minority interest			(5)

			7,948
Fair value of future service agreed in Disposal Agreement	37.2	(b)	517
Transaction cost and taxations			184
Income tax expense arising from the disposal of the CDMA business			9,016
Gain on the disposal of the CDMA business recognised in income statement			26,135

Cash consideration on the disposal of the CDMA business			43,800
Less: Cash consideration receivable from disposal of the CDMA business			(13,140)
Cash and cash equivalents included in disposed CDMA business			(1,148)

Net cash inflow			29,512

Note (a):	The balance included the cash payable of approximately RMB3,464 million upon the final agreement of the values of assets and liabilities transferred to China Telecom in accordance with the Disposal Agreement.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     On 15 January 2007, CNC China, entered into an assets transfer agreement with Netcom Group. Pursuant to the agreement, CNC China agreed to dispose of its assets and liabilities in relation to its telecommunications operations in Guangdong and Shanghai Branches. The disposal was completed on 28 February 2007. The gain on disposal, net of corresponding income tax of approximately RMB301 million, amounted to approximately RMB626 million.
     The net assets of Guangdong and Shanghai Branches as at the completion date are as listed below:

As at
28 February
2007
Net assets disposed of:
Cash and cash equivalents	23
Accounts receivable and other current assets	416
Property, plant and equipment and other non-current assets	7,630
Current portion of deferred revenue	(183)
Accounts payable	(2,046)
Long-term bank loans	(3,000)
Other liabilities	(267)

2,573
Income tax expense arising from the disposal of Guangdong and Shanghai Branches	301
Gain on the disposal of Guangdong and Shanghai Branches recognised in income statement	626

Cash consideration on the disposal of Guangdong and Shanghai Branches	3,500
Less: cash and cash equivalents included in disposed Guangdong and Shanghai Branches	(23)

Net cash inflow	3,477

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The results and cash flows of the CDMA business and the Fixed-line business-Guangdong and Shanghai Branches for the years ended 31 December 2008 and 2007, respectively, are presented as discontinued operations as follows:

			Fixed-line business-
			Guangdong and
	CDMA Business		Shanghai Branches		Total
	For the			For the
	period from			period from
	1 January	For the	For the	1 January	For the	For the
	2008 to	year ended	year ended	2007 to	year ended	year ended
	30 September	31 December	31 December	28 February	31 December	31 December
	2008	2007	2008	2007	2008	2007
Revenue	22,330	31,197	—	615	22,330	31,812
Expenses	(20,423)	(30,042)	—	(618)	(20,423)	(30,660)

Profit/(loss) before income tax from discontinued operations	1,907	1,155	—	(3)	1,907	1,152
Income tax expenses	(469)	(499)	—	1	(469)	(498)

Profit/(loss) for the period of discontinued operations	1,438	656	—	(2)	1,438	654

Gain on disposal of discontinued operations before tax	35,151	—	—	927	35,151	927
Income tax expenses	(9,016)	—	—	(301)	(9,016)	(301)

Gain on disposal of discontinued operations after tax	26,135	—	—	626	26,135	626

Profit for the period/year from discontinued operations	27,573	656	—	624	27,573	1,280

Net cash inflow from operating activities	656	837	—	388	656	1,225

Net cash outflow from investing activities	(23)	(25)	—	(374)	(23)	(399)

Cash inflow from disposal of discontinued operations	29,512	—	—	3,477	29,512	3,477

Net cash inflow/(outflow) from investing activities	29,489	(25)	—	3,103	29,489	3,078

Net cash inflow from financing activities	—	—	—	—	—	—

Net cash inflow from discontinued operations	30,145	812	—	3,491	30,145	4,303

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
34. DIVIDENDS
     At the annual general meeting held on 16 May 2008, the shareholders of the Company approved the payment of a final dividend of RMB0.20 per ordinary share for the year ended 31 December 2007 totaling approximately RMB2,732 million which has been reflected as a reduction of retained profits for the year ended 31 December 2008. As at 31 December 2008, such dividends have been paid by the Company, except for dividends payable of approximately RMB149 million due to Unicom BVI.
     At a meeting held on 31 March 2009, the Board proposed the payment of a final dividend of RMB0.20 per ordinary share to the shareholders for the year ended 31 December 2008 totalling approximately RMB4,754 million. This proposed dividend has not been reflected as a dividend payable in the financial statements as at 31 December 2008, but will be reflected as an appropriation of retained profits in the financial statements for the year ending 31 December 2009.

	2008	2007
		(As restated)
Proposed final dividend:
RMB0.20 (2007: RMB0.20) per Share by the Company	4,754	2,727
HK$ nil (2007: HK$0.592) per ordinary share by China Netcom (Note a)	—	3,700

	4,754	6,427

Dividend paid:
By the Company	2,732	2,285
By China Netcom (Note a)	3,499	3,600

	6,231	5,885

Note a:	Since the 2008 Business Combination is accounted for as a business combination of entities under common control, accordingly, the proposed final dividend and dividend paid are restated to include China Netcom as if it had always been part of the Group.
35. EARNINGS PER SHARE
Earnings per share and ADS:
     Basic earnings per share for the years ended 31 December 2008 and 2007 were computed by dividing the profit attributable to equity holders by the weighted average number of Shares outstanding during the years, as adjusted by the number of Shares in issue had the merger with China Netcom been completed on 1 January 2007.
     Diluted earnings per share for the years ended 31 December 2008 and 2007 were computed by dividing the profit attributable to equity holders by the weighted average number of Shares outstanding during the years, as adjusted by the number of Shares in issue had the merger with China Netcom been completed on 1 January 2007, after adjusting for the effects of the dilutive

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
potential ordinary shares. All potential ordinary shares arose from (i) share options granted under the amended Pre-Global Offering Share Option Scheme; (ii) share options granted under the amended Share Option Scheme; (iii) share options granted under the Special Purpose Share Option Scheme and (iv) the Convertible Bonds (for the year ended 31 December 2007 only). The potential ordinary shares which are not dilutive mainly arose from share options granted under the amended Pre-Global Offering Share Option Scheme and are excluded from the weighted average number of ordinary shares for the purpose of computation of diluted earnings per share.
     The following table sets forth the computation of basic and diluted earnings per Share:

	2008	2007
		(As restated)
Numerator (in RMB millions):
Profit attributable to the equity holders of the Company
— Continuing operations	6,340	20,158
— Discontinued operations	27,572	1,279

	33,912	21,437

Denominator (in millions):
Weighted average number of Shares outstanding and shares used in computing basic earnings per Share	23,751	23,075
Dilutive equivalent Shares arising from share options	190	246

Shares used in computing diluted earnings per Share	23,941	23,321

Basic earnings per Share (in RMB)
— Continuing operations	0.27	0.87
— Discontinued operations	1.16	0.06

	1.43	0.93

Diluted earnings per Share (in RMB)
— Continuing operations	0.27	0.86
— Discontinued operations	1.15	0.06

	1.42	0.92

     Basic and diluted earnings per ADS have been computed by multiplying the earnings per Share by 10, which is the number of Shares represented by each ADS.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
36. FAIR VALUE OF FINANCIAL INSTRUMENTS
     Financial assets of the Group mainly include cash and cash equivalents, short-term bank deposits, accounts receivable, amounts due from ultimate holding company, related parties and domestic carriers. Financial liabilities of the Group mainly include payables and accrued liabilities, short-term bank loans, short-term commercial paper, corporate bonds, long-term bank loans and amounts due to ultimate holding company, related parties and domestic carriers.
     Cash and cash equivalents and short-term bank deposits denominated in foreign currencies, as summarised below, have been translated to RMB at the applicable rates quoted by the People’s Bank of China as at 31 December 2008 and 2007.

	The Group
	2008			2007 (As restated)
	Original		RMB	Original		RMB
	currency	Exchange	equivalent	currency	Exchange	equivalent
	millions	rate	millions	millions	rate	millions
Cash and cash equivalents:
— denominated in HK dollars	223	0.88	197	552	0.94	518
— denominated in US dollars	134	6.83	914	65	7.30	471
— denominated in EURO	4	9.66	43	3	10.67	28
— denominated in Japanese Yen	50	0.08	4	247	0.06	16
— denominated in GBP	2	9.88	20	—	14.58	4

Sub-total			1,178			1,037

Short-term bank deposits:
— denominated in HK dollars	—	0.88	—	71	0.94	67
— denominated in US dollars	20	6.83	137	78	7.30	569

Sub-total			137			636

Total			1,315			1,673

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

	The Company
	2008			2007
	Original		RMB	Original		RMB
	currency	Exchange	equivalent	currency	Exchange	equivalent
	millions	rate	millions	millions	rate	millions
Cash and cash equivalents:
— denominated in HK dollars	72	0.88	63	355	0.94	332
— denominated in US dollars	39	6.83	267	22	7.30	162

Sub-total			330			494

Short-term bank deposits:
— denominated in HK dollars	—	0.88	—	71	0.94	67
— denominated in US dollars	18	6.83	122	78	7.30	569

Sub-total			122			636

Total			452			1,130

     The Group did not have and does not believe it will have any difficulties in exchanging its foreign currency cash into RMB at the exchange rates quoted by the People’s Bank of China. The carrying amounts of the Group’s cash and cash equivalents, short-term bank deposits, other current financial assets and liabilities approximated their fair values as at 31 December 2008 and 2007 due to the nature or short maturity of those instruments.
     The carrying amounts of receivables and payables which are all subject to normal trade credit terms approximated their fair value as at balance sheet date.
     In connection with the fair value of the Group’s non-current portion of long-term bank loans, please refer to Note 19 (b) for details.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
37. RELATED PARTY TRANSACTIONS — GROUP
     Unicom Parent and Netcom Group are state-owned enterprises directly controlled by the PRC government. The PRC government is the Company’s ultimate controlling party. State-owned enterprises and their subsidiaries, in addition to Unicom Parent and Netcom Group, directly or indirectly controlled by the PRC government are also considered to be related parties of the Group. Neither Unicom Parent and Netcom Group nor the PRC government publishes financial statements available for public use.
     The PRC government controls a significant portion of the productive assets and entities in the PRC. The Group provides telecommunications services as part of its retail transactions, thus, is likely to have extensive transactions with the employees of other state-controlled entities, including their key management personnel and their close family members. These transactions are carried out on commercial terms that are consistently applied to all customers.
     Management considers other state-owned enterprises, including other telecommunications service operators, equipment vendors, construction vendors, lessors of assets and state-owned banks in the PRC, have material transactions with the Group in its ordinary course of business. These transactions are carried out on terms similar to those obtained by other state-owned parties and have been reflected in the financial statements.
     The Group’s telecommunications networks depend, in large part, on interconnection with the network and on transmission lines leased from other domestic carriers. Management believes that meaningful information relating to related party transactions has been adequately disclosed below.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
37.1 Transactions with Unicom Parent, Netcom Group and their subsidiaries
(a) Significant recurring transactions
     The following is a summary of significant recurring transactions carried out by the Group with Unicom Parent, Netcom Group and their subsidiaries. In the directors’ opinion, these transactions were carried out in the ordinary course of business.

	Note	2008	2007
			(As
			restated)
Transactions with Unicom Parent, Netcom Group and their subsidiaries:

Continuing operations:
Interconnection revenues	(ii), (iv)	808	723
Interconnection charges	(iii), (iv)	768	742
Rental income for premises and facilities	(i), (v)	18	19
Revenue for leasing of transmission line capacity	(i), (vi)	36	7
Charges for leasing of transmission line capacity	(i), (vii)	80	23
Charge for operator-based subscriber value-added services	(i), (viii)	297	259
Charge for customer services	(i), (ix)	713	683
Agency fee incurred for subscriber development services	(i), (x)	150	92
Charges for cellular subscriber value-added service	(i), (xi)	153	37
Rental charges for premises, equipment and facilities	(i), (xii)	35	31
Charges for the international gateway services	(i), (xiii)	7	15
Purchase of telecom cards	(i), (xiv)	549	618
Agency fee incurred for procurement of telecommunications equipment	(i), (xv)	20	18
Charge for engineering design and technical service	(i), (xvi)	287	117
Charge for engineering and information technology-related services	(xvii)	2,603	1,946
Common corporate services income	(xviii)	140	121
Charges for common corporate services	(xviii)	563	477
Rental income from properties	(xix)	10	1
Rental charges for premises	(xix)	642	636
Property sub-lease rental charges	(xix)	1	11
Purchases of materials	(xx)	512	668
Charges for ancillary telecommunications support services	(xxi)	558	448
Charges for support services	(xxii)	461	536
Charges for lease of telecommunications facility	(xxiii)	306	309
Income from information communication technologies services	(xxiv)	151	130

Discontinued operations:
Interconnection revenue	(ii), (iv)	17	26
Interconnection charges	(iii), (iv)	13	17
Charges for leasing of transmission line capacity	(i), (vii)	3	—
Charge for operator-based subscriber value-added services	(i), (viii)	89	119
Charge for customer services	(i), (ix)	111	178
Agency fee incurred for subscriber development services	(i), (x)	24	23
CDMA network capacity lease rental	(xxv)	6,009	8,382
Constructed capacity related cost of CDMA network	(xxvi)	234	215
Charges for cellular subscriber value-added service	(i), (xi)	46	17
Purchase of telecom cards	(i), (xiv)	40	79
Charge for engineering design and technical service	(i), (xvi)	3	1

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

(i)	On 26 October 2006, CUCL entered into a new agreement “2006 Comprehensive Services Agreement” to continue to carry out related party transactions. The new agreement was approved by the independent shareholders of the Company on 1 December 2006, and became effective from 1 January 2007. Upon completion of the acquisition of Guizhou Business in 2007, the 2006 Comprehensive Services Agreement was amended where necessary so that the service area of CUCL was extended to include Guizhou province. In addition, the rights and obligations of Guizhou branch of Unicom Parent under the framework agreement entered into with Guizhou branch of Unicom Huasheng for the procurement of CDMA mobile handsets on 19 December 2006 were assigned to and assumed by CUCL.

Pursuant to the ordinary resolution passed at the extraordinary general meeting held on 16 September 2008, the independent shareholders of the Company approved the 2006 Comprehensive Services Agreement be amended with effect from 15 October 2008 to include CNC China as a party (the “Second 2006 Comprehensive Services Agreement”).

Also, the independent shareholders of the Company approved the following agreements:

— Framework Agreement for Engineering and Information Technology Services dated 12 August 2008

— Engineering and Information Technology Services Agreement 2008-2010

— Domestic Interconnection Settlement Agreement 2008-2010

— International Long Distance Voice Services Settlement Agreement 2008-2010

— Framework Agreement for Interconnection Settlement dated 12 August 2008

(ii)	Interconnection revenues represent the amounts received or receivable from Unicom Parent and Netcom Group for calls from their networks to the Group’s networks.

(iii)	Interconnection charges are for calls made from the Group’s networks to Unicom Parent and Netcom Group’ networks.

(iv)	Pursuant to the Framework Agreement for Interconnection Settlement dated 12 August 2008 entered between CUCL and Netcom Group, CUCL and Netcom Group agreed to interconnect the network of Netcom Group on the one hand and that of CUCL on the other and settle charges in respect of domestic long distance voice services within their respective service regions and international long distance voice services.

Interconnection settlement between Unicom Parent and Netcom Group’ networks and the Group’s network are based on standards established from time to time by the MIIT.

(v)	Pursuant to 2006 Comprehensive Services Agreement and the Second 2006 Comprehensive Services Agreement, the Group agreed to provide premises to Unicom New Guoxin Telecommunications Corporation Limited (“Unicom New Guoxin”). The rental amount is based on the lower of depreciation costs and market price for similar premises in that locality.

(vi)	Pursuant to the agreement entered between the branches of CUCL and 21 Provinces in Southern China of Netcom Group, revenue for leasing of transmission line capacity is based on market rates.

(vii)	Pursuant to Framework Agreement for Telecommunications Facilities Leasing dated 12 August 2008 entered between CUCL and Netcom Group, the charges payable by CUCL are based on the annual depreciation charges of such transmission line capacity (not higher than market rates).

(viii)	Pursuant to 2006 Comprehensive Services Agreement and the Second 2006 Comprehensive Services Agreement, the Group shall retain 40% of the actually received revenue generated from the value-added services provided by New Guoxin to the Group’s subscribers and allocate 60% of such revenue to New Guoxin. The settlement should be made among branches of the Group and New Guoxin respectively.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

(ix)	Pursuant to 2006 Comprehensive Services Agreement and the Second 2006 Comprehensive Services Agreement, New Guoxin provides business inquiries, tariff inquiries, account maintenance, complaints handling, and customer interview and subscriber retention services to the Group’s customers. The service fee payable by the Group shall be calculated on the basis of the customer service costs plus a profit margin, which shall not exceed 10%. The customer service costs were determined by the actual cost per operator seat and the number of effective operator seats. In addition, Guangdong has been added as one of the economically developed metropolises in determining the cost per operator seat.

(x)	Pursuant to 2006 Comprehensive Services Agreement and the Second 2006 Comprehensive Services Agreement, New Guoxin provides subscriber development services to the Group through telephone or other channels by utilising its own network, equipment and operators. The agency fee chargeable to the Group does not exceed the average of agency fees chargeable by any independent third party agent in the same region.

(xi)	Pursuant to 2006 Comprehensive Services Agreement and the Second 2006 Comprehensive Services Agreement, UNISK (Beijing) Information Technology Corporation Limited (“UNISK”) and Unicom NewSpace Corporation Limited (“Unicom NewSpace”) agreed to provide the cellular subscribers of CUCL with various types of value-added services through its cellular communication network and data platform. The Group retains a portion of the revenue generated from the value-added services provided to the Group’s subscribers (and actually received by the Group) and allocates a portion of such fees to UNISK and Unicom NewSpace for settlement, on the condition that such proportion allocated to UNISK and Unicom NewSpace does not exceed the average proportion allocated to independent value-added telecommunications content providers who provide value-added telecommunications content to the Group in the same region. The percentage of revenue to be allocated to UNISK and Unicom NewSpace by the Group varies depending on the types of value-added service provided to the Group.

(xii)	Pursuant to 2006 Comprehensive Services Agreement and the Second 2006 Comprehensive Services Agreement, CUCL and Unicom Parent agreed to mutually lease premises, equipment and facilities from each other. Rentals are based on the lower of depreciation costs and market rates.

(xiii)	Pursuant to 2006 Comprehensive Services Agreement and the Second 2006 Comprehensive Services Agreement, charges for international gateway services represent the amounts paid or payable to Unicom Parent for international gateway services provided for the Group’s international long distance networks. The charge for this service is based on the cost of operation and maintenance of the international gateway facilities incurred by Unicom Parent, including depreciation, together with a margin of 10% over cost.

(xiv)	Pursuant to 2006 Comprehensive Services Agreement and the Second 2006 Comprehensive Services Agreement, the Group agreed to purchase telephone cards from Unicom Parent (to be imported by Unicom Xingye Science and Technology Trade Company Limited (“Unicom Xingye”) at cost plus a margin to be agreed from time to time, but not to exceed 20%, and subject to appropriate volume discounts. Prices and volumes are subject to review by the parties on an annual basis.

(xv)	Pursuant to 2006 Comprehensive Services Agreement and the Second 2006 Comprehensive Services Agreement, Unicom Import and Export Company Limited (“Unicom I/E Co”) agreed to provide equipment procurement services to the Group. Unicom I/E Co. charges the Group 0.55% (for contracts up to an amount of US$30 million (inclusive)) and 0.35% (for contracts with an amount of more than US$30 million) of the value of imported equipment, and 0.25% (for contracts up to an amount of RMB200 million (inclusive)) and 0.15% (for contracts with an amount of more than RMB200 million) of the value of domestic equipment for such services.

(xvi)	Pursuant to 2006 Comprehensive Services Agreement and the Second 2006 Comprehensive Services Agreement, China Information Technology Deigning & Consulting Institute (“CITDCI”) agreed to provide engineering design and technical services to the Group based on its demands and requirements. The service fee standards for the engineering design and technical services are determined based on standards promulgated by the relevant government authorities. In addition, such prices should not be higher than those adopted by an independent third party providing similar services in the same industry.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

(xvii)	Pursuant to Framework Agreement for Engineering and Information Technology Services dated 12 August 2008 entered between CUCL and Netcom Group and Engineering and Information Technology Services Agreement 2008-2010 entered between CNC China and Netcom Group, the charges payable by CUCL and CNC China for the above services are determined with reference to market rates and are settled when the relevant services are provided.

(xviii)	Pursuant to Master Sharing Agreement 2008-2010 entered between CNC China and Netcom Group, expenses associated with common corporate services is allocated between CNC China and Netcom Group based on total assets as appropriate.

(xix)	Pursuant to Property Leasing Agreement 2008-2010 entered between CNC China and Netcom Group and the Framework Agreement for Property Leasing dated 12 August 2008 entered between CUCL and Netcom Group, the charges payable by CNC China and CUCL are based on market rates or the depreciation charges and taxes (only not higher than the market rates) in respect of each property. The charges are subject to review every year.

(xx)	Pursuant to Materials Procurement Agreement 2008-2010 entered between CNC China and Netcom Group, the charges payable by CNC China to Netcom Group are based on market rates or cost-plus basis.

(xxi)	Pursuant to Ancillary Telecommunications Services Agreement 2008-2010 entered between CNC China and Netcom Group, and the Framework Agreement for Ancillary Telecommunications Services dated 12 August 2008 entered between CUCL and Netcom Group, Netcom Group agreed to provide services including certain telecommunications pre-sale, on-sale and after-saleservices, certain sales agency services, the printing and delivery of invoice services, the maintenance of certain air-conditioning, fire alarm equipment and telephone booths and other customer services. The charges are based on market rates and settled as and when the relevant services are provided.

(xxii)	Pursuant to Support Services Agreement 2008-2010 entered between CNC China and Netcom Group and the Framework Agreement for Support Services dated 12 August 2008 entered between CUCL and Netcom Group, Netcom Group agreed to provide services including equipment leasing services, motor vehicles services, safety and security services, conference services, basic construction agency services, equipment maintenance services, employee training services, advertising services, printing services and other support services. The charges are based on market rates and settled as and when the relevant services are provided.

(xxiii)	Pursuant to Telecommunications Facilities Leasing Agreement 2008-2010 entered between CNC China and Netcom Group and the Framework Agreement for Telecommunications Facilities Leasing dated 12 August 2008 entered between CUCL and Netcom Group, CNC China agreed to lease the international telecommunications facilities and inter-provincial transmission optic fibers from Netcom Group. The lease payment is based on the depreciation charge of the leased assets.

(xxiv)	Pursuant to Information and Communications Technology Agreement 2008-2010 entered between System Integration Corporation and Netcom Group, System Integration Corporation, agreed to provide information communications technology services to Netcom Group and also to subcontract services ancillary to the provision of information communications technology services, namely, the system installation and configuration services, to the subsidiaries and branches of Netcom Group in Netcom Group’s southern service region in the PRC. The charges payable by Netcom Group are based on market value.

(xxv)	On 26 October 2006, CUCL entered into the new agreement “2006 CDMA Lease Agreement” with Unicom Parent and Unicom New Horizon to continue to carry out related party transactions. The new agreement was approved by the independent shareholders of the Company on 1 December 2006, and became effective from 1 January 2007. As disclosed in the announcement dated 28 July 2008, the Company, CUCL and China Telecom agreed on the CDMA Business disposal and the Company agreed to waive the CDMA network purchase option and terminate the 2006 CDMA Lease Agreement, in each case with effect from the completion of the CDMA Business disposal. During the Company’s extraordinary general meeting of

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

shareholders held on 16 September 2008, the Company’s independent shareholders approved the waiver of the CDMA network purchase option and the termination of the 2006 CDMA Lease Agreement. Upon the completion of the CDMA Business disposal on 1 October 2008, the 2006 CDMA Lease Agreement was terminated.

(xxvi)	Pursuant to 2006 CDMA Lease Agreement, the constructed capacity related costs in connection with the CDMA network capacity used by the Group, including the rentals for the exchange centers and the base stations, water and electricity charges, heating charges and fuel charges for the relevant equipment etc., as well as the maintenance costs of a non-capital nature, are charged to the Group. The proportion of the constructed capacity related costs to be borne by the Group is calculated on a monthly basis by reference to the actual number of cumulative CDMA subscribers of the Group at the end of the month prior to the occurrence of the costs divided by 90%, as a percentage of the total capacity available on the CDMA network.

(xxvii)	Unicom Parent is the registered proprietor of the “Unicom” trademark in English and the trademark bearing the “Unicom” logo, which are registered at the PRC State Trademark Bureau. Pursuant to an exclusive PRC trademark licence agreement between Unicom Parent and the Group, the Group are granted the right to use these trademarks on a royalty free and renewal basis.
(b) Other significant transaction
     In 2008, the Company completed the merger with China Netcom by way of a scheme of arrangement. For details, please refer to Note 1.
(c) Amounts due from and to Unicom Parent, Netcom Group and their subsidiaries
     As at 31 December 2007, an amount due to Netcom Group of RMB5,880 million represented the deferred payment arising from the Acquisition of New Horizon which was unsecured, interest bearing at 5.265% per annum with final maturity through 30 June 2010. In 2008, the Group fully repaid the amount. The deferred payment as at 31 December 2007 is analysed as follows:

	The Group
	2008	2007
Within one year
In the second year	—	1,960
In the third year	—	1,960
Total	—	1,960

	—	5,880

     In addition, the balance as at 31 December 2007 included the payables to related parties of approximately RMB 2,249 million with interest rates ranging from 3.0% to 3.8% per annum, which was unsecured and repayable within 3 years. In 2008, the Group fully repaid the amount.
     Apart from these, amounts due from and to Unicom Parent, Netcom Group and their subsidiaries are unsecured, interest free, repayable on demand/on contract terms and arise in the ordinary course of business in respect of the transactions with Unicom Parent, Netcom Group and their subsidiaries as described in (a) above.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
37.2 Domestic carriers
(a) Significant recurring transactions with domestic carriers
     The following is a summary of significant transactions with domestic carriers in the ordinary course of business:

		The Group
	Note	2008	2007
			(As restated)
Interconnection revenue	(i)	11,816	11,000
Interconnection charges	(i)	10,819	10,367
Leased line revenue	(ii)	500	539
Leased line charges	(ii)	269	350

(i)	The interconnection revenue and charges mainly represent the amounts due from or to domestic carriers for telephone calls made between the Group’s networks and the network of domestic carriers. The interconnection settlements are calculated in accordance with interconnection agreements reached between the branches of the Group and domestic carriers on a provincial basis. The terms of these agreements are set in accordance with the standard settlement arrangement stipulated by the MIIT.

(ii)	Leased line charges are paid or payable to domestic carriers by the Group for the provision of transmission lines. At the same time, the Group leases transmission lines to domestic carriers in return for leased line rental income. The charges are calculated at a fixed charge per line, depending on the number of lines being used by the Group and domestic carriers.
(b) Disposal of the Group’s CDMA business to China Telecom
     In 2008, the Company completed the disposal of the CDMA Business to China Telecom. For details, please refer to Note 1 and Note 33.
     Pursuant to the Disposal Agreement, the Group is committed to providing certain supporting services to China Telecom at no consideration during the transitional period. Such services include providing the use of certain telecommunications equipment, properties and information technology services in certain regions. The value of such services are estimated by the Group based on the costs of the underlying equipment or properties plus a margin. A portion of the consideration for the disposal of the CDMA Business equal to the estimated value of such services has been deferred and will be recognised over the expected service period.
     In addition, pursuant to the Disposal Agreement, upon the completion of the CDMA Business disposal, CUCL and China Telecom would enter into agreements with respect to the swapping and operation of certain jointly used network assets in accordance with the terms set out in the Disposal Agreement. As at 31 March 2009, the negotiation of the agreements is in progress. Based on the latest negotiations, the Group estimated that the swapping and operation of these jointly used network assets would not have a significant impact on the consolidated financial statements.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     As at 31 December 2008, the balances due from/to China Telecom in relation to the disposal of the CDMA Business were as follows:

Proceeds receivable	13,140
Advances from customers received on behalf of China Telecom	(768)
Cash payable upon the final agreement of the values of assets and liabilities transferred to China Telecom in accordance with the Disposal Agreement	(3,464)
(c) Amounts due from and to domestic carriers

	The Group
	2008	2007
		(As restated)
Amounts due from domestic carriers
— Receivables for interconnection revenue and leased line revenue	914	894

— Less: Provision for doubtful debts	(49)	(78)

	865	816

Amounts due to domestic carriers
— Payables for interconnection charges and leased lines charges	538	510

     All amounts due from and to domestic carriers are unsecured, interest-free and repayable within one year.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
37.3 Other major state-owned financial institutions
(a) Transactions with other major state-owned financial institutions in the PRC
     The following is a summary of significant transactions with other major state-owned financial institutions in the PRC in the ordinary course of business:

	The Group
	2008	2007
		(As restated)
Finance income/costs, include:
— Interest income	238	278
— Interest expense	2,008	2,250
Short-term bank loans received	50,614	63,125
Short-term commercial paper received	10,000	20,000
Long-term bank loans received	2,888	2,559
Issuance of corporate bonds	5,000	2,000
Short-term bank loans repaid	51,184	81,685
Short-term commercial paper repaid	20,000	10,000
Long-term bank loans repaid	20,524	9,583
(b) Amounts due from and to other major state-owned financial institutions in the PRC
     The balances with other major state-owned financial institutions in the PRC in various line items of the consolidated balance sheet are listed as follows:

	The Group
	2007	2008
		(As restated)
Current assets
Short-term bank deposits	238	619
Cash and cash equivalents	8,672	11,484

Non-current liabilities
Long-term bank loans	997	14,625
Corporate bonds	7,000	2,000

Current liabilities
Short-term commercial paper	10,000	20,000
Current portion of long-term bank loans	1,216	7,411

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
38. CONTINGENCIES AND COMMITMENTS
38.1 Capital commitments
     As at 31 December 2008 and 2007, the Group had capital commitments, mainly in relation to the construction of telecommunications networks, as follows:

	The Group
				2007
		2008		(As restated)
	Land and
	buildings	Equipment	Total	Total
Authorised and contracted for	1,162	4,914	6,076	3,802
Authorised but not contracted for	846	6,092	6,938	2,508

Total	2,008	11,006	13,014	6,310

     As at 31 December 2008, approximately RMB159 million (2007: approximately RMB153 million) of capital commitment outstanding was denominated in US dollars, equivalent to approximately US$23 million (2007: approximately US$21 million). As at 31 December 2007, the capital commitments were mainly related to continuing operations.
     As at 31 December 2007, the Company had capital commitments in relation to the capacity expansion of marine cable, as follows:

	The Company
	2008	2007
Authorised and contracted for	—	—
Authorised but not contracted for	—	19

	—	19

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
38.2 Operating lease commitments
     As at 31 December 2008 and 2007, the Group had total future aggregate minimum lease payments under non-cancellable operating leases as follows:

	The Group
		2008		2007
				(As restated)
	Land and
	buildings	Equipment	Total	Total
Leases expiring:
— no later than one year	1,438	390	1,828	9,096
— later than one year and no later than five years	3,876	695	4,571	3,287
— later than five years	1,764	193	1,957	2,031

Total	7,078	1,278	8,356	14,414

     As at 31 December 2007, the operating lease commitments included the leasing fees for the CDMA network capacity based on the 2006 CDMA Lease Agreement of approximately RMB7,543 million relating to discontinued operations. During the Company’s Extraordinary General Meeting of shareholders held on 16 September 2008, the Company’s independent shareholders approved the termination of the 2006 CDMA Lease Agreement. Upon the completion of the CDMA Business disposal on 1 October 2008, the 2006 CDMA Lease Agreement was terminated (see Note 37.1(a) (xxv)).
     As at 31 December 2008 and 2007, the Company had total future aggregate minimum lease payments under non-cancellable operating leases as follows:

	The Company
	2008	2007
Office premise lease expiring:
— no later than one year	4	10
— later than one year and no later than five years	—	4

Total	4	14

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
38.3 Contingent liabilities
     As aforementioned in Note 26, the tariffs for the services provided by the Group are subject to regulations by various government authorities. In 2008, the NDRC investigated the compliance with tariffs regulations of several branches of CUCL and CNC China. Based on management’s assessment and preliminary discussions with MIIT and NDRC, management considered that the Group had complied with the regulations issued by the relevant government authorities for all periods covered by the investigation, and the likelihood of a cash outflow as a result of the investigation is remote. Accordingly, no contingent liabilities in relation to the investigation were recorded as at 31 December 2008.
39. EVENTS AFTER BALANCE SHEET DATE
(a)	Acquisitions of certain assets and business from Unicom Parent and Netcom Group
     On 16 December 2008, CUCL agreed to acquire from Unicom Parent and Netcom Group (i) the fixed-line business across the 21 provinces in Southern China (but not the underlying fixed assets) and the local access telephone business and related assets in Tianjin Municipality operated by Netcom Group and Unicom Parent and/or their respective subsidiaries and branches, (ii) the backbone transmission assets in Northern China owned by Netcom Group and/or its subsidiaries, (iii) a 100% equity interest in Unicom Xingye owned by Unicom Parent, (iv) a 100% equity interest in CITDCI owned by Unicom Parent and (v) a 100% equity interest in New Guoxin owned by Unicom Parent (the “2009 Business Combination”) at a consideration of approximately RMB6.43 billion but subject to certain adjustments.
     The proposed 2009 Business Combination was approved by the independent shareholders of the Company in an extraordinary general meeting held on 14 January 2009 and was completed on 31 January 2009.
(b)	Leasing of telecommunications network in Southern China from Unicom New Horizon
     In connection with the 2009 Business Combination, CUCL, Unicom Parent, Netcom Group and Unicom New Horizon entered into an agreement dated 16 December 2008 in relation to the lease of the telecommunications networks of 21 provinces in Southern China by CUCL from Unicom New Horizon on an exclusive basis upon the completion of the 2009 Business Combination for an annual lease fee of RMB2.0 billion and RMB2.2 billion for the two financial years ending 31 December 2009 and 31 December 2010, respectively. The initial term of the lease is two years effective from 1 January 2009 and the lease is renewable at the option of CUCL.
(c)	Granting of the license to operate 3G digital cellular business with WCDMA technology
     On 7 January 2009, MIIT has granted approval for Unicom Parent to license CUCL to operate 3G digital cellular business with WCDMA technology nationwide in China.
(d)	Proposed dividend
     After the balance sheet date, the Board proposed a final dividend for 2008. For details, please refer to Note 34.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
40. COMPARATIVE FIGURES
     As stated in Note 2.2, 2007 comparative figures have been restated to reflect the effects of the 2008 Business Combination under common control, which is accounted for using merger accounting in accordance with HKFRS. In addition, the results and cash flows of the CDMA business segment have been presented as discontinued operations and accordingly, the 2007 comparative figures of the consolidated income statement and cash flow statement had been reclassified in accordance with HKFRS. For comparative purposes, certain comparative figures have also been reclassified to conform with current year presentation to align the financial statements presentation of the Group and China Netcom and the effect of the change in accounting policies under HKFRS (Please refer to Note 2.2 for details).
41. APPROVAL OF FINANCIAL STATEMENTS
     The financial statements were approved by the Board on 31 March 2009.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

3.	UNAUDITED CONSOLIDATED FINANCIAL INFORMATION FOR THE SIX MONTHS ENDED 30 JUNE 2009
     Subject to the adoption of the definitions in this Circular, the following financial information is extracted from the Company’s 2009 Interim Report for the six months ended 30 June 2009.
Unaudited Condensed Consolidated Interim Balance Sheet
As at 30 June 2009
(All amounts in RMB millions)

			Unaudited
			30 June	31 December
	Note		2009	2008
				(As restated)
				(Note 2)
ASSETS
Non-current assets
Property, plant and equipment	5		300,054	285,469
Lease prepayments			7,660	7,863
Goodwill			2,771	2,771
Deferred income tax assets	6		5,859	5,334
Available-for-sale financial assets			181	95
Other assets	7		9,948	9,087

			326,473	310,619

Current assets
Inventories and consumables	8		1,127	1,092
Accounts receivable, net	9		9,914	9,341
Prepayments and other current assets	10		2,622	2,715
Amounts due from ultimate holding company	27.1	(c)	—	169
Amounts due from related parties	27.1	(c)	93	128
Amounts due from domestic carriers	27.2	(b)	1,341	974
Proceeds receivable for the disposal of the CDMA business	27.2	(c)	5,437	13,140
Short-term bank deposits			196	337
Cash and cash equivalents			7,725	10,237

			28,455	38,133

Total assets			354,928	348,752

EQUITY
Capital and reserves attributable to equity holders of the Company
Share capital	11		2,329	2,329
Share premium	11		166,784	166,784
Reserves			(18,999)	(15,464)
Retained profits
— Proposed 2008 final dividend	25		—	4,754
— Others			55,619	49,322

			205,733	207,725

Minority interest in equity			2	2

Total equity			205,735	207,727

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

			Unaudited
			30 June	31 December
	Note		2009	2008
				(As restated)
				(Note 2)
LIABILITIES
Non-current liabilities
Long-term bank loans	12		939	997
Corporate bonds	13		7,000	7,000
Deferred income tax liabilities	6		18	16
Deferred revenue			3,043	3,398
Other obligations			1,314	1,681

			12,314	13,092

Current liabilities
Payables and accrued liabilities	14		76,869	67,509
Taxes payable			11,285	11,307
Amounts due to ultimate holding company	27.1	(c)	2	—
Amounts due to related parties	27.1	(c)	3,215	1,658
Amounts due to domestic carriers	27.2	(b)	1,230	956
Payables in relation to the disposal of the CDMA business	27.2	(c)	182	4,232
Dividend payable	25		1,027	149
Short-term commercial paper	15		10,000	10,000
Short-term bank loans	16		11,780	10,780
Current portion of long-term bank loans	12		603	1,216
Current portion of deferred revenue			1,629	2,200
Current portion of other obligations			3,017	3,012
Advances from customers			16,040	14,914

			136,879	127,933

Total liabilities			149,193	141,025

Total equity and liabilities			354,928	348,752

Net current liabilities			(108,424)	(89,800)

Total assets less current liabilities			218,049	220,819

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Unaudited Condensed Consolidated Interim Statement of Income
For the six months ended 30 June 2009
(All amounts in RMB millions, except per Share data)

		Unaudited
		Six months ended 30 June
	Note	2009	2008
			(As restated)
			(Note 2)
Continuing operations
Revenue	17	76,319	81,459
Interconnection charges		(6,240)	(6,393)
Depreciation and amortisation		(23,358)	(23,989)
Networks, operations and support expenses	18	(10,106)	(8,633)
Employee benefit expenses	19	(10,546)	(9,928)
Other operating expenses	20	(16,551)	(17,611)
Finance costs	21	(363)	(1,192)
Interest income		51	116
Other income — net	22	331	809

		9,537	14,638

Leasing fee for telecommunications networks in Southern China	1(b), 2	(907)	—

Profit from continuing operations before income tax		8,630	14,638
Income tax expenses	6	(2,014)	(3,202)

Profit from continuing operations		6,616	11,436

Discontinued operations
Profit from discontinued operations	24	—	655

Profit for the period		6,616	12,091

Attributable to:
Equity holders of the Company		6,616	12,090
Minority interest		—	1

		6,616	12,091

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

		Unaudited
		Six months ended 30 June
	Note	2009	2008
			(As restated)
			(Note 2)
Earnings per share for profit attributable to equity holders of the Company during the period
Basic earnings per share (RMB)	26	0.28	0.51

Diluted earnings per share (RMB)	26	0.28	0.51

Earnings per share for profit from continuing operations attributable to equity holders of the Company during the period
Basic earnings per share (RMB)	26	0.28	0.48

Diluted earnings per share (RMB)	26	0.28	0.48

Earnings per share for profit from discontinued operations attributable to equity holders of the Company during the period
Basic earnings per share (RMB)	26	—	0.03

Diluted earnings per share (RMB)	26	—	0.03

     There were no extraordinary or exceptional items for the six months ended 30 June 2009 and no dividends were paid in respect of the six months ended 30 June 2009.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Unaudited Condensed Consolidated Interim Statement of Comprehensive Income
For the six months ended 30 June 2009
(All amounts in RMB millions)

	Unaudited
	Six months ended 30 June
	2009	2008
		(As restated)
		(Note 2)
Profit for the period	6,616	12,091

Other comprehensive income
Currency translation differences	6	(19)
Fair value gains/(losses) on available-for-sale financial assets, net of tax	79	(100)

Other comprehensive income for the period, net of tax	85	(119)

Total comprehensive income for the period	6,701	11,972

Total comprehensive income attributable to:
Equity holders of the Company	6,701	11,971
Minority interest	—	1

	6,701	11,972

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Unaudited Condensed Consolidated Interim Statement of Changes in Equity
For the six months ended 30 June 2009
(All amounts in RMB millions)

	Unaudited
	Attributable to equity holders of the Company
			Employee
			share-based
	Share	Share	compensation	Revaluation	Statutory	Other	Retained		Minority	Total
	capital	premium	reserve	reserve	reserves	reserve	profits	Total	interest	equity
Balance at 1 January 2008 (As previously reported)	1,437	64,320	516	1,113	17,933	56,713	36,480	178,512	4	178,516
Adjusted for 2009 Business Combination under common control (Note 1)	—	—	—	21	832	5,142	(6,336)	(341)	3	(338)

Balance at 1 January 2008 (As restated)	1,437	64,320	516	1,134	18,765	61,855	30,144	178,171	7	178,178

Total comprehensive income for the period	—	—	—	—	—	894	11,077	11,971	1	11,972
Transfer to retained profits in respect of depreciation on revalued assets	—	—	—	(1,056)	—	(34)	1,090	—	—	—
Transfer to statutory reserves	—	—	—	—	505	—	(505)	—	—	—
Equity-settled share option schemes:
— Value of employee services	—	—	50	—	—	—	—	50	—	50
— Issuance of shares upon exercise of options (Note 23)	3	233	(70)	—	—	267	—	433	—	433
Dividends relating to 2007 (Note 25)	—	—	—	—	—	—	(6,231)	(6,231)	—	(6,231)

Balance at 30 June 2008 (As restated)	1,440	64,553	496	78	19,270	62,982	35,575	184,394	8	184,402

Balance at 1 January 2009 (As previously reported)	2,329	166,784	540	136	22,361	(46,220)	60,780	206,710	—	206,710
Adjusted for 2009 Business Combination under common control (Note 1)	—	—	—	25	631	7,063	(6,704)	1,015	2	1,017

Balance at 1 January 2009 (As restated)	2,329	166,784	540	161	22,992	(39,157)	54,076	207,725	2	207,727

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

	Unaudited
	Attributable to equity holders of the Company
			Employee
			share-based
	Share	Share	compensation	Revaluation	Statutory	Other	Retained		Minority	Total
	capital	premium	reserve	reserve	reserves	reserve	profits	Total	interest	equity
Total comprehensive income for the period	—	—	—	—	—	85	6,616	6,701	—	6,701
Transfer of profit of entities under common control to ultimate holding company in relation to 2009 Business Combination	—	—	—	—	—	—	(64)	(64)	—	(64)
Consideration for 2009 Business Combination under common control (Note 1)	—	—	—	—	—	(3,896)	—	(3,896)	—	(3,896)
Transfer to retained profits in respect of depreciation on revalued assets	—	—	—	(28)	—	—	28	—	—	—
Transfer to statutory reserves	—	—	—	—	283	—	(283)	—	—	—
Equity-settled share option schemes:
— Value of employee services	—	—	21	—	—	—	—	21	—	21
Dividends relating to 2008 (Note 25)	—	—	—	—	—	—	(4,754)	(4,754)	—	(4,754)

Balance at 30 June 2009	2,329	166,784	561	133	23,275	(42,968)	55,619	205,733	2	205,735

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Unaudited Condensed Consolidated Interim Statement of Cash Flows
For the six months ended 30 June 2009
(All amounts in RMB millions)

		Unaudited
		Six months ended 30 June
	Note	2009	2008
			(As restated)
			(Note 2)
Cash flows from operating activities
Continuing operations		31,417	31,070
Discontinued operations	24	—	1,149

Net cash inflow from operating activities		31,417	32,219

Cash flows from investing activities
Continuing operations		(35,766)	(18,864)
Discontinued operations	24	4,239	(23)

Net cash outflow from investing activities		(31,527)	(18,887)

Cash flows from financing activities
Continuing operations		(2,402)	(11,322)
Discontinued operations	24	—	—

Net cash outflow from financing activities		(2,402)	(11,322)

(Decrease)/increase in cash and cash equivalents		(2,512)	2,010
Cash and cash equivalents at beginning of period		10,237	12,663
Less: Cash and cash equivalents included in the disposal group in relation to the disposal of CDMA business		—	(2,567)

Cash and cash equivalents at end of period		7,725	12,106

Analysis of the balances of cash and cash equivalents:
Cash balance		9	8
Bank balances		7,716	12,098

		7,725	12,106

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Notes to Unaudited Condensed Consolidated Interim Financial Information
(All amounts in RMB millions unless otherwise stated)
1. ORGANISATION AND PRINCIPAL ACTIVITIES
     The Company was incorporated as a limited liability company in Hong Kong on 8 February 2000. Upon the disposal of the CDMA cellular business to China Telecom and the merger with China Netcom on 1 October 2008 and 15 October 2008, respectively, the principal activities of the Company are investment holding and the Company’s subsidiaries are principally engaged in the provision of the GSM cellular and fixed-line voice and related value-added services, broadband and other Internet-related services, information communications technology services, and business and data communications services (the GSM cellular voice and related value-added services referred to as the “Mobile business”, the services aforementioned other than the Mobile business hereinafter collectively referred to as the “Fixed-line business”) in the PRC. The Company and its subsidiaries are hereinafter referred to as the “Group”.
     The shares of the Company were listed on the Hong Kong Stock Exchange on 22 June 2000 and the ADS of the Company were listed on the New York Stock Exchange on 21 June 2000.
     On 15 November 2008, the Company was notified by its substantial shareholders, namely Unicom BVI and Netcom BVI, that their respective parent companies, namely, Unicom Parent and Netcom Group, have agreed to undertake a merger (the “Parent Merger”). On 6 January 2009, the Company was notified by its substantial shareholders that the Parent Merger, through the absorption of Netcom Group by Unicom Parent, had been approved by SASAC and had become effective. As a result of the Parent Merger, Unicom Parent has assumed all the rights and obligations of Netcom Group, all the assets, liabilities and business of Netcom Group including the connected transaction agreements with the Group vested in Unicom Parent. Netcom Group will be deregistered accordingly and Unicom Parent remains the ultimate holding company of the Company. As at the date of approval of this unaudited condensed consolidated interim financial information, Netcom Group is still in the progress of deregistration.
(a)	Acquisitions of certain assets and businesses from Unicom Parent and Netcom Group in 2009
     On 16 December 2008, CUCL, agreed to acquire from Unicom Parent and Netcom Group (i) the fixed-line business, but not the underlying telecommunications networks across the 21 provinces in Southern China and related non-current assets and liabilities (hereinafter referred to as the “Fixed-line Business in Southern China”) and the local access telephone business and related assets in Tianjin Municipality operated by Netcom Group and Unicom Parent and/or their respective subsidiaries and branches; (ii) the backbone transmission assets in Northern China owned by Netcom Group and/or its subsidiaries (“Target Assets”); (iii) a 100% equity interest in Unicom Xingye Science and Technology Trade Company Limited (“Unicom Xingye”) owned by Unicom Parent; (iv) a 100% equity interest in China Information Technology Designing & Consulting Institute (“CITDCI”) owned by Unicom Parent and (v) a 100% equity interest in Unicom New Guoxin Telecommunications Corporation Limited (“New Guoxin”) owned by Unicom Parent at a consideration of approximately RMB6.43 billion, subject to certain adjustments. The businesses and assets described in (i), (iii), (iv) and (v) above are hereinafter collectively referred to as the “Target Business” and the acquisition of the Target Business is referred to as the “2009 Business Combination”.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The aforementioned acquisitions of assets and businesses were approved by the independent shareholders of the Company in an extraordinary general meeting held on 14 January 2009. As all of the conditions to the acquisitions were satisfied (or if applicable, waived), the 2009 Business Combination and the acquisition of the Target Assets were completed on 31 January 2009. The total consideration of the aforementioned acquisitions of assets and businesses was adjusted downwards by approximately RMB2 billion, which was settled after the final calculation of the values of certain current assets and current liabilities transferred from Unicom Parent.
(b)	Lease of telecommunications networks in Southern China from Unicom New Horizon Mobile Telecommunications Company Limited in 2009
     In connection with the 2009 Business Combination, on 16 December 2008, CUCL, Unicom Parent, Netcom Group and Unicom New Horizon Mobile Telecommunications Company Limited (“Unicom New Horizon”, a wholly-owned subsidiary of Unicom Parent) entered into an agreement (the “Network Lease Agreement”) in relation to the lease (the “Lease”) of the telecommunications networks of the 21 provinces in Southern China (“Telecommunications Networks in Southern China”) by CUCL from Unicom New Horizon on an exclusive basis immediately following and subject to the completion of the 2009 Business Combination. Under the Network Lease Agreement, CUCL shall pay annual leasing fees of RMB2.0 billion and RMB2.2 billion for the two financial years ending 31 December 2009 and 31 December 2010, respectively. The initial term of the Lease is two years effective from January 2009 and the Lease is renewable at the option of CUCL with at least two months’ prior notice on the same terms and conditions, except for the future lease fee which will remain subject to further negotiations between the parties, taking into account, among others, the then prevailing market conditions in Southern China. Moreover, in connection with the Lease, Unicom New Horizon has granted to CUCL an option to purchase the Telecommunications Networks in Southern China and the purchase price will be referenced to the then appraised value of the networks determined by an independent appraiser. Pursuant to the Network Lease Agreement, Unicom New Horizon has the legal ownership of the Telecommunications Networks in Southern China. The Group believes it only bears the risks associated with the operation of the Fixed-line Business in Southern China during the relevant leasing periods and is free from any ownership risks of the Telecommunications Networks in Southern China and the risks and rewards of ownership of the leased assets rest substantially with the lessor. Accordingly, the Group has accounted for the leasing of the aforementioned Telecommunications Networks in Southern China as an operating lease.
(c)	Merger between CUCL and China Netcom (Group) Company Limited in 2009
     On 15 October 2008, as part of the Company’s integration with China Netcom, the Company entered into an agreement with three of its wholly-owned subsidiaries, namely (i) China Netcom; (ii) CUCL and (iii) China Netcom (Group) Company Limited (“CNC China”, a wholly-owned foreign enterprise established in the PRC and a wholly-owned subsidiary of China Netcom), pursuant to which CUCL would merge with, and absorb, CNC China. The merged company would retain the name of China United Network Communications Corporation Limited and would remain a wholly-owned subsidiary of the Company. The merger between CUCL and CNC China became effective on 1 January 2009.
     The merger between CUCL and CNC China does not have any impact on this unaudited condensed consolidated interim financial information.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
(d)	2008 disposal and business combination activities
•	Disposal of the Group’s CDMA business to China Telecom in 2008
     On 2 June 2008, the Company, CUCL and China Telecom entered into the CDMA business framework agreement (“the Framework Agreement”) to dispose of the assets and liabilities in relation to the CDMA business to China Telecom. On 27 July 2008, the Company, CUCL and China Telecom further entered into a CDMA business disposal agreement (“the Disposal Agreement”). The disposal was completed on 1 October 2008.
•	Merger between the Company and China Netcom by way of a scheme of arrangement of China Netcom in 2008 (hereinafter referred to as the “2008 Business Combination”)
     On 2 June 2008, the Company and China Netcom jointly announced that the Company had formally presented a share proposal, an ADS proposal, and an option proposal to the board of directors of China Netcom, and requested China Netcom’s board of directors to put forward the proposals to the shareholders of China Netcom to consider a merger of the Company and China Netcom (“Proposed Merger”) by way of a scheme of arrangement of China Netcom (the “Scheme”) under Section 166 of the Hong Kong Companies Ordinance.
     An extraordinary general meeting of the shareholders of the Company at which the resolution of the Proposed Merger was passed was held on 16 September 2008 and the Scheme was sanctioned by Hong Kong High Court on 14 October 2008. The consideration for the 2008 Business Combination was approximately HK$117.2 billion which was satisfied by the issuance of 10,102,389,377 Shares to the shareholders of China Netcom. As all of the conditions of the proposals and the Scheme as specified in the Scheme document had been satisfied, the Scheme became effective on 15 October 2008.
2. BASIS OF PREPARATION
     This unaudited condensed consolidated interim financial information for the six months ended 30 June 2009 has been prepared in accordance with International Accounting Standard (“IAS”) 34 “Interim financial reporting” issued by the International Accounting Standards Board (“IASB”). IAS 34 is consistent with Hong Kong Accounting Standard (“HKAS”) 34 “Interim financial reporting” issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”) and accordingly this unaudited condensed consolidated interim financial information is also prepared in accordance with HKAS 34.
     The unaudited condensed consolidated interim financial information for the six months ended 30 June 2009 and 2008 has not been audited by the auditors, and the comparative unaudited restated financial information is extracted from the Group’s internal records and management accounts. The 2008 comparative financial information comprising the unaudited condensed consolidated interim income statement for the six months ended 30 June 2008 and the unaudited condensed consolidated balance sheet as at 31 December 2008 have been restated as a result of a number of business combinations between entities under common control which were accounted for using merger accounting/predecessor values method as well as the adoption of a number of new/revised standards, amendments to standards and interpretations throughout 2008 and for the six months ended 30 June 2009. The details of such restatements are summarised in a later section of this note. Except for (i) those new/revised standards, amendments to standards and interpretations mandatory for the first time

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
for the financial year beginning 1 January 2009 which are detailed in Note 3, “Significant accounting policies”, to the unaudited condensed consolidated interim financial information; (ii) the accounting for the lease of Telecommunications Networks in Southern China as explained in Note 1; and (iii) the exclusion of depreciation and amortisation charges and finance costs directly attributable to the property, plant and equipment and related non-current assets and liabilities retained by Unicom New Horizon in the 2008 comparative financial information which has been restated by applying merger accounting/predecessor values method as explained in a later section of this note headed “Business Combination of Entities and Business under Common Control and Purchase of Target Assets”, the basis of preparation and the significant accounting policies adopted and estimates made in the preparation of the unaudited condensed consolidated interim financial information are consistent with those used in preparing the annual financial statements for the year ended 31 December 2008.
     The unaudited condensed consolidated interim financial information should be read in conjunction with the Group’s annual financial statements for the year ended 31 December 2008. The Group’s policies on financial risk management, including the management of credit risk, liquidity risk, cash flow and fair value interest rate risk and foreign exchange risk, as well as capital risk management, were set out in the Group’s financial statements included in its 2008 Annual Report.
Business Combination of Entities and Business under Common Control and Purchase of Target Assets
     The 2008 Business Combination was a business combination of entities under common control and the details of this business combination and corresponding accounting treatment were set out in the Group’s financial statements included in its 2008 Annual Report.
     The 2009 Business Combination was also considered a business combination of entities and businesses under common control as the Target Business before and after the acquisition was under the control of Unicom Parent, the Group’s ultimate holding company.
     Under Hong Kong Financial Reporting Standards (“HKFRS”), the 2008 Business Combination and 2009 Business Combination were accounted for using merger accounting in accordance with the Accounting Guideline 5 “Merger accounting for common control combinations” (“AG 5”) issued by the HKICPA. Upon the adoption of International Financial Reporting Standards (“IFRS”) by the Group in 2008, the Group adopted the accounting policy to account for business combinations of entities and businesses under common control using the predecessor values method, which is consistent with HKFRS. Accordingly, the acquired assets and liabilities were stated at predecessor values, and were included in the financial information from the beginning of the earliest period as if the entities and businesses acquired had always been part of the Group.
     Pursuant to the agreement dated 16 December 2008, the 2009 Business Combination excluded the Telecommunications Networks in Southern China, which were retained by Unicom New Horizon and were leased from Unicom New Horizon to CUCL effective from January 2009. To better reflect the economic substance that the Group has not taken on the risks and rewards associated with the property, plant and equipment and related non-current assets and liabilities relating to the Fixed-line Business in Southern China, the unaudited restated condensed consolidated balance sheet as at 31 December 2008 therefore includes only the relevant current assets of approximately RMB999 million and current liabilities of approximately RMB2,841 million of the Fixed-line Business in Southern China in accordance with the principle of the merger accounting/predecessor values method but

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
excludes the underlying property, plant and equipment and related non-current assets with net book value of approximately RMB31,350 million, the related long-term intercompany loans from Unicom Parent for the financing of the construction of the Telecommunications Networks in Southern China of approximately RMB35,652 million and the related payables to network contractors and equipment suppliers of approximately RMB6,176 million. Further, the unaudited restated condensed consolidated interim income statement for the six months ended 30 June 2008 includes all the revenues and operating costs of the Fixed-line Business in Southern China, but excludes the depreciation and amortisation charges of approximately RMB1,642 million and the finance costs associated with the long-term intercompany loans for the financing of the construction of the Telecommunications Networks in Southern China of approximately RMB382 million, respectively.
     The 2009 Business Combination was completed on 31 January 2009 and therefore the unaudited condensed consolidated interim income statement for the six months ended 30 June 2009 has excluded the depreciation and amortisation charges of approximately RMB308 million of the property, plant and equipment relating to Fixed-line Business in Southern China and related non-current assets and the finance costs associated with the long-term intercompany loans for the financing of the construction of the Telecommunications Networks in Southern China of approximately RMB26 million that were excluded from the transaction. After the completion of the 2009 Business Combination, the Group recorded leasing fees amounting to approximately RMB907 million charged by Unicom New Horizon for the lease of the Telecommunications Networks in Southern China for the six months ended 30 June 2009 (for the six months ended 30 June 2008: Nil).
     Under IFRS/HKFRS, the purchase of the Target Assets in 2009 was accounted for as an asset purchase in accordance with IAS/HKAS 16 “Property, plant and equipment”.
Change of Accounting Policies
     In 2008, the Group changed its accounting policy on measurement of property, plant and equipment. In addition, the Group early adopted IFRIC/HK(IFRIC)-Int 13 “Customer loyalty programs” in 2008. Accordingly, the unaudited condensed consolidated interim income statement for the six months ended 30 June 2008 has been restated to reflect such changes of accounting policies. The details of the change of accounting policies were set out in the Group’s financial statements included in its 2008 Annual Report.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Summary of the restatement to 2008 comparative financial information
     The impact of the restatement of 2008 comparative financial information in connection with the 2008 Business Combination and 2009 Business Combination as well as the change of accounting policies are summarised as follows:

			2008
	As	Change of	and 2009
	previously	accounting	Business
	reported	policies	Combination	Eliminations	As restated
For the six months ended 30 June 2008

Results of continuing operations:
Revenue	35,135	111	48,552	(2,339)	81,459
Profit for the period	3,765	67	7,621	(17)	11,436

	As	2009
	previously	Business
	reported	Combination	Eliminations	As restated
As at 31 December 2008

Financial position:
Non-current assets	308,804	1,959	(144)	310,619
Current assets	36,120	3,450	(1,437)	38,133
Total assets	344,924	5,409	(1,581)	348,752
Non-current liabilities	12,995	97	—	13,092
Current liabilities	125,219	4,062	(1,348)	127,933
Total liabilities	138,214	4,159	(1,348)	141,025
Net assets	206,710	1,250	(233)	207,727
Discontinued Operations
     On 2 June 2008, the Company, CUCL and China Telecom entered into the Framework Agreement to dispose of the assets and liabilities in relation to the CDMA business and the disposal was completed on 1 October 2008. In accordance with IFRS/HKFRS 5 “Non-current assets held for sale and discontinued operations” issued by the IASB/HKICPA (“IFRS/HKFRS 5”), the results and cash flows of the operations of the CDMA operating segment of the Group were presented as discontinued operations in the unaudited condensed consolidated interim income statement and cash flow statement of the Group for the six months ended 30 June 2008 included in the Group’s 2008 Interim Report.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Going Concern Assumption
     As at 30 June 2009, current liabilities of the Group exceeded current assets by approximately RMB108.4 billion (31 December 2008: approximately RMB89.8 billion). Given the current global economic conditions and the Group’s expected capital expenditures in the foreseeable future, management has comprehensively considered the Group’s available sources of funds as follows:
•	The Group’s continuous net cash inflow from operating activities;

•	Unutilised banking facilities of approximately RMB88.8 billion; and

•	Other available sources of financing from domestic banks and other financial institutions given the Group’s credit history.
     In addition, the Group will continue to optimise its fund raising strategy from the short, medium and long-term perspectives and will consider the opportunities in the current capital market to take advantage of low interest rates by issuing medium to long-term debts with low financing cost.
     Based on the above considerations, the Board is of the opinion that the Group has sufficient funds to meet its working capital requirements and debt obligations. As a result, the unaudited condensed consolidated financial information of the Group for the six months ended 30 June 2009 have been prepared under the going concern basis.
3. SIGNIFICANT ACCOUNTING POLICIES
     Except as described below, the accounting policies adopted in the preparation of this unaudited condensed consolidated interim financial information are consistent with those used in the preparation of the annual financial statements for the year ended 31 December 2008.
     The following new/revised standards, amendments to standards and interpretations are mandatory for the first time for the financial year beginning 1 January 2009:
     IFRS/HKFRS 2 (Amendment), “Share-based payment”
     IFRS/HKFRS 8, “Operating segments”
     IAS/HKAS 1 (Revised), “Presentation of financial statements”
     IAS/HKAS 23 (Revised), “Borrowing costs”
     Amendment to IFRS/HKFRS 7, “Financial instruments: disclosures”
     IAS/HKAS 32 (Amendment), “Financial instruments: presentation”
     IAS/HKAS 39 (Amendment), “Financial instruments: recognition and measurement”
     IFRIC/HK(IFRIC) 9 (Amendment), “Reassessment of embedded derivatives”
     IFRIC/HK(IFRIC) 15, “Agreements for the construction of real estate”
     IFRIC/HK(IFRIC) 16, “Hedges of net investment in a foreign operation”

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     Except for certain presentational changes as described below, the adoption of the above new/revised standards, amendments to standards and interpretations does not have any significant impact on the Group’s unaudited condensed consolidated interim financial information:
•	IAS/HKAS 1 (Revised), “Presentation of financial statements”. The revised standard prohibits the presentation of items of income and expenses (that is, “non-owner changes in equity”) in the statement of changes in equity, requiring “non-owner changes in equity” to be presented separately from owner changes in equity. All non-owner changes in equity will be required to be shown in a performance statement, but entities can choose whether to present one performance statement (the statement of comprehensive income) or two statements (the consolidated income statement and statement of comprehensive income).

The Group has elected to present two statements: a consolidated income statement and a consolidated statement of comprehensive income. The unaudited condensed consolidated interim financial information has been restated and prepared under the revised disclosure requirement.

•	IFRS/HKFRS 8, “Operating segments”. The standard replaces IAS/HKAS 14, “Segment reporting”. The new standard requires a “Management approach”, under which segment information is presented on the same basis as that used for internal reporting purpose.

The adoption of IFRS/HKFRS 8 and the completion of 2009 Business Combination have not resulted in changes in the number of reportable segments presented and operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (“CODM”). The CODM has been identified as the Board of Directors. Starting from 2009, the CODM evaluates results of each operating segment based on revenue and costs that are directly attributable to the operating segment, and other income statement items such as employee benefit expenses, interest income, income tax expenses, finance costs and other income, which cannot be allocated to specific operating segments, are presented as unallocated amounts. The 2008 comparative financial information has been restated to conform to current period’s presentation. Please refer to Note 4 for details.

•	Amendment to IFRS/HKFRS 7, “Financial instruments: disclosures”. The amendment increases the disclosure requirements about fair value measurement and amends the disclosure about liquidity risk. The amendment introduces a three-level hierarchy for fair value measurement disclosures about financial instruments and requires some specific quantitative disclosures for those instruments classified in the lowest level in the hierarchy. In addition, the amendment clarifies and enhances the existing requirements for the disclosure of liquidity risk primarily requiring a separate liquidity risk analysis for derivative and non-derivative financial liabilities. It also requires a maturity analysis for financial assets where the information is needed to understand the nature and context of liquidity risk. The Group will make additional relevant disclosures in its consolidated financial statements for the year ending 31 December 2009.
     In addition, the IASB and HKICPA also published a number of new standards, amendments to standards and interpretations which are not effective for the financial year beginning 1 January 2009 and have not been early adopted by the Group. Management is assessing the impact of such new standards and will adopt the relevant standards, amendments to standards and interpretations in the subsequent financial periods as required.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
4. SEGMENT INFORMATION
     The CODM has been indentified as the Board which regularly reviews the Group’s internal reporting in order to assess performance and allocate resources; and determines the operating segments based on these reports. The Board considers the business from the provision of services perspective instead of the geographic perspective. Accordingly, the Group’s continuing operations comprise two operating segments based on the various types of telecommunications services mainly provided to customers in Mainland China.
     The major operating segments of the Group are classified as follows:
     Continuing operations:
•	Mobile business — the provision of the GSM cellular and related services in all 31 provinces, municipalities and autonomous regions in Mainland China;

•	Fixed-line business — the provision of the fixed-line telecommunications and related services, domestic and international data and Internet related services, and domestic and international long distance and related services in all 31 provinces, municipalities and autonomous regions in Mainland China.
     Discontinued operations:
•	CDMA business — the provision of the CDMA cellular and related services, through a leasing arrangement for the CDMA network capacity from Unicom New Horizon.
     Starting from 2009, the CODM evaluates results of each operating segment based on revenue and costs that are directly attributable to the operating segment. The unallocated amounts primarily represent corporate and shared service expenses, including those relating to the businesses of the newly acquired equity interests in CITDCI and New Guoxin in 2009 that are not directly allocated to one of the aforementioned operating segments. The unallocated amounts also included other income statement items such as employee benefit expenses, interest income, income tax expenses, finance costs and other income, which cannot be allocated to specific operating segments. Segment assets primarily comprise property, plant and equipment, other assets, inventories and receivables. Segment liabilities primarily comprise operating liabilities. The 2008 comparative financial information has been restated to conform to current period’s presentation.
     Revenues between segments are carried out on terms equivalent to those that prevail in arm’s length transactions. Revenue from external customers reported to the CODM is measured in a manner consistent with that in the unaudited condensed consolidated interim income statement.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
4.1 Operating Segments

	Unaudited
	Six months ended 30 June 2009
	Continuing operations
				Reconciling Items
						Total
	Mobile	Fixed-line		Unallocated		continuing
	business	business	Subtotal	amounts	Eliminations	operations
Telecommunications service revenue	34,194	40,192	74,386	127	—	74,513
Information communication technology services and other revenue	141	776	917	229	—	1,146
Sales of telecommunications products	544	116	660	—	—	660

Total revenue from external customers	34,879	41,084	75,963	356	—	76,319
Intersegment revenue	106	2,108	2,214	663	(2,877)	—

Total revenue	34,985	43,192	78,177	1,019	(2,877)	76,319
Interconnection charges	(6,335)	(2,110)	(8,445)	—	2,205	(6,240)
Depreciation and amortisation	(8,722)	(13,977)	(22,699)	(673)	14	(23,358)
Networks, operations and support expenses	(1,189)	(2,589)	(3,778)	(6,336)	8	(10,106)
Employee benefit expenses	—	—	—	(10,649)	103	(10,546)
Other operating expenses	(5,139)	(4,499)	(9,638)	(7,418)	505	(16,551)
Finance costs	—	—	—	(557)	194	(363)
Interest income	—	—	—	245	(194)	51
Other income — net	—	—	—	331	—	331

	13,600	20,017	33,617	(24,038)	(42)	9,537

Leasing fee for telecommunications networks in Southern China	—	(907)	(907)	—	—	(907)

Segment profit/(loss) before income tax	13,600	19,110	32,710	(24,038)	(42)	8,630

Income tax expenses						(2,014)

Profit for the period						6,616

Attributable to:
Equity holders of the Company						6,616
Minority interest						—

						6,616

Other information:
Provision for doubtful debts	684	598	1,282	—	—	1,282

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

	Unaudited
	Six months ended 30 June 2008 (As restated)
							Discontinued
	Continuing operations						operations
				Reconciling Items
						Total
	Mobile	Fixed-line		Unallocated		continuing	CDMA
	business	business	Subtotal	amounts	Eliminations	operations	business	Total
Telecommunications service revenue	32,350	45,330	77,680	170	—	77,850	12,926	90,776
Information communication technology services and other revenue	134	2,467	2,601	297	—	2,898	66	2,964

Sales of telecommunications products	15	696	711	—	—	711	2,423	3,134

Total revenue from external customers	32,499	48,493	80,992	467	—	81,459	15,415	96,874
Intersegment revenue	129	1,700	1,829	520	(2,349)	—	—	—

Total revenue	32,628	50,193	82,821	987	(2,349)	81,459	15,415	96,874
Interconnection charges	(5,365)	(2,833)	(8,198)	—	1,805	(6,393)	(1,119)	(7,512)
Depreciation and amortisation	(9,356)	(13,802)	(23,158)	(831)	—	(23,989)	(289)	(24,278)
Networks, operations and support expenses	(1,191)	(2,460)	(3,651)	(5,003)	21	(8,633)	(5,057)	(13,690)

Employee benefit expenses	—	—	—	(9,984)	56	(9,928)	(1,131)	(11,059)
Other operating expenses	(4,351)	(6,802)	(11,153)	(6,918)	460	(17,611)	(6,950)	(24,561)
Finance costs	—	—	—	(1,476)	284	(1,192)	(3)	(1,195)
Interest income	—	—	—	400	(284)	116	7	123
Other income — net	—	—	—	809	—	809	9	818

Segment profit/(loss) before income tax	12,365	24,296	36,661	(22,016)	(7)	14,638	882	15,520

Income tax expenses						(3,202)	(227)	(3,429)

Profit for the period						11,436	655	12,091

Attributable to:
Equity holders of the Company						11,436	654	12,090
Minority interest						—	1	1

						11,436	655	12,091

Other information:
Provision for doubtful debts	686	712	1,398	—	—	1,398	214	1,612

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

	Unaudited
	30 June 2009
				Reconciling Items
	Mobile	Fixed-line		Unallocated
	business	business	Subtotal	amounts	Eliminations	Total
Total segment assets	148,965	181,871	330,836	68,089	(43,997)	354,928

Total segment liabilities	60,263	36,228	96,491	96,515	(43,813)	149,193

	Unaudited
	31 December 2008
	(As restated)
				Reconciling Items
	Mobile	Fixed-line		Unallocated
	business	business	Subtotal	amounts	Eliminations	Total
Total segment assets	130,041	184,127	314,168	77,799	(43,215)	348,752

Total segment liabilities	53,496	34,484	87,980	96,118	(43,073)	141,025

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
5. PROPERTY, PLANT AND EQUIPMENT
     The movement of property, plant and equipment for the six months ended 30 June 2009 and 2008 are as follows:

	Unaudited
	Six months ended 30 June 2009
		Tele-	Tele-	Office
		communications	communications	furniture,
		equipment of	equipment of	fixtures,		Construction-
		Mobile	Fixed-line	motor vehicles	Leasehold	in-progress
	Buildings	business	business	and others	improvements	(“CIP”)	Total
Cost or valuation:
Beginning of period (As previously reported)	44,950	163,279	345,143	36,086	1,627	40,783	631,868
2009 Business Combination under common control (Note 1)	738	—	—	2,108	31	88	2,965

Beginning of period (As restated)	45,688	163,279	345,143	38,194	1,658	40,871	634,833
Additions	272	65	695	20	142	36,055	37,249
Transfer from CIP	1,306	10,165	7,118	961	47	(19,597)	—
Disposals	(122)	(172)	(267)	(127)	(91)	—	(779)

End of period	47,144	173,337	352,689	39,048	1,756	57,329	671,303

Representing:
At cost	47,144	173,337	—	—	—	57,329	277,810
At valuation	—	—	352,689	39,048	1,756	—	393,493

	47,144	173,337	352,689	39,048	1,756	57,329	671,303

Accumulated depreciation and impairment:
Beginning of period (As previously reported)	(13,019)	(95,942)	(217,482)	(20,668)	(813)	(32)	(347,956)
2009 Business Combination under common control (Note 1)	(66)	—	—	(1,322)	(9)	(11)	(1,408)

Beginning of period (As restated)	(13,085)	(95,942)	(217,482)	(21,990)	(822)	(43)	(349,364)
Charge for the period	(957)	(6,001)	(13,920)	(1,530)	(213)	—	(22,621)
Disposals	118	149	259	120	84	—	730
Impairment transfer out	—	—	—	—	—	6	6

End of period	(13,924)	(101,794)	(231,143)	(23,400)	(951)	(37)	(371,249)

Net book value:
End of period	33,220	71,543	121,546	15,648	805	57,292	300,054

Beginning of period (As restated)	32,603	67,337	127,661	16,204	836	40,828	285,469

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

	Unaudited
	Six months ended 30 June 2008 (As restated)
		Tele-	Tele-	Office
		communications	communications	furniture,
		equipment of	equipment of	fixtures,		Construction-
		Mobile	Fixed-line	moto rvehicles	Leasehold	in-progress
	Buildings	business	business	and others	improvements	(“CIP”)	Total
Cost or valuation:
Beginning of period (As previously reported)	44,094	151,660	327,711	32,418	1,657	18,966	576,506
2009 Business Combination under common control (Note 1)	394	—	—	7,895	23	471	8,783

Beginning of period (As restated)	44,488	151,660	327,711	40,313	1,680	19,437	585,289
Additions	57	34	528	743	4	10,877	12,243
Transfer from CIP	1,283	1,035	8,840	1,268	135	(12,561)	—
Assets classified as held for sale in relation to the disposal of the CDMA business	(1,105)	(4,247)	—	(70)	(20)	(30)	(5,472)
Disposals	(203)	(128)	(1,711)	(4,323)	(98)	—	(6,463)

End of period (As restated)	44,520	148,354	335,368	37,931	1,701	17,723	585,597

Representing:
At cost	44,520	148,354	—	—	—	17,723	210,597
At valuation	—	—	335,368	37,931	1,701	—	375,000

	44,520	148,354	335,368	37,931	1,701	17,723	585,597

Accumulated depreciation and impairment:
Beginning of period (As previously reported)	(11,809)	(85,446)	(184,801)	(17,423)	(893)	(24)	(300,396)
2009 Business Combination under common control (Note 1)	(100)	—	—	(7,001)	(5)	—	(7,106)

Beginning of period (As restated)	(11,909)	(85,446)	(184,801)	(24,424)	(898)	(24)	(307,502)
Charge for the period	(752)	(6,723)	(13,993)	(2,138)	(149)	—	(23,755)
Assets classified as held for sale in relation to the disposal of the CDMA business	171	2,623	—	22	8	—	2,824
Disposals	111	92	1,398	4,252	96	—	5,949

End of period (As restated)	(12,379)	(89,454)	(197,396)	(22,288)	(943)	(24)	(322,484)

Net book value:
End of period (As restated)	32,141	58,900	137,972	15,643	758	17,699	263,113

Beginning of period (As restated)	32,579	66,214	142,910	15,889	782	19,413	277,787

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     As at 30 June 2009, the carrying value of all the revalued property, plant and equipment would have been approximately RMB145,982 million (31 December 2008: approximately RMB153,772 million) had they been stated at cost less accumulated depreciation and accumulated impairment losses. The directors of the Company consider the fair values of these revalued property, plant and equipment were not materially different from their carrying values as at 30 June 2009.
     For the six months ended 30 June 2009, the Group recognised a loss on disposal of property, plant and equipment of approximately RMB7 million (for the six months ended 30 June 2008: approximately RMB42 million).
6. TAXATION
     Hong Kong profits tax has been provided at the rate of 16.5% (for the six months ended 30 June 2008: 16.5%) on the estimated assessable profit for the six months ended 30 June 2009. Taxation on profits from outside Hong Kong has been calculated on the estimated assessable profit at the rates of taxation prevailing in the countries in which the Group operates. The Company’s subsidiaries mainly operate in the Mainland China where the applicable standard enterprise income tax rate for the six months ended 30 June 2009 is 25% (for the six months ended 30 June 2008: 25%).

	Unaudited
	Six months ended 30 June
	2009	2008
		(As restated)
Provision for enterprise income tax on the estimated taxable profits for the period
— Hong Kong	7	13
— Outside Hong Kong	2,537	3,630

	2,544	3,643

Deferred taxation	(530)	(441)

Income tax expenses	2,014	3,202

     Pursuant to the PRC enterprise income tax law, a 10% withholding income tax is levied on dividends declared on or after 1 January 2008 by foreign investment enterprises to their foreign enterprise shareholders unless the enterprise investor is deemed as a PRC Tax Resident Enterprise (“TRE”). On 22 April 2009, the PRC State Administration of Taxation issued a notice regarding the determination of PRC TRE status and provided implementation guidance in withholding income tax for non-TRE enterprise shareholders. The Company performed an assessment and concluded that it meets the definition of PRC TRE. Therefore, as at 31 December 2008 and 30 June 2009, the Company’s subsidiaries in the PRC did not accrue for withholding tax on dividends distributed to the Company and there has been no deferred tax liability accrued in the Group’s consolidated financial statements for the undistributed income of the Company’s subsidiaries in the PRC since 1 January 2008.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     For the Company’s non-TRE enterprise shareholders, the Company would distribute dividends after deducting the amount of enterprise income tax payable by these non-TRE enterprise shareholders thereon and reclassify the related dividend payable to withholding tax payable upon the declaration of such dividends. The requirement to withhold tax does not apply to the Company’s shareholders appearing as individuals in its share register.
     Reconciliation between applicable statutory tax rate and the effective tax rate:

		Unaudited
	Note	Six months ended 30 June
		2009	2008
			(As restated)
Applicable PRC statutory tax rate		25.0%	25.0%
Non-deductible expenses		0.3%	1.0%
Tax effect of 2009 Business Combination	(a)	—	(1.9%)
Non-taxable income
— Upfront connection fees arising from Fixed-line business		(1.6%)	(2.1%)
Impact of PRC preferential tax rates and tax holiday		(0.5%)	(0.2%)
Others		0.1%	0.1%

Effective tax rate		23.3%	21.9%

(a):	The income tax of Fixed-line Business in Southern China, local access telephone business in Tianjin Municipality and New Guoxin was reported on a consolidated basis with Netcom Group and Unicom Parent prior to the 2009 Business Combination and no separate tax returns were prepared. No income tax expenses were therefore recognised for the Fixed-line Business in Southern China, local access telephone business in Tianjin Municipality and New Guoxin in 2008 or prior years in accounting for the Fixed-line Business in Southern China, local access telephone business in Tianjin Municipality and New Guoxin by using merger accounting/predecessor values method.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The movement of the net deferred tax assets/liabilities is as follows:

	Unaudited
	Six months ended
	30 June
	2009	2008
		(As restated)
Net deferred tax assets after offsetting deferred tax liabilities:
Beginning of period	5,334	2,275
Deferred tax credited/(charged) to the income statement
— Continuing operations	532	434
— Discontinued operations	—	(72)
Deferred tax charged to equity	(7)	—
Assets classified as held for sale for CDMA business	—	(198)

End of period	5,859	2,439

The deferred tax liabilities that cannot be offset:
Beginning of period	(16)	(55)
Deferred tax (charged)/credited to the income statement	(2)	7
Deferred tax credited to equity	—	32

End of period	(18)	(16)

7. OTHER ASSETS

	Unaudited
	30 June	31 December
	2009	2008
		(As restated)
Direct incremental costs for activating mobile subscribers	473	499
Installation costs of Fixed-line business	1,978	2,251
Prepaid rental for premises and leased lines	2,970	2,121
Purchased software	2,928	2,877
Others	1,599	1,339

	9,948	9,087

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
8. INVENTORIES AND CONSUMABLES

	Unaudited
	30 June	31 December
	2009	2008
		(As restated)
Handsets and other customer end products	445	302
Telephone cards	229	317
Consumables	347	429
Others	106	44

	1,127	1,092

9. ACCOUNTS RECEIVABLE, NET

	Unaudited
	30 June	31 December
	2009	2008
		(As restated)
Accounts receivable for Mobile business	3,736	3,211
Accounts receivable for Fixed-line business	10,943	9,592

	14,679	12,803

Less: Provision for doubtful debts for Mobile business	(2,127)	(1,425)
Provision for doubtful debts for Fixed-line business	(2,638)	(2,037)

	9,914	9,341

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The aging analysis of accounts receivable is as follows:

	Unaudited
	30 June	31 December
	2009	2008
		(As restated)
Within one month	6,425	6,750
More than one month to three months	1,763	1,492
More than three months to one year	3,643	3,012
More than one year	2,848	1,549

	14,679	12,803

     The normal credit period granted by the Group is on average between 30 days to 90 days from the date of billing.
     There is no significant concentration of credit risk with respect to individual customers’ receivables, as the Group has a large number of customers.
10. PREPAYMENTS AND OTHER CURRENT ASSETS

	Unaudited
	30 June	31 December
	2009	2008
		(As restated)
Prepaid rental	787	738
Deposits and prepayments	1,080	857
Advances to employees	369	241
Others	386	879

	2,622	2,715

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The aging analysis of prepayments and other current assets is as follows:

	Unaudited
	30 June	31 December
	2009	2008
		(As restated)
Within one year	2,182	2,384
More than one year	440	331

	2,622	2,715

11. SHARE CAPITAL

	Unaudited
	30 June	31 December
	2009	2008
	HK$ millions	HK$ millions
Authorised:
30,000,000,000 ordinary shares, par value of HK$0.10 each	3,000	3,000

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

		Ordinary
		shares, par
	Number of	value of
	shares	HK$0.10 each	Share	Share
	millions	millions HK$	capital	premium	Total
Issued and fully paid:
At 1 January 2008	13,634	1,363	1,437	64,320	65,757
Equity-settled share option schemes
— Issuance of shares upon exercise of options (Note 23)	28	3	3	233	236

At 30 June 2008	13,662	1,366	1,440	64,553	65,993

At 1 January 2009	23,768	2,377	2,329	166,784	169,113
Equity-settled share option schemes
— Issuance of shares upon exercise of options (Note 23)	—	—	—	—	—

At 30 June 2009	23,768	2,377	2,329	166,784	169,113

     Increase in 28,012,000 ordinary shares during the six months ended 30 June 2008 represented the ordinary shares issued upon exercise of share options under the Company’s share option schemes (Note 23).

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
12. LONG-TERM BANK LOANS

		Unaudited
			31
		30 June	December
	Interest rates and final maturity	2009	2008
RMB denominated bank loans	Floating interest rates ranging from 4.86% to 5.18% (31 December 2008: 4.86% to 6.80%) per annum with maturity through 2009 (31 December 2008: maturity through 2009)
— unsecured		500	1,114

		500	1,114

US$ denominated bank loans	Fixed interest rates ranging from 0% to 5.65% (31 December 2008: 0% to 5.65%) per annum with maturity through 2039 (31 December 2008: maturity through 2039)
— secured		142	146
— unsecured		369	377

		511	523

Japanese Yen denominated bank loans	Floating interest rates of YEN LIBOR plus interest margin 3.50% per annum with maturity through 2014
— unsecured		199	—

		199	—

Japanese Yen denominated bank loans	Fixed interest rates of 2.12% per annum with maturity through 2014
— unsecured		—	234

		—	234

Euro denominated bank loans	Fixed interest rates ranging from 1.10% to 2.50% (31 December 2008: 0.50% to 2.50%) per annum with maturity through 2034 (31 December 2008: maturity through 2034)
— unsecured		332	342

		332	342

Sub-total		1,542	2,213
Less: Current portion		(603)	(1,216)

		939	997

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The repayment schedule of the long-term bank loans is as follows:

	Unaudited
	30 June	31 December
	2009	2008
Balances due:
— no later than one year	603	1,216
— later than one year and no later than two years	97	96
— later than two years and no later than five years	296	287
— later than five years	546	614

	1,542	2,213
Less: Portion classified as current liabilities	(603)	(1,216)

	939	997

(a)	The fair values of the Group’s non-current portion of long-term bank loans at 30 June 2009 and 31 December 2008 were as follows:

	Unaudited
	30 June	31 December
	2009	2008
Long-term bank loans	649	690

The fair value is based on cash flows discounted using rates per annum based on the market rates ranging from 4.86% to 5.18% (31 December 2008: 4.59% to 6.56%).

(b)	As at 30 June 2009, bank loans of approximately RMB141 million (31 December 2008: approximately RMB146 million) were secured by corporate guarantees granted by third parties.
13. CORPORATE BONDS
     On 8 June 2007, the Group issued RMB2 billion 10-year corporate bonds, bearing interest at 4.5% per annum. The corporate bonds are secured by a corporate guarantee granted by Bank of China Limited.
     On 3 September 2008, the Group issued another RMB5 billion 5-year corporate bonds, bearing interest at 5.29% per annum. The corporate bonds are secured by a corporate guarantee granted by State Grid Corporation of China.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
14. PAYABLES AND ACCRUED LIABILITIES

	Unaudited
	30 June	31 December
	2009	2008
		(As restated)
Payables to contractors and equipment suppliers	58,804	52,800
Payables to telecommunications product suppliers	1,993	1,685
Customer/contractor deposits	2,379	2,261
Repair and maintenance expense payables	2,059	1,650
Salary and welfare payables	1,900	1,129
Commission expenses payables	1,780	1,406
Interest payables	585	263
Amounts due to service providers/content providers	951	984
Accrued expenses	2,885	1,892
Others	3,533	3,439

	76,869	67,509

     The aging analysis of payables and accrued liabilities is as follows:

	Unaudited
	30 June	31 December
	2009	2008
		(As restated)
Less than six months	58,677	53,380
Six months to one year	8,383	7,090
More than one year	9,809	7,039

	76,869	67,509

15. SHORT-TERM COMMERCIAL PAPER
     On 6 October 2008, CNC China issued RMB10 billion unsecured commercial paper with repayment period of 365 days in the PRC capital market. The effective interest rate is 4.47% per annum. The net cash proceeds raised in the PRC capital market were RMB10 billion.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
16. SHORT-TERM BANK LOANS

		Unaudited
		30 June	31 December
	Interest rates and final maturity	2009	2008
RMB denominated bank loans	Fixed interest rates ranging from 2.00% to 4.37% (31 December 2008: 4.54% to 6.80%) per annum with maturity through 2009 (31 December 2008: maturity through 2009)
— unsecured		11,780	10,780

		11,780	10,780

     The carrying values of short-term bank loans approximated their fair values as at the balance sheet date.
17. REVENUE
     The tariffs for the services provided by the Group are subject to regulations by various government authorities, including the National Development and Reform Commission (“NDRC”), the MIIT and the provincial price regulatory authorities.
     Revenue from continuing operations is presented net of business tax and government surcharges. Relevant business tax and government surcharges amounted to approximately RMB2,205 million for the six months ended 30 June 2009 (for the six months ended 30 June 2008: approximately RMB2,348 million).

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The major components of revenue for continuing operations are as follows:

	Unaudited
	Six months ended
	30 June
	2009	2008
		(As restated)
Continuing operations:
Mobile business
— Usage and monthly fees	21,008	20,852
— Value-added services revenue	9,155	7,845
— Interconnection revenue	3,892	3,320
— Other service revenue	139	333

Total mobile telecommunications service revenue	34,194	32,350

Fixed-line business
— Usage and monthly fees	17,653	21,611
— Broadband services revenue	11,726	10,630
— Interconnection revenue	2,869	3,638
— Value-added services revenue	2,722	3,630
— Leased line income	2,847	2,717
— Other Internet-related services and managed data services revenue	1,153	1,205
— Upfront connection fees	283	505
— Other service revenue	939	1,394

Total fixed-line telecommunications service revenue	40,192	45,330

Unallocated telecommunications service revenue	127	170

Total telecommunications service revenue	74,513	77,850
Information communication technology services and other revenue	1,146	2,898
Sales of telecommunications products	660	711

Total revenue from external customers	76,319	81,459

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
18. NETWORK, OPERATIONS AND SUPPORT EXPENSES

		Unaudited
		Six months ended
	Note	30 June
		2009	2008
			(As restated)
Continuing operations:
Repair and maintenance		3,213	2,859
Power and water charges		3,464	2,678
Operating leases	(a)	2,303	2,149
Consumables		646	609
Others		480	338

Total networks, operations and support expenses		10,106	8,633

(a):	The operating lease expenses represent the rental charges for premises, equipment and facilities.
19. EMPLOYEE BENEFIT EXPENSES

		Unaudited
		Six months ended
	Note	30 June
		2009	2008
			(As restated)
Continuing operations:
Salaries and wages		8,578	8,070
Contributions to defined contribution pension schemes		1,256	1,110
Contributions to housing fund		632	552
Other housing benefits		59	156
Share-based compensation cost	23	21	40

Total employee benefit expenses		10,546	9,928

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
20. OTHER OPERATING EXPENSES

	Unaudited
	Six months ended 30 June
	2009	2008
		(As restated)
Continuing operations:
Provision for doubtful debts	1,282	1,398
Cost of telecommunications products sold	817	919
Cost in relation to information communication technology services	401	1,763
Commission expenses	5,929	5,602
Advertising and promotion expenses	1,436	1,224
Customer installation cost	1,182	1,051
Customer acquisition and retention cost	876	934
Property management charge	688	527
Office and administrative expenses	1,232	1,262
Transportation expense	783	802
Miscellaneous taxes and fees	311	296
Others	1,614	1,833

Total other operating expenses	16,551	17,611

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
21. FINANCE COSTS

		Unaudited
	Note	Six months ended 30 June
		2009	2008
			(As restated)
Continuing operations:
Finance costs:
— Interest on bank loans repayable within 5 years		267	1,016
— Interest on corporate bonds and commercial paper repayable within 5 years		353	343
— Interest on bank loans repayable over 5 years		3	8
— Interest on corporate bonds repayable over 5 years		45	45
— Interest on deferred consideration	(a)	—	148
— Less: Amounts capitalised in construction-in-progress		(397)	(158)

Total interest expense		271	1,402
— Exchange gain, net		(12)	(300)
— Others		104	90

Total finance costs		363	1,192

(a):	In 2005, China Netcom acquired the principal telecommunications operations, assets and liabilities in the four Northern provinces/autonomous region, namely Shanxi Province, Neimenggu Autonomous Region, Jilin Province and Heilongjiang Province from Netcom Group (the “Acquisition of Netcom New Horizon”). The consideration for the Acquisition of Netcom New Horizon was RMB12,800 million which consisted of an initial cash payment of RMB3,000 million and deferred payments of RMB9,800 million. The deferred payments were settled in half-yearly installments over five years. The interest charged on the deferred payments was calculated at 5.265% per annum. In 2008, the Group fully repaid the amount.
22. OTHER INCOME — NET
     Other income for the six months ended 30 June 2008 primarily represented the gain on the non-monetary assets exchange of approximately RMB610 million arising from the replacement of the Group’s copper cables in some fixed-line network infrastructure with optical fibers and related equipment.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
23. EQUITY-SETTLED SHARE OPTION SCHEMES
     The Company adopted a share option scheme (the “Share Option Scheme”) and a fixed award pre-global offering share options scheme (“Pre-Global Offering Share Option Scheme”) on 1 June 2000 for the granting of share options to qualified employees, with terms amended on 13 May 2002, 11 May 2007 and 26 May 2009.
     In connection with the merger between the Company and China Netcom in 2008, the Company adopted the Special Purpose Share Option Scheme (“Special Purpose Share Option Scheme”) on 16 September 2008 for the granting of share options to holders of China Netcom options outstanding at 14 October 2008, with terms amended on 26 May 2009.
     Movements in the number of share options of the Company outstanding and their related weighted average exercise prices are as follows:

	Unaudited
	Six months ended 30 June
	2009		2008
	Average		Average
	exercise price	Number of	exercise price	Number of
	in HK$	share options	in HK$	share options
	per Share	involved	per Share	involved
Balance, beginning of period	6.95	413,074,166	7.12	257,279,600
Granted	—	—	—	—
Forfeited	—	—	6.32	(2,070,000)
Exercised	—	—	7.80	(28,012,000)

Balance, end of period	6.95	413,074,166	7.04	227,197,600

     No options were exercised during the six months ended 30 June 2009. Exercise of share options during the six months ended 30 June 2008 resulted in 28,012,000 shares being issued, with exercise proceeds of approximately RMB199 million.
     As at 30 June 2009, out of the 413,074,166 outstanding share options (31 December 2008: 413,074,166), 367,720,137 share options (31 December 2008: 245,359,027) were exercisable, and the weighted average exercise price was HK$6.79 (31 December 2008: HK$7.14).

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     As at balance sheet date, the information on outstanding share options is summarised as follows:

				Number	Number
				of share	of share
				options	options
				outstanding	outstanding
				as at	as at
				30 June	31 December
Date of options grant	Vesting period	Exercisable period	Exercise price	2009	2008
Share options granted under the Pre-Global Offering Share Option Scheme:

22 June 2000	22 June 2000 to 21 June 2002	22 June 2002 to 21 June 2010	HK$ 15.42	16,977,600	16,977,600

Share options granted under the Share Option Scheme:

30 June 2001	30 June 2001	30 June 2001 to 22 June 2010	HK$ 15.42	4,350,000	4,350,000

21 May 2003 (Note i)	21 May 2003 to 21 May 2006	21 May 2004 to 20 May 2010	HK$ 4.30	8,956,000	8,956,000

20 July 2004	20 July 2004 to 20 July 2007	20 July 2005 to 19 July 2010	HK$ 5.92	41,024,000	41,024,000

21 December 2004	21 December 2004 to 21 December 2007	21 December 2005 to 20 December 2010	HK$ 6.20	654,000	654,000

15 February 2006	15 February 2006 to 15 February 2009	15 February 2008 to 14 February 2012	HK$ 6.35	151,556,000	151,556,000

Share options granted under the Special Purpose Share Option Scheme:

15 October 2008 (“2004 Special Purpose Share Options”)	15 October 2008 to 17 May 2009	15 October 2008 to 16 November 2010	HK$ 5.57	100,627,098	100,627,098

15 October 2008 (“2005 Special Purpose Share Options”)	15 October 2008 to 6 December 2010	15 October 2008 to 5 December 2011	HK$ 8.26	88,929,468	88,929,468

				413,074,166	413,074,166

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The options outstanding as at 30 June 2009 had a weighted average remaining contractual life of 2.00 years (31 December 2008: 2.47 years).

Note i:	The original expiration date for these options was 20 May 2009. As these options were not exercisable due to a “Mandatory Moratorium” as set forth in the Share Option Scheme, they were extended to 20 May 2010 pursuant to amendment of the Share Option Scheme approved by the shareholders of the Company on 26 May 2009. The modifications did not have any significant impact on the unaudited condensed consolidated interim financial information for the six months ended 30 June 2009.
     No share options of the Company were exercised during the six months ended 30 June 2009. Details of share options of the Company exercised during the six months ended 30 June 2008 are as follows:

		Weighted average
		closing price per
		Share at respective
		days immediately
	Exercise	before date of	Proceeds	Number
	price	exercise of options	received	of Shares
Grant date	HK$	HK$	HK$	involved
22 June 2000	15.42	18.73	63,980,664	4,149,200
30 June 2001	15.42	18.38	18,781,560	1,218,000
10 July 2002	6.18	17.78	7,786,800	1,260,000
21 May 2003	4.30	18.08	7,691,840	1,788,800
20 July 2004	5.92	18.10	55,671,680	9,404,000
15 February 2006	6.35	17.74	64,719,200	10,192,000

			218,631,744	28,012,000

     For the six months ended 30 June 2009, employee share-based compensation costs recorded for continuing operations amounted to approximately RMB21 million (for the six months ended 30 June 2008: approximately RMB40 million).
24.	DISPOSAL GROUP AND DISCONTINUED OPERATIONS

Discontinued operations:

On 2 June 2008 and 27 July 2008, the Company, CUCL and China Telecom entered into the Framework Agreement and the Disposal Agreement, respectively, to sell the CDMA business to China Telecom. The disposal was completed on 1 October 2008.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The results and cash flows of the CDMA business for the six months ended 30 June 2008 are presented as discontinued operations as follows:

Unaudited
Six months
ended 30 June
2008
(As restated)
Revenue	15,415
Expenses	(14,533)

Profit before income tax from discontinued operations	882
Income tax expenses	(227)

Profit for the period from discontinued operations	655

Net cash inflow from operating activities	1,149
Net cash outflow from investing activities	(23)
Net cash inflow from financing activities	—

Net cash inflow from discontinued operations	1,126

25. DIVIDENDS
     At the annual general meeting held on 26 May 2009, the Shareholders approved the payment of a final dividend of RMB0.20 per ordinary share for the year ended 31 December 2008 totaling approximately RMB4,754 million (for the year ended 31 December 2007: approximately RMB6,231 million) which has been reflected as a reduction of retained profits for the six months ended 30 June 2009. As at 30 June 2009, such dividends have been paid by the Company, except for dividends payable of approximately RMB308 million and RMB719 million due to Unicom BVI and Netcom BVI, respectively.

	Unaudited
	Six months ended 30 June
	2009	2008
		(As restated)
Dividend paid:
By the Company	4,754	2,732
By China Netcom (Note a)	—	3,499

	4,754	6,231

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP

Note a:	Since the merger between the Company and China Netcom in 2008 was accounted for as a business combination of entities under common control, accordingly, the dividend paid was restated to include China Netcom as if it had always been part of the Group.
26. EARNINGS PER SHARE
     Basic earnings per Share for the six months ended 30 June 2009 and 2008 were computed by dividing the profit attributable to equity holders by the weighted average number of Shares outstanding during the periods, as adjusted by the number of ordinary shares in issue had the merger with China Netcom been completed on 1 January 2008.
     Diluted earnings per Share for the six months ended 30 June 2009 and 2008 were computed by dividing the profit attributable to equity holders by the weighted average number of Shares outstanding during the periods, as adjusted by the number of Shares in issue had the merger with China Netcom been completed on 1 January 2008, after adjusting for the effects of the dilutive potential Shares. All potential Shares arose from (i) share options granted under the amended Pre-Global Offering Share Option Scheme; (ii) share options granted under the amended Share Option Scheme and (iii) share options granted under the amended Special Purpose Share Option Scheme.
     The potential Shares which are not dilutive mainly arose from share options with exercise price of HK$15.42 granted under the amended Pre-Global Offering Share Option Scheme and amended Share Option Scheme and share options with exercise price of HK$8.26 granted under the amended Special Purpose Share Option Scheme, and are excluded from the weighted average number of Shares for the purpose of computation of diluted earnings per Share.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The following table sets forth the computation of basic and diluted earnings per share:

	Unaudited
	Six months ended 30 June
	2009	2008
		(As restated)
Numerator (in RMB millions):
Profit attributable to equity holders of the Company
— Continuing operations	6,616	11,436
— Discontinued operations	—	654

	6,616	12,090

Denominator (in millions):
Weighted average number of ordinary shares outstanding used in computing basic earnings per share	23,768	23,735
Dilutive equivalent shares arising from share options	94	250

Shares used in computing diluted earnings per share	23,862	23,985

Basic earnings per share (in RMB)
— Continuing operations	0.28	0.48
— Discontinued operations	—	0.03

	0.28	0.51

Diluted earnings per share (in RMB)
— Continuing operations	0.28	0.48
— Discontinued operations	—	0.03

	0.28	0.51

27. RELATED PARTY TRANSACTIONS
     Unicom Parent and Netcom Group are state-owned enterprises directly controlled by the PRC government. The PRC government is the Company’s ultimate controlling party. State-owned enterprises and their subsidiaries, in addition to Unicom Parent and Netcom Group, directly or indirectly controlled by the PRC government are also considered to be related parties of the Group. Neither Unicom Parent and Netcom Group nor the PRC government publishes financial statements available for public use.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     The PRC government controls a significant portion of the productive assets and entities in the PRC. The Group provides telecommunications services as part of its retail transactions, thus, is likely to have extensive transactions with the employees of other state-controlled entities, including their key management personnel and their close family members. These transactions are carried out on commercial terms that are consistently applied to all customers.
     Management considers other state-owned enterprises, which mainly include other telecommunications service operators and state-owned banks in the PRC, have material transactions with the Group in its ordinary course of business. These transactions are carried out on terms similar to those obtained by other non state-owned parties and have been reflected in the unaudited condensed consolidated interim financial information. The Group’s telecommunications networks depend, in large part, on interconnection with the network and on transmission lines leased from other domestic carriers. Management believes that meaningful information relating to related party transactions has been adequately disclosed below.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
27.1 Transactions with Unicom Parent, Netcom Group and their subsidiaries
(a)	Significant recurring transactions
     The following is a summary of significant recurring transactions carried out by the Group with Unicom Parent, Netcom Group and their subsidiaries. In the directors’ opinion, these transactions were carried out in the ordinary course of business.

	Unaudited
	Six months ended 30 June
	2009	2008
		(As restated)
Transactions with Unicom Parent, Netcom Group and their subsidiaries:

Continuing operations:
Leasing fee of Telecommunications Networks in Southern China	907	—
Charges for cellular subscriber value-added services	78	58
Rental charges for premises, equipment and facilities	402	330
Charges for the international gateway services	3	4
Agency fee incurred for procurement of telecommunications equipment	6	9
Charge for engineering and information technology-related services	494	916
Common corporate services income	—	62
Charges for common corporate services	132	206
Rental income from properties	—	1
Purchases of materials	125	228
Charges for ancillary telecommunications support services	312	274
Charges for support services	123	222
Charges for lease of telecommunications facilities	74	164
Income from information communication technologies services	42	68
Income from engineering design and technical services	4	27

Discontinued operations:
Charges for cellular subscriber value-added service	—	40
CDMA network capacity lease rental charges	—	4,095
Constructed capacity related cost of the CDMA network	—	160

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
(i)	On 26 October 2006, CUCL entered into a new agreement “2006 Comprehensive Services Agreement” to continue to carry out related party transactions. The new agreement was approved by the independent shareholders of the Company on 1 December 2006, and become effective from 1 January 2007.

Pursuant to the ordinary resolution passed at the extraordinary general meeting held on 16 September 2008, the independent shareholders of the Company approved the 2006 Comprehensive Services Agreement be amended with effect from 15 October 2008 to include CNC China as a party.

Also, the independent shareholders of the Company approved the following agreements:
—	Framework Agreement for Engineering and Information Technology Services dated 12 August 2008

—	Engineering and Information Technology Services Agreement 2008-2010

—	Domestic Interconnection Settlement Agreement 2008-2010

—	International Long Distance Voice Services Settlement Agreement 2008-2010

—	Framework Agreement for Interconnection Settlement dated 12 August 2008
Under HKFRS and IFRS, the 2009 Business Combination has been accounted for using merger accounting/predecessor values method. Accordingly, the transactions between the Target Business and the Group were eliminated and not disclosed as related party transactions in the unaudited condensed consolidated interim financial information.

(ii)	On 16 December 2008, CUCL, Unicom Parent, Netcom Group and Unicom New Horizon entered into the Network Lease Agreement in relation to the Lease of the Telecommunications Networks in Southern China by CUCL from Unicom New Horizon on an exclusive basis immediately following the completion of the 2009 Business Combination. Under the Network Lease Agreement, CUCL shall pay leasing fees of RMB2.0 billion and RMB2.2 billion for the two financial years ending 31 December 2009 and 31 December 2010, respectively. The Lease became effective in January 2009. For details, please refer to Note 1.
(b)	Other significant transaction
     In January 2009, CUCL completed the acquisitions of certain assets and businesses from Unicom Parent and Netcom Group. For details, please refer to Note 1(a).
(c)	Amounts due from and to related parties/Unicom Parent, Netcom Group and their subsidiaries
     Amounts due to related parties as at 30 June 2009 included an unsecured short-term loan from Netcom BVI of approximately RMB1,410 million obtained for the purpose of payment of 2008 final dividend of the Company. The loan carries an interest rate of six-month HIBOR plus 0.8% per annum and is repayable on 16 June 2010.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
     Apart from the short-term loan from Netcom BVI as aforementioned, amounts due from and to related parties or Unicom Parent, Netcom Group and their subsidiaries are unsecured, interest-free, repayable on demand/on contract terms and arise in the ordinary course of business in respect of transactions with related parties/Unicom Parent, Netcom Group or their subsidiaries as described in (a) and (b) above.
27.2 Domestic carriers
(a)	Significant recurring transactions with domestic carriers
     The following is a summary of significant transactions with domestic carriers in the ordinary course of business:

	Unaudited
	Six months ended 30 June
	2009	2008
		(As restated)
Interconnection revenue	5,934	5,577
Interconnection charges	5,726	5,401
Leased line revenue	204	276
Leased line charges	58	127
Engineering design and technical service revenue	180	109
(b)	Amounts due from and to domestic carriers

	Unaudited
	30 June	31 December
	2009	2008
		(As restated)
Amounts due from domestic carriers
— Receivables for interconnection revenue, leased line revenue and engineering design and technical service revenue	1,403	1,033

— Less: Provision for doubtful debts	(62)	(59)

	1,341	974

Amounts due to domestic carriers
— Payables for interconnection charges and leased line charges	(1,230)	(956)

     All amounts due from and to domestic carriers are unsecured, interest-free and repayable within one year.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
(c)	Disposal of the Group’s CDMA business to China Telecom
     Balances due to/from China Telecom in relation to the disposal of CDMA business are as follows:

	Unaudited
	30 June	31 December
	2009	2008
Payables
— Advances from customers received on behalf of China Telecom	(182)	(768)
— Cash to be transferred upon the final agreement of the values of assets and liabilities transferred to China Telecom in accordance with the Disposal Agreement	—	(3,464)

	(182)	(4,232)

Proceeds receivable	5,437	13,140

27.3 Other major state-owned financial institutions
(a)	Transactions with other major state-owned financial institutions in the PRC
     The following is a summary of significant transactions with other major state-owned financial institutions in the PRC in the ordinary course of business:

	Unaudited
	Six months ended 30 June
	2009	2008
		(As restated)
Finance income/costs, include:
— Interest income	50	119
— Interest expense	270	1,769
Short-term bank loans received	17,730	36,402
Long-term bank loans received	—	2,390
Short-term bank loans repaid	16,730	17,514
Short-term commercial paper repaid	—	20,000
Long-term bank loans repaid	668	6,332
     In addition, the Group’s corporate bonds are secured by corporate guarantees granted by Bank of China Limited and State Grid Corporation of China, respectively. Please refer to Note 13 for details.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
(b)	Amounts due from and to other major state-owned financial institutions in the PRC
     The balances with other major state-owned financial institutions in the PRC in various line items of the unaudited condensed consolidated interim balance sheet are listed as follows:

	Unaudited
	30 June	31 December
	2009	2008
		(As restated)
Current assets
Short-term bank deposits	172	337
Cash and cash equivalents	7,463	9,671

Non-current liabilities
Long-term bank loans	787	842
Corporate bonds	7,000	7,000

Current liabilities
Short-term bank loans	11,780	10,780
Short-term commercial paper	10,000	10,000
Current portion of long-term bank loans	595	1,208

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
27.4 Key management compensation
     The aggregate amounts of fees and emoluments paid/payable to Directors during the six months ended 30 June 2009 and 2008 are set out below:

	Unaudited
	Six months ended 30 June
	2009	2008
	(RMB’000)	(RMB’000)
Non-executive directors:
Fees	1,145	963
Other benefits (a)	—	106

	1,145	1,069

Executive directors:
Fees	—	—
Other emoluments
— Salaries and allowances	4,188	5,126
— Bonuses paid and payable	1,644	3,593
— Other benefits (a)	46	920
— Contributions to pension schemes	51	87

	5,929	9,726

	7,074	10,795

(a)	Other benefits represent the share-based compensation cost recognised during the relevant periods for the share options granted to the Directors under the Company’s share option schemes.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
28. CONTINGENCIES AND COMMITMENTS
28.1 Capital commitments
     As at 30 June 2009 and 31 December 2008, the Group had capital commitments, mainly in relation to the construction of telecommunications networks, as follows:

	Unaudited
				31 December
				2008
	30 June 2009			(As restated)
	Land and
	buildings	Equipment	Total	Total
Authorised and contracted for	525	8,255	8,780	6,149
Authorised but not contracted for	576	10,399	10,975	6,938

Total	1,101	18,654	19,755	13,087

     As at 30 June 2009, approximately RMB149 million (31 December 2008: approximately RMB159 million) of capital commitments was denominated in US dollars, equivalent to approximately US$22 million (31 December 2008: approximately US$23 million).

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
28.2 Operating lease commitments
     As at 30 June 2009 and 31 December 2008, the Group had total future aggregate minimum operating lease payments under non-cancellable operating leases as follows:

	Unaudited
					31 December
					2008
	30 June 2009				(As restated)
			Lease of tele-
	Land and		communications
	buildings	Equipment	networks (a)	Total	Total
Leases expiring:
— no later than one year	1,293	977	2,193	4,463	1,851
— later than one year and no later than five years	2,951	1,415	1,100	5,466	4,657
— later than five years	1,265	145	—	1,410	1,957

Total	5,509	2,537	3,293	11,339	8,465

(a)	The lease commitments in relation to telecommunications networks related to the lease arrangement of the Telecommunications Networks in Southern China between CUCL and Unicom New Horizon and was estimated based on the annual leasing fees pursuant to the Network Lease Agreement. Please refer to Note 1(b) for details.
28.3 Contingent liabilities
     As aforementioned in Note 17, the tariffs for the services provided by the Group are subject to regulations by various government authorities. In 2008, the NDRC investigated the compliance with tariffs regulations of several branches of CUCL and CNC China. Based on management’s assessment and continuous discussions with MIIT and NDRC, management considered that the Group complied with the regulations issued by the relevant government authorities for all periods covered by the investigation, and the likelihood of a cash outflow as a result of the investigation is remote. Accordingly, no provisions in relation to the investigation were recorded as at 30 June 2009 and 31 December 2008.
29. EVENTS AFTER BALANCE SHEET DATE
     On 28 August 2009, the Company and Apple Inc. reached a three year agreement for the Company to sell iPhone in China. The initial launch is expected to be in the fourth calendar quarter of 2009.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
30. COMPARATIVE FIGURES
     As stated in Note 2, the 2008 comparative figures have been restated as a result of a number of business combinations between entities under common control accounted for using merger accounting/predecessor values method as well as the adoption of a number of new/revised standards, amendments to standards and interpretations throughout 2008 and for the six months ended 30 June 2009.
31. APPROVAL OF FINANCIAL INFORMATION
     This unaudited condensed consolidated interim financial information was approved by the Board on 28 August 2009.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
4. INDEBTEDNESS
     At the close of business on 31 August 2009, being the latest practicable date for the purpose of this indebtedness statement, the Group had the following outstanding borrowings:
Short-term debt:

	Interest rates and final maturity	RMB million
Short-term bank loans
— RMB denominated bank loans	Fixed interest rates ranging from 2.00% to 4.37% per annum with maturity through 30 July 2010	22,730

Short-term commercial paper	Interest rate 4.47% per annum with maturity through 6 October 2009	10,000

Amounts due to Netcom BVI	Interest rate of six-month HIBOR plus 0.8% per annum with maturity through 16 June 2010	1,410

Current portion of long-term bank loans		603

		34,743

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Long-term debt:

	Interest rates and final maturity	RMB million
Long-term bank loans
— RMB denominated	Floating interest rates ranging from 4.86% to 5.18% per annum with maturity through 31 December 2009	500

— US$ denominated	Fixed interest rates ranging from 0% to 5.65% per annum with maturity through 30 September 2039	511

— Japanese Yen denominated	Floating interest rates of YEN LIBOR plus interest margin 3.50% per annum with maturity through 7 January 2014	199

— Euro denominated	Fixed interest rates ranging from 1.10% to 2.50% per annum with maturity through 15 February 2034	332

Less: Current portion		(603)

Corporate bonds
— RMB denominated	Interest rates ranging from 4.50% to 5.29% per annum with maturity through 7 June 2017	7,000

		7,939

     As at 31 August 2009, bank loans of approximately RMB141 million were secured by corporate guarantees granted by third parties.
     At the close of business on 31 August 2009, the Group had operating lease commitments amounting to approximately RMB11.3 billion, of which approximately RMB2.9 billion was related to the lease of the telecommunications networks in Southern China from Unicom Parent.
     Save as disclosed above and apart from intra-group liabilities, the Group did not have, at the close of business on 31 August 2009, any material outstanding liabilities or any mortgages, charges, debentures, loan capital issued and outstanding or authorised or otherwise created but unissued, bank overdrafts, loans, liabilities under acceptance or other similar indebtedness, hire purchase and finance lease commitments or any guarantees or other material contingent liabilities.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
5. MATERIAL CHANGES
     The Directors are not aware of any material changes in the financial or trading position or outlook of the Group subsequent to 31 December 2008, being the date to which the latest audited financial statements of the Group were made up.
6. UNAUDITED PRO FORMA FINANCIAL INFORMATION ON THE GROUP
     The following unaudited pro forma condensed consolidated balance sheet, unaudited pro forma condensed consolidated income statement and unaudited pro forma condensed consolidated cash flow statement of the Group (collectively referred to as the “Unaudited Pro Forma Financial Information”) as at and for the six months ended 30 June 2009 have been prepared on the basis of the notes set out below for the purpose of illustrating the effect of the Share Repurchase on the assumption that the Company will finance the payment of the consideration for the Share Repurchase entirely with short-term bank borrowings.
     The following Unaudited Pro Forma Financial Information has been prepared as if the Share Repurchase had taken place on 30 June 2009 for the unaudited pro forma condensed consolidated balance sheet and on 1 January 2009 for the unaudited pro forma condensed consolidated income statement and unaudited pro forma condensed consolidated cash flow statement. The Unaudited Pro Forma Financial Information has been prepared for illustrative purposes only and because of its hypothetical nature, it may not give a true picture of the financial position, results of operations and cash flows of the Group had the Share Repurchase been completed as at 30 June 2009 or 1 January 2009, respectively, or at any future dates.
     The Unaudited Pro Forma Financial Information should be read in conjunction with other financial information on the Group included in this Appendix I.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Unaudited Pro Forma Condensed Consolidated Balance Sheet of the Group
As at 30 June 2009
(All amounts in RMB millions unless otherwise stated)

				After the
		Pro forma		Share
	The Group	adjustment	Note	Repurchase
	Note 1
ASSETS
Non-current assets
Property, plant and equipment	300,054			300,054
Lease prepayments	7,660			7,660
Goodwill	2,771			2,771
Deferred income tax assets	5,859			5,859
Available-for-sale financial assets	181			181
Other assets	9,948			9,948

	326,473			326,473

Current assets
Inventories and consumables	1,127			1,127
Accounts receivable, net	9,914			9,914
Prepayments and other current assets	2,622			2,622
Amounts due from related parties	93			93
Amounts due from domestic carriers	1,341			1,341
Proceeds receivable for the disposal of the CDMA business	5,437			5,437
Short-term bank deposits	196			196
		8,808
Cash and cash equivalents	7,725	(8,808)	2	7,725

	28,455			28,455

Total assets	354,928			354,928

EQUITY
Capital and reserves attributable to equity holders of the Company
Share capital	2,329	(88)	2	2,241
Share premium	166,784	(8,720)	2	158,064
Reserves	(18,999)			(18,999)
Retained profits	55,619			55,619

	205,733			196,925

Minority interest in equity	2			2

Total equity	205,735			196,927

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Unaudited Pro Forma Condensed Consolidated Balance Sheet of the Group (continued)
As at 30 June 2009
(All amounts in RMB millions unless otherwise stated)

				After the
		Pro forma		Share
	The Group	adjustment	Note	Repurchase
	Note 1
LIABILITIES
Non-current liabilities
Long-term bank loans	939			939
Corporate bonds	7,000			7,000
Deferred income tax liabilities	18			18
Deferred revenue	3,043			3,043
Other obligations	1,314			1,314

	12,314			12,314

Current liabilities
Payables and accrued liabilities	76,869			76,869
Taxes payable	11,285			11,285
Amounts due to ultimate holding company	2			2
Amounts due to related parties	3,215			3,215
Amounts due to domestic carriers	1,230			1,230
Payables in relation to the disposal of the CDMA business	182			182
Dividend payable	1,027			1,027
Short-term commercial paper	10,000			10,000
Short-term bank loans	11,780	8,808	2	20,588
Current portion of long-term bank loans	603			603
Current portion of deferred revenue	1,629			1,629
Current portion of other obligations	3,017			3,017
Advances from customers	16,040			16,040

	136,879			145,687

Total liabilities	149,193			158,001

Total equity and liabilities	354,928			354,928

Net current liabilities	(108,424)			(117,232)

Total assets less current liabilities	218,049			209,241

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Notes to the unaudited pro forma condensed consolidated balance sheet:
1.	The unaudited condensed consolidated balance sheet of the Group as at 30 June 2009 has been extracted from the unaudited condensed consolidated interim financial information of the Group for the six months ended 30 June 2009 set out in this Appendix I.

2.	The adjustment represents the effects of the Share Repurchase assuming it had taken place on 30 June 2009. The consideration for the Share Repurchase is HK$9,992 million (equivalent to RMB8,808 million) and it is assumed that the Company had financed the Share Repurchase entirely by short-term bank borrowings and that the proceeds from bank borrowings were received and used to settle the Share Repurchase. The total number of Shares repurchased of 899,745,075 was cancelled on 30 June 2009.

3.	No adjustment has been made to reflect any results of or other transactions entered by the Group subsequent to 30 June 2009.

4.	For the purpose of this unaudited pro forma condensed consolidated balance sheet, the translation of Hong Kong dollars into Renminbi was made at the rate of HK$1.00 to RMB0.8815.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Unaudited Pro Forma Condensed Consolidated Income Statement of the Group
For the six months ended 30 June 2009
(All amounts in RMB millions unless otherwise stated)

				After
	The Group	Pro forma		the Share
	Note 1	adjustment	Note	Repurchase
Revenues	76,319			76,319

Interconnection charges	(6,240)			(6,240)
Depreciation and amortisation	(23,358)			(23,358)
Networks, operations and support expenses	(10,106)			(10,106)
Employee benefit expenses	(10,546)			(10,546)
Other operating expenses	(16,551)			(16,551)
Finance costs	(363)	(127)	2	(490)
Interest income	51			51
Other income — net	331			331

	9,537			9,410

Leasing fee for telecommunications networks in Southern China	(907)			(907)

Profit before income tax	8,630			8,503
Income tax expenses	(2,014)	32	2	(1,982)

Profit for the period	6,616			6,521

Attributable to:
Equity holders of the Company	6,616			6,521
Minority interest	—			—

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Unaudited Pro Forma Condensed Consolidated Income Statement of the Group (continued)
For the six months ended 30 June 2009
(All amounts in RMB millions unless otherwise stated)

				After
	The Group	Pro forma		the Share
	Note 1	adjustment	Note	Repurchase
Earnings per Share for profit attributable to equity holders of the Company during the period

Numerator (in RMB millions):
Profit for the period attributable to equity holders of the Company	6,616			6,521

Denominator (in millions):
Weighted average number of Shares outstanding used in computing basic earnings per Share	23,768	(900)	3	22,868

Dilutive equivalent Shares arising from Options	94			94

Shares used in computing diluted earnings per Share	23,862			22,962

Basic earnings per Share (RMB)	0.28			0.29
Diluted earnings per Share (RMB)	0.28			0.28

Notes to the unaudited pro forma condensed consolidated income statement:

1.	The unaudited condensed consolidated income statement of the Group for the six months ended 30 June 2009 has been extracted from the unaudited condensed consolidated interim financial information of the Group for the six months ended 30 June 2009 set out in this Appendix I.

2.	The adjustment represents interest expenses and the related income tax impact in relation to the short-term bank borrowings used to finance the payment of the consideration for the Share Repurchase, assuming the Share Repurchase had taken place and the short-term bank borrowings had been borrowed on 1 January 2009. The short-term bank borrowings are repayable within 1 year and bear interest at a rate of 1.2% over HIBOR per annum. Since interest expense is calculated and accrued on quarterly basis, HIBOR used to calculate interest expense for the first quarter of 2009 is 3.05% (rate as of 1 January 2009) and HIBOR used to calculate interest expense for the second quarter of 2009 is 2.72% (rate as of 1 April 2009). Normal commercial loan term for the six months ended 30 June 2009 ranges from 0.7% to 1% over HIBOR per annum, due to emergency of obtaining of the loan, the Company assumes a higher interest rate will be required by bank which is 1.2% over HIBOR per annum.

3.	The adjustment represents 899,745,075 Shares repurchased assuming the Share Repurchase had taken place on 1 January 2009. Assuming the Share Repurchase had taken place on 1 January 2009, the weighted average number of Shares used in computing the unaudited pro forma basic earnings per Share would have been 22,868,180,247.

4.	No adjustment has been made to reflect any results of or other transactions entered by the Group subsequent to 30 June 2009.

5.	For the purpose of this unaudited pro forma condensed consolidated income statement, the translation of Hong Kong dollars into Renminbi was made at the rate of HK$1.00 to RMB0.8815.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
Unaudited Pro Forma Condensed Consolidated Cash Flow Statement of the Group
For the six months ended 30 June 2009
(All amounts in RMB millions unless otherwise stated)

				After
	The Group	Pro forma		the Share
	Note 1	adjustment	Note	Repurchase
Cash flows from operating activities
Continuing operations	31,417	(127)	3	31,290
Discontinued operations	—			—

Net cash inflows from operating activities	31,417			31,290

Cash flows from investing activities
Continuing operations	(35,766)			(35,766)
Discontinued operations	4,239			4,239

Net cash outflows from investing activities	(31,527)			(31,527)

Cash flows from financing activities
		8,808	2
		(8,808)	2
Continuing operations	(2,402)	180	4	(2,222)
Discontinued operations	—			—

Net cash outflows from financing activities	(2,402)			(2,222)

Decrease in cash and cash equivalents	(2,512)			(2,459)

Notes to the unaudited pro forma condensed consolidated cash flow statement:

1.	The unaudited condensed consolidated cash flow statement of the Group for the six months ended 30 June 2009 has been extracted from the unaudited condensed consolidated interim financial information of the Group for the six months ended 30 June 2009 set out in this Appendix I.

2.	The adjustment represents the receipt of the proceeds of short-term bank borrowings, which were then used to settle the consideration for the Share Repurchase on 1 January 2009.

3.	The adjustment represents the interest payment in relation to the short-term bank borrowings used to finance the payment of the consideration for the Share Repurchase, assuming the Share Repurchase had taken place on 1 January 2009. The short-term bank borrowings are repayable within 1 year and bear an interest at a rate of 1.2% over HIBOR per annum. Since income tax for the six months period ended 30 June 2009 has not been paid till the end of the period, no adjustment is raised to reflect related income tax impact of the interest payment.

4.	The adjustment represents the reduction of the 2008 dividend paid during the six months ended 30 June 2009, assuming the cancellation of 899,745,075 repurchased Shares was completed on 1 January 2009.

APPENDIX	FINANCIAL INFORMATION ON THE GROUP

5.	No adjustment has been made to reflect any results of or other transactions entered by the Group subsequent to 30 June 2009.

6.	For the purpose of this unaudited pro forma condensed consolidated cash flow statement, the translation of Hong Kong dollars into Renminbi was made at the rate of HK$1.00 to RMB0.8815.

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
7. ACCOUNTANT’S REPORT ON THE UNAUDITED PRO FORMA FINANCIAL INFORMATION ON THE GROUP
     The following is the text of a report from PricewaterhouseCoopers, Certified Public Accountants, Hong Kong, which has been prepared for the purpose of inclusion in this Circular.

PricewaterhouseCoopers 22/F, Prince’s Building Central, Hong Kong
ACCOUNTANT’S REPORT ON UNAUDITED PRO FORMA FINANCIAL INFORMATION TO THE DIRECTORS OF CHINA UNICOM (HONG KONG) LIMITED
We report on the unaudited pro forma financial information set out on pages I-180 to I-187 under the heading of “Unaudited Pro Forma Financial Information on the Group” (the “Unaudited Pro Forma Financial Information”) in Appendix I to the circular dated 9 October 2009 (the “Circular”) of China Unicom (Hong Kong) Limited (the “Company”), in connection with the proposed off-market share repurchase (the “Transaction”) by the Company. The Unaudited Pro Forma Financial Information has been prepared by the directors of the Company, for illustrative purposes only, to provide information about how the Transaction might have affected the relevant financial information of the Company and its subsidiaries (hereinafter collectively referred to as the “Group”). The basis of preparation of the Unaudited Pro Forma Financial Information is set out on pages I-180 to I-187 of the Circular.
Respective Responsibilities of Directors of the Company and the Reporting Accountant
It is the responsibility solely of the directors of the Company to prepare the Unaudited Pro Forma Financial Information in accordance with Rule 4.29 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”) and Accounting Guideline 7 “Preparation of Pro Forma Financial Information for Inclusion in Investment Circulars” issued by the Hong Kong Institute of Certified Public Accountants (the “HKICPA”).
It is our responsibility to form an opinion, as required by Rule 4.29(7) of the Listing Rules, on the Unaudited Pro Forma Financial Information and to report our opinion to you. We do not accept any responsibility for any reports previously given by us on any financial information used in the compilation of the Unaudited Pro Forma Financial Information beyond that owed to those to whom those reports were addressed by us at the dates of their issue.
Basis of Opinion
We conducted our engagement in accordance with Hong Kong Standard on Investment Circular Reporting Engagements 300 “Accountants’ Reports on Pro Forma Financial Information in Investment Circulars” issued by the HKICPA. Our work, which involved no independent examination of any of the underlying financial information, consisted primarily of comparing the unaudited condensed consolidated balance sheet as at 30 June 2009, unaudited condensed consolidated income statement and unaudited condensed consolidated cash flow statement of the Group for the six months ended 30

— I–188 —

APPENDIX I	FINANCIAL INFORMATION ON THE GROUP
June 2009 with the unaudited condensed consolidated interim financial information of the Group for the six months ended 30 June 2009 as set out in 2009 Interim Report of the Company dated 28 August 2009, considering the evidence supporting the adjustments and discussing the Unaudited Pro Forma Financial Information with the directors of the Company.
We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the Unaudited Pro Forma Financial Information has been properly compiled by the directors of the Company on the basis stated, that such basis is consistent with the accounting policies of the Group and that the adjustments are appropriate for the purposes of the Unaudited Pro Forma Financial Information as disclosed pursuant to Rule 4.29(1) of the Listing Rules.
Our work has not been carried out in accordance with auditing standards or other standards and practices generally accepted in the United States of America or auditing standards of the Public Company Accounting Oversight Board (United States) and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.
The Unaudited Pro Forma Financial Information is for illustrative purposes only, based on the judgements and assumptions of the directors of the Company, and, because of its hypothetical nature, does not provide any assurance or indication that any event will take place in the future and may not be indicative of:
— the financial position of the Group as at 30 June 2009 or any future date, or
— the results and cash flows of the Group for the six months ended 30 June 2009 or any future periods.
Opinion
In our opinion:
a)	the Unaudited Pro Forma Financial Information has been properly compiled by the directors of the Company on the basis stated;

b)	such basis is consistent with the accounting policies of the Group; and

c)	the adjustments are appropriate for the purposes of the Unaudited Pro Forma Financial Information as disclosed pursuant to Rule 4.29(1) of the Listing Rules.
PricewaterhouseCoopers
Certified Public Accountants
Hong Kong, 9 October 2009

— I–189 —

APPENDIX II	GENERAL INFORMATION
1.	RESPONSIBILITY STATEMENT
     This Circular includes particulars given in compliance with the Repurchase Code for the purpose of giving information with regard to the Company.
     The Directors jointly and severally accept full responsibility for the accuracy of the information contained in this Circular and confirm, having made all reasonable inquiries, that to the best of their knowledge, opinions expressed in this Circular have been arrived at after due and careful consideration and there are no other facts not contained in this Circular, the omission of which would make any statement in this Circular misleading.
2.	SHARE CAPITAL
(a)	As at the Latest Practicable Date, the authorised and issued share capital of the Company were as follows:

HK$
Authorised Share Capital:
30,000,000,000 Shares	3,000,000,000.00

Issued and Fully Paid-up Share Capital:
23,767,925,322 Shares	2,376,792,532.20

(b)	All the Shares rank pari passu in all respects as regards rights to capital, dividends and voting.

(c)	Details of the Shares which were issued by the Company during the two year period immediately preceding 28 September 2009, being the date of the Announcement, are as follows:
(i)	Issue of Shares pursuant to the merger of the Company and China Netcom which became effective on 15 October 2008

The Company issued an aggregate of 10,102,389,377 Shares to the shareholders of China Netcom on 15 October 2008 as consideration for the cancellation of all of their shares in China Netcom pursuant to the terms of the scheme of arrangement of China Netcom, which became effective on 15 October 2008.

APPENDIX II	GENERAL INFORMATION
(ii)	Issue of Shares pursuant to the exercise of Options

	Number of Shares		Aggregate
	Issued Upon	Exercise	Proceeds
	Exercise of	Price of	Received by
Date	Options	Options	the Company
		HK$	HK$
28 September 2007	120,000	4.300	516,000.00
28 September 2007	532,000	5.920	3,149,440.00
28 September 2007	10,000	6.180	61,800.00
2 October 2007	32,000	4.300	137,600.00
2 October 2007	366,000	5.920	2,166,720.00
2 October 2007	20,000	15.420	308,400.00
3 October 2007	178,000	4.300	765,400.00
3 October 2007	654,000	5.920	3,871,680.00
3 October 2007	216,000	15.420	3,330,720.00
4 October 2007	82,000	5.920	485,440.00
5 October 2007	20,000	5.920	118,400.00
8 October 2007	14,000	4.300	60,200.00
8 October 2007	142,000	5.920	840,640.00
8 October 2007	10,000	6.180	61,800.00
9 October 2007	6,000	4.300	25,800.00
9 October 2007	2,000	5.920	11,840.00
10 October 2007	24,000	4.300	103,200.00
10 October 2007	148,000	5.920	876,160.00
11 October 2007	70,000	5.920	414,400.00
12 October 2007	56,000	5.920	331,520.00
15 October 2007	34,000	4.300	146,200.00
15 October 2007	50,000	5.920	296,000.00
16 October 2007	34,000	4.300	146,200.00
16 October 2007	76,000	5.920	449,920.00
16 October 2007	16,000	6.180	98,880.00
16 October 2007	20,000	15.420	308,400.00
17 October 2007	14,000	4.300	60,200.00
17 October 2007	36,000	5.920	213,120.00
18 October 2007	28,000	4.300	120,400.00
18 October 2007	96,000	5.920	568,320.00
22 October 2007	6,000	4.300	25,800.00
23 October 2007	4,000	4.300	17,200.00
23 October 2007	20,000	5.920	118,400.00
24 October 2007	10,000	4.300	43,000.00
24 October 2007	86,000	5.920	509,120.00
24 October 2007	10,000	6.180	61,800.00
25 October 2007	24,000	4.300	103,200.00
25 October 2007	66,000	5.920	390,720.00
25 October 2007	20,000	6.180	123,600.00
26 October 2007	72,000	4.300	309,600.00
26 October 2007	250,000	5.920	1,480,000.00

APPENDIX II	GENERAL INFORMATION

	Number of Shares		Aggregate
	Issued Upon	Exercise	Proceeds
	Exercise of	Price of	Received by
Date	Options	Options	the Company
		HK$	HK$
29 October 2007	354,000	4.300	1,522,200.00
29 October 2007	928,000	5.920	5,493,760.00
29 October 2007	174,000	6.180	1,075,320.00
29 October 2007	650,000	15.420	10,023,000.00
30 October 2007	254,000	4.300	1,092,200.00
30 October 2007	946,000	5.920	5,600,320.00
30 October 2007	186,000	6.180	1,149,480.00
30 October 2007	1,001,600	15.420	15,444,672.00
31 October 2007	48,000	4.300	206,400.00
31 October 2007	74,000	5.920	438,080.00
31 October 2007	12,000	15.420	185,040.00
1 November 2007	20,000	4.300	86,000.00
1 November 2007	146,000	5.920	864,320.00
2 November 2007	52,000	5.920	307,840.00
5 November 2007	34,000	4.300	146,200.00
5 November 2007	4,000	5.920	23,680.00
6 November 2007	20,000	4.300	86,000.00
6 November 2007	24,000	5.920	142,080.00
7 November 2007	28,000	5.920	165,760.00
7 November 2007	20,000	6.180	123,600.00
9 November 2007	10,000	5.920	59,200.00
12 November 2007	8,000	4.300	34,400.00
12 November 2007	2,000	5.920	11,840.00
14 November 2007	4,000	4.300	17,200.00
14 November 2007	10,000	5.920	59,200.00
16 November 2007	12,000	4.300	51,600.00
16 November 2007	20,000	5.920	118,400.00
19 November 2007	4,000	4.300	17,200.00
19 November 2007	106,000	5.920	627,520.00
20 November 2007	102,000	5.920	603,840.00
22 November 2007	10,000	5.920	59,200.00
26 November 2007	40,000	5.920	236,800.00
28 November 2007	32,000	5.920	189,440.00
29 November 2007	38,000	4.300	163,400.00
29 November 2007	70,000	5.920	414,400.00
30 November 2007	20,000	4.300	86,000.00
30 November 2007	168,000	5.920	994,560.00
30 November 2007	310,000	15.420	4,780,200.00
3 December 2007	4,000	4.300	17,200.00
3 December 2007	92,000	5.920	544,640.00
3 December 2007	30,000	6.180	185,400.00
4 December 2007	30,000	5.920	177,600.00
5 December 2007	4,000	5.920	23,680.00

APPENDIX II	GENERAL INFORMATION

	Number of Shares		Aggregate
	Issued Upon	Exercise	Proceeds
	Exercise of	Price of	Received by
Date	Options	Options	the Company
		HK$	HK$
7 December 2007	32,000	5.920	189,440.00
10 December 2007	16,000	5.920	94,720.00
12 December 2007	8,000	4.300	34,400.00
14 December 2007	2,000	5.920	11,840.00
17 December 2007	2,000	4.300	8,600.00
18 December 2007	12,000	5.920	71,040.00
19 December 2007	2,000	4.300	8,600.00
19 December 2007	14,000	5.920	82,880.00
20 December 2007	4,000	4.300	17,200.00
20 December 2007	20,000	5.920	118,400.00
20 December 2007	86,000	6.180	531,480.00
21 December 2007	22,000	4.300	94,600.00
21 December 2007	126,000	5.920	745,920.00
21 December 2007	170,000	6.180	1,050,600.00
24 December 2007	128,000	4.300	550,400.00
24 December 2007	110,000	5.920	651,200.00
24 December 2007	12,000	6.180	74,160.00
24 December 2007	10,000	15.420	154,200.00
27 December 2007	298,000	4.300	1,281,400.00
27 December 2007	380,000	5.920	2,249,600.00
27 December 2007	228,000	6.180	1,409,040.00
27 December 2007	304,000	15.420	4,687,680.00
28 December 2007	90,000	4.300	387,000.00
28 December 2007	248,000	5.920	1,468,160.00
28 December 2007	206,000	6.180	1,273,080.00
28 December 2007	30,000	15.420	462,600.00
31 December 2007	128,000	4.300	550,400.00
31 December 2007	94,000	5.920	556,480.00
31 December 2007	274,000	6.180	1,693,320.00
31 December 2007	222,000	15.420	3,423,240.00
2 January 2008	54,000	5.920	319,680.00
3 January 2008	20,000	4.300	86,000.00
4 January 2008	26,000	4.300	111,800.00
4 January 2008	26,000	5.920	153,920.00
8 January 2008	8,000	5.920	47,360.00
10 January 2008	22,000	5.920	130,240.00
11 January 2008	58,000	4.300	249,400.00
11 January 2008	642,000	5.920	3,800,640.00
11 January 2008	98,000	6.180	605,640.00
11 January 2008	334,000	15.420	5,150,280.00
14 January 2008	12,800	4.300	55,040.00
14 January 2008	108,000	5.920	639,360.00
15 January 2008	240,000	5.920	1,420,800.00

APPENDIX II	GENERAL INFORMATION

	Number of Shares		Aggregate
	Issued Upon	Exercise	Proceeds
	Exercise of	Price of	Received by
Date	Options	Options	the Company
		HK$	HK$
15 January 2008	12,000	6.180	74,160.00
15 January 2008	16,000	15.420	246,720.00
16 January 2008	20,000	5.920	118,400.00
17 January 2008	2,000	4.300	8,600.00
17 January 2008	38,000	5.920	224,960.00
17 January 2008	8,000	6.180	49,440.00
18 January 2008	20,000	4.300	86,000.00
18 January 2008	136,000	5.920	805,120.00
18 January 2008	76,000	6.180	469,680.00
18 January 2008	160,000	15.420	2,467,200.00
21 January 2008	54,000	5.920	319,680.00
22 January 2008	68,000	5.920	402,560.00
23 January 2008	6,000	4.300	25,800.00
24 January 2008	2,000	4.300	8,600.00
24 January 2008	54,000	5.920	319,680.00
24 January 2008	2,000	6.180	12,360.00
25 January 2008	26,000	4.300	111,800.00
25 January 2008	100,000	5.920	592,000.00
25 January 2008	6,000	6.180	37,080.00
25 January 2008	50,000	15.420	771,000.00
28 January 2008	10,000	5.920	59,200.00
29 January 2008	10,000	4.300	43,000.00
29 January 2008	2,000	5.920	11,840.00
29 January 2008	4,000	6.180	24,720.00
30 January 2008	50,000	4.300	215,000.00
30 January 2008	496,000	5.920	2,936,320.00
30 January 2008	24,000	6.180	148,320.00
30 January 2008	204,000	15.420	3,145,680.00
31 January 2008	252,000	5.920	1,491,840.00
31 January 2008	16,000	6.180	98,880.00
31 January 2008	24,000	15.420	370,080.00
1 February 2008	78,000	4.300	335,400.00
1 February 2008	838,000	5.920	4,960,960.00
1 February 2008	72,000	6.180	444,960.00
1 February 2008	80,400	15.420	1,239,768.00
4 February 2008	224,000	4.300	963,200.00
4 February 2008	1,250,000	5.920	7,400,000.00
4 February 2008	154,000	6.180	951,720.00
4 February 2008	1,150,000	15.420	17,733,000.00
5 February 2008	94,000	4.300	404,200.00
5 February 2008	494,000	5.920	2,924,480.00
5 February 2008	30,000	6.180	185,400.00
5 February 2008	500,400	15.420	7,716,168.00

APPENDIX II	GENERAL INFORMATION

	Number of Shares		Aggregate
	Issued Upon	Exercise	Proceeds
	Exercise of	Price of	Received by
Date	Options	Options	the Company
		HK$	HK$
11 February 2008	8,000	5.920	47,360.00
14 February 2008	34,000	5.920	201,280.00
14 February 2008	30,000	15.420	462,600.00
15 February 2008	116,000	4.300	498,800.00
15 February 2008	512,000	5.920	3,031,040.00
15 February 2008	36,000	6.180	222,480.00
15 February 2008	1,044,000	6.350	6,629,400.00
15 February 2008	440,000	15.420	6,784,800.00
18 February 2008	248,000	4.300	1,066,400.00
18 February 2008	980,000	5.920	5,801,600.00
18 February 2008	180,000	6.180	1,112,400.00
18 February 2008	1,498,000	6.350	9,512,300.00
18 February 2008	1,480,400	15.420	22,827,768.00
19 February 2008	62,000	4.300	266,600.00
19 February 2008	260,000	5.920	1,539,200.00
19 February 2008	40,000	6.180	247,200.00
19 February 2008	528,000	6.350	3,352,800.00
19 February 2008	114,000	15.420	1,757,880.00
20 February 2008	58,000	4.300	249,400.00
20 February 2008	58,000	5.920	343,360.00
20 February 2008	304,000	6.350	1,930,400.00
20 February 2008	8,000	15.420	123,360.00
21 February 2008	50,000	4.300	215,000.00
21 February 2008	142,000	5.920	840,640.00
21 February 2008	150,000	6.350	952,500.00
21 February 2008	110,000	15.420	1,696,200.00
22 February 2008	42,000	4.300	180,600.00
22 February 2008	140,000	5.920	828,800.00
22 February 2008	4,000	6.180	24,720.00
22 February 2008	250,000	6.350	1,587,500.00
22 February 2008	6,000	15.420	92,520.00
25 February 2008	10,000	4.300	43,000.00
25 February 2008	136,000	5.920	805,120.00
25 February 2008	152,000	6.350	965,200.00
25 February 2008	12,000	15.420	185,040.00
26 February 2008	2,000	4.300	8,600.00
26 February 2008	80,000	5.920	473,600.00
26 February 2008	116,000	6.350	736,600.00
26 February 2008	6,000	15.420	92,520.00
27 February 2008	22,000	4.300	94,600.00
27 February 2008	62,000	5.920	367,040.00
27 February 2008	222,000	6.350	1,409,700.00
27 February 2008	126,000	15.420	1,942,920.00

APPENDIX II	GENERAL INFORMATION

	Number of Shares		Aggregate
	Issued Upon	Exercise	Proceeds
	Exercise of	Price of	Received by
Date	Options	Options	the Company
		HK$	HK$
28 February 2008	20,000	5.920	118,400.00
28 February 2008	198,000	6.350	1,257,300.00
28 February 2008	30,000	15.420	462,600.00
29 February 2008	46,000	5.920	272,320.00
29 February 2008	14,000	6.350	88,900.00
3 March 2008	16,000	5.920	94,720.00
3 March 2008	32,000	6.350	203,200.00
4 March 2008	28,000	4.300	120,400.00
4 March 2008	10,000	5.920	59,200.00
4 March 2008	10,000	6.350	63,500.00
5 March 2008	8,000	5.920	47,360.00
5 March 2008	40,000	6.350	254,000.00
6 March 2008	4,000	4.300	17,200.00
6 March 2008	16,000	6.350	101,600.00
7 March 2008	40,000	5.920	236,800.00
7 March 2008	108,000	6.350	685,800.00
10 March 2008	12,000	4.300	51,600.00
10 March 2008	24,000	5.920	142,080.00
10 March 2008	94,000	6.350	596,900.00
11 March 2008	36,000	5.920	213,120.00
11 March 2008	66,000	6.350	419,100.00
12 March 2008	42,000	4.300	180,600.00
12 March 2008	22,000	5.920	130,240.00
12 March 2008	100,000	6.350	635,000.00
12 March 2008	2,000	15.420	30,840.00
13 March 2008	20,000	5.920	118,400.00
13 March 2008	92,000	6.350	584,200.00
14 March 2008	26,000	4.300	111,800.00
14 March 2008	28,000	5.920	165,760.00
14 March 2008	102,000	6.350	647,700.00
14 March 2008	8,000	15.420	123,360.00
17 March 2008	6,000	5.920	35,520.00
17 March 2008	32,000	6.350	203,200.00
18 March 2008	6,000	4.300	25,800.00
18 March 2008	50,000	5.920	296,000.00
18 March 2008	6,000	6.180	37,080.00
18 March 2008	104,000	6.350	660,400.00
19 March 2008	18,000	6.350	114,300.00
20 March 2008	8,000	4.300	34,400.00
20 March 2008	12,000	5.920	71,040.00
25 March 2008	12,000	4.300	51,600.00
25 March 2008	86,000	5.920	509,120.00
25 March 2008	110,000	6.350	698,500.00

APPENDIX II	GENERAL INFORMATION

	Number of Shares		Aggregate
	Issued Upon	Exercise	Proceeds
	Exercise of	Price of	Received by
Date	Options	Options	the Company
		HK$	HK$
26 March 2008	2,000	4.300	8,600.00
26 March 2008	26,000	5.920	153,920.00
26 March 2008	104,000	6.350	660,400.00
27 March 2008	2,000	4.300	8,600.00
27 March 2008	2,000	5.920	11,840.00
27 March 2008	18,000	6.350	114,300.00
28 March 2008	32,000	5.920	189,440.00
28 March 2008	184,000	6.350	1,168,400.00
31 March 2008	2,000	5.920	11,840.00
1 April 2008	8,000	5.920	47,360.00
1 April 2008	44,000	6.350	279,400.00
2 April 2008	2,000	4.300	8,600.00
2 April 2008	16,000	5.920	94,720.00
2 April 2008	22,000	6.350	139,700.00
3 April 2008	22,000	4.300	94,600.00
3 April 2008	6,000	5.920	35,520.00
3 April 2008	16,000	6.350	101,600.00
7 April 2008	4,000	4.300	17,200.00
7 April 2008	42,000	5.920	248,640.00
7 April 2008	128,000	6.350	812,800.00
8 April 2008	2,000	4.300	8,600.00
8 April 2008	102,000	6.350	647,700.00
9 April 2008	4,000	4.300	17,200.00
9 April 2008	8,000	5.920	47,360.00
9 April 2008	26,000	6.350	165,100.00
10 April 2008	2,000	5.920	11,840.00
10 April 2008	12,000	6.350	76,200.00
14 April 2008	80,000	6.350	508,000.00
15 April 2008	28,000	5.920	165,760.00
15 April 2008	16,000	6.350	101,600.00
16 April 2008	2,000	5.920	11,840.00
16 April 2008	8,000	6.180	49,440.00
16 April 2008	80,000	6.350	508,000.00
17 April 2008	10,000	5.920	59,200.00
17 April 2008	106,000	6.350	673,100.00
18 April 2008	10,000	4.300	43,000.00
18 April 2008	40,000	6.180	247,200.00
18 April 2008	18,000	6.350	114,300.00
21 April 2008	4,000	5.920	23,680.00
21 April 2008	56,000	6.350	355,600.00
22 April 2008	2,000	4.300	8,600.00
22 April 2008	66,000	6.350	419,100.00
23 April 2008	50,000	5.920	296,000.00

APPENDIX II	GENERAL INFORMATION

	Number of Shares		Aggregate
	Issued Upon	Exercise	Proceeds
	Exercise of	Price of	Received by
Date	Options	Options	the Company
		HK$	HK$
23 April 2008	54,000	6.350	342,900.00
24 April 2008	14,000	4.300	60,200.00
24 April 2008	42,000	5.920	248,640.00
24 April 2008	66,000	6.350	419,100.00
25 April 2008	10,000	5.920	59,200.00
25 April 2008	30,000	6.350	190,500.00
28 April 2008	18,000	6.350	114,300.00
29 April 2008	4,000	4.300	17,200.00
29 April 2008	82,000	5.920	485,440.00
29 April 2008	202,000	6.350	1,282,700.00
30 April 2008	10,000	4.300	43,000.00
30 April 2008	28,000	5.920	165,760.00
30 April 2008	10,000	6.180	61,800.00
30 April 2008	150,000	6.350	952,500.00
2 May 2008	42,000	5.920	248,640.00
2 May 2008	58,000	6.350	368,300.00
5 May 2008	12,000	4.300	51,600.00
5 May 2008	92,000	5.920	544,640.00
5 May 2008	30,000	6.180	185,400.00
5 May 2008	376,000	6.350	2,387,600.00
5 May 2008	40,000	15.420	616,800.00
6 May 2008	10,000	5.920	59,200.00
6 May 2008	34,000	6.350	215,900.00
7 May 2008	60,000	5.920	355,200.00
7 May 2008	2,000	6.350	12,700.00
8 May 2008	10,000	4.300	43,000.00
8 May 2008	22,000	5.920	130,240.00
8 May 2008	34,000	6.350	215,900.00
9 May 2008	68,000	5.920	402,560.00
9 May 2008	10,000	6.180	61,800.00
9 May 2008	90,000	6.350	571,500.00
9 May 2008	24,000	15.420	370,080.00
13 May 2008	34,000	5.920	201,280.00
13 May 2008	20,000	6.180	123,600.00
13 May 2008	48,000	6.350	304,800.00
19 May 2008	12,000	5.920	71,040.00
19 May 2008	42,000	6.350	266,700.00
20 May 2008	20,000	6.350	127,000.00
21 May 2008	38,000	4.300	163,400.00
21 May 2008	20,000	5.920	118,400.00
21 May 2008	120,000	6.180	741,600.00
21 May 2008	24,000	6.350	152,400.00
22 May 2008	32,000	5.920	189,440.00

APPENDIX II	GENERAL INFORMATION

	Number of Shares		Aggregate
	Issued Upon	Exercise	Proceeds
	Exercise of	Price of	Received by
Date	Options	Options	the Company
		HK$	HK$
23 May 2008	264,000	4.300	1,135,200.00
23 May 2008	782,000	5.920	4,629,440.00
23 May 2008	254,000	6.180	1,569,720.00
23 May 2008	2,332,000	6.350	14,808,200.00
23 May 2008	412,000	15.420	6,353,040.00
3 June 2008	10,000	4.300	43,000.00
3 June 2008	82,000	5.920	485,440.00
3 June 2008	134,000	6.350	850,900.00
3 July 2008	136,000	6.180	840,480.00
4 July 2008	1,200,000	6.180	7,416,000.00
7 July 2008	398,000	6.180	2,459,640.00
8 July 2008	142,000	5.920	840,640.00
8 July 2008	208,000	6.180	1,285,440.00
8 July 2008	460,000	6.350	2,921,000.00
9 July 2008	106,000	6.180	655,080.00
16 December 2008	290,000	4.300	1,247,000.00
17 December 2008	2,000	4.300	8,600.00
17 December 2008	292,000	5.920	1,728,640.00
(d)	No Shares have been repurchased by the Company during the 12 months period immediately preceding the date of this Circular.

(e)	No Shares have been issued or repurchased by the Company since 31 December 2008, being the end of the last financial year of the Company, up to the Latest Practicable Date.

APPENDIX II	GENERAL INFORMATION
(f)	There has been no reorganisation of the capital of the Company during the two financial years preceding 28 September 2009, being the date of the Announcement.

(g)	As at the Latest Practicable Date, there were 96,312,683 ADSs outstanding. Each ADS represents 10 Shares.

(h)	As at the Latest Practicable Date, there were 413,074,166 Options outstanding. If all of such Options are exercised, a total of 413,074,166 Shares will be issued. These Options were issued pursuant to the Share Option Schemes.
Options granted pursuant to the Pre-Global Offering Share Option Scheme(1)
The Options granted on 22 June 2000 pursuant to the Pre-Global Offering Share Option Scheme (which was adopted by the Company on 1 June 2000), of which 16,977,600 Options were outstanding as at the Latest Practicable Date, have an exercise price of HK$15.42 and may be exercised from 22 June 2002 to 21 June 2010.
Options granted pursuant to the Share Option Scheme(1)
     The Options granted pursuant to the Share Option Scheme (which was adopted by the Company on 1 June 2000):
(i)	on 30 June 2001, of which 4,350,000 Options were outstanding as at the Latest Practicable Date, have an exercise price of HK$15.42 and may be exercised from 30 June 2001 to 22 June 2010;

(ii)	on 21 May 2003, of which 8,956,000 Options were outstanding as at the Latest Practicable Date, have an exercise price of HK$4.30 and may be exercised in stages from 21 May 2004 to 20 May 2010;(2)

(iii)	on 20 July 2004, of which 41,024,000 Options were outstanding as at the Latest Practicable Date, have an exercise price of HK$5.92 and may be exercised in stages from 20 July 2005 to 19 July 2010;

(iv)	on 21 December 2004, of which 654,000 Options were outstanding as at the Latest Practicable Date, have an exercise price of HK$6.20 and may be exercised in stages from 21 December 2005 to 20 December 2010; and

(v)	on 15 February 2006, of which 151,556,000 Options were outstanding as at the Latest Practicable Date, have an exercise price of HK$6.35 and may be exercised in stages from 15 February 2008 to 14 February 2012.
Notes:
(1)	The exercise periods of approximately 25,000,000 Options granted pursuant to the Pre-Global Offering Share Option Scheme and the Share Option Scheme were extended by one year by the Board pursuant to amendments to each of the Pre-Global Offering Share Option Scheme and the Share Option Scheme as approved by the Shareholders on 26 May 2009.

(2)	The original expiry date for these Options was 20 May 2009, which was extended to 20 May 2010 by the Board pursuant to amendments to the Share Option Scheme as approved by the Shareholders on 26 May 2009.

APPENDIX II	GENERAL INFORMATION
Options granted pursuant to the Special Purpose Unicom Share Option Scheme
     The Options granted on 15 October 2008 pursuant to the Special Purpose Unicom Share Option Scheme, which was adopted by the Company on 16 September 2008 and which became effective on 15 October 2008:
(i)	of which 100,627,098 Options which were outstanding as at the Latest Practicable Date, have an exercise price of HK$5.57 and may be exercised in stages from 15 October 2008 to 16 November 2010; and

(ii)	of which 88,929,468 Options which were outstanding as at the Latest Practicable Date, have an exercise price of HK$8.26 and may be exercised in stages from 15 October 2008 to 5 December 2011;
(i)	Other than the Shares, the ADSs and the Options, there are no other Company Securities.
3. DIVIDENDS
(a)	Details of the frequency and amount of dividends that have been paid out by the Company to the Shareholders (including SKT) during the two year period immediately preceding the date of this Circular are as follows:
(i)	the Company paid a final dividend of RMB0.20 per Share on 12 June 2008 in respect of the year ended 31 December 2007; and

(ii)	the Company paid a final dividend of RMB0.20 per Share on 18 June 2009 in respect of the year ended 31 December 2008.
(b)	The Company’s ability to pay dividends to the Shareholders depends on a number of factors, including the financial position of the Group, investment opportunities available to the Group and general market conditions. The Company will strike a balance between preserving cash for the Group for its operational and investment requirements and distributing dividends to the Shareholders. The Company has no plan or intention to alter its present dividend policy.

APPENDIX II	GENERAL INFORMATION
4. MARKET PRICES
     The table below shows the closing prices of the Shares as quoted on the Hong Kong Stock Exchange on (1) the Latest Practicable Date, (2) the Last Trading Day and (3) at the end of each of the calendar months during the period commencing on 28 March 2009 (being the date falling six months prior to the date of the Announcement) and ending on the Latest Practicable Date (the “Relevant Period”):

	Closing Price per Share
Date	(HK$)
31 March 2009	8.28
30 April 2009	8.87
31 May 2009	9.50	(1)
30 June 2009	10.26
31 July 2009	11.18
31 August 2009	10.90
25 September 2009 (Last Trading Day)	11.26
30 September 2009	10.98
6 October 2009 (Latest Practicable Date)	10.98
Note:
(1)	This is the closing price from 29 May 2009, which was the last trading day in May 2009.
     During the Relevant Period, the highest closing price of the Shares as quoted on the Hong Kong Stock Exchange was HK$12.34 per Share on 6 August 2009 and the lowest closing price of the Shares as quoted on the Hong Kong Stock Exchange was HK$7.46 per Share on 3 April 2009.

APPENDIX II	GENERAL INFORMATION
5. SHAREHOLDINGS IN SECURITIES OF THE COMPANY
(a)	As at Latest Practicable Date, the following Directors and chief executive of the Company had, or were deemed to have, interests or short positions in the Shares, underlying Shares or debentures of the Company or any of its associated corporations (within the meaning of Part XV of the SFO) which were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which they were deemed or taken to have under such provisions of the SFO), or which are required, pursuant to Section 352 of the SFO, to be entered in the register referred to therein, or which are required, pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers contained in the Listing Rules, to be notified to the Company and the Hong Kong Stock Exchange:
(i)	Interests in Shares

		Number of	% of Total
Name of Director	Capacity and Nature	Shares held	Issued Shares
Cheung Wing Lam Linus	Beneficial owner (Personal)	400,000	0.002%
Timpson Chung Shui Ming	Beneficial owner (Personal)	6,000	0.000%

Total		406,000	0.002%

     As at the Latest Practicable Date, Mr Cheung Wing Lam Linus has indicated that he would vote in favour of the special resolution to be proposed at the EGM to approve the Share Repurchase and the Share Repurchase Agreement, in which he is neither involved or has any interest.
     As at the Latest Practicable Date, Mr. Timpson Chung Shui Ming has indicated that he would abstain from voting on the special resolution to be proposed at the EGM to approve the Share Repurchase and the Share Repurchase Agreement, in which he is neither involved or has any interest.
     On Completion, the Share Repurchase would have a negligible effect on the percentage voting rights of each of Mr. Cheung Wing Lam Linus and Mr. Timpson Chung Shui Ming.

APPENDIX II	GENERAL INFORMATION
(ii)	Interests in Options

				Number of	% of Total
	Capacity	Date of Grant of	Exercise	Outstanding	Issued
Name of Director	and Nature	Options	Price	Options(1)(2)	Shares
Chang Xiaobing	Beneficial owner	21 December 2004	HK$ 6.20	526,000
	(Personal)	15 February 2006	HK$ 6.35	746,000

				1,272,000	0.005%

Zuo Xunsheng	Beneficial owner	15 October 2008	HK$ 5.57	686,894	0.003%
	(Personal)

Tong Jilu	Beneficial owner	30 June 2001	HK$ 15.42	292,000
	(Personal)	20 July 2004	HK$ 5.92	92,000
		15 February 2006	HK$ 6.35	460,000
	Beneficial owner	20 July 2004	HK$ 5.92	32,000
	(Spouse)	15 February 2006	HK$ 6.35	40,000

				916,000	0.004%

Wu Jinglian	Beneficial owner	21 May 2003	HK$ 4.30	292,000
	(Personal)	20 July 2004	HK$ 5.92	292,000

				584,000	0.002%

Total				3,458,894	0.015%

Notes:

(1)	Each Option gives the holder the right to subscribe for one Share.

(2)	Particulars of the Options are as follows:

Date of Grant	Exercise Period
Options granted pursuant to the Share Option Scheme

30 June 2001	30 June 2001 to 22 June 2010

21 May 2003	21 May 2004 to 20 May 2010 (in respect of 40% of the Options granted)
21 May 2005 to 20 May 2010 (in respect of 30% of the Options granted)
21 May 2006 to 20 May 2010 (in respect of the remaining 30% of the Options granted)
(The original expiry date for these Options was 20 May 2009, which was extended to 20 May 2010 by the Board pursuant to amendments to the Share Option Scheme as approved by the Shareholders on 26 May 2009)

APPENDIX II	GENERAL INFORMATION

Date of Grant	Exercise Period
20 July 2004	20 July 2005 to 19 July 2010 (in respect of 40% of the Options granted)
20 July 2006 to 19 July 2010 (in respect of 30% of the Options granted)
20 July 2007 to 19 July 2010 (in respect of the remaining 30% of the Options granted)

21 December 2004	21 December 2005 to 20 December 2010 (in respect of 40% of the Options granted)
21 December 2006 to 20 December 2010 (in respect of 30% of the Options granted)
21 December 2007 to 20 December 2010 (in respect of the remaining 30% of the Options granted)

15 February 2006	15 February 2008 to 14 February 2012 (in respect of 50% of the Options granted)
15 February 2009 to 14 February 2012 (in respect of the remaining 50% of the Options granted)

Options granted pursuant to the Special Purpose Unicom Share Option Scheme

15 October 2008	15 October 2008 to 16 November 2010 (for Mr. Zuo Xunsheng, in respect of 445,614 Options)
17 May 2009 to 16 November 2010 (for Mr. Zuo Xunsheng, in respect of 241,280 Options)
(b)	As at the Latest Practicable Date, Mr. Tong Jilu’s spouse, Ms. Gao Lingyun, held 72,000 Options, as referred to in paragraph 5(a)(ii) of this Appendix II.

(c)	As at the Latest Practicable Date:
(i)	save as disclosed in paragraph 5(a) of this Appendix II, none of the Directors was interested in any Company Securities or had borrowed or lent any Company Securities; and

(ii)	save as disclosed in paragraph 5(b) of this Appendix II, none of the persons acting in concert with the Directors was interested in any Company Securities or had borrowed or lent any Company Securities.
6. DEALINGS IN SECURITIES OF THE COMPANY
(a)	During the Relevant Period, Mr. Cheung Wing Lam Linus had dealt for value in the Shares, details of which are as follows:

			Price
	Type of		per Share
Date	Transaction	Number of Shares	(HK$)
10 September 2009	Purchase	100,000	11.160
	Purchase	100,000	11.060
16 September 2009	Purchase	100,000	11.560
	Purchase	100,000	11.500

Total		400,000

APPENDIX II	GENERAL INFORMATION
(b)	During the Relevant Period, save as disclosed in paragraph 6(a) of this Appendix II, none of the Directors, the persons acting in concert with the Directors, Unicom BVI or Netcom BVI had dealt for value in any of the Company Securities.
7. MATERIAL LITIGATION
     As at the Latest Practicable Date, none of the members of the Group was engaged in any litigation of material importance and there was no litigation or claim of material importance known to the Directors to be pending or threatened by or against any member of the Group.
8. EXPERTS
     The names and qualifications of the professional advisers who have been named in this Circular or given their opinion or advice which are contained in this Circular as set out below:

Name	Qualification
China International Capital	A corporation licensed under the SFO to carry on Type 1
Corporation Hong Kong	(dealing in securities), Type 4 (advising on securities) and
Securities Limited	Type 6 (advising on corporate finance) regulated activities

N M Rothschild & Sons	A corporation licensed under the SFO to carry on Type 1
(Hong Kong) Limited	(dealing in securities), Type 4 (advising on securities) and
Type 6 (advising on corporate finance) regulated activities

PricewaterhouseCoopers	Certified Public Accountants
9. CONSENTS
(a)	CICC has given and has not withdrawn its written consent to the issue of this Circular with the inclusion of references to its name in the form and context in which they respectively appear.

(b)	Each of Rothschild and PricewaterhouseCoopers has given and has not withdrawn its written consent to the issue of this Circular with the inclusion of the text of its letter or report (as the case may be) and references to its name in the form and context in which they respectively appear.
10. MISCELLANEOUS
(a)	The principal members of the Company’s concert group are (1) Unicom BVI, (2) Netcom BVI, (3) Unicom A Share Company and (4) Unicom Parent.

(b)	The registered address of Unicom BVI is at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, the British Virgin Islands.

(c)	The registered address of Netcom BVI is at P.O. Box 3140, Wickhams Cay 1, Road Town, Tortola, the British Virgin Islands.

(d)	The registered address of Unicom A Share Company is at 29/F, Lian Tong Tower, 1033 Chang Ning Road, Shanghai 200050, the PRC.

APPENDIX II	GENERAL INFORMATION
(e)	The registered address of Unicom Parent is at Room 615, 6/F, Office Tower 3, Henderson Center, No. 18, Jianguomen Nei Ave., Dongcheng District, Beijing 100005, the PRC.

(f)	CICC is the financial adviser to the Company and its address is at 29th Floor, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong.
11. DOCUMENTS AVAILABLE FOR INSPECTION
     Copies of the following documents are available for inspection from the date of this Circular up to and including the date of the EGM (1) at the registered office of the Company at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong from 9:30 a.m. to 5:30 p.m. (except Saturdays, Sundays and public holidays), (2) on the website of the Company at www.chinaunicom.com.hk and (3) on the website of the SFC at www.sfc.hk:
(a)	the SKT Offer;

(b)	the form of the Share Repurchase Agreement;

(c)	the Netcom Voting Undertaking;

(d)	the Memorandum and Articles of Association of the Company;

(e)	the annual reports of the Company for the three years ended 31 December 2006, 2007 and 2008;

(f)	the interim report of the Company for the six months ended 30 June 2009;

(g)	the letter from the Board;

(h)	the letter from the Independent Board Committee;

(i)	the letter from Rothschild;

(j)	the unaudited pro forma financial information on the Group, the text of which is set out in paragraph 6 of Appendix I to this Circular;

(k)	the accountant’s report on the unaudited pro forma financial information on the Group from PricewaterhouseCoopers, the text of which is set out in paragraph 7 of Appendix I to this Circular;

(l)	the written consents referred to in paragraph 9 of this Appendix II; and

(m)	this Circular.

APPENDIX III	FORM OF THE SHARE REPURCHASE AGREEMENT
     The following is the text of the form of the Share Repurchase Agreement, which is attached to the SKT Offer.
DATED                    2009
CHINA UNICOM (HONG KONG) LIMITED
and
SK TELECOM CO., LTD.

SHARE REPURCHASE AGREEMENT

— III-1 —

APPENDIX III	FORM OF THE SHARE REPURCHASE AGREEMENT

— III-2 —

APPENDIX III	FORM OF THE SHARE REPURCHASE AGREEMENT

THIS AGREEMENT is made on 2009
BETWEEN:
(1)	CHINA UNICOM (HONG KONG) LIMITED, a company incorporated in Hong Kong with limited liability, whose registered address is at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong (Unicom); and

(2)	SK TELECOM CO., LTD., a company incorporated in the Republic of Korea with limited liability, whose registered office is at SK T-Tower, 11, Euljiro 2-ga, Jung-gu, Seoul, 100-999, Korea (SKT).
WHEREAS:
(A) Unicom is a company incorporated in Hong Kong whose Shares are listed on the Main Board of the Stock Exchange. As at the date of this Agreement, the issued share capital of Unicom is HK$[2,376,792,532.20], divided into [23,767,925,322] Shares. [Note: Figures to be updated before signing]
(B) SKT is the registered and beneficial owner of the Repurchase Shares.
(C) SKT has agreed to sell, and Unicom has agreed to purchase, the Repurchase Shares on and subject to the terms and conditions of this Agreement.
IT IS AGREED AS FOLLOWS:
1. DEFINITIONS AND INTERPRETATION
1.1 In this Agreement, the following words and expressions shall have the following meanings:
Business Day means a day other than a Saturday, Sunday or public holiday in Hong Kong, Beijing or Seoul;
Companies Ordinance means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);
Completion means completion of the Share Repurchase in accordance with the terms and conditions of this Agreement;
Completion Date means the date on which Completion takes place, being the third Business Day following the date of this Agreement (or such other date as the Parties may agree in writing);
Conditions means the conditions to Completion set out in Clause 4.1;
Consideration has the meaning set out in Clause 3.1;
EGM means the extraordinary general meeting of Unicom held for the purposes of considering and, if thought fit, approving the Share Repurchase and this Agreement;

— III-3 —

APPENDIX III	FORM OF THE SHARE REPURCHASE AGREEMENT
Encumbrance means any interest of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement or encumbrance of any kind, or any agreement to create any of the above;
Executive means the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director;
HK$ means Hong Kong dollars, the lawful currency of Hong Kong;
Hong Kong means the Hong Kong Special Administrative Region of the PRC;
Independent Shareholders means shareholders of Unicom, other than SKT and persons who are not entitled to vote at the EGM under the Repurchase Code, the Listing Rules and/or applicable laws;
Initial Stamp Duty Amount has the meaning set out in Clause 11.4;
Listing Rules means the Rules Governing the Listing of Securities on the Stock Exchange;
Parties means Unicom and SKT and Party means either of them;
PRC means the People’s Republic of China;
Repurchase Code means the Hong Kong Code on Share Repurchases;
Repurchase Shares means 899,745,075 Shares legally and beneficially owned by SKT, representing approximately [3.79]% of the issued share capital of Unicom as at the date of this Agreement; [Note: Figure to be updated before signing]
SFC means the Securities and Futures Commission of Hong Kong;
SFC Fee has the meaning set out in Clause 11.2;
Share Repurchase means the purchase by Unicom of the Repurchase Shares from SKT by means of an off-market share repurchase on the terms and conditions of this Agreement;
Shares means ordinary shares of par value HK$0.10 each in the capital of Unicom;
SKT Warranties has the meaning set out in Clause 7.1; and
Stamp Office means the Stamp Office of the Inland Revenue Department of Hong Kong;
Stock Exchange means The Stock Exchange of Hong Kong Limited;
Surviving Provisions means Clauses 1, 8, 9, 10.3, 10.4, 10.5, 10.6, 10.7, 11.1, 11.2, 11.5, 12 and 13;

— III-4 —

APPENDIX III	FORM OF THE SHARE REPURCHASE AGREEMENT
Transaction Documents means this Agreement and each of the other documents to be executed by the Parties at or before Completion to give effect to the Share Repurchase;
Unicom A Share Company means China United Network Communications Limited, a company incorporated in the PRC with limited liability, whose shares are listed on the Shanghai Stock Exchange;
Unicom Board means the board of directors of Unicom; and
Unicom Warranties has the meaning set out in Clause 6.1.
1.2 In this Agreement, unless the context otherwise requires:
(a)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(b)	any phrase introduced by the term including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(c)	any express reference to an enactment (which includes any legislation in any jurisdiction) shall include references to that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement (except to the extent that it increases or alters the liability of any party under this Agreement);

(d)	any reference to a Party shall include a reference to that Party’s successors and permitted assigns;

(e)	any reference to a person shall include, without limitation, any individual, firm, company, corporation or other body corporate, joint venture, association or partnership;

(f)	any reference to a subsidiary shall have the same meaning in this Agreement as defined in the Companies Ordinance; and

(g)	any reference to a Clause is a reference to a clause of this Agreement.
2. SALE AND PURCHASE
2.1 Upon and subject to the terms and conditions of this Agreement, SKT shall sell, and Unicom shall purchase, the Repurchase Shares with effect from Completion, free and clear of any Encumbrances and together with all rights attaching to them on or after Completion.

— III-5 —

APPENDIX III	FORM OF THE SHARE REPURCHASE AGREEMENT
3. CONSIDERATION
3.1 The consideration for the sale and purchase of the Repurchase Shares shall be HK$9,991,669,057.87 (the Consideration), being HK$11.105 for each Repurchase Share.
3.2 Unicom shall pay the Consideration on Completion in accordance with Clause 5.3(b).
4. CONDITIONS TO COMPLETION
4.1 Completion shall be conditional on the satisfaction of the following Conditions:
(a)	the Executive having granted, and not having withdrawn, its approval of the Share Repurchase under Rule 2 of the Repurchase Code and all the conditions (if any) of such approval having been satisfied;

(b)	the approval of the Share Repurchase and this Agreement by at least three-fourths of the votes cast on a poll by the Independent Shareholders in attendance in person or by proxy at the EGM in accordance with the requirements of the Repurchase Code, the Listing Rules and the Companies Ordinance; and

(c)	the approval of the Share Repurchase by the shareholders of Unicom A Share Company in accordance with applicable laws, regulations and listing rules.
4.2 The Conditions cannot be waived by either Party.
4.3 Unicom confirms that all the Conditions have been satisfied as at the date of this Agreement.
5. COMPLETION
5.1 Completion shall take place at the offices of Unicom on the Completion Date at such time as the Parties may agree.
5.2 At Completion, SKT shall:
(a)	deliver or procure to be delivered to Unicom:
(i)	a copy (certified as a true copy by a director or the company secretary of SKT) of the resolutions of the board of directors of SKT authorising the execution of, and performance by, SKT of its obligations under the Transaction Documents to which it is a party;

(ii)	a certificate signed by a director of SKT confirming that all the SKT Warranties are true and accurate and not misleading as at the date of this Agreement and as at the Completion Date;

— III-6 —

APPENDIX III	FORM OF THE SHARE REPURCHASE AGREEMENT
(iii)	the instrument(s) of transfer and sold note(s) in respect of the Repurchase Shares duly executed by SKT in favour of Unicom; and

(iv)	the share certificate(s) in respect of the Repurchase Shares issued in the name of SKT; and
(b)	procure its nominee on Unicom Board, Mr. Man Won Jung, to resign as a director of Unicom with effect from the Completion Date and to deliver an acknowledgement to Unicom that he does not have any claims whatsoever against Unicom for compensation for loss of office (whether contractual, statutory or otherwise), unfair dismissal, redundancy or otherwise, he has no disagreement with the Unicom Board and he is not aware of any matters in respect of his resignation that needs to be brought to the attention of the shareholders of Unicom.
5.3 At Completion, Unicom shall:
(a)	deliver or procure to be delivered to SKT:
(i)	a copy (certified as a true copy by a director or the company secretary of Unicom) of the resolutions of the Unicom Board authorising the execution of, and performance by, Unicom of its obligations under the Transaction Documents to which it is a party; and

(ii)	a certificate signed by a director of Unicom confirming that all the Unicom Warranties are true and accurate and not misleading as at the date of this Agreement and as at the Completion Date; and
(b)	give irrevocable payment instructions to its bank to pay the Consideration (less the SFC Fee and the Initial Stamp Duty Amount) in immediately available funds by electronic funds transfer in HK$ to a bank account designated by SKT in writing at least three Business Days prior to the Completion Date and shall deliver or procure to be delivered to SKT a copy of such irrevocable payment instructions.
5.4 Neither Party shall be obliged to complete the sale and purchase of any of the Repurchase Shares unless the sale and purchase of all of the Repurchase Shares is completed simultaneously.
5.5 If the provisions of Clauses 5.2 and 5.3 are not fully complied with by Unicom or SKT by or on the date set for Completion, SKT (in the case of non-compliance by Unicom) or Unicom (in the case of non-compliance by SKT) shall be entitled (in addition to and without prejudice to all other rights and remedies available to the terminating party, including the right to claim damages) by written notice to the other Party served on such date:
(a)	to elect to terminate this Agreement (other than the Surviving Provisions) without liability on the part of the terminating party, except in respect of any rights and liabilities which have accrued prior to termination or under any of the Surviving Provisions;

— III-7 —

APPENDIX III	FORM OF THE SHARE REPURCHASE AGREEMENT
(b)	to effect Completion so far as practicable having regard to the defaults which have occurred; or

(c)	to fix a new date for Completion (not being more than five Business Days after the agreed date for Completion), in which case the foregoing provisions of this Clause 5 shall apply to Completion as so deferred.
5.6 Unicom shall arrange for the lodging of the instrument(s) of transfer and bought and sold notes in respect of the Repurchase Shares with the Stamp Office for stamping within the time prescribed by applicable law.
5.7 Upon completion of the stamping of the transfer of the Repurchase Shares referred to in Clause 5.6, Unicom shall cancel the Repurchase Shares and any rights attached thereto shall cease with effect from the Completion Date. By delivering the share certificate(s) in respect of the Repurchase Shares to Unicom on the Completion Date pursuant to Clause 5.2(a)(iv), SKT confirms that it irrevocably authorises Unicom to take all such actions as may be necessary or expedient for the cancellation of the Repurchase Shares and acknowledges that it shall cease to have any rights to, or interests in, the Repurchase Shares with effect from the Completion Date.
5.8 Notwithstanding anything herein to the contrary, if Completion does not take place on or before 5:00 p.m. (Hong Kong time) on 10 November 2009 (or such other time and date as the Parties may agree in writing), this Agreement (other than the Surviving Provisions) shall automatically terminate. In such event, neither Party shall have any claim of any nature under this Agreement against the other Party (except in respect of any rights and liabilities which have accrued prior to termination or under any of the Surviving Provisions).
6. UNICOM WARRANTIES
6.1 Unicom warrants to SKT that each of the following statements (the Unicom Warranties) is at the date of this Agreement true and accurate and not misleading:
(a)	Unicom has the corporate power and authority to execute, deliver and perform its obligations under, and consummate the transactions contemplated by, each of the Transaction Documents to which it is a party;

(b)	the execution, delivery and performance of the Transaction Documents to which Unicom is a party, and the consummation of the transactions contemplated thereby, have been duly authorised by the Unicom Board and no other corporate or shareholder action on the part of Unicom is necessary to authorise the execution, delivery and performance of the Transaction Documents to which Unicom is a party;

(c)	this Agreement has been duly executed and delivered by Unicom and Unicom’s obligations under each of the Transaction Documents to which it is a party constitutes, or when the relevant document is executed will constitute, valid, legal and binding obligations of Unicom enforceable in accordance with their respective terms;

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APPENDIX III	FORM OF THE SHARE REPURCHASE AGREEMENT
(d)	the execution, delivery and performance by Unicom of each of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, (i) will not breach any provision of its constitutional documents, (ii) will not contravene, conflict with or result in a breach of any law, rule or regulation applicable to it or (iii) will not result in a breach of any material agreement or arrangement to which it is a party or by which it is otherwise bound;

(e)	all necessary approvals or consents from third parties required by Unicom for the consummation of the transactions contemplated by each of the Transaction Documents to which it is a party have been or will be obtained prior to Completion; and

(f)	Unicom has sufficient distributable profits as required by Section 49B and the other relevant provisions of the Companies Ordinance to effect the Share Repurchase.
6.2 Immediately before the Completion Date, Unicom is deemed to warrant to SKT that each of the Unicom Warranties is true and accurate and not misleading by reference to the facts and circumstances existing as at Completion.
6.3 Each of the Unicom Warranties shall be separate and independent and shall not be limited by reference to any other Unicom Warranty.
6.4 Unicom shall notify SKT in writing as soon as practicable upon becoming aware of any fact or circumstance which constitutes or may constitute a breach of or is inconsistent with any of the Unicom Warranties or which may render any of the Unicom Warranties untrue, inaccurate or misleading.
7. SKT WARRANTIES
7.1 SKT warrants to Unicom that each of the following statements (the SKT Warranties) is at the date of this Agreement true and accurate and not misleading:
(a)	SKT is the sole legal and beneficial owner of, and has good and valid title to, the Repurchase Shares, free and clear of any Encumbrances;

(b)	SKT has the corporate power and authority to execute, deliver and perform its obligations under, and consummate the transactions contemplated by, each of the Transaction Documents to which it is a party;

(c)	the execution, delivery and performance of the Transaction Documents to which SKT is a party, and the consummation of the transactions contemplated thereby, have been duly authorised by the directors of SKT and no other corporate or shareholder action on the part of SKT is necessary to authorise the execution, delivery and performance of the Transaction Documents to which SKT is a party;

(d)	this Agreement has been duly executed and delivered by SKT and SKT’s obligations under each of the Transaction Documents to which it is a party constitutes, or when the relevant document is executed will constitute, valid, legal and binding obligations of SKT enforceable in accordance with their respective terms;

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APPENDIX III	FORM OF THE SHARE REPURCHASE AGREEMENT
(e)	the execution, delivery and performance by SKT of each of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, (i) will not breach any provision of its constitutional documents, (ii) will not contravene, conflict with or result in a breach of any law, rule or regulation applicable to it or (iii) will not result in a breach of any material agreement or arrangement to which it is a party or by which it is otherwise bound; and

(f)	all necessary approvals or consents from third parties required by SKT for the consummation of the transactions contemplated by each of the Transaction Documents to which it is a party have been or will be obtained prior to Completion.
7.2 Immediately before the Completion Date, SKT is deemed to warrant to Unicom that each of the SKT Warranties is true and accurate and not misleading by reference to the facts and circumstances existing as at Completion.
7.3 Each of the SKT Warranties shall be separate and independent and shall not be limited by reference to any other SKT Warranty.
7.4 SKT shall notify Unicom in writing as soon as practicable upon becoming aware of any fact or circumstance which constitutes or may constitute a breach of or is inconsistent with any of the SKT Warranties or which may render any of the SKT Warranties untrue, inaccurate or misleading.
8. ANNOUNCEMENTS AND CONFIDENTIALITY
8.1 No public announcement or communication of any kind shall be made in respect of the subject matter of the Transaction Documents unless specifically agreed between the Parties or unless an announcement is required to be made pursuant to any applicable law, rule or regulation (including the Repurchase Code or by a rule of a stock exchange on which a Party’s shares are listed). To the extent permitted by applicable law, rule or regulation, any announcement or communication by either Party required to be made pursuant to the foregoing provisions shall be issued only after such prior consultation with the other Party as is reasonably practicable in the circumstances and taking into account the reasonable comments of the other Party.
8.2 Save as provided in Clause 8.1, neither Party shall make any announcement or release or disclose any information concerning any of the Transaction Documents or the transactions contemplated therein without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. The foregoing provisions of this Clause 8.2 shall not apply to any information concerning any of the Transaction Documents or the transactions contemplated therein where (a) such disclosure is required by law, any court or competent authority (including the SFC and the Stock Exchange) or by a rule of a stock exchange on which a Party’s shares are listed, (b) such information becomes publicly known other than through the fault

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APPENDIX III	FORM OF THE SHARE REPURCHASE AGREEMENT
of a Party or any of its directors, officers, employees or professional advisers, (c) such disclosure is made by a Party to its directors, officers or employees on a need to know basis, (d) such disclosure is made by a Party to its professional advisers who shall be under a duty of confidentiality in respect of the information disclosed to them or (e) such disclosure is required for the purpose of any judicial proceedings arising out of any of the Transaction Documents.
9. ENTIRE AGREEMENT
9.1 This Agreement and the other Transaction Documents set out the entire agreement and understanding between the Parties in respect of the Share Repurchase. This Agreement supersedes all prior agreements, understandings or arrangements (whether oral or written) relating to the Share Repurchase. No Party has entered into this Agreement in reliance upon any statement, representation, warranty or undertaking made by or on behalf of any other party, other than those expressly set out in this Agreement or any other Transaction Document.
9.2 Nothing in this Agreement shall exclude any liability for, or remedy in respect of, fraudulent misrepresentation.
10. GENERAL
10.1 All of the provisions of this Agreement shall remain in full force and effect notwithstanding Completion (except insofar as they set out obligations which have been fully performed at Completion).
10.2 At any time on or after Completion, each Party shall take all reasonable steps to execute such documents, and take such further action, as the other Party may reasonably require for the purpose of giving effect to the provisions of this Agreement.
10.3 No amendment of this Agreement (or any of the other Transaction Documents) shall be valid unless it is in writing and duly executed by or on behalf of the Parties.
10.4 If any provision of this Agreement is held to be invalid or unenforceable, it shall not invalidate any of the remaining provisions of this Agreement. The Parties shall use all reasonable efforts to replace it with a valid and enforceable substitute provision which carries out, as closely as possible, the intentions of the Parties under this Agreement.
10.5 The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.
10.6 Either Party’s rights and remedies contained in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

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APPENDIX III	FORM OF THE SHARE REPURCHASE AGREEMENT
10.7 Neither Party shall (nor shall it purport to) assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement without the prior written consent of the other Party.
10.8 This Agreement may be executed in any number of counterparts and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (pdf) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.
11. COSTS AND STAMP DUTY
11.1 Subject to Clauses 11.2 and 11.3, each Party shall be responsible for its own costs and expenses relating to the negotiation, preparation, execution and performance by it of this Agreement and the other Transaction Documents to which it is a party.
11.2 The fee payable to the SFC pursuant to the Securities and Futures (Fees) Rules in connection with the Share Repurchase shall be borne as to one-half by Unicom and as to one-half by SKT. SKT hereby authorises Unicom to deduct from the Consideration payable to SKT on Completion an amount equal to HK$649,583.45 (the SFC Fee), being SKT’s half share of the fee payable to the SFC.
11.3 Any Hong Kong stamp duty (including interest and penalties) payable in respect of the sale and purchase of the Repurchase Shares shall be borne as to one-half by Unicom and as to one-half by SKT. SKT shall be responsible for the payment of any Korean taxes which may be payable in respect of the sale and purchase of the Repurchase Shares.
11.4 SKT hereby authorises Unicom to deduct from the Consideration payable to SKT on Completion an amount equal to HK$9,991,669.06 (the Initial Stamp Duty Amount), being SKT’s half share of the estimated amount of the Hong Kong stamp duty payable in respect of the sale and purchase of the Repurchase Shares. In the event SKT’s half share of the Hong Kong stamp duty payable in respect of the sale and purchase of the Repurchase Shares as finally adjudicated by the Stamp Office is (a) more than the Initial Stamp Duty Amount, SKT shall pay the amount of the excess stamp duty to Unicom by no later than five Business Days after being notified by Unicom of the amount of stamp duty payable that is finally adjudicated by the Stamp Office or (b) less than the Initial Stamp Duty Amount, Unicom shall pay the amount of the excess stamp duty to SKT by no later than five Business Days after the amount of the stamp duty payable is finally adjudicated by the Stamp Office.
11.5 Any payments required to be made pursuant to this Clause 11 shall be made in immediately available funds by electronic funds transfer in HK$ to a bank account designated by the Party receiving the payment.

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APPENDIX III	FORM OF THE SHARE REPURCHASE AGREEMENT
12. NOTICES
12.1 Any notice or other communication given, or to be given, pursuant to this Agreement shall be in writing, sent or delivered to the following address or facsimile number:

Unicom

Address:	75th Floor, The Center
99 Queen’s Road Central
Hong Kong

Fax:	+852 2121 3232

Attention:	Karry Chu

SKT

Address:	SK T-Tower
11, Euljiro 2-ga, Jung-gu
Seoul, 100-999
Korea

Fax:	+82 2 6100 7928

Attention:	Sangwoo Kim
or such other address or facsimile number as may be notified by a Party to the other Party.
12.2 Any notice or other communication given in connection with this Agreement shall be delivered by hand, fax, registered post or by courier using an internationally recognised courier company.
12.3 Unless there is evidence that it was received earlier, a notice is deemed given if (a) delivered personally, when left at the address referred to in Clause 12.1, (b) sent by registered post or courier, five Business Days after posting it or (c) sent by fax, when confirmation of its transmission has been recorded on the sender’s fax machine.
13. GOVERNING LAW AND JURISDICTION
13.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.
13.2 The Parties agree that the courts of Hong Kong shall have non-exclusive jurisdiction to settle any disputes which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement and for such purposes irrevocably submits to the jurisdiction of the Hong Kong courts and waives any objection to the jurisdiction of those courts. Each Party irrevocably agrees that a judgment or order in connection with this Agreement of the Hong Kong courts is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

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APPENDIX III	FORM OF THE SHARE REPURCHASE AGREEMENT
13.3 SKT shall at all times maintain an agent for service of process and any other documents in proceedings in Hong Kong or any other proceedings in connection with this Agreement. Such agent shall be Law Debenture Services (H.K.) Limited of Suite 3105, 31/F Alexandra House, 18 Chater Road, Central, Hong Kong and any claim form, judgment or other notice of legal process shall be sufficiently served on SKT if delivered to such agent at its address for the time being.

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APPENDIX III	FORM OF THE SHARE REPURCHASE AGREEMENT
IN WITNESS WHEREOF this Agreement has been duly executed on the date first above written.

SIGNED by	)
For and on behalf of	)
CHINA UNICOM (HONG KONG) LIMITED	)

SIGNED by	)
For and on behalf of	)
SK TELECOM CO., LTD.	)

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NOTICE OF EGM

CHINA UNICOM (HONG KONG) LIMITED
(incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
NOTICE OF EXTRAORDINARY GENERAL MEETING
     NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of China Unicom (Hong Kong) Limited (the “Company”) will be held at Concord Room, 8/F, Renaissance Harbour View Hotel, 1 Harbour Road, Wanchai, Hong Kong on Tuesday, 3 November 2009 at 3:00 p.m. (the “Meeting”) for the purpose of considering and, if thought fit, passing, with or without modifications, the following resolution as a special resolution:
SPECIAL RESOLUTION
“THAT:
(a)	the terms of the draft agreement (the “Share Repurchase Agreement”, a copy of which has been produced to this Meeting marked “A” and signed by the Chairman of this Meeting for identification purposes) proposed to be entered into between the Company and SK Telecom Co., Ltd. (“SKT”) pursuant to which SKT will sell, and the Company will purchase, 899,745,075 fully paid-up shares of HK$0.10 each in the capital of the Company (the “Repurchase Shares”) on the terms set out in the Share Repurchase Agreement for a total consideration of HK$9,991,669,057.87, being HK$11.105 for each Repurchase Share, to be satisfied on completion in cash (the “Share Repurchase”), be and are hereby approved;

(b)	any Director be and is hereby authorised to execute the Share Repurchase Agreement on behalf of the Company; and

(c)	the Directors, acting together, individually or by committee, be and are hereby authorised to execute all such documents and/or do all such acts on behalf of the Company as they may consider necessary, desirable or expedient to give effect to the Share Repurchase and the Share Repurchase Agreement.”

By Order of the Board
China Unicom (Hong Kong) Limited

Chang Xiaobing Chairman
Hong Kong, 9 October 2009

NOTICE OF EGM
Notes:
1.	A shareholder of the Company (“Shareholder”) entitled to attend and vote at the Meeting is entitled to appoint one or more proxies to attend and vote instead of him/her/it. A proxy need not be a Shareholder.
2.	In order to be valid, a form of proxy, together with any power of attorney (if any), or other authority under which it is signed (if any), or a notarially certified copy thereof, shall be deposited at the Company’s registered office at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong, not less than 48 hours before the time appointed for holding the Meeting. Delivery of the form of proxy shall not preclude a Shareholder from attending and voting in person at the Meeting or at any adjourned meeting and, in such event, the form of proxy delivered by such Shareholder shall be deemed to be revoked.
3.	As required by the Hong Kong Code on Share Repurchases, SKT and the persons acting in concert with it who are Shareholders will abstain from voting on the above resolution.
4.	The register of the Shareholders will be closed from 30 October 2009 to 3 November 2009 (both days inclusive), during which dates no transfer of Shares will be effected. In order to qualify for voting at the Meeting, all transfers, accompanied by the relevant certificates must be lodged with the Company’s Share Registrar, Hong Kong Registrars Limited at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong by not later than 4:30 p.m. on 29 October 2009.
5.	The votes to be taken at the Meeting will be taken by poll, the results of which will be announced after the Meeting. The Chairman of the Meeting will exercise his power under Article 69 of the Articles of Association of the Company to demand that voting on the above resolution be conducted by way of poll at the Meeting.
6.	As required by the Hong Kong Code on Share Repurchases, a copy of the Share Repurchase Agreement will be made available for inspection at the Meeting. As required by the Companies Ordinance, a copy of the Share Repurchase Agreement and other information are set out in the circular to the Shareholders dated 9 October 2009.